Exhibit 2.1

EXECUTION COPY

AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT BETWEEN
ADELPHIA COMMUNICATIONS CORPORATION AND
TIME WARNER NY CABLE LLC

This Amendment No. 2, dated  June 21, 2006 (this “Amendment”), amends the Asset Purchase Agreement, between Adelphia Communications Corporation (“Seller”) and Time Warner NY Cable LLC (“Buyer”), dated as of April 20, 2005, as amended by Amendment No.1, dated June 24, 2005 (the “June Amendment”) and as otherwise amended to date (as so amended, the “TWNY Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the TWNY Purchase Agreement.

WHEREAS, the parties hereto desire to amend the TWNY Purchase Agreement pursuant to Section 9.2 thereof.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             The TWNY Purchase Agreement shall be amended by inserting or deleting, as applicable, the marked changes set forth on the blackline attached hereto as Exhibit A.

2.             In the event a Reversion Notice is delivered by Seller to Buyer on or prior to the earlier of (x) July 31, 2006 and (y) the entry of both the 363 Order and the Transaction Order (as defined in the Friendco Purchase Agreement) (unless, in the case of this clause (y), Seller has determined in good faith that the Plan is more likely to be consummated in a reasonable timeframe than are both the 363 Sale and the JV Plan (taking into account whether each of the 363 Order and the Transaction Order (as defined in the Friendco Purchase Agreement) is a Final Order, but only if Buyer and Friendco, respectively, have acknowledged in writing that the 363 Order and the Transaction Order (as defined under the Friendco Purchase Agreement) satisfy Section 6.2(g) of the TWNY Purchase Agreement and Section 6.2(g) of the Friendco Purchase Agreement, respectively)), the amendments made to the TWNY Purchase Agreement pursuant to Paragraph 1 of this Amendment shall be voided as of the date such Reversion Notice is delivered and the TWNY Purchase Agreement shall be deemed to be unchanged by Paragraph 1 of this Amendment, except that the marked changes set forth on the blackline attached hereto as Exhibit B will remain in effect. Capitalized terms used in this Paragraph 2 shall have the respective meanings ascribed to them in Exhibit A hereto.

3.             Paragraph 1 of this Amendment shall not in any way supersede or alter the amendments to the TWNY Purchase Agreement set forth in the June Amendment or any notice, request, demand, approval, consent or other communication delivered or executed in connection with the TWNY Purchase Agreement, except to the extent expressly inconsistent therewith.

4.             Buyer, Seller and Friendco agree to amend that certain expanded transaction letter agreement, by and among, Buyer, Seller and Friendco, dated as of April 20, 2005, to reflect, in the case of a 363 Sale (as defined in Exhibit A hereto), the amendments set forth in Exhibit A hereto in a mutually satisfactory manner.

5.             Except as specifically amended by this Amendment, the TWNY Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed; it being understood that, for the avoidance of doubt, the phrases “the date hereof” and “the date of this Agreement”, and any substantially similar phrase, shall be deemed to refer to April 20, 2005. Subject to Paragraph 2, this Amendment shall be construed as one with the TWNY Purchase Agreement, and the TWNY Purchase Agreement shall, where the context requires, be read and construed so as to incorporate this Amendment.

6.             This Amendment shall be governed by and construed in accordance with the TWNY Purchase Agreement.

7.             This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Amendment.

2

IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed as of the date first written above.

ADELPHIA COMMUNICATIONS CORPORATION

By:	/s/ VANESSA WITTMAN
Name: Vanessa Wittman
Title: Executive VP and Chief Financial Officer

TIME WARNER NY CABLE LLC

By:	/s/ SATISH ADIGE
Name: Satish Adige
Title: SVP, Investments

Acknowledged and Approved:

COMCAST CORPORATION

By:	/s/ ROBERT S. PICK
Name: Robert S. Pick
Title: Senior Vice President

3

EXHIBIT A

ASSET PURCHASE AGREEMENT

between

ADELPHIA COMMUNICATIONS CORPORATION

and

TIME WARNER NY CABLE LLC

Dated as of April 20, 2005

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS AND TERMS		3
Section 1.1	Certain Definitions	3
Section 1.2	Other Interpretive Provisions	[41]43
ARTICLE II PURCHASE AND SALE OF THE SPECIFIED BUSINESSES		[43]44
Section 2.1	Purchase and Sale of Assets	[43]44
Section 2.2	Excluded Assets	[45]47
Section 2.3	Assumption of Liabilities	[46]48
Section 2.4	Excluded Liabilities	[47]49
Section 2.5	Purchase Price	[47]49
Section 2.6	Closing Adjustment Amount	[48]50
Section 2.7	MCE Systems	[50]52
Section 2.8	Closing	[53]55
Section 2.9	Deliveries by Buyer	[53]55
Section 2.10	Deliveries by Seller	[55]57
Section 2.11	Non-Assignability of Assets	[57]59
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		[58]60
Section 3.1	Organization and Qualification	[58]60
Section 3.2	Subsidiaries and Transferred Investments	[58]61
Section 3.3	Corporate Authorization	[60]62
Section 3.4	Consents and Approvals	[61]63
Section 3.5	Non-Contravention	[61]63
Section 3.6	Binding Effect	[62]64
Section 3.7	Financial Statements	[62]64
Section 3.8	Litigation and Claims	[64]66
Section 3.9	Taxes	[65]67
Section 3.10	Employee Benefits	[65]68
Section 3.11	Compliance with Laws	[67]70
Section 3.12	Environmental Matters	[68]70
Section 3.13	Intellectual Property	[69]71
Section 3.14	Labor	[70]72
Section 3.15	Contracts	[70]72
Section 3.16	Cable System and Subscriber Information	[72]74
Section 3.17	Franchises	[72]75
Section 3.18	Network Architecture	[73]76
Section 3.19	Absence of Changes	[74]76
Section 3.20	Assets	[74]76
Section 3.21	Real Property	[75]77
Section 3.22	Absence of Liabilities	[76]78
Section 3.23	Insurance	[76]78
Section 3.24	Friendco Purchase Agreement	[76]79
Section 3.25	Transactions with Affiliates	[76]79
Section 3.26	Finders’ Fees	[77]79

Page
Section 3.27	No Other Representations or Warranties	[77]79
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		[77]79
Section 4.1	Organization and Qualification	[77]79
Section 4.2	Subsidiaries	[77]80
Section 4.3	Corporate Authorization	[78]80
Section 4.4	Buyer Interests and Parent Capital Stock	[79]81
Section 4.5	Purchase Shares	[80]82
Section 4.6	Consents and Approvals	[80]82
Section 4.7	Non-Contravention	[80]82
Section 4.8	Binding Effect	[81]83
Section 4.9	Financial Statements	[81]83
Section 4.10	Litigation and Claims	[81]84
Section 4.11	Taxes	[82]84
Section 4.12	Employee Benefits	[82]84
Section 4.13	Compliance with Laws	[83]85
Section 4.14	Environmental Matters	[83]85
Section 4.15	Intellectual Property	[83]86
Section 4.16	Labor	[84]86
Section 4.17	Contracts	[84]86
Section 4.18	Parent Cable Systems and Subscriber Information	[85]87
Section 4.19	Parent Franchises	[85]88
Section 4.20	Network Architecture	[86]88
Section 4.21	Absence of Changes	[86]89
Section 4.22	Assets	[86]89
Section 4.23	Absence of Liabilities	[87]89
Section 4.24	Friendco Agreements	[87]89
Section 4.25	No On-Sale Agreements	[87]89
Section 4.26	Finders’ Fees	[87]89
Section 4.27	Opinion of Financial Advisors	[87]90
Section 4.28	No Other Representations or Warranties	[88]90
ARTICLE V COVENANTS		[88]90
Section 5.1	Access and Information	[88]90
Section 5.2	Conduct of Business	[91]93
Section 5.3	Conduct of Parent Business	[96]99
Section 5.4	Amended and Restated Charter and Amended and Restated By-laws	[98]100
Section 5.5	Listing of Purchase Shares	[98]100
Section 5.6	Commercially Reasonable Efforts	[98]101
Section 5.7	Tax Matters	[102]105
Section 5.8	Post-Closing Obligations of each Specified Business to Certain Employees	[105]110
Section 5.9	Ancillary Agreements	[110]116
Section 5.10	Acquisition Proposals	[111]116
Section 5.11	Additional Financial Information	[113]118
Section 5.12	Post-Closing Consents	[115]121

Page
Section 5.13	Bankruptcy Proceedings	[115]121
Section 5.14	Equipment Leases	[121]128
Section 5.15	Expanded Transaction	[121]128
Section 5.16	Environmental Matters	[122]129
Section 5.17	SOA Compliance	[123]130
Section 5.18	Franchise Expirations	[123]130
Section 5.19	Exchange Act Filings	[123]131
Section 5.20	Cooperation upon Inquiries as to Rates	[124]131
Section 5.21	Third Party Confidentiality Agreements	[124]132
Section 5.22	Enforcement	[124]132
Section 5.23	Subscriber Reports	[125]132
Section 5.24	Transitional Services	[125]132
ARTICLE VI CONDITIONS TO CLOSING		[125]133
Section 6.1	Conditions to the Obligations of Buyer and Seller	[125]133
Section 6.2	Conditions to the Obligation of Buyer	[126]134
Section 6.3	Conditions to the Obligation of Seller	[128]136
ARTICLE VII SURVIVAL ; INDEMNIFICATION ; CERTAIN REMEDIES		[130]137
Section 7.1	Survival	[130]137
Section 7.2	Indemnification by Seller	[130]137
Section 7.3	Indemnification by Buyer	[131]138
Section 7.4	Third Party Claim Indemnification Procedures	[131]139
Section 7.5	Consequential Damages; Materiality; Interest	[133]140
Section 7.6	Payments	[133]141
Section 7.7	Characterization of Indemnification Payments	[134]141
Section 7.8	Remedies	[134]142
ARTICLE VIII TERMINATION		[134]142
Section 8.1	Termination by Mutual Consent	[134]142
Section 8.2	Termination by Either Buyer or Seller	[135]142
Section 8.3	Termination by Seller	[135]143
Section 8.4	Termination by Buyer	[136]144
Section 8.5	Effect of Termination	[137]145
Section 8.6	363 Fee and Credit	146
Section 8.7	Termination by Seller	147
ARTICLE IX MISCELLANEOUS		[138]147
Section 9.1	Notices	[138]147
Section 9.2	Amendment; Waiver	[140]148
Section 9.3	No Assignment or Benefit to Third Parties	[140]149
Section 9.4	Entire Agreement	[140]149
Section 9.5	Debtor Obligations Joint and Several; Fulfillment of Obligations	[141]150
Section 9.6	Public Disclosure	[141]150
Section 9.7	Expenses	[141]150
Section 9.8	Schedules	[141]150
Section 9.9	Bulk Sales	[142]151

Page
Section 9.10	Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	[142]151
Section 9.11	Counterparts	[143]152
Section 9.12	Headings	[143]152
Section 9.13	Severability	[143]152
Section 9.14	Specific Enforcement	[143]152

EXHIBITS AND ANNEXES

EXHIBITS

Exhibit 1.1(a)	—	Form of Amended and Restated By-laws
Exhibit 1.1(b)	—	Form of Amended and Restated Charter
Exhibit 1.1(c)	—	Form of Adelphia Registration Rights and Sale Agreement
Exhibit 5.15(a)(i)	—	Form of Expanded Agreement

ANNEXES

Annex A	—	Seller Disclosure Schedule
Annex B	—	Buyer Disclosure Schedule

ASSET PURCHASE AGREEMENT, dated as of April 20, 2005, between Adelphia Communications Corporation, a Delaware corporation (“Seller”), and Time Warner NY Cable LLC, a Delaware limited liability company that has elected to be classified as a corporation for United States federal income tax purposes (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in Article I.

W I T N E S S E T H:

WHEREAS, Seller and certain of its Affiliates are debtors and debtors in possession (the “Debtors”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”), having each commenced voluntary cases (jointly administered as No. 02-41729 (REG)) (the “Reorganization Case”) on or after June 10, 2002 (the “Petition Date”) in the Bankruptcy Court;

WHEREAS, Seller and its Affiliates are engaged in the business of operating Systems providing customers with analog and digital video services, high-speed Internet access and other services, including telephony services, in the geographical areas listed on Schedule A of the Seller Disclosure Schedule and on Schedule A of the Seller Disclosure Schedule (as defined in the Friendco Purchase Agreement) to the Friendco Purchase Agreement, and are engaged in the other businesses and have such other holdings as are set forth on Schedule B of the Seller Disclosure Schedule (together, the “Business”);

WHEREAS, Time Warner Cable Inc., a Delaware corporation (“Parent”), and its Subsidiaries, including Buyer, are engaged in the business of operating Systems providing customers with analog and digital video services, high-speed Internet access and other services, including telephony services, in the geographical areas listed on Schedule C of the Buyer Disclosure Schedule (the “Parent Business”);

WHEREAS, Seller desires to sell and assign, and to cause certain of its Affiliates to sell and assign, to Buyer and Buyer desires to purchase and assume from Seller and such Affiliates certain Assets and Liabilities of the Business, as more particularly set forth herein, including the Systems servicing the geographical areas listed in Part 1 of Schedule A of the Seller Disclosure Schedule (the “Group 1 Systems”), Part 2A of Schedule A of the Seller Disclosure Schedule (the “Group 2 Systems”) and Part 2B of Schedule A of the Seller Disclosure Schedule (the “MCE Systems” and, together with the Group 1 Systems and Group 2 Systems, the “Acquired Systems”);

WHEREAS, the parties intend that the Transaction shall constitute a taxable transaction for all income Tax purposes and, for the avoidance of doubt, the Transaction shall not be governed by Sections 351 or 368(a) of the Code (or similar provisions of state, local or foreign Tax Law, as applicable);

WHEREAS, simultaneously with the execution hereof, Seller and Comcast Corporation, a Pennsylvania corporation (“Friendco”), are entering into an Asset Purchase Agreement (together with the schedules and exhibits thereto, all as amended from time to time with the approval of Buyer and disregarding the effectiveness of any waiver by Friendco not approved by Buyer and any waiver by Seller not approved by Buyer to the extent it adversely affects Buyer, the “Friendco Purchase Agreement”) pursuant to which Seller has agreed to sell and assign, and to cause certain of its Affiliates to sell and assign, to Friendco and Friendco has agreed to purchase and assume from Seller and such Affiliates on the terms set forth therein, certain Assets and Liabilities of the Business, as more particularly set forth therein (the “Friendco Business”);

WHEREAS, simultaneously with the execution hereof, Parent, Friendco and certain of their Affiliates are entering into the Exchange Agreement, pursuant to which Buyer and/or certain of its Affiliates will convey to Friendco and/or certain of its Affiliates and Friendco and/or certain of its Affiliates will assume from Buyer and/or certain of its Affiliates the Business Related to the Group 1 Systems and the Group 1 Shared Assets and Liabilities (the “Group 1 Business”), together with additional Systems owned and managed by certain of Parent’s Subsidiaries, in exchange for a portion of the Friendco Business, together with additional Systems owned and managed by Friendco or its Affiliates, all as more specifically set forth in the Exchange Agreement (the “Exchange”);

WHEREAS, upon consummation of the Transaction and the Exchange, the portion of the Business retained by Buyer will be (a) that portion of the Business Related to the Group 2 Systems, (b) that portion of the Business Related to the MCE Systems and (c) the Group 2 Shared Assets and Liabilities (collectively, the “Group 2 Business” and together with the Group 1 Business, the “Acquired Business”); provided, however, that the Acquired Business shall exclude the Assets and Liabilities identified on Schedule D of the Seller Disclosure Schedule;

WHEREAS, as an inducement to Seller to enter into this Agreement, simultaneously with the execution hereof, Parent, Buyer and Seller are entering into a Parent Agreement pursuant to which Parent is guaranteeing the performance of Buyer hereunder (the “Parent Agreement”);

WHEREAS, prior to or at the Closing, Seller, Buyer and an escrow agent to be mutually selected by Buyer and Seller (the “Escrow Agent”) will enter into an escrow agreement in form and substance reasonably acceptable to Buyer and Seller (the “Escrow Agreement”);

WHEREAS, in connection with the Transaction, Seller and/or its Affiliates, on the one hand, and Buyer, Parent and/or certain of Parent’s Controlled Affiliates, on the other hand, shall enter into the other Ancillary Agreements; and

WHEREAS, the Debtors have agreed to file the Plan, the JV Plan and the 363 Motion with the Bankruptcy Court to implement the Transaction upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1  Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“363 Motion” means the motion filed by Seller and its Affiliates with the Bankruptcy Court on May 26, 2006 seeking entry of the 363 Order, as amended, supplemented or modified from time to time in accordance with Section 5.13, together with any exhibits thereto.

“363 Order” means an order of the Bankruptcy Court pursuant to sections 105, 363 and 365 of the Bankruptcy Code, which satisfies the requirements of Section 5.13 and authorizes and approves the 363 Sale.

“363 Sale” means the consummation of the Transaction pursuant to sections 105, 363 and 365 of the Bankruptcy Code.

“Accounts Receivable” means, with respect to each Specified Business, all Subscriber, trade and other accounts and notes receivable, and other miscellaneous receivables of such Specified Business arising out of the sale or other disposition of goods or services of such Specified Business.

“Acquire” means to directly or indirectly acquire, receive in exchange or redemption, subscribe for, purchase (by merger, consolidation, combination, recapitalization or other reorganization) or otherwise obtain an interest in, by operation of Law or otherwise.

“Acquired Business” has the meaning set forth in the Recitals.

“Acquired Systems” has the meaning set forth in the Recitals.

“Acquisition” has the meaning set forth in Section 5.10.

“Acquisition Proposal” has the meaning set forth in Section 5.10.

“Additional Discharge” means, (a) with respect to any Person[,] except as otherwise provided in the Plan and/or the Confirmation Order (or, to the extent approved by Buyer (such approval not to be unreasonably withheld), such other plan that includes such Person as a debtor and the confirmation order of the Bankruptcy Court approving such plan and effecting the Additional Discharge), the discharge and/or equivalent effect granted pursuant to such confirmation order and sections 363, 1123 and

1141 of the Bankruptcy Code, and in each case prior to or at the Closing, (i) of such Person, as a debtor in possession, from all Liabilities, (ii) of interests of, and rights, interests and Claims of the holders of Claims against and interests in, such Person and (iii) of Encumbrances on, or interests of other Persons (other than Seller and its Affiliates) in, the Transferred Assets that are related to such Person; it being understood that an Additional Discharge may occur pursuant to the Plan or (b) to the extent the Transaction occurs pursuant to a 363 Sale, the functional equivalent of subparagraph (a) in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities granted pursuant to the 363 Order and sections 105, 363 and 365 of the Bankruptcy Code.

“Additional Financial Statements” has the meaning set forth in Section 5.11(b).

“Additional Reorganization Case” has the meaning set forth in Section 5.13(h).

“Adelphia Registration Rights and Sale Agreement” means the Registration Rights and Sale Agreement, by and between Seller and Parent, to be entered into in the case of a 363 Sale as of the Closing in the form attached hereto as Exhibit 1.1(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this Agreement, (i) none of Seller or any of its Affiliates shall be deemed to be an Affiliate of any of Buyer, Parent, TWX, Friendco or any of their respective Affiliates, (ii) none of Buyer, Parent, TWX or any of their Affiliates shall be deemed to be an Affiliate of any of Seller, Friendco or any of their respective Affiliates, (iii) none of Friendco or any of its Affiliates shall be deemed to be an Affiliate of any of Seller, Buyer, Parent, TWX or any of their respective Affiliates, (iv) each Managed Cable Entity shall be deemed to be an Affiliate of Seller, (v) no member of the family of John Rigas shall be deemed to control Seller or any of its Affiliates and (vi) each of the Tele-Media Entities shall be deemed to be an Affiliate of Seller.

“Aggregate Consideration” means the Purchase Price plus the Assumed Liabilities, as adjusted pursuant to this Agreement.

“Aggregate Purchase Price Value” means $14,114,000,000.

“Aggregate Value of the Purchase Shares” means $4,960,000,000.

“Agreement” means this Asset Purchase Agreement.

“Alternate Plan” has the meaning set forth in Section 5.10(b).

“Amended and Restated By-laws” means the Amended and Restated By-laws of Parent, in the form of Exhibit 1.1(a), as the same may be amended, supplemented or modified from time to time (provided, that any such amendment, supplement or modification shall not (i) amend, modify or supplement Article VI or XII of such Amended and Restated By-laws or (ii) to the extent relating to any other matter, (A) affect Seller or its stakeholders in a manner that is adverse relative to the manner in which it affects TWX as a stockholder of Parent or (B) adversely affect Seller or its stakeholders in any material respect).

“Amended and Restated Charter” means the Amended and Restated Certificate of Incorporation of Parent, in the form of Exhibit 1.1(b), as the same may be amended, supplemented or modified from time to time (provided, that any such amendment, supplement or modification shall not (i) amend, modify or supplement Article VI or IX of such Amended and Restated Charter or (ii) to the extent relating to any other matter, (A) affect Seller or its stakeholders in a manner that is adverse relative to the manner in which it affects TWX as a stockholder of Parent or (B) adversely affect Seller or its stakeholders  in any material respect).

“Ancillary Agreements” means the Parent Agreement, the Escrow Agreement, the Transfer Tax Escrow Agreement, the Adelphia Registration Rights and Sale Agreement and each MCE Management Agreement, and the instruments and other agreements required to be delivered pursuant to Sections 2.9 and 2.10, including any Bill of Sale.

“Applicable Employees” has the meaning set forth in Section 5.8(e).

“Applicable Monthly Rate” has the meaning set forth in the definition of “Permitted Promotion.”

“Asset Transferring Subsidiary” means those Subsidiaries of Seller that have any right, title or other interest in, to or under any Transferred Assets.

“Assets” means any asset, property or right, wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, and all right, title, interest and claims therein.

“Assigned Contracts” has the meaning set forth in Section 5.13(b).

“Assignment and Assumption Agreement” means an agreement in form and substance reasonably acceptable to Seller and Buyer, providing for the effective assignment of any Assigned Contracts or other Transferred Assets Related to such Specified Business and the assumption of the Assumed Liabilities Related to such Specified Business other than, in each case, the Transferred Real Property Leases.

“Assumed Cure Costs” means the amounts designated as Assumed Cure Costs pursuant to Section 5.13(d) and the Cure Costs related to the Franchises for each of the localities listed on Schedule A of the Seller Disclosure Schedule.

“Assumed Liabilities” means, with respect to each Specified Business, only the following Liabilities of Seller or any of its Affiliates that are Debtors (or which become subject to an MCE Discharge or an Additional Discharge) that are Related to such Specified Business, in each case to the extent allocated to such Specified Business as required by Section 2.3:  (i) Liabilities attributable to actions, omissions, circumstances or conditions to the extent occurring following the Closing to the extent so allocated to such Specified Business or any of the Transferred Assets allocated to such Specified Business pursuant to the Designated Allocation, including under the Assigned Contracts and Authorizations, (ii) Liabilities of such Specified Business arising in the Ordinary Course of Business since the Petition Date but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business, (iii) the following Liabilities:  (A) Liabilities to provide severance pay and benefits pursuant to Section 5.8(d), (B) Liabilities for all expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing Date pursuant to Section 5.8(f) and (C) Liabilities to provide accrued but unused vacation and with respect to sale bonuses due under the Adelphia Communications Corporation Sale Bonus Program (the “Sale Bonus Program”) to Transferred Employees pursuant to Section 5.8(k) but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business, (iv) the Assumed Cure Costs, (v) the Liabilities Related to such Specified Business described in the proviso to the second sentence of Section 5.13(d), (vi) all Liabilities of such Specified Business set forth on Schedule 1.1(a) of the Seller Disclosure Schedule, (vii) Assumed Taxes, (viii) Liabilities in respect of Environmental Self-Audit Deficiencies or Environmental Transfer Act Liabilities, in each case (with respect to this clause (viii)), to the extent and only to the extent such Liabilities consist solely of monetary obligations (but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business) or non-monetary obligations agreed to by Buyer pursuant to Section 5.16 and (ix) Liabilities of such Specified Business under purchase orders outstanding as of the Closing but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business.

“Assumed Taxes” means, with respect to each Specified Business, any Taxes imposed with respect to such Specified Business or any Transferred Assets Related thereto or any income or gain derived with respect thereto for the taxable periods, or portions thereof, beginning after the Closing.

“Audited Financial Statements” has the meaning set forth in Section 3.7(a).

“Audits” has the meaning set forth in Section 5.7(c).

“Authorization” means any Governmental Authorization or Non-Governmental Authorization.

“Background Check” has the meaning set forth in Section 5.8(a).

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or, with respect to a Managed Cable Entity or Non-Debtor Subsidiary, the United States Bankruptcy Court in which any chapter 11 case that includes such Managed Cable Entity or Non-Debtor Subsidiary is pending.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code applicable to the Reorganization Case, and any Local Rules of the Bankruptcy Court.

“Base Net Liabilities Amount” means, with respect to each Specified Business, $0.00.

“Base Subscriber Number” means, with respect to each Specified Business, the number of Basic Subscribers of such Specified Business corresponding to the month prior to the month in which the Closing occurs, as set forth on Schedule 1.1(b) of the Seller Disclosure Schedule; provided, however, that, except for purposes of calculating the Initial Disputed MCE System Adjustment Amount pursuant to Section 2.7(a), in the event any Disputed MCE Systems exist as of the Closing, then the Base Subscriber Number for the Group 2 Business shall be reduced by the aggregate of the MCE Base Subscriber Numbers for all such Disputed MCE Systems.

“Basic Subscriber” means a “Basic Video Customer” as determined pursuant to the Seller Subscriber Accounting Policy.

“Benefit Plans” has the meaning set forth in Section 3.10(a).

“Bill of Sale” means, with respect to each Specified Business, an agreement in form and substance reasonably acceptable to Seller and Buyer, transferring the tangible personal property included in the Transferred Assets Related to such Specified Business.

“Board” has the meaning set forth in Section 5.10.

“Books and Records” means, with respect to each Specified Business, all books, ledgers, files, reports, records, manuals, maps and engineering data, tests, drawings, blueprints, schematics, lists, plans and processes and all files of correspondence and records concerning Subscribers and prospective Subscribers of any Cable System of such Specified Business or concerning signal or program carriage and all correspondence with Government Entities, including all reports filed by or on behalf of Seller or any of its Affiliates with the FCC and statements of account filed by or on behalf of Seller or any of its Affiliates with the United States Copyright Office, all Tax Returns of Seller or any of its Affiliates (including workpapers) and tax software to the extent directly related thereto and other materials (in any form or medium) of, or maintained for, such Specified Business, but excluding any such items to the extent (i) they are included in or primarily related to any Excluded Assets or Excluded Liabilities or (ii) with respect to any such items related to Employees, any Law prohibits their transfer; provided, however, that Books and Records shall include copies of any items excluded pursuant to the foregoing clause (i).

“Broadband Industry” means the industries in which any Specified Business and the Parent Business operate as of the date hereof and as such industries develop from time to time.

“Budget” has the meaning set forth in Section 5.2(s).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Adverse Tax Event” means any change in Tax Law or Proposed Change in Tax Law that has a reasonable possibility (or, in the case of any Proposed Change in Tax Law (i) by a Specified HWMC Member or a Specified SFC Member, or (ii) that is a Non-Referred Proposal, a reasonable probability) of being enacted or adopted and such change in Tax Law or Proposed Change in Tax Law (assuming in the case of a Proposed Change in Tax Law, such Proposed Change in Tax Law were enacted pursuant to its terms) would cause Buyer, based upon Buyer’s consultation with Paul, Weiss, Rifkind, Wharton & Garrison LLP or other tax counsel reasonably selected by Buyer, not to conclude both (A) that Buyer should have an aggregate tax basis in the Transferred Assets that includes the fair market value of the Aggregate Consideration, and (B) that there should be no special limitations on Buyer’s ability to depreciate or amortize the Transferred Assets, in each case, because of (1) the method by which Buyer will acquire the Transferred Assets in the Transaction or (2) the fact that Seller or any of its Affiliates is a party to the Reorganization Case or any other special circumstances of the Seller or any of its Affiliates; provided, however, that the net effects of such change in Tax Law or of such Proposed Change in Tax Law insofar as it relates to Buyer’s aggregate tax basis in the Transferred Assets and Buyer’s ability to depreciate or amortize the Transferred Assets are adverse to Buyer other than in a de minimis manner; provided, further, that the adverse effects of such change in Tax Law or Proposed Change in Tax Law cannot be avoided by accelerating or deferring the Closing Date of the Transaction or by restructuring the Transaction, in each case in a manner reasonably satisfactory to Buyer and Seller (and that such acceleration, deferral or restructuring is in fact implemented). Buyer agrees that assuming the Closing Date was the date hereof, Buyer would conclude that Buyer’s basis should include the fair market value of the Aggregate Consideration and there should be no such special limitations on Buyer’s ability to depreciate or amortize the Transferred Assets.

“Buyer Class 1 Representations and Warranties” has the meaning set forth in Section 6.3(a).

“Buyer Class 2 Representations and Warranties” has the meaning set forth in Section 6.3(a).

“Buyer Discharge Amount” has the meaning ascribed to such term in the Friendco Purchase Agreement.

“Buyer Disclosure Schedule” means the Buyer Disclosure Schedule attached hereto as Annex B.

“Buyer Indemnification Deadline” has the meaning set forth in Section 7.1.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Buyer JV Partner” has the meaning ascribed to such term in the Friendco Purchase Agreement.

“Buyer Managed MCE System” has the meaning set forth in Section 2.7(c).

“Buyer Plan” has the meaning set forth in Section 5.8(h).

“Buyer Required Approvals” means all consents, approvals, waivers, authorizations, notices and filings from or with a Government Entity that are listed on Schedule 1.1(a) of the Buyer Disclosure Schedule other than the LFA Approvals; provided, however, that Schedule 1.1(a) shall be deemed to exclude (a) in the case of a 363 Sale, the requirements related to the entry of the Confirmation Order in the fourth and fifth bullet points on such schedule and (b) in all cases, the NYSE approval in the third bullet point on such schedule.

“Buyer’s 401(k) Plan” has the meaning set forth in Section 5.8(j).

“Buyer’s Statement” has the meaning set forth in Section 2.6(b).

“Cable Act” means Title VI of the Communications Act, 47 U.S.C. §§521 et seq.

“Cable System” means, with respect to each Specified Business, each System that is Related to such Specified Business.

“Cap Amount” means the Group 1 Cap Amount or the Group 2 Cap Amount, as the case may be.

“Capital Expenditure Adjustment Amount” means, with respect to each Specified Business, an amount equal to the Target Capital Expenditure Amount minus the Closing Capital Expenditure Amount for such Specified Business. Except to the extent (and only to the extent) the consent of Buyer is obtained as contemplated in the proviso to the definition of “Closing Capital Expenditure Amount,” in no event will the Capital Expenditure Adjustment Amount be a negative number.

“Capital Lease” means any lease that is required to be classified and accounted for as a capital lease under GAAP.

“Cash Consideration” has the meaning set forth in Section 2.5(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Chapter 11 Expenses” means (a) any and all costs incurred and expenses paid or payable by Seller or any of its Affiliates in connection with the Sale Process, the Transaction or the transactions contemplated by the Friendco Purchase Agreement, other than costs that Buyer has expressly agreed to pay pursuant to this Agreement and (b) the following costs and expenses related to the administration of the Reorganization Case or the reorganization case of any Managed Cable Entity or Non-Debtor Subsidiary:  (i) obligations to pay any professionals’ fees and expenses in connection with the Reorganization Case incurred by Seller, its Affiliates, the Committees, and any other compensation or expenses payable in connection with the Reorganization Case (including fees of attorneys, accountants, investment bankers, financial advisors, auditors and consultants), other than fees and expenses Buyer has expressly agreed to pay pursuant to this Agreement, (ii) fees and expenses payable to the US Trustee under section 1930 of title 28, United States Code, (iii) fees and expenses of the members of the Committees, (iv) fees and expenses of the trustees of existing indentures of Seller and (v) fees and expenses related to the DIP Facility.

“Chosen Courts” has the meaning set forth in Section 9.10.

“Claim” means a claim (as defined in section 101(5) of the Bankruptcy Code) against a Debtor.

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Class 1 Representations and Warranties” has the meaning set forth in Section 6.2(a).

“Class 2 Representations and Warranties” has the meaning set forth in Section 6.2(a).

“Closing” means the closing of the Transaction.

“Closing Adjustment Amount” means, with respect to each Specified Business, the sum (expressed as a positive, if positive, or as a negative, if negative) of (i)

the Net Liabilities Adjustment Amount for such Specified Business, minus (ii) the Subscriber Adjustment Amount for such Specified Business, minus (iii) the Capital Expenditure Adjustment Amount for such Specified Business.

“Closing Capital Expenditure Amount” means, as to each Specified Business, the sum of all capital expenditures incurred by Seller and its Affiliates in respect of such Specified Business consistent with the Budget and in the Ordinary Course of Business (and excluding any amounts incurred or paid in connection with any casualty or damage), subsequent to December 31, 2004 and up to and including the end of the month immediately preceding the Closing Date or, if the Closing occurs on a month-end, up to and including such month; provided, however, that any capital expenditures incurred or paid for in excess of the aggregate amount set forth in the Budget for such Specified Business shall be included in the determination of Closing Capital Expenditure Amount only to the extent that Buyer shall have consented to such expenditures prior to the incurrence thereof.

“Closing Date” has the meaning set forth in Section 2.8.

“Closing Net Liabilities Amount” means, with respect to each Specified Business, the Current Assets of such Specified Business minus the Total Liabilities of such Specified Business.

“Closing Subscriber Number” means, with respect to each Specified Business, as of the Closing, the number of Eligible Basic Subscribers of such Specified Business.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreements” means, with respect to each Specified Business, the collective bargaining agreements covering Employees listed on Schedule 1.1(c) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Committees” means (i) the committee appointed by the US Trustee to represent the interests of the unsecured creditors of the Debtors, (ii) the committee appointed by the US Trustee to represent the interests of equity holders of the Debtors, (iii) any other committee appointed by the US Trustee in connection with the Reorganization Case and (iv) any committee appointed by the US Trustee in the reorganization case of any Managed Cable Entity or Non-Debtor Subsidiary.

“Communications Act” means the Communications Act of 1934.

“Condemnation Proceeds” means, with respect to any Specified Business, all amounts payable or paid to Seller or any of its Affiliates as proceeds of (i) a condemnation or other taking of any Asset Related to such Specified Business by any Government Entity following December 31, 2004 or (ii) the exercise of any Purchase Right Related to such Specified Business following December 31, 2004.

“Confidential Information” has the meaning set forth in Section 5.1(e).

“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider confirmation of the Plan.

“Confirmation Order” means an order or judgment of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, satisfying the requirements of Section 5.13.

“Contract” means any agreement, contract, lease or sublease, license or sublicense, purchase order, arrangement, commitment, indenture, note, security, instrument, consensual obligation, promise, covenant or undertaking, including all franchises, rights-of-way, bulk service, commercial service or multiple dwelling unit agreements, access agreements, programming agreements, signal supply agreements, agreements with community groups, commercial leased access agreements, capacity license agreements, partnership, joint venture or other similar agreements or arrangements, and advertising interconnect agreements, or any other agreement, in each case, whether written or oral, and all rights associated therewith.

“Contract Categories Expected to be Assumed” means the following categories of Contracts, in each case to the extent Related to a Specified Business:

(i)            construction and installation Contracts;

(ii)           individual Subscriber service Contracts;

(iii)          bulk service, commercial service or multiple dwelling unit Subscriber Contracts;

(iv)          Contracts (including open purchase orders) relating to Fixtures and Equipment and any other tangible personal property (excluding motor vehicles), in each case only if Related exclusively to a specific Cable System;

(v)           local Cable System leased access agreements required by Law;

(vi)          Rights-of-Way;

(vii)         Real Property Leases (excluding leases that would be Excluded Assets pursuant to Section 2.2(h)(i)) and Transferred Real Property Subleases;

(viii)        Franchises and Authorizations (other than state certificates of public convenience and necessity and similar state telecommunications Authorizations);

(ix)           advertising interconnect and local advertising sale Contracts (other than advertising representation Contracts, except as set forth on Schedule 1.1(e) of the Seller Disclosure Schedule); and

(x)            software licenses and related maintenance agreements, in each case only if Related exclusively to a specific Cable System.

“Controlled Affiliate” means, with respect to any Person, any Affiliate of such Person that is controlled directly or indirectly by such Person.

“Cost Center” means a so called cost center as used by Seller for internal management and bookkeeping purposes.

“CPA Firm” means KPMG LLP or such other firm of independent certified public accountants as to which Seller and Buyer shall mutually agree.

“Cure Costs” means, with respect to any Contract, the costs and expenses payable under section 365 of the Bankruptcy Code in connection with the assumption and/or assignment of such Contract.

“Current Assets” means, with respect to each Specified Business, the current assets of such Specified Business included in the Transferred Assets as of the Closing (after giving effect to the Transaction), as would be reflected on the face of a balance sheet for such Specified Business (excluding any footnotes thereto) prepared in accordance with GAAP, consistently applied (to the extent GAAP was previously applied) for such Specified Business; provided, however, that in no event shall Current Assets include (A) inventory, (B) any Assets with respect to Taxes (including duty and tax refunds and prepayments) and net operating losses of Seller or any of its Affiliates, (C) investments in Subsidiaries, (D) Assets held for sale (other than in connection with the Exchange), (E) Condemnation Proceeds, (F) Insurance Claims (except to the extent (and only to the extent) relating to an Assumed Liability), (G) Accounts Receivable related to Programming Agreements, (H) pre-paid insurance premiums and maintenance expenses (to the extent paid under Contracts other than Assigned Contracts) or (I) prepaid expenses except to the extent the Specified Business will receive the benefit thereof within one year of the Closing; provided, further, that Current Assets to be acquired under purchase orders outstanding as of the Closing will, for purposes hereof, be treated as being owned by the relevant Specified Business as of the Closing regardless of whether they would otherwise be treated as such under GAAP but subject in any event to the remainder of this definition. For purposes of determining Current Assets in respect of any Disputed MCE System, all references above to the Closing shall be deemed to mean, with respect to any Disputed MCE System, the MCE Closing.

“Debtors” has the meaning set forth in the Recitals.

“Delayed Transfer Asset” has the meaning set forth in Section 2.11.

“Derivative 2003 Financial Statements” has the meaning set forth in Section 3.7(a).

“Derivative 2004 Financial Statements” has the meaning set forth in Section 3.7(a).

“Derivative Audited Financial Statements” has the meaning set forth in Section 5.11(b).

“Derivative Unallocated 2004 Financial Statements” has the meaning set forth in Section 3.7(a).

“Designated Allocation” has the meaning set forth in Section 2.1.

“Designated Litigation” means the litigation set forth on Schedule 1.1(f) of the Seller Disclosure Schedule.

“Digital Subscriber” means a “Digital Customer” as determined pursuant to the Seller Subscriber Accounting Policy.

“DIP Facility” means the Third Amended and Restated Credit and Guaranty Agreement, dated as of February 25, 2005, among Seller, the Subsidiaries of Seller identified therein and the financial institutions identified therein, and any related documents, agreements and instruments.

“Discharge” means, (a) except as otherwise provided in the Plan and/or the Confirmation Order, the discharge or equivalent granted pursuant to the Confirmation Order, and sections 363, 1123 and 1141 of the Bankruptcy Code, (i) of Seller and its Affiliates that are Debtors, as debtors in possession, from all Liabilities, (ii) of interests of, and rights, interest and Claims of the holders of Claims against and interests in, Seller and its Affiliates that are Debtors and (iii) of Encumbrances on, or interests of Persons (other than Seller or its Affiliates) in, the Transferred Assets or (b) to the extent the Transaction occurs pursuant to a 363 Sale, the functional equivalent of subparagraph (a) in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities granted pursuant to the 363 Order and sections 105, 363 and 365 of the Bankruptcy Code.

“Disclosure Statement” has the meaning set forth in Section 5.13(a).

“Disclosure Statement Motion” has the meaning set forth in Section 5.13(a).

“Disputed MCE System” has the meaning set forth in Section 2.7(a).

“Disputed MCE System Adjustment Amount” means, with respect to the Disputed MCE Systems sold to Buyer pursuant to Section 2.7(c), the sum of the Net Liabilities Adjustment Amount in respect of such Disputed MCE Systems as determined pursuant to the last sentence of Section 2.7(c) plus the Initial Disputed MCE System Adjustment Amount in respect of such Disputed MCE Systems.

“Eligible Basic Subscriber” means a Basic Subscriber who, as of the Measurement Date, is a paying customer (A) who subscribes to at least the lowest level of video programming offered by an Acquired System, (B) who has been installed, and (C) either (1) whose rate of service for all services (not including any installation costs)

provided to such Basic Subscriber is not subject to any discount or promotion as of the Measurement Date or for any period thereafter other than (x) as to any Cable System, the customary package rates applicable to such Cable System as in effect as of March 31, 2005 as may be subsequently increased by Seller or, with the consent of Buyer not to be unreasonably withheld, reduced by Seller or (y) standard employee rate discounts or (2) who is a Qualified Customer who is subject to no discount or promotion other than a Permitted Promotion or an Historic Promotion. For the avoidance of doubt, the customary reduction in the HSI rate applicable to any HSI-only subscriber who subscribes to video services shall not be considered a discount or promotion for purposes of the definition of “Eligible Basic Subscriber.”

“Employees” means all current and former employees who are or were primarily employed in connection with the Acquired Business and all employees of the Business identified on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule. Employees does not include (a) any employees performing services in Puerto Rico or outside of the United States or (b) any individual performing services in connection with the Acquired Business who Seller or its Affiliates has classified as an independent contractor as of immediately prior to the Closing Date.

“Encumbrance” means any lien, pledge, charge, security interest, option, right of first refusal, mortgage, easement, right of way, lease, sublease, license, sublicense, adverse claim, title defect, encroachment, other survey defect, or other encumbrance of any kind, including, with respect to real property, any covenant or restriction relating thereto. For purposes of this Agreement, a Person shall be deemed to own subject to an Encumbrance any Asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such Asset.

“Environmental Law” means any Law (including common law), Governmental Authorization or agreement with any Government Entity or third party relating to (i) the protection of the environment or human health and safety (including air, surface water, ground water, drinking water supply, and surface or subsurface land or structures), (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, any Hazardous Substance or (iii) noise, odor or electromagnetic emissions.

“Environmental Permits” means all licenses, permits, certificates and other authorizations and approvals issued by or obtained from a Government Entity relating to or required by Environmental Laws.

“Environmental Self-Audit” means, subject to Section 5.16, the self-audit to be conducted by Seller pursuant to an agreement between the United States Environmental Protection Agency and Seller relating to compliance with Environmental Laws.

“Environmental Self-Audit Deficiencies” means any deficiencies identified as a result of the performance of the Environmental Self-Audit, including current or historical violations of, or actual or potential Liabilities under, any Environmental Law.

“Environmental Transfer Act Liabilities” means any Liabilities arising out of compliance with the Connecticut Transfer Act or the New Jersey Industrial Site Recovery Act as a result of the completion of the Transaction or the Exchange.

“Equipment Leases” means all leases for vehicles included in the Fixtures and Equipment and all Capital Leases of other Fixtures and Equipment.

“Equity Security” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof and, in any event, shall also include (i) any capital stock of a corporation, any partnership interest, any limited liability company interest and any other equity interest, (ii) any security or right convertible into, exchangeable for, or evidencing the right to subscribe for any such stock, equity interest or security referred to in clause (i), (iii) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest or security referred to in clause (i) or (ii), and (iv) any contract to grant, issue, award, convey or sell any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 3.10(c).

“Escrow Account” has the meaning set forth in Section 2.5.

“Escrow Agent” has the meaning set forth in the Recitals.

“Escrow Agreement” has the meaning set forth in the Recitals.

“Escrow Amount” has the meaning set forth in Section 2.5.

“Escrow Payment” means, as to any amount payable from the Escrow Account, an aggregate amount payable, first, in cash , and, to the extent no cash remains in the Escrow Account, in Purchase Shares or, if applicable, MCE Purchase Shares (where each share is valued at the Per Share Value of the Purchase Shares) ; provided, however, that (i) the cash portion of  such amount shall be increased by (A) in respect of the portion of any cash payment pursuant to Section 2.6(f) , interest on such portion from the date of the Closing to the date of payment at LIBOR calculated on a 365-day basis, and (B) in respect of the portion of any cash payment pursuant to Section 7.2, interest on such portion at LIBOR calculated on a 365-day basis from the date notice of the Losses for which indemnification is sought was delivered until the date of payment of indemnification by the Indemnifying Party, and (ii) the stock portion of such amount shall be increased by Interim Dividends made in respect of such shares.

“Estimated Closing Adjustment Amount” has the meaning set forth in Section 2.6(a).

“Exchange” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, by and among Friendco, Comcast Cable Communications Holdings, Inc., Comcast of Georgia, Inc., TCI Holdings, Inc., Parent, Buyer and Urban Cable Works of Philadelphia, L.P.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Claim” means any claim to the extent (and only to the extent) relating to (i) the failure of the Purchase Shares to have been issued in compliance with section 1145 of the Bankruptcy Code or Section 5 of the Securities Act, as applicable, or (ii) the failure of Parent to be deemed a successor to Seller in accordance with Rule 12(g)-3 of the Exchange Act.

“Excluded Liabilities” means, notwithstanding anything to the contrary in this Agreement, all Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities. For the avoidance of doubt, Excluded Liabilities shall include (i) Liabilities to the extent related to the Excluded Assets, including Liabilities under any Contract that is not an Assigned Contract (other than as set forth in clause (v) of the definition of “Assumed Liabilities”), (ii) subject to clause (ii) of the definition of “Assumed Liabilities” (except with respect to litigation that is pending or threatened as of the Closing), Liabilities to the extent arising in connection with the ownership, use, operation or maintenance of the Transferred Assets or the conduct of any Specified Business on or prior to the Closing, including those arising under or related to (A) Environmental Laws (other than as expressly provided in clause (viii) of the definition of “Assumed Liabilities”) or (B) any Claim (other than under clauses (ii) (except with respect to litigation that is pending or threatened as of the Closing), (iii), (iv), (v), (vii), (viii) or (ix) of the definition of “Assumed Liabilities”) including any Claim in respect of Losses to Persons or property, and any Claim relating to any filings made by Seller or any of its Affiliates under the Exchange Act or the Securities Act (other than any Excluded Claim), (iii) Liabilities under any Indebtedness of Seller or any of its Affiliates, (iv) except for the Assumed Cure Costs, Liabilities for Cure Costs, (v) Liabilities for Chapter 11 Expenses, (vi) Excluded Taxes, (vii) Intercompany Payables, (viii) Liabilities related to the SEC/DOJ Matters, including any SEC/DOJ Settlement, (ix) Liabilities for any Claims filed against Seller or any other Debtor after the bar date established in the Reorganization Case, (x) Liabilities that are subject to the Discharge, any MCE Discharge or any Additional Discharge, (xi) except as provided in clause (iii) of the definition of “Assumed Liabilities,” Liabilities under any Benefit Plan, including under the Adelphia Communications Corporation Key Employee Continuity Program, the Amended and Restated Adelphia Communications Corporation Performance Retention Plan, the Sale Bonus Program and any Stock Award, (xii) Liabilities identified as Excluded Liabilities in Sections 5.2(j), 5.8(a) and 5.8(q), (xiii) Liabilities to Seller, any member of the Rigas family, any Managed Cable Entity or any of their respective Affiliates other than Liabilities under this Agreement or any Ancillary Agreement, (xiv)

except pursuant to Section 5.13(d), Liabilities in respect of Rejection Claims and (xv) Liabilities allocated to the Friendco Business pursuant to the proviso to Section 2.3.

“Excluded Taxes” means any Taxes imposed with respect to any Specified Business or any Transferred Assets Related thereto or any income or gain derived with respect thereto, in each case, other than Assumed Taxes. For the avoidance of doubt, Excluded Taxes shall include any income Tax liability payable by Seller or its Subsidiaries in respect of the Transaction.

“Expanded Agreement” has the meaning set forth in Section 5.15(a)(i).

“Extended Outside Date” has the meaning set forth in Section 8.2.

“FCC” means the Federal Communications Commission.

“Final Adjustment Amount” means, with respect to each Specified Business, the Closing Adjustment Amount as set forth in the Buyer’s Statement for such Specified Business and, in the event of a Seller’s Objection, as adjusted by either the agreement of Buyer and Seller, or by the CPA Firm, acting pursuant to Section 2.6.

“Final MCE Purchase Price” means the Initial MCE Purchase Price in respect of all Disputed MCE Systems the Assets of which are to be transferred to Buyer at the MCE Closing plus the Disputed MCE System Adjustment Amount in respect of all such Disputed MCE Systems.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, (i) which has not been reversed, stayed, modified, amended, enjoined, set aside, annulled or suspended, (ii) with respect to which no request for a stay, motion or application for reconsideration or rehearing, notice of appeal or petition for certiorari is filed within the deadline provided by applicable statute or regulation or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought and (iii) as to which the deadlines for filing such request, motion, petition, application, appeal or notice referred to in clause (ii) above have expired; provided, however, that a request for a stay, appeal, motion to reconsider or petition for certiorari referred to in clause (ii) shall be disregarded for purposes of such clause if such appeal, motion to reconsider or petition for certiorari would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Transaction, any Specified Business, Parent or any of its Affiliates (in the case of Parent or its Affiliates, only to the extent related to the Transaction and not in their capacity as creditors or, with respect to Plan distribution matters, equityholders) (taking into account whether such request for a stay, appeal, motion to reconsider or petition for certiorari would be rendered moot under the doctrine of “equitable mootness” as a result of the occurrence of the Closing and any findings of the Bankruptcy Court contained in any such order or judgment, including under section 363(m) of the Bankruptcy Code).

“Final Transfer Tax Determination” has the meaning set forth in Section 5.7(c).

“Financial Advisors” has the meaning set forth in Section 4.26.

“Financial Information” has the meaning set forth in Section 5.11(a).

“Fixtures and Equipment” means, with respect to each Specified Business, all furniture, office equipment, furnishings, fixtures, vehicles, equipment, testing equipment, computers, set-top boxes, tools, electronic devices, towers, tower equipment, trunk and distribution cable, other aboveground and underground cable, decoders and spare decoders for scrambled satellite signals, amplifiers, microwave equipment, power supplies, conduits, vaults and pedestals, grounding and pole hardware, installed subscriber devices (including drop lines, converters, encoders, transformers behind television sets and fittings), headends and hubs (origination, transmission and distribution systems) hardware, spare parts, supplies and closed circuit devices, inventory, other physical Assets (other than real property) and other tangible personal property Related to such Specified Business, wherever located.

“Franchise” means, with respect to each Specified Business, each franchise, as such term is defined in the Communications Act, granted by a Government Entity authorizing the construction, upgrade, maintenance or operation of any part of the Cable Systems that are part of such Specified Business.

“Friendco” has the meaning set forth in the Recitals.

“Friendco Business” has the meaning set forth in the Recitals.

“Friendco Purchase Agreement” has the meaning set forth in the Recitals.

“Friendco Purchase Price” has the meaning ascribed to the term “Purchase Price” in the Friendco Purchase Agreement.

“Friendco Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of March 31, 2003, as amended (except to the extent any amendment after June 21, 2006 would adversely affect Seller), by and among TWE Holdings II Trust, a Delaware statutory trust, TWX and Parent.

“Friendco Transaction” means the Redemptions and the Exchange.

“Friendco Transferred Assets” has the meaning ascribed to the term “Transferred Assets” in the Friendco Purchase Agreement.

“Fully Diluted Basis” means all Equity Securities of Parent, without regard to any restrictions or conditions with respect to the exercisability of such Equity Securities, other than (i) any Equity Securities issued following the date hereof  on arm’s length terms for fair consideration, as determined in good faith by Parent’s board of directors or any committee thereof, and, in connection with any such issuance to TWX or any of its Affiliates (other than Parent or its wholly owned Subsidiaries), also subject to Section 5.3(c), and (ii) any Equity Securities issued following the date hereof pursuant to employee stock option or restricted stock programs (A) as approved by Parent’s board of directors or compensation committee from time to time pursuant to which Permitted Parent Incentive Awards are issued or (B) in connection with any acquisition transaction satisfying clause (i) of this definition.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Antitrust Entity” means any Government Entity with jurisdiction over the enforcement of any U.S. Antitrust Law or other similar Law.

“Government Entity” means any federal, state or local court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction.

“Governmental Authorizations” means, with respect to each Specified Business, all licenses (including cable television relay service, business radio and other licenses issued by the FCC or any other Government Entity), permits (including construction permits), certificates, waivers, amendments, consents, Franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to the HSR Act), other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals Related to such Specified Business and issued by or obtained from a Government Entity or Self-Regulatory Organization.

“Group 1 Business” has the meaning set forth in the Recitals.

“Group 1 Cap Amount” means $296,700,000, plus any amounts paid into the Escrow Account by Buyer minus any amounts paid out of the Escrow Account to Buyer, in each such case after Closing with respect to adjustments in respect of the Group 1 Business under Sections 2.6(f) and 2.7(c).

“Group 1 Shared Assets and Liabilities” means the Shared Assets and Liabilities that are allocated to the Group 1 Business as set forth on Schedule 1.1(h) of the Seller Disclosure Schedule and any other Assets or Liabilities (other than those solely Related to the Group 1 Business), as applicable, that are allocated to the Group 1 Business pursuant to the Designated Allocation or the proviso to Section 2.3.

“Group 1 Systems” has the meaning set forth in the Recitals.

“Group 1 Threshold Amount” means $74,000,000.

“Group 2 Business” has the meaning set forth in the Recitals.

“Group 2 Cap Amount” means $267,900,000, plus any amounts paid into the Escrow Account by Buyer minus any amounts paid out of the Escrow Account to

Buyer, in each such case after Closing with respect to adjustments in respect of the Group 2 Business under Sections 2.6(f) and 2.7(c).

“Group 2 Shared Assets and Liabilities” means the Shared Assets and Liabilities that are allocated to the Group 2 Business as set forth on Schedule 1.1(h) of the Seller Disclosure Schedule and any other Assets or Liabilities (other than those solely Related to the Group 2 Business), as applicable, that are allocated to the Group 2 Business pursuant to the Designated Allocation or the proviso to Section 2.3.

“Group 2 Systems” has the meaning set forth in the Recitals.

“Group 2 Threshold Amount” means $67,000,000.

“Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or otherwise harmful under applicable Laws or is otherwise regulated by a Government Entity, including petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls, lead-containing products and mold.

“Historic Promotion” means, as to any Basic Subscriber (other than Subscribers that only receive the lowest tier of service (i.e., lifeline or “B1 only” Subscribers)), any discount or promotion that (i) such Basic Subscriber is subject to as of the date hereof (without any modification, extension or renewal thereof after the date hereof) and (ii) does not extend beyond twelve months following the date hereof.

“HSI Subscriber” means an “HSI Customer” as determined pursuant to the Seller Subscriber Accounting Policy.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incremental Transfer Tax Dispute Notice” has the meaning set forth in Section 5.7(c).

“Incremental Transfer Taxes” has the meaning set forth in Section 5.7(c).

“Incremental Transfer Tax Return Notice” has the meaning set forth in Section 5.7(c).

“Indebtedness” of any Person shall mean, without duplication, (i) all indebtedness of such Person for money borrowed or with respect to deposits or advances of any kind, whether short-term or long-term and whether secured or unsecured and whether or not required to be disclosed on a balance sheet or in the related notes to financial statements under GAAP, (ii) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit and bankers’ acceptances issued for the account of such Person, (iii) obligations under any Capital Lease, (iv) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (v) all obligations of such Person upon which interest charges are customarily paid (excluding trade accounts payable and accrued obligations in the ordinary course of business) excluding Cure Costs or Rejection Claims, (vi) all obligations of such Person under conditional sale or other title retention agreements relating to Assets purchased by such Person, (vii) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations in the ordinary course of business), (viii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (ix) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person or any trust or Subsidiary of such Person (including any preferred stock of such Person or any obligations of such Person in respect of trust preferred, but excluding any such obligations under the Investment Documents listed on Schedule 1.1(i) of the Seller Disclosure Schedule and provided that such Investment Documents have been made available to Buyer prior to the date hereof), (x) any “keep well” or other agreement to maintain the financial condition of another Person (other than a wholly owned Subsidiary of such Person), (xi) any arrangement having the economic effect of any of the foregoing, (xii) any indebtedness of the types referred to in clauses (i) through (xi) above of another Person that is guaranteed directly or indirectly by such Person or secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) the Assets of such Person, whether or not the obligations secured thereby have been assumed, (xiii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee and (xiv) any interest, charges or penalties in respect of any of the foregoing.

“Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Initial Disputed MCE System Adjustment Amount” has the meaning set forth in Section 2.7(a).

“Initial MCE Purchase Price” has the meaning set forth in Section 2.7(a).

“Insurance Claims” means, with respect to each Specified Business, all title, property, casualty, fire or, to the extent it relates to periods following the Closing, business interruption, insurance proceeds received or receivable by such Specified Business in respect of any Transferred Asset or Assumed Liability, all title, property, casualty, fire or, to the extent it relates to periods following the Closing, business interruption, insurance proceeds (to the extent not already expended (including expenditures of other monies) by Seller or any Affiliate of Seller to restore or replace the lost or damaged Asset, which replacement Asset shall be a Transferred Asset) received or receivable by such Specified Business in respect of any Asset damaged or lost after December 31, 2004 and which, if not so damaged or lost, would have been a Transferred Asset and all insurance proceeds received or receivable by such Specified Business in respect of business interruption of such Specified Business to the extent relating to any period after the Closing.

“Insurance Policies” has the meaning set forth in Section 3.23.

“Intellectual Property” means, as they exist anywhere in the world, (i) trademarks, service marks, brand names, certification marks, collective marks, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same, (ii) inventions and discoveries, whether patentable or not, and all patents, invention disclosures and applications therefor, and designs and improvements claimed therein, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, reexaminations, interferences, extensions and reissues, (iii) trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), including mask rights and computer software (including all source code, object code, specifications, designs and documentation related to such programs), copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (v) domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items, and (vi) any other intellectual property or proprietary rights to the extent entitled to legal protection as such.

“Intellectual Property Assignment Agreement” means, with respect to each Specified Business, an agreement in form and substance reasonably acceptable to Seller and Buyer, providing for the assignment of the Transferred Intellectual Property Related to such Specified Business.

“Intercompany Payables” means, with respect to each Specified Business, all account, note or loan payables (including credit balance intercompany receivables), whether or not recorded on the books of Seller or any of its Affiliates, for goods or services purchased by such Specified Business or provided to such Specified Business, or advances (cash or otherwise) or any other extensions of credit to such Specified Business, in each case from Seller or any of its Affiliates, including amounts recorded on the Derivative 2004 Financial Statements, whether current or non-current, as either intercompany, affiliate or related party payables, on a gross or net basis.

“Intercompany Receivables” means, with respect to each Specified Business, all account, note or loan receivables, whether or not recorded on the books of Seller or any of its Affiliates, for goods or services sold or provided by such Specified Business to Seller, any of its Affiliates or advances (cash or otherwise) or any other extensions of credit made by such Specified Business to Seller or any of its Affiliates, including amounts recorded on the Derivative 2004 Financial Statements, whether current or non-current, as either intercompany, affiliate or related party receivables, on a gross or net basis.

“Interim Dividends” means, with respect to any shares of Parent Class A Common Stock delivered after the Closing, any dividends declared and paid between the Closing and the delivery of such shares, plus (to the extent of any dividends paid in cash) interest from the respective dates on which such dividends were paid to the date of payment, at LIBOR calculated on a 365-day basis; it being understood that the holder of such shares shall be entitled to receive any dividends declared but not paid between the Closing and the delivery of such shares upon the payment of such dividend to the holders of Parent Class A Common Stock.

“Intermediate Subsidiary” has the meaning set forth in Section 3.2(a).

“Investment Documents” means the documents governing any Transferred Investment.

“Investment Entity” means any issuer of a Transferred Investment.

“Investment Entity Securities” means, with respect to each Investment Entity, the Equity Securities of such Investment Entity.

“IRS” means the United States Internal Revenue Service.

“JV Plan” has the meaning set forth in the Friendco Purchase Agreement.

“Knowledge” means (i) with respect to Seller and its Affiliates, the collective actual knowledge of any of Seller’s executive officers, the vice president of law and governmental affairs, the vice president for engineering, the vice president for finance, the vice president of financial planning, the vice president — treasurer, the applicable regional senior vice presidents, the applicable direct reports to the regional senior vice presidents, including the senior executive officer of each Cable System or group of Cable Systems, the most senior employee that is responsible for tax matters (currently, the vice president of taxation), the senior officer responsible for environmental matters including the Environmental Self-Audit and each regional vice president of finance, each regional vice president of engineering, and each regional vice president of law and governmental affairs, and (ii) with respect to Buyer, the collective actual knowledge of Buyer’s Chief Executive Officer, and any of Parent’s executive officers, applicable executive vice presidents and applicable division presidents and each group vice president of finance.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization.

“Lease Assignment Agreement” means, with respect to each Specified Business, one or more agreements in form and substance reasonably acceptable to Seller and Buyer and reasonably necessary to cause such agreements to be recordable, assigning to Buyer the Transferred Real Property Leases Related to such Specified Business.

“Leased Real Property” means real property subject to the Real Property Leases.

“LFA Approvals” means all consents, approvals or waivers required to be obtained from Government Entities with respect to the transfer or change in control of Franchises in connection with the Transaction and, except for purposes of Section 6.2(e), the Exchange.

“Liabilities” means any and all Indebtedness, losses, claims, charges, demands, actions, damages, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, covenants, contracts, controversies, omissions, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether due or to become due, fixed, contingent or absolute, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising, including, those arising under any Law, principles of common law (including out of any contract or tort based on negligence or strict liability) action, threatened or contemplated action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened or contemplated actions), order or consent decree of any Government Entity or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, whether or not the same would be required by GAAP to be recorded or reflected in financial statements or disclosed in the notes thereto.

“LIBOR” means the six-month Interbank Official Rate with respect to deposits in Dollars which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two business days in London preceding the Closing.

“Losses” has the meaning set forth in Section 7.2(a).

“Managed Cable Entity” means, with respect to an MCE System, each Person (other than the Debtors, Buyer and its Affiliates) that owns or purports to own any Equity Security or profits interest in such MCE System.

“Material Adverse Effect” means (i) a material adverse effect on the business, condition (financial or otherwise), Assets or results of operations of any Specified Business (or, solely for purposes of Section 6.2(f), any Specified Business or the Acquired Business), taken as a whole, or (ii) a material impairment or delay of Seller’s or its Affiliates’ ability to effect the Closing or to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party; provided, however, that none of the following (or the results thereof) shall be taken into account:  (A) any change in Law or accounting standards or interpretations thereof that is of general application; (B) any change in general economic or business conditions or industry-wide or financial market conditions generally; (C) except with respect to Sections 3.4, 3.5,

6.1(f) and 6.2(e), any adverse effect as a result of the execution or announcement of this Agreement, the Ancillary Agreements, the Transaction or the transactions contemplated by the Ancillary Agreements; and (D) any loss of Subscribers reflected in the Base Subscriber Number for such Specified Business (or, solely for purposes of Section 6.2(f), any or all Specified Businesses ) and any loss of Subscribers to the extent reflected in the Subscriber Change used in calculating the Final Adjustment Amount for such Specified Business (or, solely for purposes of Section 6.2(f), any or all Specified Businesses).

“MCE Base Subscriber Number” means, with respect to each MCE System, the number of Basic Subscribers of such MCE System corresponding to the month prior to the month in which the Closing occurs, as set forth on Schedule 1.1(j) of the Seller Disclosure Schedule.

“MCE Closing” has the meaning set forth in Section 2.7(c).

“MCE Discharge” means, with respect to each MCE System, (a) except as otherwise provided in the Plan and/or the Confirmation Order (or, to the extent approved by Buyer (such approval not to be unreasonably withheld), such other plan that includes the applicable Managed Cable Entity as a debtor and the confirmation order of the Bankruptcy Court approving such plan and effecting the MCE Discharge[)], the discharge and/or equivalent effect granted pursuant to such confirmation order and sections 363, 1123 and 1141 of the Bankruptcy Code or the equivalent effect pursuant to any other governmental proceeding to the extent approved by Buyer (such approval not to be unreasonably withheld; it being understood that it would be reasonable for Buyer to refuse to grant such approval if such other governmental proceeding would not have the same effect as a bankruptcy discharge in all respects relative to the Transaction), of (i) each applicable Managed Cable Entity, as a debtor in possession, from Liabilities, (ii) interests of, and rights, interest and Claims of the holders of Claims against and interests in, such MCE System and Managed Cable Entity and (iii) Encumbrances on, or interests of Persons (other than Seller and its Affiliates) in, the Transferred Assets that are Related to such MCE System; it being understood that an MCE Discharge may occur pursuant to the Plan[.] or (b) to the extent the Transaction occurs pursuant to a 363 Sale, the functional equivalent of subparagraph (a) in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities granted pursuant to the 363 Order, and sections 105, 363 and 365 of the Bankruptcy Code.

“MCE Financial Statements” has the meaning set forth in Section 5.11(b).

“MCE Fraction” means, with respect to the Disputed MCE Systems transferred to Buyer at the MCE Closing (or, as used in the definitions of “MCE Subscriber Cap Component” and “MCE Subscriber Basket Component,” with respect to all Disputed MCE Systems not transferred to Buyer at the Closing), a fraction, the numerator of which is the aggregate number of Basic Subscribers served by such Disputed MCE Systems and the denominator of which is the aggregate number of Basic Subscribers served by all Group 2 Systems and MCE Systems, in each case as of December 31, 2004.

“MCE Management Agreement” has the meaning set forth in Section 2.7(b).

“MCE Period” has the meaning set forth in Section 2.7(b).

“MCE Purchase Price” means $390,000,000.

“MCE Purchase Shares” has the meaning set forth in Section 2.7(c).

“MCE Resolution” has the meaning set forth in Section 2.7(b).

“MCE Subscriber Basket Component” means the Subscriber Basket set forth on Schedule 1.1(q)(i) of the Seller Disclosure Schedule with respect to the Group 2 Systems multiplied by the MCE Fraction.

“MCE Subscriber Cap Component” means the Subscriber Cap set forth with respect to the Group 2 Systems on Schedule 1.1(q)(ii) of the Seller Disclosure Schedule multiplied by the MCE Fraction.

“MCE Systems” has the meaning set forth in the Recitals.

“Measurement Date” means the subscriber cut-off date during the calendar month immediately preceding the month in which the Closing occurs.

“Most Recent Balance Sheet” means, with respect to each Specified Business, the unaudited balance sheet included in the Derivative 2004 Financial Statements for such Specified Business.

“Multiemployer Plan” has the meaning set forth in Section 3.10(a).

“Net Liabilities Adjustment Amount” means, with respect to each Specified Business, the Closing Net Liabilities Amount minus the Base Net Liabilities Amount of such Specified Business, expressed as a positive, if positive, or as a negative, if negative.

“Non-Debtor Subsidiaries” has the meaning set forth in Section 5.13(h).

“Non-Debtor Transfer” has the meaning set forth in Section 5.13(h).

“Non-Governmental Authorizations” means, with respect to each Specified Business, all licenses, permits (including construction permits), certificates, waivers, amendments, consents, franchises, exemptions, variances, expirations and terminations of any waiting period requirements, other actions by, and notices, filings, registrations, qualifications, declarations and designations with, any Person and other authorizations and approvals that are Related to such Specified Business other than Governmental Authorizations.

“Non-Referred Proposal” has the meaning set forth in the definition of “Proposed Change in Tax Law.”

“Notice Period” has the meaning set forth in Section 7.4(a).

“NYSE” means the New York Stock Exchange.

“OCB Contract” means, with respect to each Specified Business, a Contract Related to such Specified Business that (i) (A) is in a Contract Category Expected to be Assumed, (B) is entered into in the Ordinary Course and (C) contains no Special Terms  (provided, that with respect to Contracts described on Schedule 1.1(k)(i) of the Seller Disclosure Schedule, clause (i) of the definition of “Special Terms” shall be disregarded for purposes of this definition) or (ii) is set forth on Schedule 1.1(k)(ii) of the Seller Disclosure Schedule; provided, however, that any Contract that would otherwise be an OCB Contract and which cannot be assigned to Buyer at the Closing without consent or waivers of a third party that are not obtained by the Closing (and the use and benefits of which cannot in all material respects be provided to Buyer pursuant to Section 2.11) shall be deemed not to be an OCB Contract; provided, further, that Buyer shall be entitled to remove from Schedule 1.1(k)(i) of the Seller Disclosure Schedule any Contract that was amended in any material respect prior to the date hereof if such amendment is not identified with such Contract on Schedule 1.1(k)(i).

“Offering Financial Information” has the meaning set forth in Section 5.11(a).

“Ordinary Course” or “Ordinary Course of Business” means (i) with respect to each Specified Business, the conduct of such Specified Business as a going concern in accordance with Seller’s normal day-to-day customs, practices and procedures, without regard to the Sale Process (it being understood that the use of regional or national resources utilized by a Cable System shall be deemed to be so conducted if utilized in accordance with Seller’s normal, day-to-day customs, practices and procedures in the Business as applied to such Cable System), and (ii) with respect to the Parent Business, the conduct of the Parent Business as a going concern in accordance with Parent’s normal day-to-day customs, practices and procedures, except to the extent such customs, practices and procedures relate to transactions entered into following the date hereof that have the intended effect of benefiting any Affiliate of Parent (other than any Subsidiary of Parent) at the expense of Parent or any Subsidiary of Parent in a manner that would deprive Parent or any Subsidiary of Parent of the benefit they would otherwise have obtained if the transaction were to have been effected on terms that were negotiated on an arm’s length basis.

“Outside Date” has the meaning set forth in Section 8.2.

“Owned Real Property” means, with respect to each Specified Business, all fee interests in real property (including improvements thereon) Related to such Specified Business, including those listed on Schedule 1.1(l) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Parent” has the meaning set forth in the Recitals.

“Parent Agreement” has the meaning set forth in the Recitals.

“Parent Audited Financial Statements” has the meaning set forth in Section 4.9(a).

“Parent Basic Subscriber” means a paying customer who subscribes to at least the lowest level of video programming offered by the Parent Cable Systems as determined pursuant to the Parent Subscriber Accounting Policy.

“Parent Benefit Plans” has the meaning set forth in Section 4.12(a).

“Parent Business” has the meaning set forth in the Recitals.

“Parent Cable System” means each System that is Related to the Parent Business.

“Parent Capital Stock” has the meaning set forth in Section 4.4(b).

“Parent Class A Common Stock” has the meaning set forth in Section 2.5(c).

“Parent Class B Common Stock” has the meaning set forth in Section 4.4(b).

“Parent Digital Subscriber” means a paying customer who subscribes to any level of service received via digital technology (including the digital guide tier, digital basic tier, digital sports tier and digital movie tier) from the Parent Cable Systems as determined pursuant to the Parent Subscriber Accounting Policy.

“Parent Franchise” means each franchise, as such term is defined in the Communications Act, granted by a Government Entity authorizing the construction, upgrade, maintenance or operation of any part of the Parent Cable Systems.

“Parent Governmental Authorizations” means all licenses (including cable television relay service, business radio and other licenses issued by the FCC or any other Government Entity), permits (including construction permits), certificates, waivers, amendments, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to the HSR Act), other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals Related to the Parent Business and issued by or obtained from a Government Entity or Self-Regulatory Organization.

“Parent HSD Subscriber” means a paying customer who subscribes to high speed data service offered by the Parent Cable Systems as determined pursuant to the Parent Subscriber Accounting Policy.

“Parent Material Adverse Effect” means (i) a material adverse effect on the business, condition (financial or otherwise), Assets or results of operations of the Parent Business, taken as a whole or (ii) a material impairment or delay of Parent’s or its Controlled Affiliates’ ability to effect the Closing or to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party; provided, however, that none of the following (or the results thereof) shall be taken into account:  (A) any change in Law or accounting standards or interpretations thereof that is of general application; (B) any change in general economic or business conditions or Broadband Industry-wide or financial market conditions generally; and (C) except with respect to Sections 4.6, 4.7 and 6.1(f), any adverse effect as a result of the execution or announcement of this Agreement, the Ancillary Agreements, the Transaction or the transactions contemplated by the Ancillary Agreements.

“Parent Material Contracts” means those Contracts set forth on Schedule 4.17(a) of the Buyer Disclosure Schedule.

“Parent Preferred Stock” has the meaning set forth in Section 4.4(b).

“Parent Real Property” means all fee interests in real property (including improvements thereon) Related to the Parent Business.

“Parent Redemption” means the redemption of the Parent Class A Common Stock pursuant to the Parent Redemption Agreement.

“Parent Redemption Agreement” means the Redemption Agreement, dated as of the date hereof, by and among Friendco, Comcast Cable Communications Holdings, Inc., MOC Holdco II, Inc., TWE Holdings I Trust, TWE Holdings II Trust, Cable Holdco II Inc., TWE Holding I LLC, TWX and Parent.

“Parent Subscriber” means any Parent Basic Subscriber, Parent Digital Subscriber or Parent HSD Subscriber.

“Parent Subscriber Accounting Policy” has the meaning set forth in Section 4.18(e).

“Per Share Value of the Purchase Shares” means the amount obtained by dividing the Aggregate Value of the Purchase Shares by the aggregate number of Purchase Shares that would be delivered by Buyer at the Closing before giving effect to any adjustment thereto pursuant to Section 2.6(f) or 2.7.

“Permitted Assignee” has the meaning set forth in Section 9.3.

“Permitted Encumbrances” means (i) Encumbrances reflected or reserved against or otherwise disclosed in the Most Recent Balance Sheet, (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course and that are not material in amount or effect on any Specified Business or are being contested in good faith by appropriate proceedings, (iii) liens for Taxes, assessments and other governmental charges that are not due or payable or are being contested in good faith by appropriate proceedings, (iv) with respect to real property, (A) easements, quasi-easements, licenses, covenants running with the land, rights-of-way, rights of re-entry, restrictions or other similar encumbrances, conditions or restrictions that would be disclosed on current title reports or surveys, which do not, individually or in the aggregate with one or more other Encumbrances, interfere in any material respect with the right or ability to own, use, enjoy or operate such real property as currently used or operated or to convey good and indefeasible fee simple title to the same (with respect to Owned Real Property) or materially detract from the value of such real property, (B) zoning, building, subdivision or other similar requirements or restrictions, provided, that the same are not violated in any material respect by the existing improvements or the current use and operation of such real property, and (C) Transferred Real Property Subleases which do not, individually or in the aggregate with one or more other Encumbrances, interfere in any material respect with the right or ability to use, enjoy or operate such real property as currently used or operated or materially detract from the value of such real property, (v) Encumbrances, other than Encumbrances on real property, incurred in the Ordinary Course that are not material to any Specified Business, (vi) any transfer restrictions set forth in any Assigned Contract (other than any such restriction that could reasonably be expected, individually or in the aggregate, to adversely affect the Transaction or the Exchange in any material respect) and (vii) Encumbrances imposed by any Contract or any Law governing a Franchise, provided, that in the case of clauses (i), (ii), (iii), (iv) (as to any Encumbrances that can be satisfied solely through the payment of money) and (v), any such Encumbrance shall be a Permitted Encumbrance only to the extent that such Encumbrance (x) shall be discharged pursuant to the Discharge or, with respect to MCE Systems or Transferred Assets owned by Non-Debtor Subsidiaries, an MCE Discharge or Additional Discharge, respectively, or (y) is reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount.

“Permitted Parent Incentive Awards” means an amount of Equity Securities that, during the 12-month period commencing on the date hereof, does not exceed 1.5% of the outstanding Equity Securities of Parent calculated on a Fully Diluted Basis and, for each 90-day period thereafter, does not exceed an additional 0.375% of the outstanding Equity Securities of Parent calculated on a Fully Diluted Basis (provided, that (i) no more than ten percent of Permitted Parent Incentive Awards shall be shares of restricted stock and (ii) any such employee stock option shall not be issued at less than fair market value as determined in good faith by Parent’s board of directors or compensation committee).

“Permitted Promotion” means, as to any Basic Subscriber (other than Subscribers that only receive the lowest tier of service (i.e., lifeline or “B1 only” Subscribers)), any discount or promotion (i) which does not extend beyond two months following the Closing Date or provide for a discount equal to (or in excess of) the entire Applicable Monthly Rate in any consecutive months or in more than any one month if such discount or promotion is for a period of less than four months and (ii) the dollar amounts or values of which do not (A) exceed, over the life of such discount or promotion, an amount equal to two times the full monthly rate card pricing applicable to all services provided to such Subscriber (the “Applicable Monthly Rate”) or (B) exceed 50% of an amount equal to the product of (x) the Applicable Monthly Rate multiplied by (y) the number of months (including any fraction thereof) in the life of such discount or promotion.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust, a labor union or other entity or organization.

“Petition Date” has the meaning set forth in the Recitals.

“Plan” means the chapter 11 plan filed by Seller and/or its Affiliates in connection with the Reorganization Case, providing, among other things, for the effectuation of the Transaction, as amended from time to time, and satisfying the requirements of Section 5.13.

“Primarily Related” means, with respect to any business or System, owned or held primarily by, required primarily for, or used, intended for use, leased, licensed, accrued, reserved or incurred primarily in connection with, such business or System, including to the extent allocated thereto pursuant to Schedule 1.1(m) of the Seller Disclosure Schedule.

“Pro Rata Payment” means, as to any amount, an aggregate amount of cash and Purchase Shares (where each Purchase Share is valued at the Per Share Value of the Purchase Shares) equal to such amount and allocated as between cash and Purchase Shares such that 35.14% of such amount shall be in the form of Purchase Shares and 64.86% of such amount shall be in cash; provided, however, that (i) the cash portion of such amount shall be increased by (A) any Interim Dividend paid in cash on the Purchase Shares included in such Pro Rata Payment and (B) in respect of the portion of any cash payment by Buyer pursuant to (x) Section 2.6(f), interest on such portion (without giving effect to the foregoing clause (A)) from the date of the Closing, as applicable, to the date of payment at LIBOR calculated on a 365-day basis and (y) Section 7.2, interest on such portion (without giving effect to the foregoing clause (A)) at LIBOR calculated on a 365-day basis from the date notice of the Losses for which indemnification is sought was delivered until the date of payment of indemnification by the Buyer Indemnifying Party and (ii) the stock portion of such amount shall be increased by Interim Dividends paid in stock on the Purchase Shares included in such Pro Rata Payment.

“Programming Agreement” means any Contract pursuant to which Seller or any of its Affiliates has the right to carry audio and/or video content or programming (or pay for or otherwise provide compensation with regard to cable television programming) on any Cable System and all related arrangements, including with respect to programming and launch initiatives and support; provided, that “Programming Agreement” shall not include any local Cable System leased access agreement required by Law.

“Proposed Change in Tax Law” means a proposal published in writing by (i) the President of the United States, (ii) the U.S. Treasury Department or any official on behalf of the U.S. Treasury Department (including the Office of Tax Policy), (iii) the Commissioner of the Internal Revenue Service or any official on behalf of the Internal Revenue Service, (iv) the House Ways and Means Committee or any member thereof (each such member, except for the chair and ranking minority member, a “Specified HWMC Member”), (v) the Senate Finance Committee or any member thereof (each such member, except for the chair and ranking minority member, a “Specified SFC Member”) or (vi) any other Congressional Committee (any such proposal that is not reported out of such Congressional Committee for sequential referral to either the House Ways and Means Committee or the Senate Finance Committee, a “Non-Referred Proposal”).

“Protections Order” means an order of the Bankruptcy Court approving Section 5.10 and Article VIII pursuant to sections 105, 363, 503(b) and 364 of the Bankruptcy Code.

“Proximate Cause Party” has the meaning set forth in Section 8.2.

“Purchase Price” has the meaning set forth in Section 2.5(c).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 5.7(d).

“Purchase Price Per Subscriber” means $3,810.

“Purchase Rights” means any purchase options, rights of first refusal or other rights that any Person may have (under the terms of any franchise or otherwise) to purchase all or any portion of a System owned or operated by any Person as a result of the Transaction or the transfer of any System pursuant to the Exchange.

“Purchase Shares” has the meaning set forth in Section 2.5(c).

“Qualified Customer” means a Basic Subscriber who, prior to the Closing, has been billed and, prior to one month following the Closing, has paid (disregarding payments subject to any rebates or similar programs) for services delivered during the period commencing two months prior to the Measurement Date and ending on the Measurement Date an amount no less than (i) for each month in such period, 50% of the Applicable Monthly Rate or (ii) 66.67% of the Applicable Monthly Rate in respect of any single month during such period. For the avoidance of doubt, in calculating a Qualified Customer for purposes of the Estimated Closing Adjustment Amount and the condition set forth in the second sentence of Section 6.2(h), the parties shall assume that no payments will be made by such Basic Subscriber after the Closing.

“Rate Regulatory Matter” means any proceeding or investigation with respect to a Cable System arising out of or related to the Cable Act (other than those affecting the cable television industry generally) dealing with, limiting or affecting the rates which can be charged by such Cable System for programming, equipment, installation, service or otherwise.

“Real Property Leases” means, with respect to each Specified Business, those leases, subleases, license agreements, and sublicense agreements, together with all extensions, supplements, amendments, other modifications and nondisturbance agreements relating thereto, governing real property Related to such Specified Business, including those with respect to the real properties listed on Schedule 1.1(n) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Real Property Sublease” means, with respect to any Specified Business, any lease, sublease, license or sublicense, together with all extensions, supplements, amendments and other modifications relating thereto, pursuant to which the Owned Real Property or the Leased Real Property (or any portion thereof) Related to such Specified Business is leased, subleased, licensed or sublicensed to others.

“Redemptions” means the transactions that are the subject matter of the Parent Redemption Agreement and of the TWE Redemption Agreement, including the Parent Redemption and the TWE Redemption.

“Registered” means issued by, registered with, renewed by, or the subject of a pending application before, any Government Entity or domain name registrar.

“Rejected Contracts” has the meaning set forth in Section 5.13(b).

“Rejection Claim” means, with respect to a Contract, any Claim arising out of (i) the termination of such Contract or the rejection of such Contract under section 365 of the Bankruptcy Code or (ii) a breach of or default under any such Contract entered into following the Petition Date as a result of the termination, rejection or breach of such Contract as a result of Buyer’s determination not to make such Contract an Assigned Contract, in each case assuming such termination, rejection or breach occurred as of the earlier of (A) the date on which such Contract is terminated or rejected or (B) the Closing Date.

“Related” means, with respect to any business or System, owned or held by, required for, or used, intended for use, leased, licensed, accrued, reserved or incurred in connection with, such business or System.

“Related to the Parent Business” means owned or held by, required for, used or intended for use, leased or licensed in connection with, the Parent Business as conducted by Parent and its Affiliates prior to the Closing.

“Remainder Plan” means, in the case of a 363 Sale, a chapter 11 plan, other than the JV Plan, filed by Seller and/or its Affiliates in connection with the Reorganization Case, providing for, among other things, the distribution of the proceeds of the Transaction (to the extent not otherwise provided for in the JV Plan) to the creditors and stakeholders of Seller and/or its Affiliates, but not for the effectuation of the Transaction (other than with respect to the distribution of the proceeds of the Transaction to the extent not otherwise provided for in the JV Plan), and satisfying the requirements of Section 5.13(j).

“Reorganization Case” has the meaning set forth in the Recitals.

“Retained Books and Records” has the meaning set forth in Section 5.1(d).

“Reversion Notice” has the meaning set forth in Section 8.6(a).

“Rigas Litigation” means the litigation described on Schedule 1.1(o) of the Seller Disclosure Schedule.

“Rights-of-Way” means, with respect to each Specified Business, the written rights-of-way easements, rights of access, rights of use, pole line or joint line agreements, underground conduit agreements, crossing agreements, railroad agreements, leases, subleases, licenses, sublicenses and other similar interests in real property (other than Owned Real Property and Leased Real Property), together with all extensions, supplements, amendments, other modifications and nondisturbance agreements relating thereto, Related to such Specified Business.

“Rights-of-Way Assignment Agreement” means, with respect to each Specified Business, an agreement in form and substance reasonably acceptable to Seller and Buyer and, to the extent relating to Transferred Rights-of-Way that are currently recorded, reasonably necessary to cause such assignments to be in recordable form, assigning to Buyer the Transferred Rights-of-Way Related to such Specified Business.

“Sale Bonus Program” has the meaning set forth in the definition of “Assumed Liabilities.”

“Sale Process” means the formal sale process of Seller’s Business announced by Seller on April 22, 2004 and commenced by Seller in September 2004.

“Schedule A Part” has the meaning set forth in the definition of “System Group.”

“SEC” means the Securities and Exchange Commission.

“SEC/DOJ Matters” means (i) the civil enforcement action captioned Securities and Exchange Commission v. Adelphia Communications Corporation, John J. Rigas, Timothy J. Rigas, Michael J. Rigas, James P. Rigas, James R. Brown and Michael C. Mulcahey, filed on July 24, 2002, alleging various securities fraud claims arising out of the Rigas family’s alleged misconduct, and the Department of Justice’s investigation related thereto, in each case as amended, modified and/or supplemented from time to time, and any related action or investigation commenced from time to time and (ii) any and all other Claims that the SEC or Department of Justice may have against Seller or any of its Affiliates (other than any Excluded Claim); provided, that, solely for purposes of Section 6.1(c), clause (ii) shall be deemed to exclude any such Claims that shall not have been asserted or threatened by the SEC or Department of Justice as of the Closing Date.

“SEC/DOJ Settlement” means a settlement, dismissal or other resolution of the SEC/DOJ Matters in full and pursuant to which after the Closing no Specified Business or any owner thereof shall have any Liability (including risk of criminal prosecution), including any obligation with respect to behavioral relief or similar action or limitation other than obligations not greater than those set forth in the form of letter agreement delivered by representatives of Friendco to representatives of Seller and Buyer on April 17, 2005.

“Securities Act” means the Securities Act of 1933.

“Self-Regulatory Organization” means the National Association of Securities Dealers, Inc., the American Stock Exchange, the NYSE, any national securities exchange (as defined in the Exchange Act) or any other similar self-regulatory body or organization.

“Seller” has the meaning set forth in the Preamble.

“Seller Audited Financial Statements” has the meaning set forth in Section 5.11(b).

“Seller Confidentiality Agreement” means the letter agreement, dated October 22, 2004, among Seller, Friendco and TWX, as amended by the letter agreement, dated November 9, 2004, the letter agreement, dated January 7, 2005 and the letter agreement dated as of the date hereof.

“Seller Disclosure Schedule” means the disclosure schedule attached hereto as Annex A.

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Seller Required Approvals” means, with respect to each Specified Business, all consents, approvals, waivers, authorizations, notices and filings, (a) required to be obtained by Seller or any of its Affiliates from, or to be given by Seller or any of its Affiliates to, or made by Seller or any of its Affiliates with, any Person, in connection with the execution, delivery and performance by Seller or any of its Affiliates of this Agreement, the Ancillary Agreements and the agreements contemplated thereby to which it is (or will be) a party, the failure of which to obtain or make would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, other than the [Confirmation]Transaction Order and the LFA Approvals, or (b) that are listed on Schedule 1.1(p) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Seller Severance Plan” has the meaning set forth in Section 5.8(c).

“Seller Subscriber Accounting Policy” has the meaning set forth in Section 3.16(e).

“Seller’s 401(k) Plan” has the meaning set forth in Section 5.8(j).

“Seller’s Objection” has the meaning set forth in Section 2.6(c).

“Seller’s Statement” has the meaning set forth in Section 2.6(a).

“Shared Assets and Liabilities” means the Assets and Liabilities set forth on Schedule 1.1(h) of the Seller Disclosure Schedule and any other Assets required to have been listed thereon in order for the representation and warranty in Section 3.20(b) to be true and correct.

“Significant Subsidiary” of any Person means a Subsidiary of such Person that would constitute a “significant subsidiary” (within the meaning of Rule 102 of Regulation S-X of the SEC).

“SOA” means the Sarbanes-Oxley Act of 2002.

“Special Term” has the meaning set forth in Section 3.15(b).

“Specified Business” means each of the Group 1 Business and the Group 2 Business.

“Specified HWMC Member” has the meaning set forth in the definition of “Proposed Change in Tax Law.”

“Specified SFC Member” has the meaning set forth in the definition of “Proposed Change in Tax Law.”

“Specified Systems” means each of the Group 1 Systems, the Group 2 Systems and the MCE Systems.

“Stock Awards” has the meaning set forth in Section 5.8(q).

“Sublease Assignment Agreement” means, with respect to each Specified Business, one or more agreements in form and substance reasonably acceptable to Seller and Buyer and reasonably necessary to cause such agreements to be recordable, assigning to Buyer the Transferred Real Property Subleases Related to such Specified Business.

“Subscriber” means any Basic Subscriber, Digital Subscriber or HSI Subscriber.

“Subscriber Accounting System” has the meaning set forth in Section 5.23.

“Subscriber Adjustment Amount” means, with respect to each Specified Business, the product of (i) Purchase Price Per Subscriber multiplied by (ii) if (A) the absolute value of the Subscriber Change is less than or equal to the Subscriber Basket, zero and (B) the absolute value of the Subscriber Change is greater than the Subscriber Basket, (1) if the Subscriber Change is a negative amount, the sum of the Subscriber Change plus the Subscriber Basket for such Specified Business and (2) if the Subscriber

Change is a positive amount, the sum of the Subscriber Change minus the Subscriber Basket for such Specified Business.

“Subscriber Basket” means, with respect to each Specified Business, the number of Basic Subscribers set forth opposite such Specified Business in Schedule 1.1(q)(i) of the Seller Disclosure Schedule; provided, however, that the Subscriber Basket allocated to the Group 2 Business shall be reduced by the MCE Subscriber Basket Component (if there are any Disputed MCE Systems).

“Subscriber Cap” means, with respect to each Specified Business, the number of Basic Subscribers set forth with respect to such Specified Business in Schedule 1.1(q)(ii) of the Seller Disclosure Schedule; provided, however, that the Subscriber Cap allocated to the Group 2 Business shall be reduced by the MCE Subscriber Cap Component (if there are any Disputed MCE Systems).

“Subscriber Change” means, with respect to each Specified Business, the Base Subscriber Number for such Specified Business minus the Closing Subscriber Number for such Specified Business, expressed as a positive, if positive, or as a negative, if negative; provided, that, except for purposes of calculating the Subscriber Adjustment Amount for each Disputed MCE System pursuant to Section 2.7(a),  the absolute value of the Subscriber Change shall not exceed the Subscriber Cap for such Specified Business.

“Subsequent Adjustment Amount” has the meaning set forth in Section 2.6(f).

“Subsidiary” means, with respect to any Person, any entity whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries; it being understood that (i) Bright House Networks, LLC shall be deemed not to be a Subsidiary of Parent or any of its Affiliates so long as its day-to-day operations are managed by Advance Publications, Inc., a New York corporation, Advance/Newhouse Partnership, a New York general partnership, or any of their respective Affiliates pursuant to the Partnership Agreement for Time Warner Entertainment-Advance/Newhouse Partnership, a New York general partnership (“TWE-A/N”), (ii) TWE-A/N shall be deemed a wholly owned, indirect Subsidiary of Parent, and (iii) the Tele-Media Entities shall be deemed to be Subsidiaries of Seller.

“Superior Alternate Plan” has the meaning set forth in Section 5.10(b).

“Superior Proposal” has the meaning set forth in Section 5.10(a).

“System” means (i) a cable system, as such term is defined in the Communications Act, and (ii) to the extent relating to areas referred to on a Schedule A Part as a non-primary Cost Center, a multichannel video programming distribution system operated through (A) bulk, commercial or multiple dwelling units, (B) satellite master antenna television units or (C) former Verizon cable systems in Thousand Oaks, Oxnard, Port Hueneme and El Rio, California.

“System Group” means, with respect to each Specified Business and each Specified Business (as defined in the Friendco Purchase Agreement), the Systems that are a part of such Specified Business as set forth in the applicable part of Schedule A of the Seller Disclosure Schedule or Schedule A of the Seller Disclosure Schedule (as defined in the Friendco Asset Purchase Agreement) (each, a “Schedule A Part”).

“Target Capital Expenditure Amount” means, with respect to each Specified Business, the aggregate amount of capital expenditures budgeted to be made in respect thereof, respectively, subsequent to December 31, 2004 and up to and including the end of the month immediately preceding the Closing Date or, if the Closing occurs on a month-end, up to and including such month, as set forth in the Budget; provided, however, that in the event any Disputed MCE Systems exist as of the Closing, then the Target Capital Expenditure Amount in respect of the Group 2 Business shall be reduced by the amounts included in the Budget in respect of each Disputed MCE System through the month ending (i) on the Closing Date if the Closing occurs on a month-end or (ii) immediately prior to the Closing Date if the Closing does not occur on a month-end (it being understood that the amounts included in the Budget in respect of each Disputed MCE System shall be deemed for purposes hereof to equal the amounts included in the Budget in respect of all MCE Systems multiplied by the quotient obtained by dividing (x) the aggregate number of Basic Subscribers served by such Disputed MCE System as of December 31, 2004 by (y) the aggregate number of Basic Subscribers served by all MCE Systems as of December 31, 2004); provided, further, that, if the Subscriber Change for a Specified Business is a positive number, the Target Capital Expenditure Amount for such Specified Business shall be reduced by an amount equal to the lesser of (A) the product of the Subscriber Change multiplied by $210.00 and (B) (1) with respect to the Group 1 Business, $21,100,000 and (2) with respect to the Group 2 Business, $19,100,000.

“Tax Law” means the Code, final, temporary or proposed Treasury regulations, published pronouncements of the U.S. Treasury Department or IRS, court decisions or other relevant binding legal authority (and similar provisions, pronouncements, decisions and other authorities of state, local and foreign Law).

“Tax Return” shall mean any report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Government Entity with respect to any Tax, including an information return, claim for refund, amended return, declaration, or estimated Tax returns in connection with the determination, assessment, collection or administration of any income Tax.

“Taxes” means all federal, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes (including any payment required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar Law) together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tele-Media Entities” means each of TMC Holding Corporation, a Delaware corporation, TMC Holdings, LLC, a Delaware limited liability company, Adelphia Company of Western Connecticut, a Connecticut corporation, Tele-Media Investment Partnership, L.P., a Delaware limited partnership, Eastern Virginia Cablevision, L.P., a Delaware limited partnership, Eastern Virginia Cablevision Holdings LLC, a Delaware limited liability company, Tele-Media Company of Hopewell-Prince George, a Virginia general partnership, Tele-Media Company of Tri-States, L.P., a Delaware limited partnership, CMA Cablevision Associates VII, L.P., a Pennsylvania limited partnership, and CMA Cablevision Associates XI, L.P., a Pennsylvania limited partnership.

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“Third Party Confidentiality Agreement” has the meaning set forth in Section 5.21.

“Total Liabilities” means, with respect to each Specified Business, all Liabilities, expressed as a positive number, of such Specified Business as of the Closing (after giving effect to the Transaction), as would be reflected on the face of a balance sheet (excluding any footnotes thereto) prepared in accordance with GAAP consistently applied (to the extent GAAP was previously applied) for such Specified Business; provided, however, that Total Liabilities shall include the following:  accounts payable, accrued expenses (including all accrued vacation time, sick days, paid time off, copyright fees, franchise fees and other license fees or charges), Liabilities with respect to unearned income and advance payments (including subscriber prepayments and deposits for converters, encoders, cable television service and related sales) and interest, if any, required to be paid on advance payments; provided, further, that (a) in no event shall Total Liabilities include (i) Liabilities that constitute Assumed Liabilities pursuant to clauses (iii) (other than part (C) thereof), (iv) (other than accrued but unpaid Franchise fees and any reserves for Franchise fee audits), (v), (vi), and (vii) of the definition of “Assumed Liabilities” or (ii) Excluded Liabilities, and (b) Liabilities (i) under the Sale Bonus Program included in clause (iii)(C) of the definition of “Assumed Liabilities” and (ii) under purchase orders outstanding as of the Closing will be treated, for purposes hereof, as part of the Total Liabilities of the relevant Specified Business as of the Closing regardless of whether they would otherwise be treated as such under GAAP but subject in any event to the remainder of this definition. For purposes of determining Total Liabilities in respect of any Disputed MCE System, all references above to the Closing shall be deemed to mean, with respect to any Disputed MCE System, the MCE Closing.

“Transaction” means the transactions that are the subject of this Agreement, including the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities; provided, however, that Transaction shall not include the Friendco Transaction.

“Transaction Order” means the Confirmation Order or the 363 Order, as applicable.

“Transfer Tax Escrow Account” means an interest bearing account held by the Escrow Agent, which shall be established pursuant to the Transfer Tax Escrow Agreement; it being understood that (X) in all events the total amount to be deposited in the Transfer Tax Escrow Account by Seller shall not exceed (i) $10,000,000 minus (ii) any amounts paid by Seller to Buyer in respect of Incremental Transfer Taxes and (Y) Seller shall pay all reasonable costs necessary to establish and maintain such account.

“Transfer Tax Escrow Agreement” shall mean an escrow agreement to be executed at the Closing, in form and substance mutually agreeable to Buyer and Seller (each acting reasonably and in good faith), which shall set forth the terms pursuant to which funds shall be deposited to and released from the Transfer Tax Escrow Account pursuant to the terms of Section 5.7(c).

“Transfer Tax Returns” has the meaning set forth in Section 5.7(c)(ii).

“Transfer Taxes” has the meaning set forth in Section 5.7(c)(i).

“Transferred Assets” has the meaning set forth in Section 2.1.

“Transferred Cash” has the meaning set forth in Section 2.1(a).

“Transferred Employees” has the meaning set forth in Section 5.8(e)(ii).

“Transferred Employees’ Records” means all personnel files related to the Transferred Employees, but not including any files the transfer of which would be prohibited by Law.

“Transferred Intellectual Property” means, with respect to each Specified Business, the Intellectual Property owned by Seller or its Affiliates and Related to such Specified Business, including that set forth on Schedule 1.1(r) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Transferred Intellectual Property Contracts” means, with respect to each Specified Business, (i) the licenses, sublicenses, distributor agreements and permissions, and royalty agreements concerning Intellectual Property to which Seller or any of its Affiliates is a party and which are Related to such Specified Business and are Assigned Contracts and (ii) the rights and entitlements, including the right to receive royalty payments, pursuant to any licenses, sublicenses, distributor agreements and permissions or royalty agreements to which Seller or any of its Affiliates is a party and under which a third party licensee obtains benefits pursuant to section 365(n) of the Bankruptcy Code and which are Related to such Specified Business and are Assigned Contracts.

“Transferred Investment Assignment Agreement” means, with respect to each Specified Business, an agreement in form and substance reasonably acceptable to

Seller and Buyer, providing for the assignment and assumption of Transferred Investments Related to such Specified Business.

“Transferred Investments” means, with respect to each Specified Business, (i) the Equity Securities identified on Schedule 1.1(s)(i)   of the Seller Disclosure Schedule and allocated to such Specified Business pursuant to the Designated Allocation, it being understood that, by written notice to Seller delivered on one or more occasions and no fewer than 10 Business Days prior to the Closing, Buyer shall be entitled to remove any item from Schedule 1.1(s)(i) of the Seller Disclosure Schedule with respect to which any material Investment Document was not provided to Buyer prior to the date hereof, and (ii) those Equity Securities identified on Schedule 1.1(s)(ii) of the Seller Disclosure Schedule that Buyer selects to be allocated to a Specified Business, it being understood that such selection shall be made in the same manner, and subject to the same conditions, as are applicable to the selection of Contracts as Assigned Contracts pursuant to Section 5.13 (with the determination of whether or not an item will be treated as an OCB Contract made on the basis of the primary agreement containing the business terms applicable to the applicable Investment Entity).

“Transferred Joint Venture Parents” has the meaning ascribed to such term in the Friendco Purchase Agreement.

“Transferred Leased Real Property” means Leased Real Property that is the subject of a Transferred Real Property Lease.

“Transferred Owned Real Property” means Owned Real Property that is not an Excluded Asset pursuant to Section 2.2(h).

“Transferred Real Property Leases” means Real Property Leases that are Assigned Contracts.

“Transferred Real Property Subleases” means Real Property Subleases that are Assigned Contracts and that relate to (i) the Transferred Owned Real Property or (ii) the Transferred Leased Real Property.

“Transferred Rights-of-Way” means all Rights-of-Way, provided that to the extent a Right-of-Way is a Contract, Transferred Rights-of-Way shall mean Rights-of-Way that are Assigned Contracts.

“Transitional Services” has the meaning set forth in Section 5.24.

“TWE” means Time Warner Entertainment Company, L.P., a Delaware limited partnership.

“TWE-A/N” has the meaning set forth in the definition of “Subsidiary.”

“TWE Redemption” means the redemption of limited partnership interests in TWE pursuant to the TWE Redemption Agreement.

“TWE Redemption Agreement” means the Redemption Agreement, dated as of the date hereof, by and among Friendco, Comcast Cable Communications Holdings, Inc., MOC Holdco I, LLC, TWE Holdings I Trust, Cable Holdco III LLC, TWE, TWX and Parent.

“TWX” means Time Warner Inc., a Delaware corporation.

“TWX Agreement” means that certain Agreement, dated March 31, 2003, between TWX, Parent and an Affiliate of Friendco.

“TWX Confidentiality Agreement” means the letter agreement, dated November 9, 2004, between TWX and Seller.

“Unallocated Shared Assets and Liabilities” means those Assets and Liabilities (and the related revenue and expenses) identified as such on Schedule 1.1(h) of the Seller Disclosure Schedule.

“Union Employee” has the meaning set forth in Section 5.8(b).

“U.S. Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“US Trustee” means the United States Trustee for Region 2 or such other region in which the reorganization case of any Managed Cable Entity or Non-Debtor Subsidiary is pending.

“WARN” means the Worker Adjustment and Retraining Notification Act.

Section 1.2  Other Interpretive Provisions. Unless the express context otherwise requires:

(a)           the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)           the terms “Dollars” and “$” mean United States Dollars;

(d)           any payment hereunder to be made in the form of shares of Parent Class A Common Stock shall be made only in whole shares and, in lieu of payment of any fractional shares, a cash payment shall be made in an amount equal to the value of such fractional shares valued at the Per Share Value of the Purchase Shares;

(e)           references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(f)            wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g)           references herein to any gender include each other gender;

(h)           references herein to any Person include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(i)            references herein to a Person in a particular capacity or capacities exclude such Person in any other capacity;

(j)            references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(k)           with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(l)            references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(m)          references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise;

(n)           references herein to sections of the Code shall be construed to also refer to any successor sections;

(o)           the rules of construction contained in section 102 of the Bankruptcy Code (except section 102(8) of the Bankruptcy Code) shall apply; and

(p)           in the event of any inconsistency between the terms of the Plan, the JV Plan, the Remainder Plan or the 363 Motion and this Agreement, the terms of this Agreement shall control.

ARTICLE II

PURCHASE AND SALE OF THE SPECIFIED BUSINESSES

Section 2.1  Purchase and Sale of Assets. Subject to Sections 2.7, 2.11 and 5.13(h), on the terms and subject to the conditions set forth herein, at the Closing, Seller shall, and shall cause each of its Affiliates to, sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller and each of its Affiliates (x) the Transferred Investments and (y) all of Seller’s and each of its Affiliates’ Assets that are Related to the Acquired Business, including the Acquired Systems, except for the Excluded Assets (clauses (x) and (y), collectively, the “Transferred Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances (or, in the case of the Transferred Investments, Encumbrances under the Investment Documents), including the following:

(a)           all cash and cash equivalents consisting of (i) petty cash-on-hand, (ii) Condemnation Proceeds and (iii) Insurance Claims (collectively, the “Transferred Cash”);

(b)           Accounts Receivable;

(c)           Assigned Contracts;

(d)           Transferred Intellectual Property and Transferred Intellectual Property Contracts;

(e)           Books and Records;

(f)            Fixtures and Equipment;

(g)           Transferred Real Property Leases;

(h)           Transferred Real Property Subleases;

(i)            Transferred Owned Real Property;

(j)            Transferred Rights-of-Way;

(k)           Insurance Claims and Condemnation Proceeds to the extent not included under subsection (a) above;

(l)            except as set forth in Section 2.2(k), all claims (and the proceeds related thereto) available to or being pursued by Seller or any of its Affiliates to the extent related to the Transferred Assets, the Assumed Liabilities or the ownership, use, function or value of any Transferred Asset;

(m)          all credits, prepaid expenses, advance payments, security deposits, prepaid items and duties to the extent related to a Transferred Asset;

(n)           to the extent their transfer is not prohibited by Law, all Authorizations held by Seller or any of its Affiliates and all applications therefor;

(o)           all guaranties, representations, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates to the extent related to any Transferred Asset, except to the extent included in Excluded Assets;

(p)           all other current assets; and

(q)           all rights of Seller set forth in Section 5.12 of the Friendco Purchase Agreement;

provided, that the sale, conveyance, transfer, assignment or delivery of a Transferred Asset shall, except as otherwise directed by Buyer in a manner consistent with the like allocations of Friendco pursuant to the Friendco Purchase Agreement (provided, that the effect of any such allocation so directed by Buyer that is different than the allocation that would occur in the absence of such direction shall be disregarded for the purposes of making any determination with respect to (x) the representations, warranties or covenants of Seller herein, (y) the Closing Adjustment Amount and (z) the satisfaction of the conditions set forth in Article VI, in each case, to the extent such determination would be different (but in the case of the Closing Adjustment Amount, only to the extent the aggregate Closing Adjustment Amount and the Closing Adjustment Amount (as defined in the Friendco Purchase Agreement) would be different) as a result of such direction), be allocated among each of the Specified Businesses and the Friendco Business in the following manner (provided, that (A) in no event will any of the following allocations result in the transfer of subscribers from one System Group to another and (B) any allocation of capital expenditures shall be made in accordance with Schedule 5.2(s) of the Seller Disclosure Schedule or, if not addressed in such Schedule as set forth below):  if such Transferred Asset is (i) Related only to a single Specified Business and not to the Friendco Business, to such Specified Business, (ii) included in the Group 1 Shared Assets and Liabilities pursuant to Schedule 1.1(h) of the Seller Disclosure Schedule, to the Group 1 Business, (iii) included in the Group 2 Shared Assets and Liabilities pursuant to Schedule 1.1(h) of the Seller Disclosure Schedule, to the Group 2 Business, (iv) solely Related to the Friendco Business or allocated to the Friendco Business pursuant to Schedule 1.1(f) of the Seller Disclosure Schedule (as defined in the Friendco Purchase Agreement), to the Friendco Business, (v) is readily divisible, Related to more than one of the Group 1 Business, the Group 2 Business and the Friendco Business and not allocated pursuant to clause (i), (ii), (iii) or (iv), allocated to such Group 1 Business, Group 2 Business and/or Friendco Business to which it is Related pro rata based on the number of Basic Subscribers served by such Group 1 Business, Group 2 Business or Friendco Business (as applicable) as of the Closing and (vi) not allocated pursuant to clause (i), (ii), (iii), (iv) or (v) and is (A) Primarily Related to the Friendco Business, to the Friendco Business, (B) Primarily Related to the Group 1 Business, to the Group 1 Business or (C) not Primarily Related to the Friendco Business or the Group 1 Business, to the Group 2 Business (the allocation of such assets pursuant to this proviso to this Section 2.1, the “Designated Allocation”). Notwithstanding anything to the contrary in this Section 2.1, any Asset included in the Unallocated Shared Assets and Liabilities that is not a Transferred Asset pursuant to the Designated Allocation shall not be deemed to be a Transferred Asset.

Section 2.2  Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing, Seller and its Affiliates shall retain, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the

Transferred Assets shall not include, any of the Friendco Transferred Assets (except as set forth in Section 5.15) or the following Assets (collectively, the “Excluded Assets”):

(a)           all Assets with respect to Taxes (including duty and tax refunds and prepayments) and net operating losses of Seller or any of its Affiliates;

(b)           except to the extent set forth in Section 5.1(d), all Tax Returns of Seller or any of its Affiliates and all Books and Records (including working papers) and tax software to the extent directly related thereto;

(c)           all insurance policies and rights thereunder other than the Insurance Claims;

(d)           all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items, in each case, only to the extent related to any Asset that is not a Transferred Asset;

(e)           all cash and cash equivalents, except for the Transferred Cash;

(f)            all Intercompany Receivables;

(g)           all Contracts (including all Third Party Confidentiality Agreements) other than Assigned Contracts;

(h)           (i) any Owned Real Property that, and any lease (other than a lease designated by Buyer as an Assigned Contract) for real property that, (A) is vacant, (B) contains only inactive headends, inactive hubsites or inactive optical transition nodes or (C) is solely residential in nature and (ii) the Owned Real Property set forth on Schedule 2.2(h) of the Seller Disclosure Schedule; provided, however, that, from time to time prior to the Closing but no later than ten Business Days prior to the Closing, Buyer may designate any other Owned Real Property to be included on such Schedule 2.2(h) of the Seller Disclosure Schedule;

(i)            all Programming Agreements (other than any retransmission consent agreement that is an Assigned Contract);

(j)            all Assets listed on Schedule 2.2(j) of the Seller Disclosure Schedule;

(k)           (i) all claims (and proceeds related thereto) set forth on Schedule 2.2(k) of the Seller Disclosure Schedule relating to (A) the Rigas Litigation or (B) the Designated Litigation, (ii) all other claims (and proceeds related thereto) that Seller or any of its Affiliates may make after the date hereof to the extent not affecting any Specified Business (including any Transferred Asset or Assumed Liability) in any material respect and (iii) any claims of Seller or its Affiliates against Seller or any of its Affiliates (other than any claim against any Investment Entity) to the extent not affecting any Specified Business (including any Transferred Asset or Assumed Liability);

(l)            all personnel records, other than the Transferred Employees’ Records;

(m)          all rights in connection with and Assets of the Benefit Plans;

(n)           except for the Transferred Investments, all Equity Securities or other rights of Seller or any of its Affiliates in any other Person, including any Asset Transferring Subsidiary;

(o)           Assets allocated to the Friendco Business pursuant to the Designated Allocation; and

(p)           state certificates of public convenience and necessity or similar state telecommunication Authorizations except for those that Buyer designates in writing as Transferred Assets at least ten Business Days prior to the Closing.

Section 2.3  Assumption of Liabilities. On the terms and subject to the conditions set forth herein and in partial consideration of the sale of the Transferred Assets, at the Closing, Buyer shall assume and discharge or perform when due all the Assumed Liabilities; it being understood that the assumption of an Assumed Liability shall, except as otherwise allocated by Buyer in a manner consistent with the like allocations of Friendco pursuant to the Friendco Purchase Agreement (provided, that the effect of any such allocation so directed by Buyer that is different than the allocation that would occur in the absence of such direction shall be disregarded for the purposes of making any determination with respect to (x) the representations, warranties or covenants of Seller herein, (y) the Closing Adjustment Amount and (z) the satisfaction of the conditions set forth in Article VI, in each case, to the extent such determination would be different (but in the case of the Closing Adjustment Amount, only to the extent the aggregate Closing Adjustment Amount and the Closing Adjustment Amount (as defined in the Friendco Purchase Agreement) would be different) as a result of such direction), be allocated among each of the Specified Businesses and the Friendco Business in the following manner:  if such Assumed Liability is (i) Related only to a single Specified Business and not to the Friendco Business, to such Specified Business, (ii) included in the Group 1 Shared Assets and Liabilities pursuant to Schedule 1.1(h) of the Seller Disclosure Schedule, to the Group 1 Business, (iii) included in the Group 2 Shared Assets and Liabilities pursuant to Schedule 1.1(h) of the Seller Disclosure Schedule, to the Group 2 Business, (iv) solely Related to the Friendco Business or allocated to the Friendco Business pursuant to Schedule 1.1(f) of the Seller Disclosure Schedule (as defined in the Friendco Purchase Agreement), to the Friendco Business and (v) not allocated pursuant to clause (i), (ii), (iii) or (iv), then to the Friendco Business, to the extent Related to the Friendco Business, to the Group 1 Business, to the extent Related to the Group 1 Business, and to the Group 2 Business, to the extent Related to the Group 2 Business (which allocations shall be made in each case after giving effect to the allocations to each such Friendco Business and Specified Business pursuant to the Designated Allocation).

Section 2.4  Excluded Liabilities. Seller and its Affiliates shall retain and be responsible for all Excluded Liabilities. Notwithstanding anything to the contrary in this

Agreement, Buyer shall not assume, and neither Buyer nor any of its Affiliates shall have any Liability for, any Liability of Seller or any Affiliate of Seller that is not expressly assumed by Buyer pursuant to Section 2.3.

Section 2.5  Purchase Price. On the terms and subject to the conditions set forth herein, in consideration of the sale of the Transferred Assets, at the Closing, Buyer shall:

(a)           assume the Assumed Liabilities;

(b)           pay to Seller, an aggregate amount in cash equal to $9,154,000,000, as adjusted pursuant to Sections 2.6(a)[ and], 2.6(f) and 8.6(a) (as so adjusted, the “Cash Consideration”); and

(c)           cause Parent to issue and deliver, on behalf of Buyer, to Seller, such number of shares of Parent’s Class A Common Stock, par value $0.01 per share (the “Parent Class A Common Stock”), as shall represent 16% of the outstanding Equity Securities of Parent calculated on a Fully Diluted Basis (after giving effect to such issuance and assuming for purposes of such calculation the completion of the Redemption pursuant to the Parent Redemption Agreement  but without giving effect to any adjustment pursuant to Section 2.6 or 2.7), subject to adjustment of such number of shares pursuant to Sections 2.6(f) and 2.7 (as so adjusted, the “Purchase Shares” and, together with the Cash Consideration, the “Purchase Price”);

provided, however, that, in lieu of payment to Seller, Buyer shall deliver or cause to be delivered, at the Closing, 4% of the Purchase Price in the form of a Pro Rata Payment (after giving effect to any adjustment thereof that is effected as of the Closing) (collectively, as such amount may be increased in accordance with Section 2.6(f) or 2.7(c), the “Escrow Amount”) to be held by the Escrow Agent in an account, the cash component of which shall bear interest (the “Escrow Account”), pursuant to the Escrow Agreement, which Escrow Amount shall be paid in whole or in part in accordance with the terms of the Escrow Agreement to (i) the Buyer Indemnified Parties to the extent necessary to satisfy any obligation of Seller pursuant to Section 7.2(a), (ii) Buyer to the extent necessary to satisfy a payment obligation of Seller, if any, pursuant to Section 2.6(f) or 2.7(d), (iii) Seller, on the date that is six months following the Closing Date, to the extent of the excess, if any, of 33% of the Escrow Amount deposited at the Closing over the sum of (A) all amounts paid pursuant to the immediately preceding clauses (i) and (ii), plus (B) the maximum amount that could reasonably be expected to be necessary to satisfy all claims by the Buyer Indemnified Parties pursuant to Section 7.2(a) asserted on or prior to such date, and (iv) Seller to the extent of any remaining funds and/or shares in the Escrow Account as of the Buyer Indemnification Deadline (subject, with respect only to the MCE Purchase Shares, to Section 2.7(d)), except to the extent of the maximum amount that could reasonably be expected to be necessary to satisfy all claims by the Buyer Indemnified Parties pursuant to Section 7.2(a) asserted on or prior to the Buyer Indemnification Deadline (subject, with respect only to the MCE Purchase Shares, to Section 2.7(d)). All amounts payable from the Escrow Account shall be paid in the form of an Escrow Payment. Any Escrow Payment or Pro Rata Payment to be made hereunder shall be made (x) in respect of any distribution of shares of Parent Class A

Common Stock by (I) delivery of stock certificates representing such shares, registered in the name of Buyer or Seller, as the case may be, or (II) confirmation of a book-entry transfer of such shares in form and substance reasonably satisfactory to Buyer or Seller, as the case may be, and the Escrow Agent, and (y) in respect of any distribution of cash, by wire transfer of immediately available funds to an account designated by Buyer or Seller, as the case may be, at least five Business Days prior to such payment.

Section 2.5A         Purchase Shares. For the avoidance of doubt, 156.380952 shares of Parent Class A Common Stock would be the number of shares required to be delivered pursuant to Section 2.5(c) at the Closing (before giving effect to any adjustment under Section 2.6 or 2.7) assuming that (a) the number of outstanding Equity Securities as of the date hereof is as represented in Sections 4.4(b)(i) and (b)(ii), (b) the Equity Securities subject to redemption under the Parent Redemption Agreement is 179 shares of Parent Class A Common Stock, and (c) no additional Equity Securities were issued by Parent on or after the date hereof in violation of Section 5.3 hereof; provided that if any pro rata stock dividend (or any stock split or similar recapitalization) is effected between the date hereof and Closing as permitted hereunder then such number of shares would be adjusted accordingly (by operation of the definition of Fully Diluted Basis).

Section 2.6             Closing Adjustment Amount.

(a)           No later than ten Business Days prior to the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Buyer, with respect to each Specified Business, a statement (each, a “Seller’s Statement”), which shall set forth Seller’s good faith estimate of the Closing Adjustment Amount which shall be determined in accordance with this Agreement (the “Estimated Closing Adjustment Amount”). Each Seller’s Statement shall be accompanied by a certification of Seller’s Chief Financial Officer to the effect that such Seller’s Statement has been prepared in good faith in accordance with this Agreement based on the books and records of such Specified Business and be reasonably satisfactory to Buyer. If the sum of the Estimated Closing Adjustment Amounts for the Specified Businesses is a negative number, then the Cash Consideration payable at the Closing shall be decreased by the absolute value of such sum. If the sum of the Estimated Closing Adjustment Amounts for the Specified Businesses is a positive number, then the Cash Consideration payable at the Closing shall be increased by such sum.

(b)           As soon as practicable but in no event more than 90 days following the Closing, Buyer shall prepare, or cause to be prepared, and deliver to Seller, with respect to each Specified Business, a statement (each, a “Buyer’s Statement”) of the actual Closing Adjustment Amount, as of the Closing Date, which shall be determined in accordance with this Agreement. Each Buyer’s Statement shall be accompanied by a certification of Buyer’s Chief Financial Officer to the effect that such Buyer’s Statement has been prepared in accordance with this Agreement based on the books and records of such Specified Business.

(c)           Seller and Seller’s accountants shall complete their review of each of the Buyer’s Statements and Buyer’s calculations of the Closing Adjustment Amount within 30 days after delivery thereof by Buyer. In the event that Seller determines in good faith that any Buyer’s Statement has not been prepared in accordance with this Agreement, Seller shall, on or before the last day of such 30-day period, so inform Buyer in writing setting forth a specific description of the basis of Seller’s determination and the adjustments to such Buyer’s Statement and the corresponding adjustments to the applicable Closing Adjustment Amount that Seller believes should be made in accordance with this Agreement (a “Seller’s Objection”). If no Seller’s Objection is received by Buyer on or before the last day of such 30-day period, then the Closing Adjustment Amount set forth in a Buyer’s Statement shall be final and binding upon Seller. Buyer shall have 30 days from its receipt of a Seller’s Objection to review and respond to such Seller’s Objection.

(d)           If Seller and Buyer are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in any Seller’s Objection within 15 days following the completion of Buyer’s review of such Seller’s Objection, they shall refer any remaining disagreements to the CPA Firm which, acting as experts and not as arbitrators, shall determine, in accordance with this Agreement based on the books and records of the applicable Specified Business, and only with respect to the remaining differences so submitted (and within the range of dispute between Buyer’s Statement and Seller’s Objection with respect to each such difference), whether and to what extent, if any, any Closing Adjustment Amount requires adjustment. Buyer and Seller shall instruct the CPA Firm to deliver its written determination to Buyer and Seller no later than 30 days after the remaining differences underlying any such Seller’s Objection are referred to the CPA Firm. The CPA Firm’s determination shall be conclusive and binding upon Buyer and Seller and their respective Affiliates. With respect to each Seller’s Objection, the fees and disbursements of the CPA Firm shall be borne equally by Seller and Buyer. Buyer and Seller shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the determination of any Closing Adjustment Amount and all other items reasonably requested by the CPA Firm in connection therewith.

(e)           Buyer shall provide to Seller and its accountants full access to the books and records of each Specified Business and to any other information, including work papers of its accountants (to the extent permitted by such accountants), and to any employees during regular business hours and on reasonable advance notice, to the extent reasonably necessary for Seller to review each Buyer’s Statement, to prepare a Seller’s Objection, if any, and to prepare materials for presentation to the CPA Firm in connection with Section 2.6(d). Seller and its accountants shall have full access to all information used by Buyer in preparing such Buyer’s Statement, including the work papers of its accountants (to the extent permitted by such accountants).

(f)            Upon satisfaction of the applicable procedures of this Section 2.6, the Purchase Price shall be adjusted with respect to each Specified Business by an amount equal to (i) the Final Adjustment Amount of such Specified Business minus (ii) the Estimated Closing Adjustment Amount of such Specified Business (the “Subsequent Adjustment Amount”). If the Subsequent Adjustment Amount is a positive number, then the Purchase Price allocated to such Specified Business shall be increased by the Subsequent Adjustment Amount and Buyer shall promptly (and in any event within five Business Days) after the final determination thereof pay to the Escrow Agent, for deposit into the Escrow Account, a Pro Rata Payment equal to the Subsequent Adjustment Amount. If the Subsequent Adjustment Amount is a negative number, then the Purchase Price allocated to such Specified Business shall be decreased by the absolute value of the Subsequent Adjustment Amount and Buyer shall be entitled to an Escrow Payment equal to the Subsequent Adjustment Amount from the Escrow Account promptly (and in any event within five Business Days) after the final determination of the Subsequent Adjustment Amount; provided, however, that, to the extent the payment obligations pursuant to this sentence exceed the remaining funds in the Escrow Account, Seller shall promptly (and in any event with five Business Days) after the final determination of the Subsequent Adjustment Amount, pay such excess amount to Buyer by wire transfer of immediately available funds to an account designated by Buyer.

Section 2.7             MCE Systems.

(a)           Notwithstanding anything to the contrary contained herein, if any MCE System has not been finally determined to be wholly owned by Seller or its wholly owned Subsidiaries (it being understood that, for purposes of this Section 2.7(a), if Seller has the right to cause the transfer of good and marketable title to the Assets of any MCE System (free and clear of all Encumbrances other than Permitted Encumbrances) to Buyer (or has otherwise arranged for such transfer to occur at the Closing to the reasonable satisfaction of Buyer), such Disputed MCE System shall be deemed to be wholly owned by Seller) or has been finally determined to be so owned but as to which there has not been an MCE Discharge as of the date on which the Seller’s Statements are delivered under Section 2.6(a) (each such MCE System, a “Disputed MCE System”), then (i) the geographical areas serviced by such Disputed MCE System shall be deemed not to be listed on Schedule A of the Seller Disclosure Schedule and such Disputed MCE System shall be deemed not to be included in the Group 2 Business or otherwise Related to the Group 2 Business or the Acquired Business, (ii) any Assets, Liabilities or Employees that would, but for clause (i) above, have been Transferred Assets, Assumed Liabilities or Transferred Employees shall be deemed not to be Transferred Assets, Assumed Liabilities or Transferred Employees, respectively, (iii) the Closing shall be effected without such Disputed MCE System, (iv) the Purchase Price (before adjustment under Section 2.6) shall be reduced by an aggregate amount equal to the product of (A) the MCE Purchase Price multiplied by (B) the quotient obtained by dividing (1) the aggregate number of Basic Subscribers served by all such Disputed MCE Systems as of December 31, 2004 by (2) the aggregate number of Basic Subscribers served by all MCE Systems as of December 31, 2004, such reduction to be applied solely to the Purchase Shares (where each Purchase Share is valued at the Per Share Value of the Purchase Shares) (the amount of such Purchase Share reduction with respect to each such Disputed MCE System, the “Initial MCE Purchase Price”), (v) the Seller’s Statement delivered in respect of the Group 2 Business shall be prepared to reflect the foregoing and (vi) with respect to the Disputed MCE Systems, the determination of the Closing Adjustment Amount (calculated as to each such Disputed MCE System separately as if it were its own Specified Business and assuming the Net Liabilities Adjustment Amount for each such Disputed MCE System is zero) shall be made in accordance with Section 2.6 except that the Subscriber Cap shall not apply to the determination of the Subscriber Adjustment Amount and there shall be no adjustment to the Purchase Price at the Closing as a result of such determination (the amount by which the Purchase Price would have been adjusted (expressed as a negative if decreased and as a positive if increased) in respect of each such Disputed MCE System as determined pursuant to this clause (vi), the “Initial Disputed MCE System Adjustment Amount”).

(b)           With respect to any Disputed MCE System, Seller shall (i) use commercially reasonable efforts to cause each such Disputed MCE System to be bound by a written management agreement with Buyer (or its designee) as of the Closing, in form and substance reasonably acceptable to Buyer and Seller (each such agreement, an “MCE Management Agreement”), and (ii) continue during the succeeding 15 months (the “MCE Period”) using commercially reasonable efforts to obtain full direct or indirect ownership of, and an MCE Discharge with respect to, such Disputed MCE System (it being understood that, for purposes of this Section 2.7(b), if Seller has the right to cause the transfer of good and marketable title to the Assets of any MCE System (free and clear of all Encumbrances other than Permitted Encumbrances) to Buyer (or has otherwise arranged for such transfer to occur at the MCE Closing to the reasonable satisfaction of Buyer), such Disputed MCE System shall be deemed to be wholly owned by Seller) (an “MCE Resolution”). Buyer shall not have any obligation to enter into an MCE Management Agreement unless Buyer is provided with reasonably satisfactory evidence of (A) the enforceability of such MCE Management Agreement from and after the Closing, (B) the authority of the counterpart(ies) to enter into and perform such MCE Management Agreement and to bind such Disputed MCE System and (C) unless the MCE System is held by Seller or the Liabilities of such Disputed MCE System under the applicable MCE Management Agreement are guaranteed by Seller, the creditworthiness of such MCE System (or such other Person who or such instrument that guarantees the Liabilities of such MCE System pursuant to the applicable MCE Management Agreement). Seller shall notify Buyer of any MCE Resolution as promptly as practicable and in any event within three Business Days of obtaining any such MCE Resolution and shall provide Buyer with such information and documentation related thereto as Buyer reasonably requests.

(c)           As to any Disputed MCE System that is the subject of an MCE Resolution that occurs prior to the expiration of the MCE Period, and with respect to which (i) Buyer (or its designee) enters into an MCE Management Agreement that has not been terminated in accordance with its terms (other than by Seller as a direct result of a breach by Buyer (or its designee)) or rejected and remains in full force and effect until the completion of the MCE Closing (a “Buyer Managed MCE System”) or (ii) Buyer (or its designee) does not enter into such an MCE Management Agreement but, within 60 days of such MCE Resolution, Buyer makes an election to purchase such Disputed MCE System, the parties agree that Seller shall sell, or cause to be sold, to Buyer and Buyer shall purchase from Seller (or the applicable transferor which Seller causes to sell) the Assets of such Disputed MCE Systems in exchange for shares (the “MCE Purchase Shares”) of Parent Class A Common Stock (where each such share is valued at the Per Share Value of the Purchase Shares) in an amount equal to the estimated Final MCE

Purchase Price (to the extent related to the Net Liabilities Adjustment Amount in respect of such Disputed MCE Systems, determined in accordance with Section 2.6(a) applied mutatis mutandis) to be delivered by Buyer to Seller at a single closing (the “MCE Closing”), plus any Interim Dividends thereon, that, subject to satisfaction of the conditions set forth in Sections 6.1, 6.2 (other than, without limiting Section 2.7(d)(ii), Sections 6.2(a), 6.2(f) (but only if Buyer is a Proximate Cause Party) and 6.2(h)) and 6.3 (other than, without limiting Section 2.7(d)(ii), Sections 6.3(a) and 6.3(e)) (applied with respect to such Disputed MCE Systems (treating such Systems as a Specified Business) and applied with respect to the MCE Purchase Shares (treating such MCE Purchase Shares as Purchase Shares) mutatis mutandis), shall occur on the fifth Business Day following the earlier of (A) the expiration of the MCE Period and (B) the date all Disputed MCE Systems have been subject to an MCE Resolution; provided, however, that 4% of the MCE Purchase Shares so delivered plus any Interim Dividends thereon will be deposited in the Escrow Account. At the MCE Closing, the parties will assign or assume, as applicable, the Transferred Assets and Assumed Liabilities with respect to each such Disputed MCE System (treating such System as a Specified Business) that would have been assigned and assumed as if the Closing had been delayed until the date of the MCE Closing and shall execute such conveyance, assumption and other instruments as are required  pursuant to Sections 2.9 and 2.10 (applied with respect to such Disputed MCE Systems (treating such Systems as a Specified Business) and applied with respect to the MCE Purchase Shares (treating such MCE Purchase Shares as Purchase Shares) mutatis mutandis. For purposes of determining the Disputed MCE System Adjustment Amount, the Net Liabilities Adjustment Amount in respect of each such Disputed MCE System shall be determined as of the date of the MCE Closing and subsequently adjusted in accordance with Section 2.6 applied mutatis mutandis (treating each such System as a Specified Business) except that any resulting adjustments shall be made[ solely], first, in MCE Purchase Shares and, thereafter, in cash, where each MCE Purchase Share is valued at the Per Share Value of the Purchase Shares.

(d)           In connection with the transfer to Buyer of any Disputed MCE Systems, (i) Assumed Liabilities related to such Disputed MCE Systems shall be deemed to have been assumed effective as of the date of the MCE Closing only, and (ii) at, and as a condition to, the MCE Closing, (A) Seller shall be deemed to have restated the representations and warranties in Article III in respect of such Disputed MCE Systems (x) with respect to the Class 2 Representations and Warranties, as of the date made and as of the Closing, and (y) with respect to the Class 1 Representations and Warranties, as of the date made and as of the MCE Closing, (B) Seller shall deliver to Buyer a certificate certifying to the satisfaction of Section 6.2(a) with respect to such Disputed MCE Systems (treating such Disputed MCE Systems as if they were a Specified Business and multiplying all applicable monetary and materiality thresholds by the MCE Fraction) (x) with respect to the Class 2 Representations and Warranties, as of the Closing, and (y) with respect to the Class 1 Representations and Warranties, as of the MCE Closing, (C) Article VII shall apply to such Disputed MCE Systems mutatis mutandis (including by multiplying the applicable basket and cap amounts by the MCE Fraction), provided, that, notwithstanding Section 7.1, all the representations and warranties in Article III shall, with respect to such Disputed MCE Systems, survive the MCE Closing until the expiration of the later of the survival period in Section 7.1 and twelve months after the date of the MCE Closing (and the Buyer Indemnification Deadline shall be extended with respect to such Disputed MCE Systems by a corresponding period), (D) Buyer shall deliver to Seller a certificate certifying as to the truth and accuracy of the first sentence of Section 4.5 as to the MCE Purchase Shares as of the MCE Closing and (E) Sections 2.11 and 5.12 shall apply mutatis mutandis. For purposes of any covenants in this Agreement governing the parties hereto following the Closing and any Ancillary Agreement, any Assets related to any such Disputed MCE Systems which are transferred to Buyer after Closing under this Section 2.7 shall become part of the Group 2 Business as of the time of the MCE Closing.

Section 2.8             Closing. The Closing shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064 at 10:00 a.m. New York City time, on the last Business Day of the calendar month in which the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived, unless such conditions have not been so satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) by the fifth Business Day preceding the last Business Day of such calendar month, in which case the Closing shall take place on the last Business Day of the next calendar month (or at such other time and place as the parties hereto may mutually agree); provided, however, that the Closing shall not occur prior to the earliest of (a) immediately following the closing of the Redemption under the Parent Redemption Agreement, (b) 30 days following the date on which the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived (provided, that the Outside Date or the Extended Outside Date, as the case may be, shall be extended to the last Business Day of the calendar month in which the end of such 30-day period occurs if the Outside Date or Extended Outside Date, as the case may be, would otherwise occur prior to such last Business Day), and (c) the termination of the Parent Redemption Agreement. The date on which the Closing occurs is called the “Closing Date.”

Section 2.9             Deliveries by Buyer. At the Closing, Buyer shall:

(a)           deliver to Seller, the Cash Consideration less the cash portion of the Escrow Amount to be delivered at Closing in immediately available funds by wire transfer to an account which has been designated by Seller at least two Business Days prior to the Closing Date;

(b)           deliver, or cause to be delivered, to Seller, (i) stock certificates representing the Purchase Shares (less the stock portion of the Escrow Amount to be delivered at the Closing), duly endorsed for transfer or accompanied by executed stock transfer powers or other appropriate instruments of assignment and transfer or (ii) confirmation of a book-entry transfer of the Purchase Shares (less the stock portion of the Escrow Amount to be delivered at the Closing) in form and substance reasonably satisfactory to Buyer and Seller, in each case, free and clear of all Encumbrances, other than those arising as a result of the ownership of such Purchase Shares by the recipient thereunder or under applicable securities Laws;

(c)           deliver to the Escrow Agent, (i) the cash portion of the Escrow Amount to be delivered at Closing in immediately available funds by wire transfer to the Escrow Agent and (ii) the stock portion of the Escrow Amount to be delivered at Closing, by (A) delivery of stock certificates representing such stock portion of the Escrow Amount or (B) confirmation of a book-entry transfer of such stock portion of the Escrow Amount in form and substance reasonably satisfactory to Buyer, Seller and the Escrow Agent, each to be held by the Escrow Agent in the Escrow Account;

(d)           deliver to Seller (or to the applicable Affiliate of Seller), with respect to each Specified Business, such bills of sale, instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller and Buyer, as may be reasonably necessary to effect, in each case in accordance with the terms of this Agreement (x) the assumption by Buyer of the Assumed Liabilities Related to such Specified Business and (y) the conveyance, transfer and assignment to Buyer of the Transferred Assets Related to such Specified Business, including the following:

(i)            a duly executed counterpart of one or more Bills of Sale;

(ii)           a duly executed counterpart of one or more Assignment and Assumption Agreements;

(iii)          evidence of the obtaining of, or, with respect to Buyer Required Approvals that only require notice or filing, the notice or filing with respect to, the Buyer Required Approvals;

(iv)          a duly executed counterpart of one or more Transferred Investment Assignment Agreements;

(v)           a duly executed counterpart of one or more Intellectual Property Assignment Agreements;

(vi)          a duly executed counterpart of one or more Lease Assignment Agreements;

(vii)         a duly executed counterpart of one or more Sublease Assignment Agreements;

(viii)        a duly executed counterpart of one or more Rights-of-Way Assignment Agreements;

(ix)           the certificate to be delivered pursuant to Section 6.3(d);

(x)            a duly executed counterpart of the Escrow Agreement and, in the case of a 363 Sale, if a deposit is to be made into the Transfer Tax Escrow Account, the Transfer Tax Escrow Agreement;

(xi)           duly executed counterparts of such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer and Seller, as may be reasonably required to give effect to this Agreement; [and]

(e)           deliver to Seller the opinion of counsel referred to in Section 6.3(f)[.]; and

(f)            in the case of a 363 Sale, cause Parent to deliver to Seller a duly executed counterpart of the Adelphia Registration Rights and Sale Agreement;

Section 2.10           Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, with respect to each Specified Business, such bills of sale, instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller and Buyer, as may be reasonably necessary to effect, in each case in accordance with the terms of this Agreement (x) the assumption by Buyer of the Assumed Liabilities Related to such Specified Business and (y) the conveyance, transfer and assignment to Buyer of the Transferred Assets Related to such Specified Business, including the following:

(a)           a duly executed counterpart of one or more Bills of Sale;

(b)           a duly executed counterpart of one or more Assignment and Assumption Agreements;

(c)           a duly executed counterpart of one or more Transferred Investment Assignment Agreements;

(d)           a duly executed counterpart of one or more Intellectual Property Assignment Agreements;

(e)           a duly executed counterpart of one or more Lease Assignment Agreements;

(f)            a duly executed counterpart of one or more Sublease Assignment Agreements;

(g)           a duly executed counterpart of one or more Rights-of-Way Assignment Agreements;

(h)           special warranty deeds (or local equivalent) in respect of the Transferred Owned Real Property Related to such Specified Business;

(i)            duly executed certifications from Seller and each Subsidiary that in this Transaction will be a transferor described in Treasury Regulations Section 1.1445-1(g)(3) that Seller and such Subsidiaries are not foreign Persons within the meaning set forth in Treasury Regulation Section 1.1445-2(b)(2)(iii)(A); it being understood that, notwithstanding anything to the contrary contained herein, if Seller fails to provide Buyer with such certifications, Buyer shall be entitled to withhold a portion of the Purchase Price in accordance with Section 1445 of the Code and the applicable Treasury Regulations;

(j)            the Books and Records Related to such Specified Business that are Transferred Assets (it being understood that Books and Records located on real property interests conveyed to Buyer at the Closing shall be deemed delivered pursuant to this Section 2.10(j));

(k)           evidence of the obtaining of, or, with respect to Seller Required Approvals that only require notice or filing, the notice or filing with respect to, the Seller Required Approvals or any LFA Approvals, in each case, Related to such Specified Business;

(l)            the certificate to be delivered pursuant to Section 6.2(d);

(m)          a certified copy of the Transaction Order and the Confirmation Order for the JV Plan (including any amendments thereto);

(n)           duly executed counterparts of instruments providing Buyer the limited, irrevocable right, in the name, place and stead of Seller and any of its Affiliates, as attorney-in-fact of Seller and any of its Affiliates, to cash, deposit, endorse or negotiate checks received on or after the Closing Date made out to Seller or any of its Affiliates in payment for cable television, high speed Internet, telephony and related services and charges provided by the Specified Systems Related to such Specified Business, and evidence of written instructions to the lock-box service provider or similar agents of Seller and any of its Affiliates to promptly forward to Buyer upon receipt all such cash, deposits and checks representing accounts receivable of such Specified Systems;

(o)           to the extent available using commercially reasonable efforts, (i) subject only to Permitted Encumbrances, such certificates and affidavits of Seller or its applicable Affiliate as may be reasonably requested by Buyer’s title insurance company necessary and satisfactory to Buyer in connection with the issuance of title insurance with respect to any Owned Real Property or Leased Real Property Related to such Specified Business and (ii) customary gap indemnities covering Seller’s acts for the period between Closing and the recording of the applicable deed or assignment of lease with respect to such Owned Real Property or Leased Real Property; provided, that, except with respect to the customary gap indemnities described in clause (ii) above, such certificates or affidavits shall be deemed not to have been reasonably requested if they would increase, in each case other than in a de minimis manner, the Liability of Seller or any of its Affiliates beyond the liability that would be incurred by Seller or its applicable Affiliates under a special warranty deed or would contain representations that are more extensive than those set forth in this Agreement;

(p)           the Transferred Cash Related to such Specified Business in immediately available funds by wire transfer to an account which has been designated by Buyer at least two Business Days prior to the Closing Date (it being understood that

Transferred Cash shall be deemed delivered if it is either (i) located on real property interests being conveyed to Buyer at Closing or (ii) held in accounts assigned to Buyer pursuant to duly executed instruments of assignment that are reasonably satisfactory to Buyer);

(q)           stock certificates (or other comparable evidence of ownership, if issued) representing the Transferred Investments Related to such Specified Business, duly endorsed for transfer or accompanied by executed stock transfer powers or other appropriate instruments of assignment and transfer;

(r)           a duly executed counterpart of the Escrow Agreement;

(s)           [(r)] in the case of a 363 Sale, a duly executed counterpart of the Adelphia Registration Rights and Sale Agreement and, if a deposit is to be made into the Transfer Tax Escrow Account, the Transfer Tax Escrow Agreement; and

(t)            [(s)] duly executed counterparts of such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer and Seller, as may be reasonably required to give effect to this Agreement.

Section 2.11           Non-Assignability of Assets.

(a)           Without limiting Sections 6.1(f) and 6.2(e), if and to the extent that the transfer or assignment from Seller or any of its Affiliates to Buyer of any Transferred Asset would be a violation of applicable Law with respect to such Transferred Asset or otherwise adversely affect the rights of the applicable transferee thereunder as a result of the failure to obtain or make any consent, approval, waiver, authorization, notice or filing required to be made in connection with the Transaction, then the transfer or assignment to Buyer of such Transferred Asset (each, a “Delayed Transfer Asset”) shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or Authorizations have been made or obtained; it being understood that no adjustment to the Purchase Price will be made as a result of the failure to transfer or assign any Delayed Transfer Asset.

(b)           If the transfer or assignment of any Transferred Asset (other than, at the Closing, a Transferred Asset Related to a Disputed MCE System) intended to be transferred or assigned hereunder is not consummated prior to or at the Closing as a result of the failure to obtain any Authorization, then Seller or its Affiliate shall thereafter, directly or indirectly, hold such Transferred Asset for the use and benefit of Buyer (at the expense of Buyer), insofar as reasonably possible. In addition, to the extent not prohibited by Law, Seller shall take or cause to be taken such other actions as may be reasonably requested by Buyer in order to place Buyer, insofar as reasonably possible, in the same position as if such Transferred Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Transferred Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Transferred Asset, are to inure from and after the Closing to Buyer.

To the extent permitted by Law and to the extent otherwise permissible in light of any required Authorization, Buyer shall be entitled to, and shall be responsible for, the management of any Transferred Assets not yet transferred to it as a result of this Section 2.11 and the parties hereto agree to use commercially reasonable efforts to cooperate and coordinate with respect thereto.

(c)           If and when the Authorizations, the absence of which caused the deferral of transfer of any Transferred Asset pursuant to this Section 2.11, are obtained, the transfer of the applicable Transferred Asset to Buyer shall automatically and without further action be effected in accordance with the terms of this Agreement and the applicable Ancillary Agreements.

(d)           Prior to the Closing Date, Seller shall deliver to Buyer a list identifying, in reasonable detail and to the Knowledge of Seller, the Delayed Transfer Assets and the Authorizations required therefor.

(e)           The parties hereto further agree that, assuming as set forth in Section 2.11(b) that all or substantially all of the benefits and burdens relating to the Transferred Assets inure to Buyer, (i) any Delayed Transferred Assets referred to in this Section 2.11(e) shall be treated for all income Tax purposes as Assets of Buyer and (ii) neither Buyer nor Seller shall take, and each of Buyer and Seller shall prevent any of their respective Affiliates from taking, any position inconsistent with such treatment for any income Tax purposes (unless required by a change in applicable income Tax Law or a good faith resolution of a contest).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that, except as set forth on the Seller Disclosure Schedule, as of the date hereof and as of the Closing:

Section 3.1             Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its Assets, and to carry on each Specified Business as currently conducted. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of each Specified Business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Prior to the date hereof, Seller has made available to Buyer a true and complete copy of Seller’s certificate of incorporation and bylaws, each as amended and in effect as of the date hereof.

Section 3.2             Subsidiaries and Transferred Investments.

(a)           Schedule 3.2(a) of the Seller Disclosure Schedule sets forth a true and complete list of each Asset Transferring Subsidiary, together with its jurisdiction of organization. The Asset Transferring Subsidiaries are the only Subsidiaries of Seller that have any right, title or other interest in or to the Assets of Seller and its Affiliates that are Related to the Acquired Business. Except for the Non-Debtor Subsidiaries, all of the Asset Transferring Subsidiaries and Intermediate Subsidiaries are Debtors. Each Asset Transferring Subsidiary and each Intermediate Subsidiary is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and, in the case of the Asset Transferring Subsidiaries, has all requisite corporate or similar power and authority to own, lease and operate its Assets and to carry on its portion of each Specified Business as currently conducted, except for failures to be in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Asset Transferring Subsidiary and each Intermediate Subsidiary is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its Assets or the conduct of its business requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), (i) Seller owns, directly or indirectly, through one or more other Subsidiaries (each such Subsidiary that is not also an Asset Transferring Subsidiary is referred to herein as an “Intermediate Subsidiary”), all right, title and interest in and to all of the outstanding Equity Securities of the Asset Transferring Subsidiaries and (ii) all of the outstanding Equity Securities of the Asset Transferring Subsidiaries and Intermediate Subsidiaries have been duly authorized, and are validly issued, fully paid and non-assessable. Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), Seller has, directly or indirectly, good and valid title to the Equity Securities of each Asset Transferring Subsidiary and each Intermediate Subsidiary, free and clear of all Encumbrances, other than Permitted Encumbrances and Encumbrances that do not and will not affect the Transferred Assets or the Transaction.

(b)           Schedule 3.2(b) of the Seller Disclosure Schedule sets forth a true and complete list of each Investment Entity, the Equity Securities of Seller and its Affiliates in each Investment Entity and, to the Knowledge of Seller, with respect to those Investment Entities identified on Schedule 3.2(b)(i) of the Seller Disclosure Schedule, the jurisdiction of organization and authorized and outstanding Equity Securities of such Investment Entities. Seller has provided or made available to Buyer true and complete copies of the Investment Documents. Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), the outstanding Equity Securities held by Seller or any of its Affiliates in respect of each Transferred Investment identified on Schedule 3.2(b)(i) of the Seller Disclosure Schedule

and, to the Knowledge of Seller, in respect of any other Investment Entities, have been duly authorized, and are validly issued, fully paid and non-assessable.

(c)           Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), Seller has good and valid title to the Transferred Investments, free and clear of all Encumbrances, other than as set forth in any Investment Document, and upon delivery by Seller and/or any of its Affiliates of the Transferred Investments at Closing, good and valid title to the Transferred Investments, free and clear of all Encumbrances, other than as set forth in any Investment Document and those resulting from Buyer’s ownership, will pass to Buyer. Except for the Transferred Investments, none of Seller or any of its Affiliates owns, directly or indirectly, any Equity Securities of any Person (other than a Subsidiary of Seller) or has any direct or indirect equity or ownership interest in any business (other than any business operated by a Subsidiary of Seller), or is a member of or participant in any partnership, joint venture or similar Person (other than a Subsidiary of Seller) that is Related to the Acquired Business or the Friendco Business.

Section 3.3             Corporate Authorization.

(a)           Seller has, with respect to Section 5.10 and Article VIII, full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by Seller of this Agreement, with respect to Section 5.10 and Article VIII, have been duly and validly authorized and no additional corporate, shareholder or similar authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement.

(b)           Without limiting Section 3.3(a), subject to the entry of the [Confirmation]Transaction Order and its effectiveness at the Closing, (i) Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder and (ii) the execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party have been duly and validly authorized and no additional corporate, shareholder or similar authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement or any of the Ancillary Agreements to which it is a party.

(c)           Each Affiliate of Seller has or prior to the Closing will have, subject to the entry of the [Confirmation]Transaction Order and its effectiveness at the Closing, full corporate, partnership or similar power and authority to execute and deliver each Ancillary Agreement or Closing document to which it is (or will be) a party and to perform its obligations thereunder. Subject to the entry of the [Confirmation]Transaction Order, the execution, delivery and performance by each Affiliate of Seller of each Ancillary Agreement or Closing document to which it is (or will be) a party has been or prior to the Closing will have been duly and validly authorized, and no additional corporate authorization or consent is or will be required in connection with the execution, delivery and performance by any Affiliate of Seller of the Ancillary Agreements or Closing documents to which such Affiliate is (or will be) a party or signatory.

(d)           At a meeting duly called and held, the Board and the board of directors (or similar governing body) of each Asset Transferring Subsidiary (other than the Tele-Media Entities (without limiting Section 5.6(h))) has by the requisite vote (i) determined that this Agreement and the Transaction are in the best interests of Seller, such Asset Transferring Subsidiaries and their respective stakeholders, (ii) approved and adopted this Agreement and (iii) resolved to cause each Asset Transferring Subsidiary to perform its obligations under the Ancillary Agreements to which it is (or will be) a party.

Section 3.4             Consents and Approvals. No consent, approval, waiver, authorization, notice or filing is required to be obtained by Seller or any of its Affiliates from, or to be given by Seller or any of its Affiliates to, or made by Seller or any of its Affiliates with, any Person (and assuming solely for this purpose that all Contracts Related to the Acquired Business shall constitute Assigned Contracts but, for purposes of Section 6.2(a) only, excluding any Contract that is not an Assigned Contract if the consent, approval, waiver, authorization, notice or filing is required only to the extent such Contract would have been an Assigned Contract), in connection with (a) the execution, delivery and performance by Seller or any of its Affiliates of Section 5.10 and Article VIII and (b) other than the entry by the Bankruptcy Court of the [Confirmation]Transaction Order (or the entry of an order pursuant to section 365[(f)] of the Bankruptcy Code authorizing the assumption and, if applicable, assignment of Assigned Contracts), the execution, delivery and performance by Seller or any of its Affiliates of the remainder of this Agreement and the Ancillary Agreements to which it is (or will be) a party, other than, in the case of this clause (b) only, the consents, approvals, waivers, authorizations, notices or filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5             Non-Contravention. The execution, delivery and performance by Seller and its Affiliates of this Agreement and the Ancillary Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby (and assuming solely for this purpose that all Contracts Related to the Acquired Business shall constitute Assigned Contracts but, for purposes of Section 6.2(a) only, excluding any Contract that is not an Assigned Contract), do not and will not (a) violate any provision of the articles of incorporation, bylaws or other organizational documents of Seller or any of its Affiliates, (b) assuming (i) the entry of the [Confirmation]Transaction Order (or the entry of an order pursuant to section 365[(f)] of the Bankruptcy Code authorizing the assumption and, if applicable, assignment of Assigned Contracts), and (ii) the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 3.4 of the Seller Disclosure Schedule with respect to any Person which is not a Government Entity or Self-Regulatory Organization (which assumption shall not apply to Section 5.10 and Article VIII), conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration of any right or obligation of Seller or any of its Affiliates under, or result in a loss of any benefit to which Seller or any of its Affiliates is entitled under, any Contract, or result in the creation of any Encumbrance upon any of the Transferred Assets or give rise to any Purchase Right, in each case, whether after the filing of notice or the lapse of time or both, or (c) assuming the entry of the [Confirmation]Transaction Order and the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 3.4 of the Seller Disclosure Schedule with respect to Government Entities or Self-Regulatory Organizations or required to be made or obtained by Buyer (which assumption shall not apply to Section 5.10 and Article VIII), violate or result in a breach of or constitute a default under any Law to which Seller or any of its Affiliates is subject, or under any Governmental Authorization, except for (which exception shall not apply to Section 5.10 and Article VIII), in the cases of clauses (b) and (c), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations, Encumbrances or Purchase Rights that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6             Binding Effect. Subject to the Bankruptcy Court’s entry of the [Confirmation]Transaction Order and its effectiveness at the Closing, this Agreement and each of the Ancillary Agreements dated the date hereof is, and each other Ancillary Agreement will constitute, when executed and delivered by Seller and each Affiliate of Seller party to such agreements and by Buyer and the other parties thereto, a valid and legally binding obligation of Seller and each Affiliate of Seller party to such agreements, enforceable against Seller and each such Affiliate in accordance with their respective terms. Notwithstanding the foregoing, Section 5.10 and Article VIII constitute valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Upon the Bankruptcy Court’s entry of the [Confirmation]Transaction Order and subject to its effectiveness at the Closing, each of the unexecuted Ancillary Agreements to be entered into on or prior to the Closing Date, when executed and delivered by Seller and each Affiliate of Seller party to such agreements and by Buyer and the other parties thereto, will constitute a valid and legally binding obligation of Seller and each Affiliate of Seller party to such agreements, enforceable against Seller and each such Affiliate in accordance with its terms.

Section 3.7             Financial Statements.

(a)           Set forth on Schedule 3.7(a) of the Seller Disclosure Schedule is a copy of (i) the consolidated audited balance sheets and audited statements of income, stockholders’ equity and cash flows for Seller and its Affiliates for the fiscal years ended December 31, 2001, December 31, 2002, and December 31, 2003 (the “Audited Financial Statements”), (ii) the unaudited balance sheet and unaudited statements of income, stockholders’ equity and cash flows of each Specified Business, but including the Excluded Assets and the Excluded Liabilities to the extent Related to such Specified Business, at and for the fiscal year ended December 31, 2003 (but not including, except with respect to the unaudited statements of income, Unallocated Shared Assets and Liabilities), in each case derived from the Audited Financial Statements for the corresponding time period (the “Derivative 2003 Financial Statements”), (iii) the

unaudited balance sheet and unaudited statements of income, stockholders’ equity and cash flows for each Specified Business, but including the Excluded Assets and the Excluded Liabilities Related to such Specified Business, at and for the fiscal year ended December 31, 2004 (but not including, except with respect to the unaudited statements of income, Unallocated Shared Assets and Liabilities) (the “Derivative 2004 Financial Statements”) and (iv) the unaudited balance sheet and unaudited statements of income, stockholders’ equity and cash flows for the Unallocated Shared Assets and Liabilities at and for the fiscal year ended December 31, 2004 (the “Derivative Unallocated 2004 Financial Statements”). The Audited Financial Statements have been prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto), and fairly present, in all material respects, the financial condition and results of operations, stockholders’ equity and cash flows of Seller and its Affiliates (assuming the exclusion of the MCE Systems and the MCE Systems (as defined in the Friendco Purchase Agreement) from the Business) as of the dates thereof or for the periods then ended. The Derivative 2003 Financial Statements and the Derivative 2004 Financial Statements have been specially prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and fairly present, in all material respects, the financial condition and results of operations, stockholders’ equity and cash flows of each such Specified Business (including the MCE Systems) as of the dates thereof or for the periods then ended, subject to the absence of footnotes and similar presentation items therein and excluding the Unallocated Shared Assets and Liabilities (other than the related revenues and expenses). The Derivative Unallocated 2004 Financial Statements have been specially prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and fairly present, in all material respects, the Unallocated Shared Assets and Liabilities as of December 31, 2004 or for the period ended thereon.

(b)           The Chief Executive Officer and the Chief Financial Officer of Seller and any Significant Subsidiary of Seller have disclosed, based on their most recent evaluation, to Seller’s auditors and the audit committee of the Board (i) all significant deficiencies in the design or operation of internal controls that could adversely affect Seller’s or any of Seller’s Affiliates’ ability to record, process, summarize and report financial data and have identified for Seller’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s or any of Seller’s Subsidiaries’ internal controls. Copies of all disclosures described in the foregoing sentence have been made available to Buyer. Seller and its consolidated Subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Seller, including its consolidated Subsidiaries, is made known to Seller’s Chief Executive Officer and its Chief Financial Officer by others within those entities; and such disclosure controls and procedures are effective in alerting Seller’s Chief Executive Officer and its Chief Financial Officer to material information of the nature required to be disclosed in periodic reports pursuant to the Exchange Act in a timely fashion.

(c)           The financial statements prepared by Seller and delivered to Buyer pursuant to Section 5.11(a) shall, when so delivered, be prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto), and fairly present, in all material respects, the financial condition and results of operations, stockholders’ equity and cash flows of each Specified Business as of the dates thereof or the period then ended, subject to, in the case of interim financial statements, normal year-end adjustments and the absence of footnotes and similar presentation items therein.

(d)           The Additional Financial Statements prepared by Seller and delivered to Buyer pursuant to Section 5.11(b) shall, when so delivered, be prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto), and will fairly present, in all material respects, the financial condition and results of operations, stockholders’ equity and cash flows of (i) in the case of the Seller Audited Financial Statements, Seller and its Affiliates (assuming, with respect to any period prior to January 1, 2004, the exclusion of the MCE Systems and the MCE Systems (as defined in the Friendco Purchase Agreement) from the Business), (ii) in the case of the Derivative Audited Financial Statements, each such Specified Business (assuming, with respect to any period prior to January 1, 2004, the exclusion of the MCE Systems and the MCE Systems (as defined in the Friendco Purchase Agreement) from such Specified Business) and (iii) in the case of the MCE Financial Statements, the MCE Systems, in each case as of the dates thereof or for the periods then ended, subject, solely in the case of the MCE Financial Statements, to the absence of footnotes and similar presentation items therein.

Section 3.8           Litigation and Claims.

(a)           Except (i) to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge) and, to the Knowledge of Seller, not arising from actions, omissions or circumstances continuing as of the Closing and affecting or otherwise relating to Seller or any of its Affiliates, the Transferred Assetsor any Specified Business and (ii) for the SEC/DOJ Matters and the pendency of the Reorganization Case, there are no civil, criminal or administrative actions, suits, demands, claims, hearings, proceedings or investigations pending against, or, to the Knowledge of Seller, threatened against or affecting, or otherwise relating to Seller or any of its Affiliates, the Transferred Assets, any Specified Business or the Transaction, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except (i) to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge) and, to the Knowledge of Seller, not arising from actions, omissions or circumstances continuing as of the Closing and affecting or otherwise relating to Seller or any of its Affiliates, the Transferred Assets

or any Specified Business and (ii) for the SEC/DOJ Matters and the pendency of the Reorganization Case, none of Seller, any of its Affiliates or any of the Transferred Assets is subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.9           Taxes.

(a)           All material Tax Returns with respect to each Specified Business or any Transferred Assets that are required to be filed have been filed (or extensions have been duly obtained) and all amounts shown to be due and owing or to be withheld thereon have been duly and timely paid or withheld as the case may be (except for the period prior to the commencement of the applicable Reorganization Case, that may not be paid except pursuant to [a Plan]an order of, or plan confirmed by, the Bankruptcy Court); provided, that, solely for purposes of Section 6.2(a), this Section 3.9(a) shall be qualified by the Knowledge of Seller.

(b)           There is no material lien for Taxes upon any of the Transferred Assets nor is any taxing authority in the process of imposing, or has threatened to impose, any material lien for Taxes on any of the Transferred Assets, other than liens for Taxes that are not yet due and payable or for Taxes the validity or amount of which is being contested by Seller or one of its Affiliates in good faith by appropriate action and for which appropriate provision has been made in accordance with GAAP; provided, that, solely for purposes of Section 6.2(a), this Section 3.9(b) shall be qualified by the Knowledge of Seller.

(c)           Seller and its Affiliates have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate taxing authority proper and accurate amounts in all material respects for all taxable periods, or portions thereof, ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all withholding Tax information reporting provisions of all applicable Laws; provided, that, solely for purposes of Section 6.2(a), this Section 3.9(c) shall be qualified by the Knowledge of Seller.

(d)           None of the Transferred Assets: (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

Section 3.10         Employee Benefits.

(a)           All benefit and compensation plans, programs, contracts, policies, agreements or arrangements, including any trusts (including any trusts required in the future as a result of the Transaction or otherwise), trust instruments, funding arrangements or insurance contracts, any “employee benefit plans” within the meaning of Section 3(3) of ERISA, including any multiemployer pension plans within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), any pension, profit-sharing, savings, retirement, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, workers’ compensation, short term disability, sick leave, group insurance, hospitalization, medical, dental, life, cafeteria or flexible spending, vacation, continuity, sale bonus, retention, fringe benefit, employee loan and severance plans and all employment, collective bargaining, consulting, severance and change in control agreements, plans, policies, programs or arrangements whether formal or informal, written or oral, and all amendments thereto, under which (i) any Employee, director or consultant of Seller or any of its Affiliates has any present or future right to benefits and which are contributed to, sponsored by or maintained by Seller or any of its Affiliates, or (ii) Seller or any of its ERISA Affiliates has any present or future liability (whether contingent or otherwise) (the “Benefit Plans”), are listed on Schedule 3.10(a) of the Seller Disclosure Schedule. Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service National Office and has been separately identified. Seller has provided or made available to Buyer true and complete copies of all Benefit Plans (or with respect to any individual employment agreements shall provide such agreements to Buyer no later than fourteen Business Days following the date hereof) and, with respect to each Benefit Plan, to the extent applicable, all related service agreements, summaries, summary plan descriptions, actuarial reports, the most recently filed Forms 5500 and the most recent determination letters.

(b)           All Benefit Plans, other than Multiemployer Plans, have been established, maintained and administered in substantial compliance with all applicable Laws, including ERISA and the Code. Neither Seller nor any of its Affiliates has engaged in a transaction with respect to any Benefit Plan that is subject to ERISA that could subject Seller to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. No actions, suits, claims, litigation, audits, investigations, administrative proceedings or disputes are pending, or, to Seller’s Knowledge threatened, with respect to (i) any Benefit Plan that would be material to any Specified Business or (ii) any Seller stock fund or trust in any Benefit Plan, and, to Seller’s Knowledge, no facts or circumstances exist that could give rise to any such actions, suits, claims, litigation, audits, investigations, administrative proceedings or disputes.

(c)           Neither Seller nor any other entity which, together with Seller, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) contributes to or has in the past six years sponsored, maintained or contributed to any defined benefit pension plan (as defined in Section 3(35) of ERISA) or is subject to Section 412 of the Code or Section 302 of ERISA.

(d)           Neither Seller nor any of its ERISA Affiliates has, within the six years preceding the date of this Agreement, or expects to incur any obligation to contribute to, or any withdrawal liability under Subtitle E of Title IV of ERISA with respect to, a Multiemployer Plan (whether based on contributions of Seller or an ERISA

Affiliate) nor do Seller or any of its ERISA Affiliates have any Liabilities under any such plan that remain unsatisfied.

(e)           There has been no amendment to, or announcement by Seller or any of its Affiliates (whether or not written) in respect of the Employees relating to any Benefit Plan which would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year, except as would not directly or indirectly adversely affect Buyer or Parent.

(f)            Neither Seller nor any of its Affiliates has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Seller or any of its Affiliates, except as required to avoid an excise tax under Section 4980B of the Code or otherwise, or as may be required pursuant to any other applicable Law.

(g)           No Benefit Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the SOA).

(h)           As of the date hereof with respect to those Employees listed on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule and as of the date hereof and as of the Closing Date with respect to all other Employees, no Benefit Plan exists that, as a result of the execution of this Agreement or the Transaction (whether alone or in connection with any subsequent event(s)), will (i) entitle any Employee, director or consultant of Seller or any of its Affiliates to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (iii) limit or restrict the right of Seller or any of its Affiliates to merge, amend or terminate any of the Benefit Plans or (iv) result in payments under any of the Benefit Plans which would subject any recipient of the payments to excise taxes under Section 4999 of the Code.

(i)            To the extent that, after the Closing, Parent operates each Specified Business in the same manner operated by Seller and its Affiliates during the six-month period prior to the Closing, Parent will not incur any Liability under WARN or any other applicable Law other than on account of any action or inaction taken by Parent or Buyer following the Closing Date relating to plant closings or employee separations or severance pay.

(j)            Neither Seller nor any of its Affiliates has any material Liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not directly or indirectly adversely affect Buyer or Parent.

Section 3.11         Compliance with Laws. Each Specified Business and all of the Transferred Assets have since July 1, 2003 and currently are being conducted, held and operated in compliance with all applicable Laws and Governmental Authorizations, including the Communications Act, the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992, the Telecommunications Act of 1996, the Copyright Act of 1976 and all rules and regulations of the FCC and the United States Copyright Office, except for failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since July 1, 2003 and, to the Knowledge of Seller, and except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), prior to July 1, 2003, neither Seller nor any of its Affiliates has received any notice alleging any violation by Seller or any of its Affiliates under any applicable Law for a violation, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Specified Business has all Governmental Authorizations necessary for the conduct of such Specified Business as currently conducted and such Governmental Authorizations are in full force and effect. Nothing in this representation is intended to address any compliance matter that is specifically addressed by Sections 3.10 (Employee Benefits), 3.12 (Environmental Matters), 3.14 (Labor) and 3.17 (Franchises). Schedule 3.11 of the Seller Disclosure Schedule sets forth, with respect to each Specified Business, each Governmental Authorization issued by the FCC, each Governmental Authorization for the provision of telephony services and each other material Governmental Authorization, in each case Related to such Specified Business.

Section 3.12         Environmental Matters.

(a)           Each Specified Business, the Owned Real Property and the Transferred Assets are in compliance in all material respects with all applicable Environmental Laws and Environmental Permits and there are no material Liabilities under any Environmental Law with respect to any Specified Business, the Owned Real Property or the Transferred Assets.

(b)           As of the date hereof, none of Seller or any of its Affiliates (nor, to Seller’s Knowledge, any predecessor in interest) has received from any Person any notice, demand, claim, letter, citation, summons, order or request for information, relating to any material violation or alleged violation of, or any material Liability under, any Environmental Law in connection with or affecting any Specified Business, the Owned Real Property or the Transferred Assets.

(c)           There are no material complaints filed, penalties assessed, writs, injunctions, decrees, orders or judgments outstanding, or any material actions, suits, proceedings or investigations pending or, to Seller’s Knowledge, threatened, relating to compliance with or Liability under any Environmental Law affecting any Specified Business, the Owned Real Property or the Transferred Assets.

(d)           There are no underground storage tanks, asbestos-containing materials, lead-based products or polychlorinated biphenyls on, at or under any of the

Owned Real Property or Transferred Assets other than in compliance in all material respects with all Environmental Laws; provided, that, solely for purposes of Section 6.2(a), this Section 3.12(d) shall be deemed to exclude any such items of which Seller does not have Knowledge.

(e)           None of the Owned Real Property or the Transferred Assets nor any property to which Hazardous Substances located on or resulting from the use of any Owned Real Property or Transferred Assets have been transported, nor any property to which Seller has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to Seller’s Knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

(f)            All material Environmental Permits Related to any Specified Business, the Owned Real Property or the Transferred Assets are valid, are in full force and effect, are transferable and, except as would not, individually or in the aggregate, reasonably be expected to be material, will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

(g)           As of the date hereof, there has been no material environmental investigation, study, audit, test, review or other analysis conducted of which Seller has Knowledge in relation to any Owned Real Property or the Transferred Assets which has not been delivered to Buyer at least ten days prior to the date hereof.

Section 3.13         Intellectual Property. Seller and its Affiliates own the Transferred Intellectual Property free and clear of any material Encumbrances other than Permitted Encumbrances. The Transferred Intellectual Property that is Registered is subsisting and enforceable in all material respects. None of the Transferred Intellectual Property or, to the Knowledge of Seller, the Intellectual Property that is provided to Seller and its Affiliates pursuant to the Transferred Intellectual Property Contracts, is subject to any outstanding order, judgment or decree adversely affecting Seller’s or its Affiliates’ use thereof or rights thereto as currently used by Seller and its Affiliates in each Specified Business. Neither Specified Business and none of the Transferred Assets infringes or has infringed or otherwise violates or has violated any Person’s Intellectual Property rights in any material respect. To the Knowledge of Seller, no Person is infringing or otherwise violating any Intellectual Property rights of Seller or its Affiliates in the Transferred Intellectual Property or the Intellectual Property that is provided to Seller and its Affiliates pursuant to the Transferred Intellectual Property Contracts, other than violations that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Immediately after the Closing, Buyer or its designated Affiliate will own the Transferred Intellectual Property and hold the Transferred Intellectual Property Contracts on terms and conditions that are the same in all material respects as those in effect immediately prior to the Closing, except to the extent that any of the Transferred Intellectual Property is the subject of a license back to Friendco or any of its Affiliates pursuant to Section 5.12 of the Friendco Purchase Agreement. None of Seller, any of its Affiliates or any Specified Business has infringed or otherwise violated the

Intellectual Property rights of any Person except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.14         Labor.

(a)           Except for the Collective Bargaining Agreements, none of Seller or any of its Affiliates is a party to or bound by any labor agreement, union contract or collective bargaining agreement respecting any of the Employees, nor are there any Employees represented by a collectively bargained unit or labor organization who are not covered by a Collective Bargaining Agreement.

(b)           Seller and its Affiliates are in compliance in all material respects with all labor Laws applicable to any Specified Business and the Employees, and are not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other Law applicable to Employees. There are no outstanding unfair labor practice charges pending before the National Labor Relations Board with respect to any Employee.

(c)           There is no pending or, to the Knowledge of Seller, threatened strike, shutdown, dispute, walkout or other work stoppage or any union organizing effort by, or with respect to, any of the Employees.

Section 3.15         Contracts.

[(a) ](a) Schedule 3.15(a) of the Seller Disclosure Schedule contains, with respect to each Specified Business, Seller’s good faith estimate, as of the date hereof, of the number of Contracts (other than Programming Agreements, Franchises and Governmental Authorizations) to which Seller or any of its Affiliates or any of their respective Assets are party, bound or subject which are executory and are Related to such Specified Business. Such list represents Seller’s good faith estimate of the number of such Contracts in each of the categories set forth on Schedule 3.15(a) of the Seller Disclosure Schedule, and indicates as to each category, the number of such Contracts that (i) were entered into prior to the Petition Date, (ii) were entered into following the Petition Date or (iii) Relate to any Specified Business and any other business of Seller or its Affiliates, including any part of the Friendco Business.

(b)           Except as set forth on Schedule 3.15(b) of the Seller Disclosure Schedule, none of the Contracts of Seller or any of its Affiliates Related to a Specified Business contains any of the following terms or provisions (each such term or provision, a “Special Term”):

(i)            consideration payable or receivable by Seller or any of its Affiliates in excess of $100,000 in any twelve month period or in excess of $1,000,000 over the remaining term;

(ii)           limitations on the freedom of Seller or any of its Affiliates to compete in any line of business, with any Person or in any geographic area, and which would limit the freedom of Buyer or any of its Affiliates to do so after the Closing Date if it were an Assigned Contract;

(iii)          so-called “most favored nation” provisions or any similar provision requiring Seller or any of its Affiliates to offer a third party terms or concessions at least as favorable as those offered to one or more other parties, or which would require Buyer or any of its Affiliates to do so after the Closing Date if it were an Assigned Contract;

(iv)          any terms that do not reflect in all material respects those that would be obtained in arm’s length negotiations;

(v)           any exclusivity provision or provision that requires the purchase of all or a given portion of a party’s requirements or any other similar provision that would, in each case, bind Buyer or its Affiliates after the Closing if it were an Assigned Contract;

(vi)          any terms for the benefit of any members of the Rigas family (except terms for the general benefit of holders of Equity Securities in Seller or any of its Affiliates), Seller, any Managed Cable Entity or any of its or their current or former Affiliates or associates (as defined in Rule 405 under the Securities Act), in each case that would continue to benefit any such Person after the Closing if it were an Assigned Contract;

(vii)         any provision relating to the use by third parties of any of the Transferred Assets to provide telephone, Internet or data services other than in Contracts with Subscribers of any such services and other than under the Contracts listed on Schedule 3.15(b)(vii) of the Seller Disclosure Schedule;  or

(viii)        with respect to any Contract entered into following the entry of the [Confirmation]Transaction Order, any provision that directly or indirectly restricts (or imposes a penalty or loss of benefit upon) the assignment or transfer of the rights or obligations thereunder to Buyer, Friendco or their Affiliates.

(c)           Schedule 3.15(c) of the Seller Disclosure Schedule contains a true and complete list, as of the date hereof, of all Contracts (other than Equipment Leases and Programming Agreements) to which Seller or any of its Affiliates or any of their respective Assets are party, bound or subject that Relate to more than one Specified Business or to both a Specified Business and any part of the Friendco Business.

(d)           Subject to the entry of the [Confirmation Order]Transaction Order (and/or the entry of an order prior to the Closing pursuant to section 365 of the Bankruptcy Code authorizing the assumption and, if applicable, assignment of Assigned Contracts), all Assigned Contracts will be, when assumed by Seller and assigned to Buyer hereunder and under the [Confirmation]Transaction Order (or such other order), in full force and effect and will be enforceable against each party thereto in accordance with the express terms thereof and any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Seller or any of its Affiliates existing prior to such assumption and assignment will be fully discharged and Buyer shall have no responsibility therefor except for any Assumed Cure Costs. To the Knowledge of Seller, no other party to any Contract of Seller or any of its Affiliates is in default, violation or breach of such Contract, and there are no disputes pending or threatened under any such Contract other than those defaults, violations, breaches and disputes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. In the last five years, none of Seller or any of its Affiliates has made any material claim under any Contract pursuant to which any of the Cable Systems were acquired.

Section 3.16         Cable System and Subscriber Information.

(a)           Except for the Friendco Transferred Assets, none of Seller or any of its Affiliates, directly or indirectly, owns any Systems other than the Cable Systems listed on Schedule 3.16(a) of the Seller Disclosure Schedule.

(b)           Except for the MCE Systems and the Friendco Transferred Assets, none of Seller or any of its Affiliates, directly or indirectly, manages or operates any Systems which it does not, directly or indirectly, wholly own.

(c)           None of Seller or any of its Affiliates, directly or indirectly, owns any Systems that it does not, directly or indirectly, manage and operate.

(d)           Schedule 3.16(d) of the Seller Disclosure Schedule sets forth the aggregate number of Basic Subscribers, Digital Subscribers and HSI Subscribers of each Specified Business (detailed by Cable System) as of December 31, 2004. Each such aggregate number has been determined in accordance with the Seller Subscriber Accounting Policy.

(e)           Schedule 3.16(e) of the Seller Disclosure Schedule sets forth Seller’s policy with respect to calculating subscribers (the “Seller Subscriber Accounting Policy”).

(f)            Schedule 3.16(f) of the Seller Disclosure Schedule sets forth the average total revenue per Basic Subscriber of each Specified Business as of December 31, 2004.

(g)           Schedule 3.16(g) of the Seller Disclosure Schedule sets forth the Basic Subscriber monthly churn rate for each Specified Business as of December 31, 2004.

(h)           Schedule 3.16(h) of the Seller Disclosure Schedule sets forth a true and complete list of the Cost Centers comprising each Specified Business.

Section 3.17         Franchises.

(a)           Schedule 3.17(a) of the Seller Disclosure Schedule sets forth (i) a true and complete list of each Franchise operated by Seller or any of its Affiliates, detailed by Specified Business, Cable System and Cost Center and (ii) Seller’s good faith estimate of the number of Basic Subscribers served by each such Franchise as of December 31, 2004. Except as disclosed by Seller to Buyer prior to the date of this Agreement, the Cable Systems are in compliance with the applicable Franchises in all material respects. There are no material ongoing or, to the Knowledge of Seller, threatened audits or similar proceedings undertaken by Government Entities with respect to the Franchises.

(b)           Except as disclosed by Seller to Buyer prior to the date of this Agreement, (i) each of the Franchises is in full force and effect in all material respects, and a valid request for renewal has been duly and timely filed under Section 626 of the Communications Act with the proper Government Entity with respect to each of the Franchises that has expired or will expire within 30 months after the date of this Agreement, (ii)  notices of renewal have been filed pursuant to the formal renewal procedures established by Section 626(a) of the Communications Act, (iii)  there are no applications relating to any Franchises pending before any Government Entity that are material to any Specified Business, (iv) none of Seller or any of its Affiliates has received notice from any Person that any Franchise will not be renewed or that the applicable Government Entity has challenged or raised any material objection to or, as of the date hereof, otherwise questioned in any material respect, a Seller’s request for any such renewal under Section 626 of the Communications Act, and Seller and its Affiliates have duly and timely complied in all material respects with any and all inquiries and demands by any and all Government Entities made with respect to Seller’s or such Affiliates’ requests for any such renewal, (v) none of Seller, any of its Affiliates or any Government Entity has commenced or requested the commencement of an administrative proceeding concerning the renewal of a material Franchise as provided in Section 626(c)(1) of the Communications Act, and (vi) to the Knowledge of Seller, there exist no facts or circumstances that make it likely that any material Franchise shall not be renewed or extended on commercially reasonable terms.

(c)           With respect to the Franchises, none of Seller or any of its Affiliates has made any material commitment to any Government Entity except (i) as set forth in the Contracts listed on Schedule 3.17(c)(i) of the Seller Disclosure Schedule, true and complete copies of which have been made available to Buyer prior to March 31, 2005, and (ii) such other Franchise commitments that (A) are commercially reasonable given the relevant Franchise and locality and (B) do not contain unfulfilled commitments except (1) those commitments reflected in the Budget or the Derivative 2004 Financial Statements (provided, that any commitment so reflected only in part will be deemed to be covered by this exception only to the extent so reflected) and (2) those commitments that are not material relative to Seller’s operations or financial performance in the applicable Franchise area.

(d)           Set forth on Schedule 3.17(d) of the Seller Disclosure Schedule is a list of each Franchise subject to a Purchase Right and except as set forth on such Schedule no such Purchase Right provides for purchase thereunder at a price less than fair market value or a third party offer price.

Section 3.18         Network Architecture. Schedule 3.18 of the Seller Disclosure Schedule sets forth a true and complete statement (detailed by Cable System) as of December 31, 2004 (or, in the case of clauses (c) and (f), as of the date hereof), of (a) the approximate number of plant miles (aerial and underground) for each headend located in each Specified Business, (b) the approximate bandwidth capability expressed in MHz of each such headend, (c) the stations and signals carried by each such headend and the channel position of each such signal and station, (d) the approximate number of multiple dwelling units served by such Specified Business, (e) the approximate number of homes passed in such Specified Business as reflected in the system records of Seller or any of its Affiliates, (f) a description of basic and optional or tier services available and the rates charged for each such Specified Business, (g) the bandwidth capacity of each Cable System in such Specified Business for each headend, and (h) the municipalities served by each of the Cable Systems in such Specified Business and the public service numbers of such municipalities.

Section 3.19         Absence of Changes. Since the date of the Most Recent Balance Sheet, Seller and its Affiliates have conducted each Specified Business only in the Ordinary Course, and each Specified Business has not experienced any event, occurrence, condition or circumstance, and, to Seller’s Knowledge, no event, occurrence, condition or circumstance is threatened, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.20         Assets.

(a)           Other than the Excluded Assets, the right, title and interest of Seller and its Affiliates in the Transferred Assets constitute all of the Assets of Seller and its Affiliates owned or held by, used or intended for use, leased, licensed, accrued, reserved, allocated or incurred in connection with the conduct of any Specified Business in all material respects as currently conducted and, immediately after the Closing, shall be sufficient for Buyer to continue to operate and conduct such Specified Business in all material respects as currently conducted. At the Closing (after giving effect to the Transaction), Buyer or its designated Affiliate will have good and marketable title to (or in the case of Transferred Assets that are leased, valid leasehold interests in) the Transferred Assets free and clear of any Encumbrances, other than Permitted Encumbrances (or in the case of the Transferred Investments, Encumbrances under the Investment Documents), and those created by Buyer or its Affiliates.

(b)           The Shared Assets and Liabilities are the only Assets and Liabilities of Seller or any of its Affiliates that Relate to both of the Specified Businesses or to any Specified Business and any other business of Seller or its Affiliates, including any part of the Friendco Business.

(c)           The Friendco Transferred Assets are the only Assets that are Primarily Related to the Cable Systems being purchased by Friendco. None of the Friendco Transferred Assets are Primarily Related to any Specified Business except to the extent Buyer has otherwise so consented. Other than the Friendco Transferred Assets, the Transferred Assets and the Excluded Assets, there are no Assets of Seller or any of its Affiliates Related to the Business.

(d)           Schedule 3.20(d) of the Seller Disclosure Schedule sets forth a true and complete list of all of the material Assets Related to each Specified Business owned, held by, leased or licensed by any Subsidiary of Seller that is not a Debtor.

(e)           Other than the Tele-Media Entities, the Transferred Investments and the wholly owned Subsidiaries of Seller and as set forth on Schedule 3.20(e) of the Seller Disclosure Schedule, Seller and its Affiliates have no Equity Security in any Person which holds Assets Primarily Related to the operations and business conducted by the Cable Systems.

Section 3.21         Real Property.

(a)           Schedule 3.21(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all the Real Property Leases and Real Property Subleases, in each case providing for annual payments in excess of $50,000. Seller has delivered to Buyer true and complete copies of each of such Real Property Leases and Real Property Subleases.

(b)           Schedule 3.21(b) of the Seller Disclosure Schedule sets forth the address and/or location and the general use within each Specified Business of each Owned Real Property and each Leased Real Property listed on Schedule 3.21(a) of the Seller Disclosure Schedule.

(c)           Subject to the entry of the [Confirmation Order]Transaction Order (and/or the entry of an order prior to the Closing pursuant to section 365 of the Bankruptcy Code authorizing the assumption and, if applicable, assignment of Assigned Contracts), all Transferred Real Property Leases and Transferred Rights-of-Way, when assumed by Seller or its Affiliates and assigned to Buyer or its Affiliates pursuant to this Agreement and the [Confirmation]Transaction Order (or such other order), will be in full force and effect and will be enforceable against each party thereto in accordance with the express terms thereof and will not require any consent of any Person or any payment thereunder in respect of such assignment (unless such payment is made by Seller or any of its Affiliates on or prior to the Closing) and any violation, breach or event of default, or event or condition that, after notice or lapse of time or both (to the extent required), would constitute a violation, breach or event of default thereunder on the part of Seller or any of its Affiliates existing prior to such assumption and assignment will be fully discharged and none of Buyer nor any of its Affiliates shall have any responsibility therefor. To the Knowledge of Seller, no other party to any Transferred Real Property Lease or Transferred Right-of-Way is in default, violation or breach of such Transferred Real Property Lease or Transferred Right-of-Way and there are no disputes pending or threatened thereunder other than those defaults, violations, breaches and disputes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Transferred Owned Real Property nor the Transferred Leased Real Property is subject to any material Real Property Sublease.

(d)           Seller has not received notice and has no Knowledge of any pending, threatened or contemplated material condemnation proceeding affecting the Transferred Owned Real Property or the Leased Real Property or any part thereof, or of any sale or other disposition of the Transferred Owned Real Property or the Leased Real Property or any part thereof in lieu of condemnation.

Section 3.22         Absence of Liabilities. Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), each Specified Business has no Liabilities and there is no existing condition, situation or set of circumstances that, individually or in the aggregate, would reasonably be expected to result in a Liability of any Specified Business, other than (a) Liabilities specifically reflected, reserved against or otherwise disclosed in the Derivative 2004 Financial Statements or, only with respect to Liabilities included in the Unallocated Shared Assets and Liabilities that become Assumed Liabilities pursuant to Section 2.3, the Derivative Unallocated 2004 Financial Statements, (b) Excluded Liabilities and (c) Liabilities that were incurred in the Ordinary Course of Business since the date of the Derivative 2004 Financial Statements and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.23         Insurance. Schedule 3.23 of the Seller Disclosure Schedule lists all material insurance policies covering the properties, assets, employees and operations of the Business (including policies providing property, casualty, liability and workers’ compensation coverage) (the “Insurance Policies”). All of the Insurance Policies or renewals thereof are in full force and effect in all material respects. With such exceptions as would not be material, all premiums due in respect of the Insurance Policies have been paid by Seller or its Affiliate and Seller and its Affiliates are otherwise in compliance with the terms of such policies. Seller carries sufficient third party insurance to insure in all material respects all reasonable insurable risks of the Business. Following the Closing, the Insurance Policies shall continue to provide coverage with respect to acts, omissions and events occurring prior to the Closing in accordance with their terms as if the Closing had not occurred. To the Knowledge of Seller, there has not been any threatened termination of, material premium increase (other than with respect to customary annual premium increases) with respect to, or material alteration of coverage under, any Insurance Policy.

Section 3.24         Friendco Purchase Agreement. Seller has previously delivered to Buyer a true and complete copy of the Friendco Purchase Agreement as of the date hereof. Except for the Friendco Purchase Agreement and the JV Documents and any Ancillary Agreements (each as defined in the Friendco Purchase Agreement) to which

Friendco or any of its Affiliates is party, Seller and/or any of its Affiliates, on the one hand, and Friendco and/or any of its Affiliates, on the other hand, are not party to any Contract related to the Transaction or the Friendco Transaction.

Section 3.25         Transactions with Affiliates. Except for this Agreement, the Ancillary Agreements to which it is a party and any Liability arising under this Agreement or any such Ancillary Agreement, from and after the Closing, none of Buyer or its respective Subsidiaries shall, as a result of the Transaction, be bound by any Contract or any other arrangement of any kind whatsoever with, or have any Liability to, Seller, any Managed Cable Entity or any of their respective Affiliates.

Section 3.26         Finders’ Fees. Except for UBS Securities LLC and Allen & Company LLC, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission in connection with the Transaction.

Section 3.27         No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that, except as set forth on the Buyer Disclosure Schedule, as of the date hereof and as of the Closing:

Section 4.1           Organization and Qualification.

(a)           Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite limited liability company power and authority to own and operate its Assets and to carry on its business as currently conducted. Buyer has made available to Seller a true and complete copy of Buyer’s limited liability company agreement, as amended and in effect as of the date hereof.

(b)           Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Parent has all requisite corporate power and authority to own and operate its Assets and to carry on its business as currently conducted. Buyer has made available to Seller a true and complete copy of Parent’s certificate of incorporation and bylaws, each as amended and in effect as of the date hereof.

Section 4.2           Subsidiaries.

(a)           Schedule 4.2(a) of the Buyer Disclosure Schedule sets forth a true and complete list of each Significant Subsidiary of Parent and each other Subsidiary of

Parent that is not directly or indirectly wholly owned by Parent or its Significant Subsidiaries, together with its jurisdiction of organization and its authorized and outstanding Equity Securities as of the date hereof. Each Subsidiary of Parent is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its Assets and to carry on its portion of the Parent Business as currently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its Assets or the conduct of its business requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Buyer has provided or made available to Seller true and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of each of the Significant Subsidiaries of Parent as in effect as of the date hereof. As of the date hereof, Parent owns, directly or indirectly, through one or more of its other Subsidiaries, all right, title and interest in and to all outstanding Equity Securities of the Subsidiaries indicated as owned by it on Schedule 4.2(a) of the Buyer Disclosure Schedule. All of the outstanding Equity Securities of the Subsidiaries of Parent have been duly authorized, and are validly issued, fully paid and non-assessable.

(b)           As of the date hereof and except in respect of any of the following rights that are for the benefit of any Person that is, directly or indirectly, a wholly owned Subsidiary of Parent, (i) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which the Subsidiaries of Parent are or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any shares of the Equity Securities of the Subsidiaries of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding, (ii) the outstanding Equity Securities of the Subsidiaries of Parent are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Equity Securities and (iii) there are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Equity Securities of the Subsidiaries of Parent.

Section 4.3           Corporate Authorization.

(a)           Buyer has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and no additional limited liability company member or similar authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement.

(b)           Parent has full corporate power and authority to execute and deliver the Parent Agreement and to perform its obligations thereunder. The execution, delivery and performance by Parent of the Parent Agreement have been duly and validly authorized and no additional corporate, shareholder or similar authorization or consent is required in connection with the execution, delivery and performance by Parent of the Parent Agreement.

(c)           Prior to the Closing, each of Buyer, Parent and Parent’s Subsidiaries (other than Buyer) will have full limited liability company, corporate, partnership or similar power and authority to execute and deliver each of the Ancillary Agreements to which it will be a party and to perform its obligations thereunder. Prior to the Closing, the execution, delivery and performance by each of Buyer, Parent and Parent’s Subsidiaries (other than Buyer) of each of the Ancillary Agreements to which it will be a party will have been duly and validly authorized and no additional limited liability company member, shareholder or similar authorization or consent will be required in connection with the execution, delivery and performance by each of Buyer, Parent and Parent’s Subsidiaries (other than Buyer) of any of the Ancillary Agreements to which it will be a party.

Section 4.4           Buyer Interests and Parent Capital Stock.

(a)           As of the date hereof, Parent owns directly all right, title and interest in and to all outstanding Equity Securities of Buyer. As of the Closing, Buyer will be a Subsidiary of Parent.

(b)           As of the date hereof, (i) the authorized capital stock of Parent (the “Parent Capital Stock”) consists of (A) 1,000 shares of common stock, of which (1) 925 have been designated Parent Class A Common Stock, and (2) 75 have been designated Class B Common Stock, par value $0.01 per share (the “Parent Class B Common Stock”), and (B) 1,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”); (ii) there are issued and outstanding (A) 925 shares of Parent Class A Common Stock and 75 shares of Parent Class B Common Stock and (B) no shares of Parent Preferred Stock; (iii) except for the Parent Capital Stock, there are no Equity Securities of Parent issued, reserved for issuance or outstanding; (iv) the Parent Capital Stock and any other Equity Securities of Parent have been duly authorized, and are validly issued, fully paid and nonassessable; (v) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Parent is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any shares of Parent Capital Stock or other Equity Securities of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding; (vi) the outstanding Parent Capital Stock and other Equity Securities of Parent are not subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such stock or other Equity Securities; (vii) there are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Parent Capital Stock or other Equity Securities of Parent; (viii) there are not any bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Parent Capital Stock may vote; and

(ix) there are not any outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent.

(c)           As of the Closing, the Purchase Shares (before adjustments under Section 2.6 or 2.7) shall represent 16% of the total outstanding Equity Securities of Parent calculated on a Fully Diluted Basis, after giving effect to the issuance of the Purchase Shares and assuming for purposes of such calculation the consummation of the Redemption under the Parent Redemption Agreement but without giving effect to any adjustments under Section 2.6 or 2.7; provided, however, that Equity Securities issued pursuant to clause (ii) of the definition of “Fully Diluted Basis” shall not exceed the Permitted Parent Incentive Awards; provided, further, that such limitation shall not apply to any Equity Securities issued as contemplated by clause (ii)(B) of the definition of “Fully Diluted Basis.”

Section 4.5           Purchase Shares. Upon issuance, the Purchase Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Encumbrances of any kind whatsoever, including any preemptive rights, rights of first refusal, call options, subscription rights or any similar rights under any provision of applicable Law, the charter documents or bylaws of Parent or any of its Subsidiaries or any Contract to which Parent is a party or otherwise bound and subject to applicable securities Laws. At the Closing, Parent will have sufficient authorized but unissued shares of Parent Capital Stock for Buyer to meet its obligation to cause Parent to deliver the Purchase Shares under this Agreement. Upon consummation of the Transaction, good and valid title to the Purchase Shares will pass to the recipients thereof from Buyer, free and clear of any Encumbrances, other than those arising as a result of the ownership of such Purchase Shares by [the]any recipient thereof or under applicable securities Laws.

Section 4.6           Consents and Approvals. No consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer, Parent or any of Parent’s Affiliates from, or to be given by Buyer, Parent or any of Parent’s Affiliates to, or made by Buyer, Parent or any of Parent’s Affiliates with, any Person in connection with the execution, delivery and performance by Buyer of this Agreement and by Buyer, Parent or any of Parent’s Affiliates of the Ancillary Agreements to which it is a party, other than the consents, approvals, waivers, authorizations, notices or filings the failure of which to obtain, give or make would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7           Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the execution, delivery and performance by each of Buyer and Parent of each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer, Parent or any of Parent’s Affiliates, (b) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 4.6 of the Buyer Disclosure Schedule with respect to any

Person which is not a Government Entity or Self-Regulatory Organization, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Buyer, Parent or any of Parent’s Affiliates, under, or result in a loss of any benefit to which Buyer, Parent or any of Parent’s Affiliates is entitled under, any Contract to which any of them is a party or result in the creation of any Encumbrance upon any of their Assets or give rise to any Purchase Right or (c) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 4.6 of the Buyer Disclosure Schedule with respect to Government Entities or Self-Regulatory Organizations or required to be made or obtained by Seller, violate or result in a breach of or constitute a default under any Law to which Buyer, Parent or any of Parent’s Affiliates is subject, or under any Parent Governmental Authorization, other than, in the case of clauses (b) and (c), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.8           Binding Effect. This Agreement and each of the Ancillary Agreements dated the date hereof is, and each other Ancillary Agreement will constitute, when executed and delivered by Buyer and each Affiliate of Buyer party to such agreements and by Seller and the other parties thereto, a valid and legally binding obligation of Buyer and each Affiliate of Buyer party to such agreements, enforceable against Buyer and each such Affiliate in accordance with their respective terms.

Section 4.9           Financial Statements.

(a)           Set forth on Schedule 4.9(a) of the Buyer Disclosure Schedule is a copy of the consolidated audited balance sheets and audited statements of income, stockholders’ equity and cash flows for Parent (and its predecessors in interest, as the case may be) and its Subsidiaries for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 (the “Parent Audited Financial Statements”). The Parent Audited Financial Statements have been prepared from the books and records of Parent in accordance with GAAP consistently applied, and fairly present, in all material respects, the financial condition and results of operations and cash flows of Parent as of the dates thereof or the periods then ended.

(b)           The Chief Executive Officer and the Chief Financial Officer of Parent have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of Parent’s board of directors (i) all significant deficiencies in the design or operation of internal controls that could adversely affect Parent’s or any of Parent’s Affiliates’ ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in the internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Copies of all disclosures described in the foregoing sentence have been made available to Seller. Parent and its Significant Subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its Significant Subsidiaries, is made known to Parent’s Chief Executive Officer and its Chief Financial Officer by others within those entities; and such disclosure controls and procedures are effective in alerting Parent’s Chief Executive Officer and its Chief Financial Officer to material information of the nature required to be disclosed in periodic reports pursuant to the Exchange Act in a timely fashion.

Section 4.10         Litigation and Claims. There are no civil, criminal or administrative actions, suits, demands, claims, hearings, proceedings or investigations pending against, or, to the Knowledge of Buyer, threatened against or affecting, or otherwise relating to Parent or any of its Affiliates, or the Transaction, other than those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. None of Parent or any of its Affiliates is subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators, other than those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Buyer, as of the date hereof, the matters described in the Current Report on Form 8-K, filed December 15, 2004, by TWX with the SEC would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11         Taxes. Each of Parent and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.12         Employee Benefits. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a)           all material benefit and compensation plans, programs, contracts, policies or arrangements, including any trusts, trust instruments and insurance contracts forming a part thereof, any “employee benefit plans” within the meaning of Section 3(3) of ERISA, any deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, workers’ compensation, short term disability, vacation, retention and severance plans and all employment, collective bargaining, consulting, severance and change in control agreements, and all amendments thereto, in each case under which any current or former employee of Parent has any right to benefits and which are contributed to, sponsored by or maintained by Parent (the “Parent Benefit Plans”), have been maintained in substantial compliance with their terms and with the requirements prescribed by any applicable statutes, orders, rules and regulations, including ERISA and the Code;

(b)           each Parent Benefit Plan that is intended to be qualified under an applicable provision of the Code or any regulation thereunder, including Section 401(a) of the Code, is so qualified and has been so qualified during the period since its adoption;

(c)           each trust created under any such Parent Benefit Plan is exempt from tax and has been so exempt since its creation and, to the Knowledge of Buyer, nothing has occurred with respect to the operation of any Parent Benefit Plan that would cause the loss of such qualification or exemption; and

(d)           the Transaction will not result in any new or additional Liability of Parent or any of its Subsidiaries under any Parent Benefit Plan that would not have been a Liability of Parent or any of its Subsidiaries absent the consummation of the Transaction.

Section 4.13         Compliance with Laws. The Parent Business has been since July 1, 2003 and is being conducted in compliance with all applicable Laws and Parent Governmental Authorizations, including the Communications Act, the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992, the Telecommunications Act of 1996, the Copyright Act of 1976 and all rules and regulations of the FCC and the United States Copyright Office, except for failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Affiliates has received any notice alleging any material violation by Parent or any of its Subsidiaries under any applicable Law, except for violations that have been cured or that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has all Parent Governmental Authorizations necessary for the conduct of the Parent Business as currently conducted other than those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Nothing in this representation is intended to address any compliance matter that is specifically addressed by Sections 4.12 (Employee Benefits), 4.14 (Environmental Matters), 4.16 (Labor) and 4.19 (Parent Franchises).

Section 4.14         Environmental Matters.

(a)           Since July 1, 2003, the Parent Business and the Parent Real Property have been in material compliance with all applicable Environmental Laws and there are no material Liabilities under any Environmental Law with respect to the Parent Business.

(b)           Since July 1, 2003, none of Parent or any of its Subsidiaries (nor, to Buyer’s Knowledge, any predecessor in interest) has received from any Person any notice, demand, claim, letter or request for information, relating to any material violation or alleged material violation of, or any material Liability under, any Environmental Law in connection with or affecting the Parent Business or the Parent Real Property.

(c)           There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to Buyer’s Knowledge, threatened, relating to material compliance with or material Liability under any Environmental Law affecting the Parent Business or the Parent Real Property.

(d)           To Buyer’s Knowledge, there are no underground storage tanks, asbestos containing materials, lead based products or polychlorinated biphenyls on any of the Parent Real Property other than as in compliance in all material respects with all Environmental Laws.

Section 4.15         Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the Closing Date, Parent or its Subsidiaries will own or have a valid license or other right to use the Intellectual Property necessary to conduct the Parent Business substantially as currently conducted. Parent has not received any notice that (a) use of such Intellectual Property in the Parent Business substantially as currently used by Parent and its Subsidiaries infringes or otherwise violates any Person’s Intellectual Property rights or (b) any Person is infringing or otherwise violating any Intellectual Property rights of Parent or its Subsidiaries in such Intellectual Property, that, in either such case, would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.16         Labor.

(a)           None of Parent or any of its Subsidiaries is a party to or bound by any material labor agreement, union contract or collective bargaining agreement respecting the employees of Parent and its Subsidiaries, nor are there any employees of Parent or its Subsidiaries represented by a collectively bargained unit or labor organization who are not covered by a Collective Bargaining Agreement.

(b)           Parent and its Subsidiaries are in compliance in all material respects with all labor Laws applicable to the Parent Business and the employees of Parent, and are not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other Law applicable to employees of Parent and its Subsidiaries. There are no outstanding unfair labor practice charges pending before the National Labor Relations Board with respect to any employees of Parent.

(c)           There is no pending, or to the Knowledge of Buyer threatened, strike, walkout or other work stoppage or any union organizing effort by any of the employees of Parent and its Subsidiaries.

Section 4.17         Contracts.

(a)           Except for such Contracts or arrangements as are entered into between the date hereof and the Closing and that are not prohibited by this Agreement, neither Parent nor any of its Subsidiaries is bound by or subject to (i) except for programming agreements or Contracts with Affiliates, any Contract that is material (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to the Parent Business, (ii) any programming agreement involving consideration in excess of $25,000,000 in any twelve month period, (iii) any Contract involving consideration in excess of $1,000,000 in any twelve month period with any Affiliate of Parent (other than any Subsidiary of Parent) or having the intended effect of benefiting any Affiliate of Parent (other than any Subsidiary of Parent) at the expense of Parent or any Subsidiary of Parent in a manner that would deprive Parent or such Parent

Subsidiary of the benefit it would otherwise have obtained if the transaction were to have been effected on terms that were on an arm’s length basis or (iv) any material Contract with Friendco or any of its Affiliates (A) related to or entered into in connection with the Transaction or (B) in connection with the sale or exchange of any Transferred Assets or any Transferred Assets (as defined in the Friendco Purchase Agreement).

(b)           All Parent Material Contracts are in full force and effect and are enforceable against each party thereto in accordance with the express terms thereof. There does not exist under any Contract to which Parent or any of its Affiliates is a party or by which its Assets are bound any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Parent or any of its Affiliates or, to the Knowledge of Buyer, any other party thereto, except for such violations, breaches, events or conditions that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There are no disputes pending or threatened under any Contract to which Parent or any of its Subsidiaries is a party or by which its Assets are bound other than those disputes that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All of the Parent Material Contracts set forth on Schedule 4.17(a)(iii) of the Buyer Disclosure Schedule were entered into on an arm’s length basis and in the Ordinary Course of Business.

Section 4.18         Parent Cable Systems and Subscriber Information.

(a)           None of Parent or any of its Subsidiaries, directly or indirectly, owns any Systems other than the Parent Cable Systems listed on Schedule 4.18(a) of the Buyer Disclosure Schedule.

(b)           None of Parent or any of its Subsidiaries, directly or indirectly, manages or operates any Systems which it does not, directly or indirectly, wholly own.

(c)           None of Parent or any of its Subsidiaries, directly or indirectly, owns any Systems that it does not, directly or indirectly, manage and operate.

(d)           Schedule 4.18(d) of the Buyer Disclosure Schedule sets forth the aggregate number of Parent Basic Subscribers, Parent Digital Subscribers and Parent HSD Subscribers as of December 31, 2004. Each such aggregate number has been determined in accordance with the Parent Subscriber Accounting Policy.

(e)           Schedule 4.18(e) of the Buyer Disclosure Schedule sets forth Parent’s policy with respect to calculating Parent Subscribers (the “Parent Subscriber Accounting Policy”).

(f)            Schedule 4.18(f) of the Buyer Disclosure Schedule sets forth the average total revenue per Parent Basic Subscriber as of December 31, 2004.

(g)           Schedule 4.18(g) of the Buyer Disclosure Schedule sets forth the Parent Basic Subscriber monthly churn rate for the Parent Business as of December 31,

2004. Each such aggregate number has been determined in accordance with the Parent Subscriber Accounting Policy.

Section 4.19         Parent Franchises.

(a)           Schedule 4.19(a) of the Buyer Disclosure Schedule sets forth a true and complete list of each Parent Franchise operated by Parent or any of its Subsidiaries as of the date hereof, detailed by Parent Cable System. The Parent Cable Systems are in compliance with the applicable Parent Franchises except for such failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, there are no material ongoing or, to the Knowledge of Buyer, threatened audits or similar proceedings undertaken by Government Entities with respect to the Parent Franchises.

(b)           Each of the Parent Franchises is in full force and effect in all material respects, and as of the date hereof a valid request for renewal has been duly and timely filed under Section 626 of the Communications Act with the proper Government Entity with respect to each of the Franchises that has expired or will expire within 30 months after the date of this Agreement. None of Parent or any of its Subsidiaries has received notice as of the date hereof from any Person that any Parent Franchise will not be renewed or that the applicable Government Entity has challenged or raised any objection to or otherwise questioned a Parent’s request for any such renewal under Section 626 of the Communications Act, and Parent and its Subsidiaries have duly and timely complied in all material respects with any and all inquiries and demands by any and all Government Entities made with respect to Parent’s or such Subsidiaries’ requests for any such renewal.

(c)           With respect to the Parent Franchises, none of Parent or any of its Subsidiaries has made any commitments to any Government Entity, except any commitments that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.20         Network Architecture. Schedule 4.20 of the Buyer Disclosure Schedule sets forth in all material respects a true and complete statement as of December 31, 2004, of (a) the approximate number of plant miles (aerial and underground) for each division of the Parent Business, (b) the approximate bandwidth capability expressed in MHz of each such division of the Parent Business, (c) the stations and signals carried by each such division and the channel position of each such signal and station of the Parent Business, (d) the approximate number of bulk accounts served by the Parent Cable Systems, (e) the approximate number of homes passed in the Parent Business as reflected in the system records of Parent or any of its Affiliates, (f) a description of basic and optional or tier services available from each such division of the Parent Business and the rates charged for each, (g) the channel capacity of each such division of the Parent Business, and (h) the municipalities served by each such division of the Parent Business and the community unit numbers of such municipalities.

Section 4.21         Absence of Changes. Since December 31, 2004, the Parent Business has not experienced any event, occurrence, condition or circumstance, and, to Buyer’s Knowledge, no event, occurrence, condition or circumstance is threatened that, individually or in the aggregate, has had or is reasonably expected to have, a Parent Material Adverse Effect.

Section 4.22         Assets. The Assets held by Parent and its Subsidiaries constitute all the Assets and rights of Parent and its Subsidiaries owned, used or held for use primarily in connection with the conduct of the Parent Business in all material respects as currently conducted.

Section 4.23         Absence of Liabilities. The Parent Business has no Liabilities and there is no existing condition, situation or set of circumstances that, individually or in the aggregate, would reasonably be expected to result in a Liability of the Parent Business, other than (a) Liabilities specifically reflected, reserved against or otherwise disclosed in the Parent Audited Financial Statements and (b) Liabilities that were incurred since the date of the Parent Audited Financial Statements and that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.24         Friendco Agreements.

(a)           Buyer has delivered to Seller true and complete copies of the Parent Redemption Agreement, TWE Redemption Agreement and Exchange Agreement, each as in effect as of the date hereof.

(b)           Each of the Parent Redemption Agreement, the TWE Redemption Agreement and the Exchange Agreement constitutes a valid and legally binding obligation of each of Buyer, Parent and any of their Affiliates that are parties thereto, enforceable against each of them in accordance with its terms.

(c)           As of the date hereof, except for the Exchange Agreement, the TWE Redemption Agreement and the Parent Redemption Agreement, none of Buyer or its Affiliates have entered into any material agreements or understandings with Friendco or any of its Affiliates Relating to any of the Transferred Assets or otherwise in connection with the Transaction or the Friendco Transaction.

Section 4.25         No On-Sale Agreements. Except with respect to the Transaction, the Exchange or the Redemptions, as of the date hereof, Buyer and its Affiliates have not entered into any binding agreement with any third party (other than Seller) with respect to a purchase and sale transaction, whether by merger, stock sale, asset sale or otherwise, for any of the Transferred Assets.

Section 4.26         Finders’ Fees. Except for Bear, Stearns & Co. Inc. and Lehman Brothers Inc. (the “Financial Advisors”), whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any Affiliate of Buyer who might be entitled to any fee or commission in connection with the Transaction.

Section 4.27         Opinion of Financial Advisors. The board of directors of Parent and the Managing Member of Buyer have received the opinions of the Financial Advisors, each dated April 19, 2005, to the effect that, as of such date and subject to the assumptions, qualifications and other limitations set forth therein, (i) to the Parent, the consideration to be paid in the Parent Redemption, (ii) to TWE, the consideration to be paid in the TWE Redemption, and (iii) to Parent and Buyer, the consideration to be received in the Exchange are fair from a financial point of view. The opinions were delivered solely for the use and benefit of the board of directors of Parent, the managing member of Buyer and the board of representatives of TWE and may not be relied upon by Seller or any third party or used for any other purpose without the prior approval of the Financial Advisors, which approval shall not be implied by inclusion of this representation in the Agreement.

Section 4.28        [Section 4.29] No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE V

COVENANTS

Section 5.1  Access and Information.

(a)           From the date hereof until the Closing (and, with respect to any Disputed MCE System, until the expiration of the MCE Period), subject to applicable Laws, Seller shall (i) afford Buyer and its authorized representatives reasonable access, during regular business hours, upon reasonable advance notice, to the Employees, each Specified Business, the Friendco Business, Assets that will be Transferred Assets as of the Closing and the Friendco Transferred Assets, (ii) furnish, or cause to be furnished, to Buyer any financial and operating data and other information with respect to each Specified Business or in furtherance of the Transaction or the Exchange as Buyer from time to time reasonably requests, including, subject to Section 5.11, by providing to Buyer or its accountants sufficient information (A) for the preparation of the pro-forma balance sheet and statements of income, stockholders’ equity and cash flows for the Parent Business (in each case, if requested, assuming the Friendco Transaction and/or the Exchange have occurred) and (B) regarding compliance by Seller and its Affiliates with the requirements of the SOA with respect to the Business, and (iii) instruct the Employees, and its counsel and financial advisors to cooperate with Buyer in its investigation of each Specified Business and the Friendco Business, including instructing its accountants to give Buyer access to their work papers; provided, however, that in no event shall Buyer have access to any information that, based on advice of Seller’s counsel, would (A) reasonably be expected to create Liability under applicable Laws, including U.S. Antitrust Laws, or waive any material legal privilege (provided, that in such latter event Buyer and Seller shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege), (B) result in the disclosure of any trade secrets of third parties or

(C) violate any obligation of Seller with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Buyer, Seller has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that Buyer shall not conduct any environmental sampling without the prior written consent of Seller, which consent may be withheld in Seller’s reasonable discretion. All requests made pursuant to this Section 5.1(a) shall be directed to an executive officer of Seller or such Person or Persons as may be designated by Seller. All information received pursuant to this Section 5.1(a) shall, prior to the Closing, be governed by the terms of the Seller Confidentiality Agreement. No information or knowledge obtained in any investigation by Buyer pursuant to this Section 5.1(a) shall affect or be deemed to modify any representation or warranty made by Seller hereunder.

(b)           From the date hereof until the Closing, subject to applicable Laws, Buyer shall, and shall cause Parent and its Controlled Affiliates to, (i) afford Seller and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to the Parent Business, (ii) furnish, or cause to be furnished, to Seller any financial and operating data and other information with respect to the Parent Business, the Exchange, the Redemptions or in furtherance of the Transaction as Seller from time to time reasonably requests and (iii) instruct its employees, and its counsel and financial advisors to cooperate with Seller in its investigation of the Parent Business including instructing its accountants to give Seller access to their work papers; provided, however, that in no event shall Seller have access to any information that, based on advice of Buyer’s counsel, would (A) reasonably be expected to create Liability under applicable Laws, including U.S. Antitrust Laws, or waive any material legal privilege (provided, that in such latter event Buyer and Seller shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege), (B) result in the disclosure of any trade secrets of third parties or (C) violate any obligation of Parent with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Seller, Buyer or Parent has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that Seller shall not conduct any environmental sampling without the prior written consent of Buyer, which consent may be withheld in Buyer’s absolute discretion. All requests made pursuant to this Section 5.1(b) shall be directed to an executive officer of Buyer or such Person or Persons as may be designated by Buyer. All information received pursuant to this Section 5.1(b) shall be governed by the terms of the TWX Confidentiality Agreement. No information or knowledge obtained in any investigation by Seller pursuant to this Section 5.1(b) shall affect or be deemed to modify any representation or warranty made by Buyer hereunder.

(c)           Following the Closing and until all applicable statutes of limitations (including periods of waiver) have expired, Buyer agrees to retain all Books and Records in existence on the Closing Date, and to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, grant to Seller and its representatives during regular business hours and subject to reasonable rules and regulations, the right, at the expense of Seller, (i) to inspect and copy the Books and

Records and (ii) to have personnel of Buyer made reasonably available to them or have Buyer otherwise cooperate to the extent reasonably necessary, including in connection with (A) preparing and filing Tax Returns and/or any Tax inquiry, audit, investigation or dispute, (B) any litigation or investigation[ or], (C) the claims resolution, plan confirmation, plan administration and case closing processes in the Reorganization Case or (D) the preparation of any of the Financial Information, Offering Financial Information, Quarterly Reports or Annual Reports required to be prepared or filed pursuant to Section 5.11 or 5.19, respectively; provided, however, that in no event shall Seller have access to any information that, based on advice of Buyer’s counsel, would (1) reasonably be expected to create Liability under applicable Laws, including U.S. Antitrust Laws, or waive any material legal privilege (provided, that in such latter event Buyer and Seller shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege), (2) result in the disclosure of any trade secrets of third parties or (3) violate any obligation of Buyer with respect to confidentiality (provided, that with respect to clause (3), to the extent specifically requested by Seller, Buyer or Parent has in good faith sought to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality). In no event shall Seller or its representatives have access to the Tax Returns of Buyer. No Books and Records shall be destroyed by Buyer without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof at the transferee’s expense. All information received pursuant to this Section 5.1(c) shall be governed by the terms of Section 5.1(e).

(d)           Following the Closing and until all applicable statutes of limitations (including periods of waiver) have expired (and with respect to Tax Returns, until the later of (I) the five year anniversary of the Closing and (II) the expiration of the statute of limitations with respect to such Tax Return), Seller agrees to retain all Books and Records in existence on the Closing Date and not transferred to Buyer (the “Retained Books and Records”), and to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, (i) convey to Buyer copies of any Tax Returns of Seller or its Subsidiaries relating to periods (or portions thereof) ending on or after December 31, 1999 and on or before the Closing (including any amended Tax Returns relating to such periods that are filed by Seller after the Closing) (ii) grant to Buyer and its representatives the right, at the expense of Buyer and subject to reasonable rules and regulations, to inspect and make copies of any other Tax Returns of Seller or any of its Subsidiaries relating to periods (or portions thereof) ending on or before the Closing and any workpapers and tax software related to the Tax Returns described in clauses (i) or (ii) hereof, (iii) grant to Buyer and its representatives during regular business hours and subject to reasonable rules and regulations the right to inspect and make copies of Retained Books and Records not described in clauses (i) or (ii) hereof, and (iv) grant to Buyer and its representatives during regular business hours and subject to reasonable rules and regulations, the right, at the expense of Buyer, to have personnel of Seller made reasonably available to them or have Seller otherwise cooperate to the extent reasonably necessary, in each case, including in connection with (A) preparing and filing Tax Returns and/or any Tax inquiry, audit, investigation or dispute or (B) any litigation or investigation; provided, however, that in no event may Buyer or its representatives inspect, examine, review, distribute or disclose in any form the specific contents of any of

Seller’s or its Subsidiaries’ income or franchise Tax Returns (or copies thereof) provided by Seller either at Closing or at a later date or of workpapers or tax software related to any such income or franchise Tax Returns (or copies thereof) until the specific contents of such income or franchise Tax Returns become relevant to Buyer in connection with (x) preparing and filing Tax Returns, or (y) any Tax inquiry, audit, investigation or dispute with a Government Entity, in each case, at which time Buyer may use such Tax Returns and related workpapers and tax software (or copies thereof) for purposes reasonably related to the activities described in (x) or (y) above; provided, further, that in no event shall Buyer or its representatives have access to any information that, based on advice of Seller’s counsel, would (1) reasonably be expected to create Liability under applicable Laws, including U.S. Antitrust Laws, or waive any material legal privilege (provided, that in such latter event Buyer and Seller shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege), (2) result in the disclosure of any trade secrets of third parties or (3) violate any obligation of Seller with respect to confidentiality (provided, that with respect to clause (3), to the extent specifically requested by Buyer or Parent, Seller has in good faith sought to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality). No Retained Books and Records shall be destroyed by Seller without first advising Buyer in writing and giving Buyer a reasonable opportunity to obtain possession thereof at the transferee’s expense.

(e)           From and after the Closing, Seller and its Affiliates shall keep confidential any non-public information in their possession Related to the Business or related to the Transferred Assets (any such information that is required to keep confidential pursuant to this sentence shall be referred to as “Confidential Information”). Neither Seller nor its Affiliates shall disclose, or permit any of their respective directors, officers, employees or representatives to disclose, any Confidential Information to any other Person or use such information to the detriment of Buyer or its Affiliates; provided, that such party may use and disclose any such information (i) once it has been publicly disclosed (other than by such party in breach of its obligations under this Section 5.1(e)) or (ii) to the extent that such party may, in the reasonable judgment of its counsel, be compelled by Law to disclose any of such information, such party may disclose such information if it has used commercially reasonable efforts, and has afforded Buyer the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. Except in respect of Excluded Assets and Excluded Liabilities, the Seller Confidentiality Agreement shall terminate upon the Closing with no further Liability thereunder on the part of any party thereto.

Section 5.2           Conduct of Business. During the period from the date hereof to the Closing (and, following the Closing, with respect to any Disputed MCE System that is not a Buyer Managed MCE System, until the expiration of the MCE Period), except as otherwise expressly contemplated by this Agreement, as set forth on Schedule 5.2 of the Seller Disclosure Schedule or as Buyer otherwise agrees in writing in advance, Seller shall (x) conduct, and shall cause its Affiliates to conduct, each Specified Business in the Ordinary Course and in accordance with applicable material Laws (including, subject to

Section 5.2(s), completing line extensions, placing conduit or cable in new developments, fulfilling installation requests and work on existing and planned construction projects), (y) use its commercially reasonable efforts to preserve intact each Specified Business and its relationship with its customers, suppliers, creditors and employees (it being understood that no increases in any compensation or any incentive compensation or similar compensation shall be required in respect thereof except to the extent such increase is required in the Ordinary Course of Business) and (z) use its commercially reasonable efforts to perform and honor all of its post-petition obligations under any Contract as they become due and otherwise discharge and satisfy all Liabilities thereunder as and when they become due. During the period from the date hereof to the Closing (and, following the Closing, with respect to any Disputed MCE System that is not a Buyer Managed MCE System, until the expiration of the MCE Period), except as otherwise contemplated by this Agreement or any Ancillary Agreement or as Buyer shall otherwise consent (provided, that Buyer shall respond as soon as reasonably practicable but in no event later than five Business Days following receipt of Seller’s written request for such response) or as set forth in the applicable sections of Schedule 5.2 of the Seller Disclosure Schedule, Seller shall, and shall cause each of its Affiliates to, with respect to each Specified Business:

(a)           not incur, create or assume any Encumbrance on any of its Assets other than a Permitted Encumbrance;

(b)           not sell, lease, license, transfer or dispose of any Assets other than in the Ordinary Course of Business; provided, however, that in any event, such Assets shall not (i) constitute a Cable System or material portion thereof or (ii) include any Equity Securities of any Asset Transferring Subsidiary (other than in connection with a transfer to Seller or any of its wholly owned Subsidiaries that is an Asset Transferring Subsidiary and a Debtor);

(c)           not (i) assume pursuant to an order of the Bankruptcy Court any OCB Contract, (ii) enter into any Contract in the Contract Categories Expected to be Assumed that contains any Special Terms (except with respect to clause (i) of the definition thereof), (iii) modify, renew (except in respect of Governmental Authorizations pursuant to Section 5.2(r)), suspend, abrogate or amend in any material respect (including the addition of any Special Term) any (A) Governmental Authorization that is material, (B) Contract Related to any Specified Business that is material or that contains Special Terms (except with respect to clause (i) of the definition thereof), (C) retransmission consent agreement (in a manner which would result in any compensation being payable thereunder, other than compensation that is customary, consistent with Seller’s past practice and, in any event, non-monetary), (D) Third Party Confidentiality Agreement or (E) Contract listed on Schedule 1.1(k)(ii) of the Seller Disclosure Schedule (other than, with respect to this clause (E), with the consent of Buyer, such consent not to be unreasonably withheld (other than in the case of extending the term or amending with like effect any lease on Schedule 1.1(k)(ii), with respect to which such consent shall be at Buyer’s discretion)), (iv) reject or terminate any Contract Related to any Specified Business or (v) with respect to any Contract Related to any Specified Business, take any action outside the Ordinary Course of Business or fail to take any action in the Ordinary Course of Business;

(d)           not declare, set aside or pay any dividend or distribution on any Investment Entity Securities;

(e)           not amend any of the Investment Documents;

(f)            not issue, sell, pledge, transfer (other than to Seller or any wholly owned Subsidiary of Seller; provided, that any such wholly owned Subsidiary shall be an Asset Transferring Subsidiary and a Debtor), dispose of or encumber any Investment Entity Securities;

(g)           not split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any Investment Entity Securities;

(h)           provide prompt written notice to Buyer of Seller or any of its Affiliates entering into any OCB Contract that is material to any Specified Business;

(i)            not dispose of, license or permit to abandon, invalidate or lapse any rights in, to or for the use of any material Transferred Intellectual Property;

(j)            not (i) increase the compensation of any Employee or current director of Seller or any of its Subsidiaries, except for increases in salary or wage rates in the Ordinary Course of Business or as required by the terms of agreements or plans currently in effect and listed on Schedule 3.10(a) of the Seller Disclosure Schedule or with respect to any Employee listed on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule, (ii) establish, amend, pay, agree to grant or increase any special bonus, sale bonus, stay bonus, retention bonus, deal bonus, emergence award or change in control bonus or any other benefit under Seller’s Performance Retention Plan or other plan, agreement, award or arrangement, other than any such award, entitlement or arrangement that will be fully paid and satisfied on or prior to the Closing Date (other than any sale bonus under the Sale Bonus Program as provided below or as otherwise provided in the parenthetical at the end of this clause (ii) with respect to awards other than awards under the Sale Bonus Program or Seller’s Performance Retention Plan) and the Liabilities of which will be Excluded Liabilities or, with respect to any sale bonus under the Sale Bonus Program, to the extent (but only to the extent) any such sale bonus amount is reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount (provided, however, that an award, entitlement or arrangement under this clause (ii) granted to an Employee listed on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule may be paid by Seller in accordance with its terms; provided, further, that (x) all payments that pursuant to the term of such award, entitlement or arrangement are to be paid on or prior to the Closing shall be paid by Seller on or prior to the Closing and (y) if Buyer offers employment to any such Employee pursuant to Section 5.8(a) and such Employee becomes a Transferred Employee, Seller shall fully pay and satisfy any such award, entitlement or arrangement as to such individual on or prior to the Closing Date), (iii) except as provided in clause (ii) or as required by Law, establish, adopt, enter into, amend or terminate any Benefit Plan (other than any broad based health or welfare plan) or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, (iv) hire any employee for any Specified Business with annual compensation in excess of the amount of compensation for a Person in a similar position consistent with past practice, other than to fill vacancies arising in the Ordinary Course of Business, (v) enter into any new employment or severance agreements or amend any such existing agreement with any Employee (provided, that the foregoing shall not restrict Seller from taking any such action with respect to an Employee listed on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule so long as Parent or Buyer, as applicable, will not be bound by any such action (including as it may relate to the terms of employment of any such Employee pursuant to Section 5.8 hereof) if the Employee becomes employed by Parent or Buyer in connection with the Transaction), (vi) establish, adopt, enter into, amend or terminate any plan, policy or arrangement providing for severance or termination pay or benefits (provided, that the foregoing shall not restrict Seller from taking any such action so long as Parent or Buyer, as applicable, will not be bound by any such action (including as it may relate to the terms of any offer to any Employee pursuant to Section 5.8(a) hereof) if any Employee covered thereby becomes employed by Parent or Buyer in connection with the Transaction), or (vii) engage in any hiring practices that are not in the Ordinary Course of Business;

(k)           not make any material loans, advances or capital contributions to, or investments in, any other Person (other than, to the extent not in violation of applicable Law, customary loans or advances to employees in amounts not material to the maker of such loan or advance and other than to any Subsidiary of Seller in the Ordinary Course);

(l)            not settle any claims, actions, arbitrations, disputes or other proceedings that would result in Seller or any of its Affiliates being enjoined in any respect material to the Transaction or any Specified Business or that would affect any Specified Business after the Closing (other than in a de minimis manner);

(m)          not make any material change in any method of accounting, keeping of books of account or accounting practices or in any material method of Tax accounting of Seller or any of its Subsidiaries unless required (i) by a concurrent change in GAAP or applicable Law or (ii) upon prior written notice to Buyer, in order to comply with any GAAP requirements or FASB interpretations or in order to comply with the view of Seller’s independent auditors;

(n)           except for capital expenditures, which shall be governed by Section 5.2(s), not Acquire any Assets or any business (including Equity Securities) in one or a series of related transactions, other than (i) pursuant to agreements in effect as of the date hereof that were disclosed to Buyer prior to the date hereof, (ii) Assets used by Seller in the Ordinary Course of Business (which Assets do not constitute a System, a business unit, division or all or substantially all of the Assets of the transferor), (iii) any interest in or Assets of any entity which nominally owns any interest in any MCE System and (iv) any Equity Securities in any Tele-Media Entity;

(o)           use commercially reasonable efforts to continue normal marketing, advertising and promotional expenditures with respect to each Specified Business;

(p)           use commercially reasonable efforts to (i) maintain or cause to be maintained (A) the Transferred Assets in adequate condition and repair for their current use in the Ordinary Course, ordinary wear and tear excepted, and (B) in full force and effect the Insurance Policies (with the same amounts and scopes of coverage) with respect to the Transferred Assets and the operation of each Specified Business and (ii) enforce in good faith the rights under the Insurance Policies;

(q)           use commercially reasonable efforts to perform all post-petition obligations under all of the Franchises, other material Governmental Authorizations and Assigned Contracts without material breach or default and pay all post-Petition Date Liabilities arising thereunder in the Ordinary Course of Business;

(r)            use commercially reasonable efforts to renew any material Governmental Authorizations which expire prior to the Closing Date;

(s)           use commercially reasonable efforts to make capital expenditures and operate in accordance with the capital and operating budget set forth on Schedule 5.2(s) of the Seller Disclosure Schedule (the “Budget”) and, in the case of  capital expenditures, on a line item basis;

(t)            maintain inventory sufficient for the operation of each Specified Business in the Ordinary Course of Business;

(u)           not engage in any marketing, Subscriber installation or collection practices other than in the Ordinary Course of Business;

(v)           not convert any billing systems used by any Specified Business;

(w)          use commercially reasonable efforts to implement all rate changes provided for in the Budget and except for rate increases provided for in the Budget not change the rate charged for any level of cable television, telephony or high speed data services;

(x)            except as required by applicable Law (including applicable must-carry laws), not add or voluntarily delete any channels from any Cable System, or change the channel lineup in any Cable System or commit to do any of the foregoing in the future; except for (i) pending channel additions and deletions or changes in channel lineups to the extent customer notifications have, as of the date hereof, been mailed or otherwise made in a manner permitted by each applicable Franchise; (ii) channel additions or changes in lineups as required in order to fulfill distribution commitments or broadcast station retransmission consent obligations (in either case, existing as of the date hereof) pursuant to existing Contracts, and solely to the extent the commitment and/or obligation must, pursuant to such Contract, be satisfied prior to the Closing Date; (iii) channel additions, migrations or changes in channel lineups in connection with headend consolidations (provided, however, that no new channels may be added to a system unless immediately prior to the headend consolidation, the channel was so carried on one headend or the other, provided, further, that if such channel is carried on both headends and the channel is not carried on the same tier or level of service on the two headends, then after such consolidation, the channel shall be carried on the tier or level of service of the dominant headend); (iv) the addition of one or more of the channels listed on Schedule 5.2(x)(iv) of the Seller Disclosure Schedule in connection with a system upgrade; (v) the roll-out of any video on demand service listed on Schedule 5.2(x)(v) of the Seller Disclosure Schedule or any free video on demand services for which Seller is not required to pay any fee or consideration; (vi) the addition of one or more of the high definition services listed on Schedule 5.2(x)(vi) of the Seller Disclosure Schedule, which additions shall not, except as otherwise noted on Schedule 5.2(x)(vi) of the Seller Disclosure Schedule, require Seller to pay any fee or consideration for such services; or (vii) the addition of the high definition signal of a NBC, ABC, CBS, or Fox station that is licensed to the same designated market area as the system on which such signal is being launched, so long as such signal is a simulcast of such station’s analog signal, to the extent Seller is not required to pay any fee or consideration for such high definition signal;

(y)           not file a cost-of-service rate justification;

(z)            use commercially reasonable efforts to launch telephony and video on demand services in the Cable Systems identified on Schedule 5.2(z) of the Seller Disclosure Schedule substantially in accordance with the timetable set forth on such Schedule 5.2(z), and provide Buyer with written notice promptly following any such launch;

(aa)         continue to conduct the Business in accordance with, and not make any change to, the Seller Subscriber Accounting Policy, including as to disconnects;

(bb)         not transfer the employment duties of any Applicable Employee from any Cable System to a different Cable System or business unit other than in the Ordinary Course of Business;

(cc)         use commercially reasonable efforts to maintain or cause to be maintained its Books and Records and accounts with respect to each Specified Business in the usual, regular and ordinary manner on a basis consistent with past practice;

(dd)         give or cause to be given to Buyer, and its counsel, accountants and other representatives,  (i) as soon as reasonably possible, but in any event prior to the date of submission to the appropriate Government Entity, copies of all FCC rate Forms 1205, 1210, 1235, and 1240, and simultaneous with, or as soon as reasonably possible after submission to the appropriate Government Entity, any other FCC Forms required under the regulations of the FCC promulgated under the Cable Act that are prepared with respect to any of the Cable Systems and (ii) as soon as reasonably possible after filing copies of all copyright returns filed in connection with any Cable System; provided, that, in the case of clause (i), before any such FCC Forms 1205, 1210, 1235, or 1240 are filed, Seller and Buyer shall consult in good faith concerning the contents of such forms; and

(ee)         not announce an intention, authorize or enter into any agreement or commitment with respect to any of the foregoing.

Section 5.3           Conduct of Parent Business. During the period from the date hereof to the Closing, except as otherwise expressly contemplated by this Agreement, the Parent Redemption Agreement, the TWE Redemption Agreement, the Exchange Agreement, as set forth on Schedule 5.3 of the Buyer Disclosure Schedule or as Seller otherwise agrees in writing in advance, Buyer shall, and shall cause Parent and its Subsidiaries to, use commercially reasonable efforts to preserve intact the Parent Business and its relationship with its material customers, suppliers, creditors and key employees (it being understood that no increases in any compensation or any incentive compensation or similar compensation shall be required in respect thereof except to the extent such increase is required in the Ordinary Course of Business). Without limiting the generality of the foregoing, during the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or any Ancillary Agreement or as Seller shall otherwise consent (which consent shall not be unreasonably withheld and, provided, that Seller shall respond as soon as reasonably practicable but in no event later than five Business Days following receipt of Buyer’s written request for such response) or as set forth in the applicable sections of Schedule 5.3 of the Buyer Disclosure Schedule, Buyer shall not, and shall cause Parent and each its Subsidiaries not to:

(a)           sell, lease, license, transfer or dispose of any Assets (it being understood that for purposes of this Section 5.3(a), Assets do not include Equity Securities of Parent or cash or cash equivalents) for consideration not consisting primarily of Systems other than (i) in the Ordinary Course of Business, (ii) pursuant to the Friendco Transaction or (iii) Assets which, in the aggregate, the fair market value of the total consideration therefor would not exceed the amount specified on Schedule 5.3(a)(iii) of the Buyer Disclosure Schedule;

(b)           declare, set aside or pay any dividend or distribution on any shares of Parent Capital Stock or other Equity Security in Parent or any of its Subsidiaries other than dividends or distributions by any Subsidiary of Parent to Parent or another Subsidiary of Parent;

(c)           enter into any transaction (other than pursuant to any Contract in effect as of the date hereof) having the intended effect of benefiting any Affiliate of Parent (other than any Subsidiary of Parent) at the expense of Parent or any Subsidiary of Parent in a manner that would deprive Parent or any such Subsidiary of the benefit they would otherwise have obtained if the transaction were to have been effected on terms that were on an arm’s length basis or any transaction that does not satisfy the requirements of Article VI of Parent’s bylaws, as in effect as of the date hereof;

(d)           except pursuant to Section 5.4, amend the certificate of incorporation, bylaws or other organizational documents of Parent in a manner adverse to Seller or its stakeholders;

(e)           issue any shares of Parent Capital Stock or other Equity Securities of Parent other than (i) Equity Securities issued following the date hereof on arm’s-length terms for consideration determined in good faith by Parent’s board of directors or any committee thereof to be fair, including, subject to Section 5.3(c), Equity Securities issued to TWX or any of its Affiliates (other than Parent or its wholly owned Subsidiaries), and (ii) Equity Securities issued following the date hereof pursuant to employee option or restricted stock programs approved by Parent’s board of directors or the compensation committee thereof; provided, however, that Equity Securities issued pursuant to clause (ii) of this sentence shall not exceed the Permitted Parent Incentive Awards; provided, however, that such limitation shall not apply to any Equity Securities issued as contemplated by clause (ii)(B) of the definition of “Fully Diluted Basis”;

(f)            settle any claims, actions, arbitrations, disputes or other proceedings not involving a Government Entity that would result in Parent or any of its Affiliates being enjoined in any respect material to the Transaction; or

(g)           authorize or enter into any agreement or commitment with respect to any of the foregoing;

provided, however, that, except in respect of Sections 5.3(c) and 5.3(d), the foregoing limitations shall not restrict transactions solely among or between Parent and any of its direct or indirect Subsidiaries.

Section 5.4           Amended and Restated Charter and Amended and Restated By-laws. On or prior to the Closing, Buyer will cause Parent to (a) file the Amended and Restated Charter with the Secretary of State of the State of Delaware and (b) adopt the Amended and Restated By-laws. Buyer will cause Parent (i) for a period of two years following the Closing, not to enter into any merger pursuant to Section 253 of the Delaware General Corporation Law and (ii) for a period of eighteen months following the Closing, not to issue any Equity Securities to any Person (other than, subject to Section 5.3(c) and, following the Closing, the Amended and Restated By-laws, TWX and its Affiliates (other than Parent or its wholly owned Subsidiaries)) that have a higher vote per share than the Parent Class A Common Stock.

Section 5.5           Listing of Purchase Shares.

(a)           [. Subject]Following delivery of the Reversion Notice, subject to there being a SEC/DOJ Settlement and Seller having satisfied the covenant in Section 5.19(a), Buyer shall, and shall cause Parent and its Subsidiaries to[,] use commercially reasonable efforts to cause[,] ([a]i) (A) effective as of the Closing, the Purchase Shares to be either registered under the Securities Act or exempt from any such registration under section 1145 of the Bankruptcy Code and (B) effective as of the Closing (or as of such later date that is required by the SEC but in any event no later than two weeks following the Closing), the Purchase Shares to be listed for trading on the NYSE [and (b]or, if such listing on the NYSE has not been effected within a reasonable period following the Closing, the Nasdaq Stock Market and (ii) (A) effective as of the MCE Closing, the MCE Purchase Shares to be either registered under the Securities Act or exempt from any such registration and [to be listed for trading on the NYSE](B) effective as promptly as practicable following the MCE Closing, the MCE Purchase Shares, to be listed for trading on the NYSE or, if such listing on the NYSE has not been effected within a reasonable period following the Closing, the Nasdaq Stock Market. Buyer covenants and agrees that if a Remainder Plan is consummated prior to the completion of the Initial Sale (as defined in the Adelphia Registration Rights and Sale Agreement), Buyer shall, and shall cause Parent and its Subsidiaries to use commercially reasonable efforts to cause, effective as of the effective date of the Remainder Plan (or as of such later date that is required by the SEC but in any event no later than two weeks following such consummation), the Purchase Shares to be listed for trading on the NYSE or, if such listing on the NYSE has not been effected within a reasonable period following the date of the consummation of the Remainder Plan, the Nasdaq Stock Market; provided, however, that Seller shall have provided Buyer with prior written notice of the intended date of consummation of the Remainder Plan at least thirty days prior to such date of consummation.

(b)           Seller covenants and agrees that if (i) a Remainder Plan is confirmed prior to the Initial Registration Statement (as defined in the Adelphia Registration Rights and Sale Agreement) being declared effective by the SEC or (ii) the Transaction is effected pursuant to the Plan, then, in each such case, Seller shall not Transfer (as defined in the Adelphia Registration Rights and Sale Agreement) Purchase Shares prior to (A) in the case of clause (b)(i), the earlier of the date on which the Purchase Shares have been registered under the Exchange Act and two weeks following the effective date on which the Remainder Plan is consummated and (B) in the case of clause (b)(ii), the earlier of the date on which the Purchase Shares have been registered under the Exchange Act and two weeks following the Closing; provided, however, that the foregoing shall not limit the transfer of a portion of the Purchase Shares to the United States pursuant to the SEC/DOJ Settlement.

(c)           Seller shall not transfer or distribute any of the Purchase Shares to the United States pursuant to the SEC/DOJ Settlement prior to the time that Purchase Shares are distributed to other stakeholders and claimants of the Debtors pursuant to the Remainder Plan, unless the transferee is (in Buyer’s reasonable determination) bound by the same restrictions (including underwriter lock-ups) as those applicable to Seller under the Registration Rights and Sale Agreement. Buyer and Seller agree (and Buyer shall cause Parent) to allow the transferee to participate in any registration of Seller’s Purchase Shares on terms no less favorable than those applicable to Seller.

Section 5.6           Commercially Reasonable Efforts.

(a)           Subject to the Bankruptcy Code and any orders of the Bankruptcy Court, Seller and Buyer shall, and Buyer shall cause Parent to, cooperate and use their respective commercially reasonable efforts to fulfill as promptly as practicable the conditions precedent to the other party’s obligations hereunder and shall use their respective commercially reasonable efforts to fulfill as promptly as practicable the conditions precedent to their obligations hereunder to the extent they have the ability to control the satisfaction of such obligations. Without limiting the generality of the foregoing, Seller and Buyer shall, and Buyer shall cause Parent to, (i) make all filings and submissions required by the U.S. Antitrust Laws and any other Laws, and promptly file any additional information requested as soon as practicable after receipt of such request therefor and promptly file any other information that is necessary, proper or advisable to permit consummation of the Transaction and the Exchange and (ii) use commercially reasonable efforts to obtain and maintain all Seller Required Approvals and Buyer Required Approvals in form and substance reasonably satisfactory to Buyer and Seller. In connection with the foregoing, Seller and Buyer will, and Buyer will cause Parent to, endeavor to consummate the Transaction without (or with minimal) costs, conditions, limitations or restrictions associated with the grant of such Seller Required Approvals and Buyer Required Approvals.

(b)           Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Buyer or Parent to agree to or to effect any divesture, hold separate or similar agreement with respect to any business or Assets or agree to enter into, or amend, or agree to amend, any Contracts or governmental authorizations or take or refrain from taking any other action or conduct any business in any manner if doing so would reasonably be expected, individually or in the aggregate, to have (i) an adverse impact (other than a de minimis adverse impact) on TWX or any of its Affiliates (excluding Parent and its Subsidiaries) or any of their respective businesses or Assets (excluding businesses and Assets of Parent and its Subsidiaries) or (ii) an adverse impact that is material to the Parent Business or the Transferred Assets or would materially constrain the operations of Parent and its Subsidiaries or of the Transferred Assets; it being understood that the incurrence of legal, accounting, investment banking and other customary forms of transaction expenses and the commitment of reasonable management time and effort shall not be considered an adverse impact for the purpose of this clause (ii).

(c)           No later than 45 days following the date hereof, Buyer and Seller shall, and Buyer shall cause Parent to, provide each other (or shall cause their respective Subsidiaries to provide) with all necessary documentation to allow filing of FCC Forms 394 with respect to the Franchises with respect to which a LFA Approval is or may be required. Buyer and Seller shall, and Buyer shall cause Parent to, use commercially reasonable efforts to cooperate with one another and, no later than 60 days following the date hereof, file with the applicable Government Entity FCC Forms 394 for each of the Franchises with respect to which a LFA Approval is or may be required. Buyer and Seller shall, and Buyer shall cause Parent to, cooperate and use their commercially reasonable efforts to have Buyer enter into a substitute performance bond arrangement with respect to those Assets of each Specified Business the transfer of which to Buyer would require Buyer to enter into such a substitute bond arrangement, on substantially the same terms as the substitute bond arrangement with respect to such Assets in effect as of the date hereof. Notwithstanding anything to the contrary herein, Seller shall not accept, agree to or accede to any modifications or amendments to, or in connection with, or any conditions to the transfer of, any Franchises that are not approved by Buyer in writing, such approval not to be unreasonably withheld; provided, however, that if Seller affords Buyer reasonable notice of, and opportunity to attend and participate in, meetings or other discussions relating to LFA Approvals where modifications, amendments or conditions are expected to be discussed or negotiated, Buyer shall approve any such modifications, amendments or conditions that are approved by Seller so long as such modifications, amendments or conditions are commercially reasonable and are similar in nature, extent and impact (giving due consideration to such factors as the relative size of the Franchise involved, the proximity of other Franchises, the financial and operational impact of the change and the precedential impact thereof) to modifications, amendments or conditions agreed to by Parent or Buyer or Friendco in connection with material acquisitions of cable assets effected since 2001. In addition, if Buyer seeks any LFA Approval pursuant to this Transaction, Buyer shall agree to any modifications, amendments or conditions that are commercially reasonable and are similar in nature, extent and impact (giving due consideration to such factors as the relative size of the Franchise involved, the proximity of other Franchises, the financial and operational impact of the change and the precedential impact thereof) to modifications, amendments or conditions agreed to by Parent or Buyer or Friendco in connection with material acquisitions of cable assets effected since 2001.

(d)           Each of the parties hereto agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other commercially reasonable actions as may be necessary or desirable in order to evidence, consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Transferred Assets to the same extent as held by Seller and its Affiliates, free and clear of all Encumbrances other than, in the case of Transferred Assets, Permitted Encumbrances, and in the case of the Transferred Investments, Encumbrances under the Investment Documents.

(e)           Seller and Buyer shall, and Buyer shall cause Parent to, cooperate with each other and shall furnish to the other party all information reasonably necessary or desirable in connection with making any filing under the HSR Act, and in connection with resolving any investigation or other inquiry by any Government Antitrust Entity with respect to the Transaction and the Exchange; provided, however, that Buyer shall reimburse Seller for the reasonable out-of-pocket costs, if any, incurred by Seller as a result of such cooperation solely to the extent it relates to the consummation of the Exchange. Each of the parties shall promptly inform the other party of any communication with, and any proposed understanding, undertaking or agreement with, any Government Entity regarding any such filings or any such transaction. Seller and Buyer shall not, and Buyer shall cause Parent not to, participate in any meeting with any Government Antitrust Entity in respect of any such filings, investigation or other inquiry without giving the other party prior notice of, and the opportunity to participate in, such meeting. The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with all meetings, actions and proceedings under or relating to the HSR Act (including, with respect to making a particular filing, by providing copies of all such documents (other than those that will not be publicly available) to the non-filing party and their advisors prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith); provided, however, that in no event shall Buyer or Seller be required to furnish, or Buyer be required to cause Parent to furnish, any information that, based on advice of such party’s counsel, would reasonably be expected to create any potential Liability under applicable Laws, including U.S. Antitrust Laws, or would constitute a waiver of any material legal privilege (provided, that in such latter event Buyer and Seller shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege).

(f)            In furtherance and not in limitation of the foregoing, each of Buyer and Seller agrees to make, and Buyer agrees to cause Parent to make, as promptly as practicable, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction and the Exchange (which filing shall be made in any event within 20 Business Days of the date hereof), (ii) appropriate filings with the FCC, and any state public service commissions having jurisdiction over any Transferred Assets or any services provided by any Specified Business or the Assets of or services provided by the Parent Business with respect to the Transaction and the Exchange, and (iii) all other necessary filings with other Government Entities relating to the Transaction and the Exchange, and to use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Seller Required Approvals and the Buyer Required Approvals under such other Laws or from such authorities or third parties as soon as practicable; provided, however, that Buyer shall reimburse Seller for the reasonable out-of-pocket costs, if any, incurred by Seller as a result of such cooperation solely to the extent it relates to the consummation of the Exchange.

(g)           Each of Seller and Buyer shall, and Buyer shall cause Parent to, give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party (excluding Government Entities) consents related to or required in connection with the Transaction and the Exchange that are Seller Required Approvals or Buyer Required Approvals; provided, however, that Buyer shall reimburse Seller for the reasonable out-of-pocket costs, if any, incurred by Seller as a result of such cooperation solely to the extent it relates to the consummation of the Exchange.

(h)           Seller shall, and shall cause its Affiliates to, take all actions as may be necessary or desirable in order that, as of the Closing, all of the Assets (other than any Equity Securities or other Excluded Assets) of the Tele-Media Entities and each of their respective Subsidiaries shall constitute Transferred Assets.

(i)            Notwithstanding anything in this Agreement to the contrary, Buyer shall have the sole responsibility for any filing, submission or other action (including, for the avoidance of doubt, obtaining any required LFA Approval) that is necessary, proper or advisable to permit the consummation of the Exchange (it being understood that Seller shall use its commercially reasonable efforts to cooperate with Buyer with respect to any action required to be taken by Buyer pursuant to this sentence; provided, however, that

Buyer shall reimburse Seller for the reasonable out-of-pocket costs, if any, incurred by Seller as a result of such cooperation solely to the extent it relates to the consummation of the Exchange.

(j)            After the Closing, Buyer shall, in the Ordinary Course of Business of Parent, use its commercially reasonable efforts to bill and collect from each Basic Subscriber that is potentially a Qualified Customer any amounts due and payable in respect of services delivered to such Basic Subscriber prior to the Closing.

Section 5.7           Tax Matters.

(a)           Proration of Taxes. To the extent necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing shall be determined by assuming that the taxable year or period ended as of the close of business on the Closing, except that those annual property taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis. For the avoidance of doubt, (i) any Taxes that are apportioned to the portion of a taxable period that ends on the Closing pursuant to this Section 5.7(a) shall be Excluded Taxes and (ii) any Taxes that are apportioned to the portion of a taxable period beginning after the Closing pursuant to this Section 5.7(a) shall be Assumed Taxes.

(b)           Tax Returns. Buyer shall not file any amended Tax Returns with respect to the Transferred Assets that include periods ending on or prior to the Closing without Seller’s written consent, which shall not be unreasonably withheld or delayed.

(c)           Transfer Taxes.

(i)            To the extent not otherwise exempt to the fullest extent permitted by section 1146(c) of the Bankruptcy Code and except as otherwise provided in this Section 5.7(c)(i), all federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the Transaction, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall, subject to the provisos to Sections 5.7(c)(iii) and 5.7(c)(v), be borne by Buyer, except that, with respect to the 363 Sale, if an exemption from Transfer Taxes under section 1146 of the Bankruptcy Code is not available but would more likely than not have been available if the Transaction had been consummated under a chapter 11 plan of reorganization of Seller and its Affiliates, Seller shall pay all such incremental Transfer Taxes payable with respect to the 363 Sale (such Transfer Taxes, “Incremental Transfer Taxes”) (it being understood that Seller shall bear the burden of proving that it is not the case that it is more likely than not that section 1146 of the Bankruptcy Code would have exempted such Transfer Taxes if the Transaction had been consummated under such plan of reorganization).

(ii)           Any Tax Returns that must be filed in connection with Transfer Taxes (“Transfer Tax Returns”) shall be prepared by Buyer and Buyer shall prepare such Transfer Tax Returns in a manner consistent with the allocation of the Aggregate Consideration pursuant to Section 5.7(d); provided, however, that if Buyer and Seller do not jointly agree to a Purchase Price Allocation Schedule as provided in Section 5.7(d) and except as provided in Section 5.7(c)([iii]iv), any such Transfer Tax Return shall be prepared by Buyer in good faith in a manner consistent with the purchase price allocation of Buyer or Seller that Buyer and Seller, as the case may be, use for Tax purposes, that results in the higher aggregate Transfer Tax liability with respect to each applicable jurisdiction. The party filing any Transfer Tax Return (or similar form claiming an applicable exemption from Transfer Taxes) pursuant to this Section 5.7 shall furnish a copy of such Transfer Tax Return (or similar form) to the other party.

(iii)         (A)  Except as set forth in Section 5.7(c)(iv), (a) all Transfer Tax Returns shall be filed by Buyer, (b) Buyer shall reasonably cooperate with Seller to determine and agree upon the appropriate amount of Incremental Transfer Taxes due in respect of the Transaction and, no later than 10 Business Days prior to the expected Closing Date, Buyer shall use commercially reasonable efforts to provide Seller with a written notice setting forth the amount of Incremental Transfer Taxes, if any, that Buyer believes are due in respect of the Transaction (the “Incremental Transfer Tax Return Notice”), (c) no later than 5 Business Days thereafter, if Seller in good faith believes the amount of Incremental Transfer Taxes due in respect of the Transaction is less than the amount of Incremental Transfer Taxes indicated in the Incremental Transfer Tax Return Notice, Seller shall deliver written notice to Buyer setting forth Seller’s reasonable good faith belief as to the amount of Incremental Transfer Taxes that are due in respect of the Transaction (an “Incremental Transfer Tax Dispute Notice”), (d) on the Closing, (X) if Seller has not delivered an Incremental Transfer Tax Dispute Notice, Seller shall pay to Buyer the amount of Incremental Transfer Taxes indicated on the Incremental Transfer Tax Return Notice and (Y) if Seller has delivered an Incremental Transfer Tax Dispute Notice, Seller shall pay to Buyer the amount set forth on the Incremental Transfer Tax Dispute Notice and the difference between the amount set forth on the Incremental Transfer Tax Return Notice and the amount set forth on the Incremental Transfer Tax Dispute Notice shall be deposited by Seller in the Transfer Tax Escrow Account, (e) Buyer shall file Transfer Tax Returns consistent with its own good faith determination of the appropriate amount of Incremental Transfer Taxes due and shall be responsible for remitting all amounts shown as due on such Transfer Tax Returns to the appropriate Government Entity, and (f) all disagreements as to the amount of Incremental Transfer Taxes due that pertain to valuation of assets transferred and for which amounts have been deposited in the Transfer Tax Escrow Account pursuant to Section 5.7(c)(iii)(A)(d) shall be resolved by the CPA Firm. The CPA Firm shall determine the appropriate valuation and, based on such determination, Buyer and Seller will instruct the Escrow Agent to distribute amounts from the Transfer Tax Escrow Account to Buyer or Seller, as the case may be, in accordance with such determination (it being understood that the costs of the CPA Firm in connection with the resolution of a dispute under clause (f) of this Section

5.7(c)(iii)(A) shall be borne by Seller and shall be treated as Incremental Transfer Taxes for purposes of this Agreement). Any dispute regarding an amount of Incremental Transfer Taxes for which a resolution procedure is not described in clause (f) of this Section 5.7(c)(iii)(A) shall be resolved only by a final, nonappealable, and non-reviewable determination by the relevant authority (“Final Transfer Tax Determination”) and funds in the Transfer Tax Escrow Account shall be distributed only in accordance with such Final Transfer Tax Determination.

(B)          Notwithstanding anything to the contrary in Section 5.7(c)(iii)(A), (a) if, prior to the date on which the Seller is obligated to make payments to Buyer pursuant to Section 5.7(c)(iii)(A)(d), the Bankruptcy Court has issued a ruling providing for an exemption of Transfer Taxes under section 1146, Seller shall not be obligated to pay any amounts to Buyer pursuant to Section 5.7(c)(iii)(A)(d) to the extent such amounts represent Transfer Taxes that pursuant to such ruling are not payable, but shall instead deposit in the Transfer Tax Escrow Account such amounts as are identified as Incremental Transfer Taxes in the Incremental Transfer Tax Return Notice and with respect to which the Bankruptcy Court ruling providing for exemption of Transfer Taxes under section 1146 is appealable or has been appealed, (b) to the extent that the Bankruptcy Court has issued a ruling providing for an exemption of Transfer Taxes under section 1146 and the Bankruptcy Court’s ruling is reversed on appeal by any Final Determination, Incremental Transfer Taxes due under the appellate court’s ruling shall be paid, first, from Transfer Tax Escrow Account available funds and, second, Seller shall promptly pay to Buyer any amount by which such taxes exceed such available funds, and (c) if the Bankruptcy Court issues a ruling providing for an exemption from Transfer Taxes under section 1146 and such ruling is issued after the Seller has made payments to Buyer under Section 5.7(c)(iii)(A)(d), then to the extent such payments would have been deposited in the Transfer Tax Escrow Account pursuant to Section 5.7(c)(iii)(B)(a) had the ruling been issued before the payments were made, Buyer shall transfer to the Transfer Tax Escrow Account any portion of such payments that it has not yet remitted to a Governmental Entity under Section 5.7(c)(iii)(A)(e), and in the case of any portion of such payments already remitted to a Governmental Entity, Buyer shall seek to obtain a refund and shall transfer any such amounts refunded to the Transfer Tax Escrow Account (it being understood that Seller shall reimburse Buyer for any reasonable costs incurred by Buyer in seeking such refund claim and that any such costs shall be treated as Incremental Transfer Taxes for purposes of this Agreement). Amounts placed in the Transfer Tax Escrow Account pursuant to clause (c) of Section 5.7(c)(iii)(B) shall be distributed to Buyer or Seller in accordance with a Final Transfer Tax Determination.
(C)          Notwithstanding anything to the contrary in Sections 5.7(c)(iii)(A) or (B), Seller shall hold Buyer harmless for any Losses with respect to Incremental Transfer Taxes.

(iv)          [(III) Except as provided in the following proviso, all Transfer Tax Returns shall be filed by Buyer, and Buyer shall be responsible for remitting all amounts shown as due on such Transfer Tax Returns to the appropriate Government Entity; provided, however, that, in]In the case of any Transfer Tax Return in which Seller’s purchase price allocation would result in a higher aggregate Transfer Tax liability than Buyer’s purchase price allocation (w) Buyer shall prepare such Transfer Tax Return unless Seller reasonably determines that the positions taken on such Transfer Tax Return as prepared by Buyer would reasonably be expected to give rise to a material risk of civil and/or criminal penalties (other than interest) if challenged by the applicable Government Entity, in which case, Seller may prepare such Transfer Tax Return, (x) Seller shall be responsible for filing such Transfer Tax Return and for remitting all amounts shown as due thereon to the appropriate Government Entity, (y) notwithstanding any other provision of this Section 5.7(c) to the contrary, Buyer shall pay to Seller an amount equal to the Transfer Tax liability that would have resulted if such return had been prepared by Buyer (it being understood that, for purposes of this clause (y), (A) the Transfer Tax Return that would have been prepared by Buyer shall be determined by using (1) [the ]Buyer’s purchase price allocation[,] and (2) Buyer’s interpretation of applicable Tax Law as reflected in the Transfer Tax Return prepared by Buyer pursuant to clause ([x) hereof]w) hereof and (B) Buyer shall have no obligation to pay Seller any amount in respect of Incremental Transfer Taxes), and (z) Seller shall have sole responsibility for the balance of the Transfer Tax liability with respect to such Transfer Tax Return (including any amount in respect of Incremental Transfer Taxes). Buyer and Seller shall (and shall cause each of their respective Affiliates to) cooperate in the timely completion and filing of all such Transfer Tax Returns, and Buyer and Seller shall (and shall cause each of their respective Affiliates to) execute such documents in connection with such filings as shall have been required by Law or reasonably requested by the other party.

(v)            [(IV)]Buyer shall control the conduct of any audit, claim, contest or administrative or judicial proceeding (collectively, “Audits”) relating to [such ]Transfer Taxes[,] subject to Seller’s right to make any statement or report to any tax authority reflecting the purchase price allocation prepared by Seller; provided, however, that Seller shall be entitled to make any such statement and/or report only (A) to the extent Seller reasonably determines [is]it reasonably necessary to rebut any presumption under applicable Tax Law that would otherwise deem Seller to have agreed to and adopted the purchase price allocation prepared by Buyer in the absence of such statement or report and (B) if such presumption could reasonably be expected to result in an adverse effect on Seller other than a de minimis adverse effect; provided, further, that with respect to any Audit relating to a Transfer Tax Return with respect to Incremental Transfer Taxes, Buyer (X) shall defend such Audit in good faith (it being understood that reasonable expenses incurred by Buyer in connection with the defense of any such Audit that are properly allocable to the portion of the Audit relating to Incremental Transfer Taxes shall be borne by Seller and shall be treated as Incremental Transfer Taxes for purposes of this Agreement), (Y) shall consult with Seller in good faith in connection with the defense of such Audit, including by providing Seller with all documents provided to Buyer by the relevant Government Entities and all submissions by Buyer to the relevant Government Entities, and (Z) shall not settle such Audit to the extent relating to Incremental Transfer Taxes without Seller’s consent, which consent shall not be unreasonably withheld or delayed. If Buyer or Seller receives any written notice of assessment or other claim from any Government Entity with respect to Transfer Taxes for which the other party may be liable pursuant to this Section 5.7(c), the notified party shall notify the other party in writing of the receipt of such notice of assessment or other claim promptly after the receipt thereof.

(vi)          [(V)]Any additional Transfer Taxes resulting from an adverse determination by a Government Entity shall be borne by Buyer or Seller, as the case may be, consistent with the provisions of Section 5.7(c)(i); provided, however, that, so long as the adverse determination by the applicable Government Entity does not relate directly to purchase price allocation, Seller shall be responsible for any such additional Transfer Taxes to the extent that such additional Transfer Taxes are attributable to the use of Seller’s purchase price allocation rather than Buyer’s purchase price allocation. Seller shall not be relieved of any liability for Incremental Transfer Taxes under this Section 5.7(c)(vi) by reason of the fact that such Incremental Transfer Taxes were not set forth on an Incremental Transfer Tax Return Notice.

(vii)         [(VI)]Any Transfer Taxes resulting from any subsequent increase in the Purchase Price pursuant to this Agreement shall be borne in accordance with the provisions of this Section 5.7(c).

(viii)        [(VII)] Buyer and Seller shall cooperate in good faith to minimize the amount of Transfer Taxes that may be imposed or assessed as a result of the Transaction, including pursuant to one or more restructuring transactions consummated pursuant to the Plan[ prior to the Closing; provided, that Buyer and Seller conclude in good faith that such restructuring would have a more likely than not probability of prevailing if challenged by the applicable Government Entity.], JV Plan and/or the 363 Sale.

(d)           Determination and Allocation of Purchase Price. Seller and Buyer undertake to act in good faith to jointly agree to a schedule setting forth the allocation of the Aggregate Consideration among the Transferred Assets (the “Purchase Price Allocation Schedule”) for Tax purposes. If Seller and Buyer so agree within 180 days of the Closing Date, Seller and Buyer shall, and Seller and Buyer shall cause each of their respective Affiliates, (i) to report the federal, state, and local income and other Tax consequences of the Transaction contemplated herein in a manner consistent with such Purchase Price Allocation Schedule and (ii) not to take any position inconsistent therewith for any Tax purposes (unless required by a change in applicable Tax Law or as a result of a good faith resolution of a contest). If Seller and Buyer do not so agree within 180 days of the Closing Date, each of Seller and Buyer may prepare their own purchase price allocation and, for the avoidance of doubt and except as provided in [Sections]Section 5.7(c)[(iii) and 5.7(c)(v),] each of Buyer and Seller will have no liability to the other for any additional Taxes that may be imposed by any Government Entity as a result of inconsistencies between the respective allocations of Buyer and Seller.

(e)           Employee Withholding and Reporting Matters. With respect to those Transferred Employees who are employed by Buyer within the same calendar year as the Closing, Buyer shall, in accordance with and to the extent permitted pursuant to Revenue Procedure 2004-53, 2004-34 I.R.B. 320, assume all responsibility for preparing and filing Form W-2, Wage and Tax Statement, Form 941, Employer’s Quarterly Federal Tax Return, Form W-4, Employee’s Withholding Allowance Certificate and Form W-5, Earned Income Credit Advance Payment Certificate. Seller and Buyer agree to comply with the procedures described in Section 5 of the Revenue Procedure 2004-53. Notwithstanding any provision of this Agreement, all Taxes required to have been withheld by Seller and its Subsidiaries from their respective employees and independent contractors with respect to any taxable periods, or portions thereof, ending on or before the Closing shall be Excluded Liabilities and shall not be treated as Assumed Liabilities.

(f)            Consistent Treatment. The parties intend that the Transaction shall constitute a taxable transaction and, for the avoidance of doubt, the Transaction shall not be governed by Sections 351 or 368(a) of the Code (or similar provisions of state, local or foreign Tax law, as applicable). The parties agree to, and to cause their respective Affiliates to, treat the Transaction in the foregoing manner for all income Tax purposes (unless otherwise required by a change in applicable income Tax law or as a result of a good faith resolution of a contest).

(g)           Notice of Buyer Adverse Tax Event. If any change in Tax Law or Proposed Change in Tax Law occurs and Buyer or Paul, Weiss, Rifkind, Wharton & Garrison LLP (or such other counsel that Buyer selects to represent Buyer with respect to the Transaction) believes that such change in Tax Law or such Proposed Change in Tax Law has a reasonable possibility of constituting a Buyer Adverse Tax Event as of the Closing Date, Buyer shall within ten Business Days of such determination provide written notice to Seller describing the change in Tax Law or the Proposed Change in Tax Law and a statement that such change in Tax Law or Proposed Change in Tax Law may constitute a Buyer Adverse Tax Event as of the Closing Date (a “Buyer Adverse Tax Event Notice”). Upon reasonable request by Seller, Buyer will make its counsel reasonably available to Seller to discuss why Buyer believes the described change in Tax Law or Proposed Change in Tax Law has a possibility of constituting a Buyer Adverse Tax Event.

Section 5.8           Post-Closing Obligations of each Specified Business to Certain Employees.

(a)           Seller shall provide to Buyer no later than 14 Business Days following the date hereof, a copy of each employment agreement or other individual agreement governing the terms and conditions of any Applicable Employee’s employment entered into with any Applicable Employee and a schedule of each Applicable Employee with his or her title, job location, employer, primary place of residence, salary or wage rate, commission status, bonus opportunity, date of hire, level or other job classification, full or part time status, “exempt” or “non-exempt” status, whether such Applicable Employee is part of a collective bargaining unit and regularly scheduled work shift, as applicable, and shall supplement such schedule no later than 60

Business Days following the date hereof, indicating for each Applicable Employee, such Applicable Employee’s direct supervisor and most recent performance rating or evaluation. In addition, no later than 55 Business Days prior to the Closing Date, Seller shall update such schedule, including with respect to each Applicable Employee’s direct supervisor and most recent performance rating or evaluation. No later than 40 Business Days prior to the Closing Date, Buyer shall make offers of employment commencing on the Closing Date to all Applicable Employees, and such offers shall be contingent upon (i) the Closing, (ii) such Employee being an Applicable Employee on the Closing Date and (iii) such Applicable Employee’s satisfaction of customary employment conditions applicable to all Parent employees which customary employment conditions are set forth on Schedule 5.8(a)(i) of the Buyer Disclosure Schedule (it being understood that such conditions will not include the evaluation of prior performance) (the “Background Check”); provided, however, that Buyer shall have no obligation to extend an offer of employment to any Employee who as of the date hereof or as of the Closing Date is identified by job function, description or title or otherwise noted on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule. Buyer shall, and shall cause Parent to, cooperate with Seller from and after the date hereof to communicate with Applicable Employees other than those set forth on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule regarding the anticipated offers of employment to be made by Buyer to such Applicable Employees hereunder. Offers of employment required by this Section 5.8(a) shall be for a position of similar or greater status, authority, duties and aggregate compensation (excluding any equity-based compensation, severance, retention, sale, stay, special bonus, emergence or other change in control payments or awards or any similar compensation or award) as such Employee enjoys with Seller and/or its Affiliates immediately prior to the Closing Date, that is within a 50-mile radius from such Employee’s primary place of residence as of the Closing Date, and with any such additional rights and benefits as are prescribed by this Section 5.8. Consistent with and subject to the foregoing and the other terms of this Agreement, Buyer shall have the right to establish the terms and conditions under which such offers will be made. No later than two Business Days following the date offers are required to be made hereunder, Buyer shall provide to Seller a list of the Applicable Employees who do not satisfy the Background Check, by job position or name and region, and as to whom Buyer as a result of such Background Check failure has not made offers of employment pursuant to this Section 5.8(a). The parties hereto shall cooperate with each other to give effect to this Section 5.8(a) and neither Seller nor its Affiliates shall take any actions that would interfere with the Applicable Employees so offered employment from becoming employed by Buyer as of the Closing Date. If any Employee, other than a Transferred Employee, becomes entitled to any payments or benefits under any severance policy, plan, agreement, arrangement or program which exists or arises or may be deemed to exist or arise, under any applicable Law or otherwise, as a result of the consummation of the Transaction or otherwise, Seller shall be liable for such amounts, which Liability shall constitute an Excluded Liability except to the extent Buyer does not comply with the requirement to offer employment on the terms set forth in this Section 5.8(a).

(b)           Beginning on the Closing Date and ending no earlier than the first anniversary of the Closing Date, Buyer shall, or shall cause Parent to, provide each Transferred Employee, other than any Transferred Employee included in a collective bargaining unit covered by the Collective Bargaining Agreements as in effect on the Closing Date (each, a “Union Employee”) with, at Buyer’s sole discretion, either compensation and employee benefits that are (i) no less favorable in the aggregate (excluding any equity-based compensation, severance, retention, sale, stay, special bonus, emergence or other change in control payments or awards or any similar compensation or award) than the compensation and employee benefits provided to each such Transferred Employee immediately prior to the Closing Date or (ii) substantially comparable in the aggregate (excluding any severance) to the compensation and employee benefits provided to similarly situated employees of Parent; provided, that for purposes of any equity-based compensation, such employees shall be deemed newly hired employees of Parent. In addition, to the extent Parent maintains a tax-qualified defined benefit pension plan, from and after the date each Transferred Employee satisfies the applicable eligibility and service requirements of any such plan as in effect on any date of determination, such Transferred Employee shall participate in such plan to the same extent as similarly situated employees of Parent. With respect to Union Employees, Buyer will retain any and all of the rights and obligations it may have pursuant to applicable labor Law.

(c)           Notwithstanding Section 5.8(b), beginning on the Closing Date, Buyer shall, or shall cause Parent to, for a period ending no earlier than the first anniversary of the Closing Date, maintain a severance plan for the benefit of each Transferred Employee, other than any Union Employee, that is no less favorable to Transferred Employees than the Amended and Restated Adelphia Communications Corporation Severance Plan effective September 21, 2004 (the “Seller Severance Plan”) and which includes the same general terms and conditions regarding eligibility and exclusion from eligibility for severance pay and benefits as the Seller Severance Plan. It is intended that this Section 5.8(c) shall not result in any duplication of benefits to any Transferred Employee.

(d)           To the extent (and only to the extent) set forth on Schedule 5.8(d) of the Seller Disclosure Schedule, Buyer shall assume all Liabilities and obligations to provide any severance pay and benefits to any Transferred Employee whose employment is terminated following the Closing. Buyer shall reimburse Seller for any severance costs incurred with respect to any Employee who is not offered employment by Buyer pursuant to this Transaction in the event Parent or any of its Subsidiaries hires such Employee within three months after the Closing.

(e)           For purposes of this Agreement, (i)  “Applicable Employees” means all of the following:

(A)          All persons who are active Employees on the Closing Date, including Employees on vacation and Employees on a regularly scheduled day off from work. Employees on temporary leave for purposes of jury or annual two-week national service/military duty shall be deemed to be active Employees;
(B)           Employees who on the Closing Date are on nonmedical leave of absence; provided, however, that no such Employee shall be guaranteed reinstatement to active service if his return to employment is contrary to the terms of his leave, unless otherwise required by applicable Law (for purposes of the foregoing, nonmedical leave of absence shall include maternity or paternity leave, leave under the Family and Medical Leave Act of 1993, educational leave, military leave with veteran’s reemployment rights under federal Law, or personal leave, unless any of such is determined to be a medical leave); and
(C)           Employees who on the Closing Date are on disability or medical leave and for whom it has been 180 calendar days or less since their last day of active employment; provided, however, that no such Employee shall be guaranteed reinstatement to active service if he is incapable of working in accordance with the policies, practices and procedures of Buyer; and

(ii)           “Transferred Employees” means those Applicable Employees who accept offers of employment with Buyer.

(f)            Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employee or his or her covered dependents prior to the Closing Date except to the extent (and only to the extent) such liabilities are reflected in the determination of the Closing Net Liabilities used in the determination of the Final Adjustment Amount for the Specified Business in which such Transferred Employee is employed. Buyer shall be responsible for all expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing Date. For purposes of this paragraph, a claim is deemed incurred:  (i) in the case of medical or dental benefits, when the services that are the subject of the claim are performed, (ii) in the case of life insurance, when the death occurs, (iii) in the case of long-term disability benefits, when the Employee becomes disabled, and (iv) in the case of workers compensation benefits, when the event giving rise to the benefits occurs.

(g)           With respect to any plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), or any plan that would be a “welfare benefit plan” (as defined in Section 3(1) of ERISA) if it were subject to ERISA, maintained by Parent, Buyer shall (i) provide coverage for Transferred Employees under its medical, dental and health plans as of the Closing Date in accordance with the terms of such plans, (ii) cause there to be waived any pre-existing conditions, actively at work requirements and waiting periods or other eligibility requirements to the extent such conditions, requirements or waiting periods were satisfied by a Transferred Employee under a corresponding Benefit Plan, and (iii) cause such plans to honor any expenses incurred by the Transferred Employees and their dependents or beneficiaries under similar plans of Seller and its Affiliates during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.

(h)           Transferred Employees shall be given credit for purposes of eligibility and vesting and other entitlement to benefits or rights, under each employee benefit plan of Parent (each, a “Buyer Plan”) in which such Transferred Employees are or become eligible to participate, for all service (including service with Seller or any of its

Affiliates) for which such Transferred Employees were credited for such purposes under a corresponding Benefit Plan of Seller prior to the Closing Date; provided, however, that nothing in this Section 5.8(h) shall result in any duplication of benefits.

(i)            Except as required by applicable Law, as of the Closing Date, the Transferred Employees shall cease to accrue further benefits under the employee benefit plans and arrangements maintained by Seller and its Affiliates. From and after the Closing, Seller shall remain solely responsible for any and all Liabilities in respect of the Employees, including the Transferred Employees, related to the Benefit Plans, except as otherwise provided in this Section 5.8. None of Buyer or any of its Affiliates shall assume or have transferred to them the sponsorship of any of the Benefit Plans or any other benefit plans or arrangements maintained by Seller or any of its Affiliates, including any non-qualified deferred compensation or rabbi trust plans or arrangements, pursuant to or in connection with the Transaction.

(j)            Seller shall take all actions necessary to fully vest the Transferred Employees in their account balances under Seller’s tax-qualified 401(k) plan (“Seller’s 401(k) Plan”) effective as of the Closing Date. In accordance with the terms of the applicable plan, each Transferred Employee shall be eligible to participate in a Parent-sponsored defined contribution plan intended to qualify under Sections 401(a) and 401(k) of the Code (“Buyer’s 401(k) Plan”). Buyer shall take all actions reasonably necessary to permit beginning as soon as reasonably practical following the Closing Date each Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from Seller’s 401(k) Plan to roll over the distribution, to an account in Buyer’s 401(k) Plan.

(k)           With respect to any accrued but unused vacation time (including flexible time-off and sick pay) to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such Transferred Employee immediately prior to the Closing Date, Buyer shall, to the extent permitted by applicable Law, assume the liability for such accrued vacation and allow such Transferred Employee to use such accrued vacation to the extent such Transferred Employee would have been entitled to such accrued vacation based on his level and years of service under the vacation policy of Parent in effect as of the Closing Date as if such Transferred Employee had been employed by Buyer during such Transferred Employee’s employment with Seller; provided, however, that if the Transferred Employee’s accrued vacation is greater than the amount of vacation to which such Transferred Employee would have been entitled under Parent’s vacation policy, Buyer shall pay to such Transferred Employee within 90 days of the Closing Date an amount in cash equal to the difference but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for the Specified Business in which such Transferred Employee is employed. With respect to any sale bonuses under the Sale Bonus Program, Seller shall be responsible for the payment to all Employees of that portion of the bonus that is to be paid on the “First Sale Bonus Payment

Date” (as defined in the Sale Bonus Program), which bonuses shall be paid prior to or on the Closing. Buyer shall be responsible for the payment to Transferred Employees on a timely basis of any sale bonuses under the Sale Bonus Program to be paid after the “First Sale Bonus Payment Date” but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for the Specified Business in which such Transferred Employee is employed.

(l)            Buyer shall be responsible for providing or discharging any and all notifications, benefits and liabilities to Transferred Employees and governmental authorities required by WARN or by any other applicable Law relating to plant closings or employee separations that are required (i) to be provided after the Closing or (ii) with respect to any plant closing or mass layoff that occurs within the 60-day period immediately following the Closing. Seller agrees to cooperate in preparing and distributing any notices that Buyer may desire to provide prior to the Closing. No later than five Business Days prior to the Closing Date, Seller shall provide Buyer with a schedule setting forth each Employee whose employment was terminated or is anticipated to be terminated during the six month period prior to the Closing Date and the work location of such Employee.

(m)          Buyer shall assume any liability under COBRA arising from the actions (or inactions) of Buyer or its Affiliates with respect to the Transferred Employees after the Closing Date. Seller shall retain all obligations with respect to continued coverage under COBRA (and any similar state Law), Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder for all Employees, including Applicable Employees, who do not become Transferred Employees. Notwithstanding the immediately preceding sentence, to the extent required by Treasury Regulation Section 54.4980B-9, Q&A-8(c), Buyer shall perform all obligations under COBRA and the foregoing provisions of the Code and ERISA with respect to each employee of Seller who is an “M&A qualified beneficiary” with respect to the Transaction, as such term is defined by Treasury Regulation section 54.4980B-9, Q&A-4.

(n)           For Employees who participate in Seller’s short term incentive bonus program, including the Short-Term Incentive Plan, Sales Incentive Plan and Marketing Incentive Plan, Seller shall be responsible for paying their respective annual bonuses for the period from the January 1 immediately preceding the Closing Date through the Closing (pro-rated for the partial year) and shall pay such bonuses to such Employees no later than the Closing; and, solely with respect to Transferred Employees who participated immediately prior to the Closing Date in such Seller’s short term incentive bonus programs, Buyer shall be responsible for paying respective annual bonuses for the period from the Closing Date through the December 31 immediately following the Closing Date pro-rated for the partial year.

(o)           With respect to any Transferred Employee who becomes employed by Friendco or any of its Affiliates pursuant to the Exchange Agreement, references to any benefit plans maintained by Buyer or Parent shall be deemed to be references to benefit plans maintained by Friendco or its Affiliates and references to similarly situated employees of Buyer shall be deemed to be references to similarly situated employees of Friendco or its Affiliates.

(p)           The parties hereto hereby acknowledge and agree that no provision of this Agreement shall be construed to create any right to any compensation or benefits whatsoever on the part of any Employee or other future, present or former employee of Seller or any of its Affiliates. Nothing in this Section 5.8 or elsewhere in this Agreement shall be deemed to make any employee of the parties or their respective Affiliates a third party beneficiary of this Section 5.8 or any rights relating hereto.

(q)           The parties hereto hereby acknowledge and agree that Buyer shall have no Liability in respect of any award to any Employee, director, consultant, independent contractor or other service provider of Seller or its Affiliates with respect to any shares of Seller’s Equity Securities, whether existing on the date hereof or arising in the future (“Stock Awards”), and that all Liabilities related to such Stock Awards shall be Excluded Liabilities.

(r)            Seller agrees that, notwithstanding anything in this Agreement to the contrary, the payments of awards under the Amended and Restated Adelphia Communications Corporation Performance Retention Plan shall in no event be made in Equity Securities of Buyer, Parent or any Affiliate of Parent and shall be satisfied in full by Seller prior to or on the Closing.

Section 5.9           Ancillary Agreements. At the Closing, Seller shall and shall cause each of its Affiliates party to an unexecuted Ancillary Agreement to, execute and deliver each unexecuted Ancillary Agreement to which it is a party, and Buyer shall execute and deliver each of the unexecuted Ancillary Agreements to be executed by it.

Section 5.10         Acquisition Proposals. Except as otherwise provided in this Section 5.10, Seller agrees that neither it nor any of its Subsidiaries nor any of their respective directors, officers or employees shall, and that it shall direct its Subsidiaries and its and its Subsidiaries’ agents and representatives and use its best efforts to cause its and its Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization (including an Alternate Plan), share exchange, consolidation or similar transaction involving (directly or indirectly), or any purchase (directly or though a proposed investment in Equity Securities, debt securities or claims of creditors) of 10% or more of the Transferred Assets Related to the Business or of the outstanding Equity Securities of Seller or any of its Affiliates directly or indirectly owning Assets Related to the Business (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal” and any such transaction, an “Acquisition”); provided, however, that the foregoing shall not restrict Seller from renewing the “exit financing” of the Debtors on substantially the same terms as in effect as of March 31, 2005. Seller further agrees that neither it nor any of its Subsidiaries nor any of their respective directors, officers or employees shall, and that it shall direct its Subsidiaries and its and its Subsidiaries’ agents and representatives and use its best efforts to cause its and its Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to or have any discussions with any Person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Seller agrees that it will take the necessary steps to promptly inform the Persons referred to in the first sentence of this Section 5.10 of the obligations undertaken in this Section 5.10 and to cause them to cease immediately any current activities that are inconsistent with this Section 5.10. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Seller or its board of directors (the “Board”) from:

(a)           (i) complying with its disclosure obligations under Law or the Bankruptcy Code with regard to an Acquisition Proposal, or (ii) prior to the commencement of the Confirmation Hearing[,] on May 15, 2006, in response to an unsolicited bona fide Acquisition Proposal, (A) (1) providing information to (including discussing any due diligence issues, requests or clarifications with) a Person with whom Seller executes a confidentiality agreement on terms no less favorable to Seller than those contained in the Seller Confidentiality Agreement (as in effect prior to amendment on the date hereof), other than any restrictions on such Person’s ability to make or amend an Acquisition Proposal and (2) following receipt of a bona fide unsolicited Acquisition Proposal from such a Person, engaging in discussions with such Person to the extent such discussions are confined to clarifying any term of such Acquisition Proposal or (B) engaging in any negotiations or discussions with any Person who has made such an Acquisition Proposal if and only to the extent that in each such case referred to in clauses (A) and (B) above, (1) the Board determines in good faith after consultation with outside legal counsel that the directors of Seller should take such action in order to comply with their fiduciary duties under applicable Law, (2) such Acquisition Proposal involves the direct or indirect acquisition by one or more third parties of at least 66-2/3% of (x) all Assets Related to the Business or (y) the outstanding Equity Securities of Seller and (3) in each such case referred to in clause (B) above, the Board determines in good faith (after consultation with its financial and legal advisors) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable (taking into account, without limitation, financial terms of any termination fee that may be payable pursuant to Section 8.5(b)) to Seller’s stakeholders from a financial point of view than the Transaction (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”). Seller or any of its Subsidiaries shall notify Buyer promptly (but in no event later than 24 hours) after receipt by Seller or any of its Subsidiaries (or any of their respective directors, officers, employees or advisors) of any Acquisition Proposal, any indication that a third party is considering making an Acquisition Proposal or any request for information relating to the Transferred Assets, any Specified Business, Seller or any of its Subsidiaries or for access to any Specified Business or any of the Transferred Assets by any third party that may be considering making, or has made, an Acquisition Proposal. Seller shall provide such notice orally and in writing and shall identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. Seller shall keep Buyer fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request. Seller shall promptly provide Buyer with any non-public information concerning Seller’s business, present or future performance, financial condition or results of operations, provided to any third party that was not previously provided to Buyer; and

(b)           (i)  prior to the commencement of the Confirmation Hearing[,] on May 15, 2006, engaging in any negotiations or discussions concerning an Alternate Plan with the Committees, the stakeholders of Seller or its Affiliates or their respective advisors (in each case (other than in the case of Committees) with whom Seller enters into, or has entered into, a confidentiality agreement on customary terms under the circumstances that restricts such stakeholder (other than with respect to any other stakeholder who is subject to a substantially similar confidentiality agreement or to the Committees) from (x) disclosing any confidential information regarding Seller and its Affiliates, Buyer and its Affiliates, or information regarding an Alternate Plan, including the status thereof, and (y) making public statements regarding any of the foregoing), but only to the extent that (A) the Board determines in good faith after consultation with outside legal counsel that the directors of Seller should take such action in order to comply with their fiduciary duties under applicable Law and (B) the Board determines in good faith (after consultation with its financial and legal advisors) that such Alternate Plan, if pursued and assuming (for purposes of determining the right to engage in negotiations or discussions pursuant to this Section 5.10(b), but not for purposes of the definition of “Superior Alternate Plan”) the support of Seller’s stakeholders therefor, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposed Alternate Plan and, if consummated, would result in a transaction more favorable (taking into account, without limitation, the financial terms of any termination fee that may be paid pursuant to Section 8.5(b)) to the stakeholders of Seller and its Affiliates from a financial point of view than the Transaction (any such more favorable Alternate Plan being referred to in this Agreement as a “Superior Alternate Plan”) or (ii) after entry of a Confirmation Order satisfying the condition set forth in Section 6.2(g) (but only for so long as such Confirmation Order is in effect), planning for an Alternate Plan that involves the emergence of Debtors as standalone entities with no greater than a 10% additional equity contribution (other than existing Claims), including engaging in any negotiations or discussions concerning an Alternate Plan with stakeholders of Seller or its Affiliates or their advisors, preparing (but not filing) a disclosure statement with respect to such Alternate Plan and preparing and negotiating any intercreditor agreements; provided, however, that such Alternate Plan provides that it can only be confirmed and effective if this Agreement is terminated in accordance with its terms and such planning does not involve any action or omission that could reasonably be expected to materially impair or materially delay the Transaction; provided, further, that nothing in this Section 5.10(b) shall permit any public statements or filings with the Bankruptcy Court or any other court by or on behalf of Seller or its Affiliates. Seller shall notify Buyer of its engagement in discussions concerning an Alternate Plan and shall keep Buyer reasonably informed, on a current basis, of material developments that could reasonably be expected to result in an Alternate Plan. For purposes of this Agreement, an “Alternate Plan” is any plan under chapter 11 of the Bankruptcy Code (other than the Plan or the JV Plan) or any liquidation under chapter 7 of the Bankruptcy Code. Without limiting any other obligation set forth in this Agreement, Seller shall, in connection with the activities permitted under this Section 5.10(b), use commercially reasonable efforts to enforce any confidentiality obligations of the Committees and any obligations under the confidentiality agreements described in this Section 5.10(b).

Section 5.11         Additional Financial Information.

(a)           Seller shall use commercially reasonable efforts, and shall cause its Affiliates to use commercially reasonable efforts, to provide Buyer with financial statements and related information (collectively, “Financial Information”) sufficient to permit Parent or its Affiliates to fulfill [its]their obligations to [include]provide financial disclosure relating to each Specified Business and, if required, the Friendco Business and the MCE Systems, on a timely basis in any report under the Exchange Act and, if Buyer, Parent or any of Parent’s Affiliates undertakes an offering of securities prior to the Closing, the Securities Act in any relevant offering document (it being understood that the foregoing shall not require Seller to file or furnish any periodic or current reports that are required to be filed prior to the date hereof under the Exchange Act with the SEC (which reports are addressed by Section 5.19)). Following the Closing, Seller shall provide, as promptly as reasonably practicable, to Buyer the following financial information (the “Offering Financial Information”), if required by the SEC, in connection with any securities offering in connection with this Transaction, the Adelphia Registration Rights and Sale Agreement or the Friendco Registration Rights Agreement: (i) the Seller’s Quarterly Report on Form 10-Q for the most recently completed fiscal quarter as of the date of the Closing and Annual Report on Form 10-K for the most recently completed fiscal year as of the date of the Closing and (ii)(A) if such report, registration statement or any amendment or supplement to any of the foregoing is filed or a registration statement for such offering becomes effective, prior to November 12, 2006, unaudited interim financial statements as of June 30, 2006 and for the period commencing January 1, 2006 and ending on June 30, 2006 for each Specified Business (including the MCE Systems) and a corresponding period in the 2005 fiscal year, (B) if such report, registration statement or any amendment or supplement to any of the foregoing is filed or a registration statement for such offering becomes effective, on or after November 12, 2006 but prior to February 14, 2007, unaudited interim financial statements as of September 30, 2006 and for the period commencing January 1, 2006 and ending on September 30, 2006 for each Specified Business (including the MCE Systems) and a corresponding period in the 2005 fiscal year, (C) if such report, registration statement or any amendment or supplement to any of the foregoing is filed or a registration statement for such offering becomes effective, on or after February 14, 2007 but prior to May 15, 2007, audited financial statements as of and for the fiscal year ending December 31, 2006 for each Specified Business (including the MCE Systems), (D) unaudited financial information for each Specified Business (including the MCE Systems) with respect to the period beginning on the day after the most recently completed fiscal quarter as of the date of the Closing and ending on the date of the Closing, (E) the financial statements and related information required by clauses (ii)(A), (B), (C) and (D) of this Section 5.11(a) for each Specified Business (as defined in the Friendco Purchase Agreement) and (F) to the extent able to be produced through the use of commercially reasonable efforts, any other financial statements and related information that is required by the SEC or the rules of the stock exchange or automated quotation system on which the Parent Class A Common Stock is to be listed with respect to any period ending on or prior to the Closing Date; provided, that in no event shall Seller be required to provide Offering Financial Information with respect to any Specified Business or the MCE Systems to the extent (i) such Offering Financial Information is in respect of any time following the Closing or (ii) the SEC permits the provision of Offering Financial Information with respect to Seller as a whole instead. If some or all of the Financial Information is included in or incorporated by reference into a prospectus for an offering of securities by Parent or any of Parent’s Subsidiaries prior to the Closing, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause the independent auditors of Seller to provide customary assistance to Buyer, Parent or such Subsidiary and its underwriters in connection with such financing, including the provision of consent and comfort letters addressed to the [SEC]Parent, comfort letters addressed to the underwriters, participation in due diligence matters with respect to such offering and assistance in responding to comments or questions from the SEC with respect to the Financial Information. Buyer shall reimburse Seller for the reasonable costs and expenses incurred by Seller pursuant to this Section 5.11(a), including reasonable out-of-pocket costs and any incremental costs and expenses necessary to comply with this Section 5.11(a) (including all necessary incentive compensation) (unless and to the extent compliance with this Section 5.11(a) is waived by Buyer prior to the incurrence of such costs and expenses). Seller shall give Buyer reasonable advance notice of the type and the amount of such costs and expenses prior to the incurrence thereof.

(b)           As soon as reasonably practicable (and, in any event, prior to the Closing), Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts, to provide Buyer with a copy of (i) the consolidated audited balance sheets and audited statements of income, stockholders equity and cash flows for each Specified Business reflecting the allocation of Shared Assets and Liabilities pursuant to the Designated Allocation and Section 2.3 (assuming, with respect to any period prior to January 1, 2004, the exclusion of the MCE Systems and the MCE Systems (as defined in the Friendco Purchase Agreement) from each such Specified Business), at and for the fiscal years ended December 31, 2002 (unless statements at and for the fiscal year ended December 31, 2005 are provided as set forth below), December 31, 2003, December 31, 2004, and, if the Closing shall not have occurred on or prior to March 31, 2006 (or if such statements are otherwise available) December 31, 2005 (the “Derivative Audited Financial Statements”), (ii) the consolidated audited balance sheets and audited statements of income, stockholders’ equity and cash flows for Seller and its Affiliates for the fiscal years ended December 31, 2004, and, if the Closing shall not have occurred on or prior to March 31, 2006 (or if such statements are otherwise available), December 31, 2005 (the “Seller Audited Financial Statements”), and (iii) the unaudited balance sheets and unaudited statements of income, stockholders’ equity and cash flows for each MCE System for the fiscal years ended December 31, 2002 (unless the Derivative Audited Financial Statements  include consolidated audited balance sheets and audited statements of income, stockholders equity and cash flows for each Specified Business for the fiscal year ended December 31, 2005 are provided as set forth above), and December 31, 2003 (the “MCE Financial Statements” and, together with the Derivative Audited Financial Statements and the Seller Audited Financial Statements, the “Additional Financial

Statements”); provided, that Buyer shall reimburse Seller for the reasonable costs and expenses incurred by Seller in connection with the preparation of the Derivative Audited Financial Statements and the MCE Financial Statements, including reasonable out-of-pocket costs and any incremental costs and expenses necessary to comply with this Section 5.11(b) (including all necessary incentive compensation). Seller shall give Buyer reasonable advance notice of the type and the amount of such costs and expenses prior to the incurrence thereof.

(c)           Buyer shall use its commercially reasonable efforts to obtain relief from the staff of the SEC from Parent’s obligations to include financial statements with respect to periods ending on or prior to December 31, 2002 required by Section 5.11(a) or Section 5.11(b) in Parent’s filings under the Securities Act or Exchange Act. Seller shall cooperate with Buyer in respect of the obtaining of any such relief.

Section 5.12         Post-Closing Consents.

(a)           Subsequent to the Closing, and subject to Section 2.11, Seller shall and shall cause its Affiliates to continue to use commercially reasonable efforts to obtain in writing as promptly as possible any consent, authorization or approval necessary or commercially advisable in connection with the Transaction which was not obtained on or before the Closing in form and substance reasonably satisfactory to Buyer.

(b)           Without limiting Section 5.12(a), in the event that a Closing under this Agreement occurs without the receipt of all LFA Approvals, Buyer and Seller shall, and Buyer shall cause Parent to, act in good faith to obtain any remaining LFA Approvals following the Closing. Until such time as all LFA Approvals have been obtained, Buyer covenants and agrees to use commercially reasonable efforts to satisfy all obligations of Seller or any of its Affiliates arising after the Closing under each Franchise agreement corresponding to a LFA Approval that has not been obtained. Buyer and Seller agree to enter into such arrangements as are reasonably necessary to cause Seller not to be in breach under each such Franchise agreement and to permit Buyer to receive the economic benefits of each such Franchise agreement.

(c)           Buyer and Seller agree, assuming as set forth in Section 5.12(b) that all or substantially all of the economic benefits relating to a remaining Franchise inure to Buyer, (i) that any remaining Franchises described in Section 5.12(b) shall be treated for all income Tax purposes as Assets of Buyer as of the Closing and (ii) not to take, and to prevent any of their respective Affiliates from taking, any position inconsistent with such treatment for any income Tax purposes (unless required by a change in applicable income Tax Law or a good faith resolution of a contest).

Section 5.13         Bankruptcy Proceedings.

(a)           Seller shall, as soon as reasonably practicable after the date hereof, but no later than 45 days hereafter, file with the Bankruptcy Court (i) a Disclosure Statement with respect to the Plan intended to meet the requirements of section 1125(b) of the Bankruptcy Code and this Section 5.13 (as amended from time to time in accordance with this Agreement, the “Disclosure Statement”), (ii) a motion to approve, among other things, the Disclosure Statement (the “Disclosure Statement Motion”), and (iii) the Plan. Seller shall, and shall cause each of its Affiliates to, commence appropriate proceedings before the Bankruptcy Court and otherwise use commercially reasonable efforts to obtain approval of the Disclosure Statement and the Plan (except to the extent Seller is pursuing or has consummated the 363 Sale and the JV Plan) as expeditiously as possible and, after May 19, 2006 and prior to delivery of the Reversion Notice, to obtain approval of the 363 Sale, the JV Plan and any required disclosure statement for the JV Plan and entry of the 363 Order, in each case, as expeditiously as possible. Seller shall, and shall cause its Affiliates to, provide in the Disclosure Statement a range of values determined by Seller after consultation with Buyer; provided, that the midpoint of such range shall equal the Aggregate Value of the Purchase Shares; provided, however, that, based on changes, events or circumstances first arising or occurring following the date hereof, Seller may, after consultation with Buyer and its counsel, change the midpoint and the range in order that the statements contained in the Disclosure Statement in respect of the value of the Purchase Shares would not be misleading or result in a violation of any applicable Law by Seller; provided, further, that any such change shall be disregarded for purposes of this Agreement, including the amount of the Aggregate Value of the Purchase Shares or Per Share Value of the Purchase Shares. The Plan, any and all exhibits and attachments to the Plan, the Disclosure Statement, and the Disclosure Statement Motion, the 363 Motion and the JV Plan, and any and all exhibits and attachments to the JV Plan, any required disclosure statement for the JV Plan, and the orders approving the same (including the [Confirmation]Transaction Order), and any amendment or supplement to any of the foregoing, (A) to the extent affecting the terms of the Transaction, the Transferred Assets, the Assumed Liabilities, Parent or its Affiliates (in the case of Parent or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan or JV Plan distribution matters) and not in their capacity as creditors or, with respect to Plan or JV Plan distribution matters, equityholders), shall be, except in the case of the 363 Motion and the 363 Order, in all material respects reasonably acceptable and, in the case of the 363 Motion and the 363 Order, in all respects reasonably acceptable, in form and substance to, and shall not be filed until consented to by, Buyer, which consent shall not be unreasonably withheld[, (B)]; (B) without limiting clause (A) with respect to the 363 Motion and the 363 Order, shall not otherwise contain any provision (including any provision relating to the allocation of distributable proceeds among Seller’s stakeholders), or otherwise have an effect, that would, individually or in the aggregate, reasonably be expected to materially impair or materially delay the Transaction; it being understood that any allocation of distributable proceeds that does not violate the absolute priority rule or any proposed waiver of the absolute priority rule as may be contemplated by the Plan that is reasonably expected to be consented to by the affected classes shall not be deemed to materially impair or materially delay the Transaction, (C) shall not contain any provision providing for an Alternate Plan, including the so-called “toggle plan”, (D) shall not treat Buyer or its Affiliates, in their capacities as creditors or equityholders, in a discriminatory manner as compared to similarly classified stakeholders and (E) without limiting the generality of the foregoing, in the case of the [Confirmation]Transaction Order, shall contain the finding that Buyer is a good faith purchaser of the Transferred Assets pursuant to section 363(m) of the Bankruptcy Code unless Buyer’s actions which have been determined by the Bankruptcy Court to have not been in good faith preclude such a finding. Buyer shall refrain from taking any actions in connection herewith that are not in good faith (as determined by the Bankruptcy Court) and that would preclude a finding that Buyer is a good faith purchaser of the Transferred Assets pursuant to section 363(m) of the Bankruptcy Code. Seller shall provide Buyer and its counsel with copies of all material motions, applications, supporting papers and notices prepared by Seller (including forms of orders and notices to interested parties) relating in any way to the Disclosure Statement, the Plan, the 363 Sale, the JV Plan, any required disclosure statement for the JV Plan or the Transaction prior to the filing of such documents and shall provide Buyer, to the extent practicable, with a reasonable opportunity to review and comment on same. Seller shall consult with Buyer prior to taking any action in or with respect to the Reorganization Case that could reasonably be expected, individually or in the aggregate, to (x) be inconsistent with this Agreement or the Transaction, (y) materially impair or materially delay the Transaction or (z) relate to any material information provided by Buyer for inclusion in the Disclosure Statement or any required disclosure statement for the JV Plan or have an adverse effect on the Transaction, the Transferred Assets, the Assumed Liabilities, Parent or its Affiliates (in the case of Parent or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan or JV Plan distribution matters) and not in their capacity as creditors or, with respect to Plan or JV Plan distribution matters, equityholders). Buyer shall provide Seller with all information concerning Buyer, Parent and its Controlled Affiliates as is required or reasonably advisable to be included in the Disclosure Statement or any required disclosure statement for the JV Plan and is requested by Seller, including (to the extent so reasonably advisable) all information that would be required to be set forth in a registration statement on Form S-1 under the Securities Act. Any information delivered by Buyer or Seller for inclusion in the Disclosure Statement or any required disclosure statement for the JV Plan will be intended to satisfy the requirements of section 1125(a) of the Bankruptcy Code.

(b)              No later than 70 days prior to the Confirmation Hearing, Seller shall deliver to Buyer a true and complete list of all Contracts Related to each Specified Business (other than Programming Agreements but including retransmission consent agreements) entered into prior to such seventieth day (provided, that between such seventieth day and the Confirmation Hearing, Seller shall promptly update such list to reflect Contracts Related to each Specified Business (other than Programming Agreements but including retransmission consent agreements) entered into during such period) which shall include the following, each of which must be satisfactory in form and substance to Buyer in its reasonable discretion:  (i) a list of Contracts (other than Programming Agreements but including retransmission consent agreements) which Seller or any Affiliate has rejected pursuant to an order of the Bankruptcy Court (the “Rejected Contracts”); (ii) a list of Contracts (other than Programming Agreements but including retransmission consent agreements) which Seller or any Affiliate has assumed pursuant to an order of the Bankruptcy Court; (iii) with respect to each such Contract that is not a Rejected Contract, (A) Seller’s good faith estimate of the Cure Costs in respect of such Contract, (B) Seller’s good faith estimate of the Rejection Claims in respect of such Contract and (C) whether such Contract was entered into on or following the Petition Date. No later than 40 days prior to the Confirmation Hearing, Buyer shall provide Seller with a list of Contracts to be assumed, if applicable, by Seller or any of its Affiliates and assigned by Seller or any of its Affiliates to Buyer with respect to each Specified Business (as further identified by Buyer pursuant to the provisions of this Section 5.13(b), the “Assigned Contracts”). As promptly as practicable following the determination of the Assigned Contracts by Buyer and in any event no later than 20 days prior to the Confirmation Hearing, Seller or its Affiliates, as the case may be, shall commence appropriate proceedings before the Bankruptcy Court and otherwise take all necessary actions in order to determine Cure Costs with respect to any Assigned Contract entered into prior to the Petition Date. Notwithstanding the foregoing, prior to the Closing, Buyer may identify (x) any Assigned Contract as one that Buyer no longer desires to have assigned to it and such Contract shall for all purposes of this Agreement, including Section 5.13(c), and any Ancillary Agreement be deemed not to be an Assigned Contract and (y) any Contract entered into by Seller of any of its Affiliates following entry of the [Confirmation]Transaction Order that is Related to any Specified Business as an Assigned Contract and such Contract shall for all purposes of this Agreement be deemed to be an Assigned Contract. At the direction of Buyer, Seller shall, or shall cause its Affiliates to, as the case may be, take all necessary actions and, if necessary, promptly commence appropriate proceedings before the Bankruptcy Court in order to effect the assumption of any Assigned Contract by Seller or any of its Affiliates and the assignment of such Contract to Buyer at the Closing pursuant to the Plan or the 363 Order (and/or an order pursuant to section 365 of the Bankruptcy Code authorizing the assumption and, if applicable, assignment of the Assigned Contracts). Following the Closing, Seller shall not, and shall cause each of its Affiliates not to, amend, modify, terminate or abrogate any Assigned Contract. Seller shall, and shall cause each of its Affiliates to, take all actions such that each OCB Contract that is not an Assigned Contract shall be terminated or rejected as of the Closing.

(c)           Seller shall use its commercially reasonable efforts to make available to Buyer as promptly as practicable after the date hereof (or, in the case of Contracts entered into after the date hereof, as promptly thereafter as practicable) true and complete copies of each of the Contracts Related to each Specified Business (other than Programming Agreements but including retransmission consent agreements) and of each of the Contracts listed, or required to be listed, in Schedule 3.15(b) of the Seller Disclosure Schedule, and true and complete summaries of the terms of any such oral Contracts; it being understood that, in any event, such copies and summaries shall be made available in respect of the Contracts listed on the list delivered pursuant to the first sentence of Section 5.13(b) no later than 70 days prior to the Confirmation Hearing.

(d)           Other than the Assumed Cure Costs, Seller shall be liable for all Cure Costs, and Buyer shall have no Liability to any Seller Indemnified Party, the estate of Seller or any of its Affiliates or to any non-debtor party to any Contract in connection therewith; provided, however, that if the amount of the Cure Costs in respect of any Assigned Contract that is not an OCB Contract is greater than the amount that would be paid to the non-debtor party to such Contract on account of a Rejection Claim in respect of such Contract, taking into consideration the likely recovery on account of such Rejection Claim under [the]a chapter 11 plan of Seller and/or its Affiliates, including a Remainder Plan (as Seller and Buyer mutually agree, or, in the absence of such agreement, as may be determined by the Bankruptcy Court), then such excess, but only such excess, shall be deemed to constitute an Assumed Cure Cost. Seller shall also be liable for all Claims, including Rejection Claims, in respect of any Contract that is not an Assigned Contract, and Buyer shall have no Liability to any Seller Indemnified Party, the estate of Seller or any of its Affiliates or to any non-debtor party to any such Contract in connection therewith; provided, however, that if the amount that would be paid to the non-debtor party to an OCB Contract that is not an Assigned Contract on account of a Rejection Claim in respect of such OCB Contract, taking into consideration the likely recovery on account of such Rejection Claim under [the]a chapter 11 plan of Seller and/or its Affiliates, including a Remainder Plan, is greater than the Cure Costs with respect to such OCB Contract (in either case as Seller and Buyer mutually agree, or, in the absence of such agreement, as may be determined by the Bankruptcy Court), then, subject to such OCB Contract having been made available to Buyer for at least 70 days prior to the Confirmation Hearing (or, in the case of Contracts entered into after such seventieth day, as promptly thereafter as practicable), such excess, but only such excess, shall constitute an Assumed Liability. Subject to approval of the Bankruptcy Court (which approval Seller shall use commercially reasonable efforts to obtain), Buyer (or its designee) shall be entitled to assume and maintain control, on behalf of Seller and any of its Affiliates, of the litigation and settlement of any dispute over any Assumed Cure Costs with respect to any Franchise or, in respect of any OCB Contract, any Rejection Claim that is an Assumed Liability. Seller shall not, and shall cause each of its Affiliates not to, without the prior written consent of Buyer (not to be unreasonably withheld), settle, compromise or offer to settle or compromise any Liability in respect of (i) Cure Costs under such Assigned Contract that is not an OCB Contract or under any Franchise unless Seller shall have assumed all Liabilities in respect thereof and shall have agreed to release Buyer from all Liabilities in respect of any and all Cure Costs under such Assigned Contract or such Franchise or (ii) any Rejection Claim in respect of any OCB Contract unless Seller shall have assumed all Liabilities in respect thereof and shall have agreed to release Buyer from all Liabilities in respect of any and all Rejection Claims caused by or arising out of any such settlement or compromise and Seller shall consult with and, in each case, provide Buyer a meaningful opportunity to participate in any such litigation or settlement.

(e)           Any motion, application or other court document filed with, and the proposed orders submitted to, the Bankruptcy Court seeking authorization to assume and assign or reject or terminate any Contracts Relating to any Specified Business or the Business shall be provided to Buyer in advance of filing (with a reasonable opportunity to review and comment on same) and shall be (i) to the extent relating to the 363 Motion, the 363 Order or the 363 Sale, in form and substance reasonably satisfactory to Buyer in all respects and (ii) in all other cases, in form and substance reasonably satisfactory to Buyer in all material respects. On or prior to the Closing, Seller shall, and shall cause its Affiliates to, cure any and all defaults and breaches under and satisfy (or with respect to any Assumed Liability or obligation that cannot be rendered non-contingent and liquidated prior to the Closing Date, make effective provision satisfactory to Buyer and the Bankruptcy Court for satisfaction from funds of Seller) any Liability (other than as to Assumed Cure Costs) arising from or relating to pre-Closing periods under the Assigned Contracts so that such Contracts may be assumed by Seller or its Affiliates and assigned to Buyer in accordance with the provisions of section 365 of the Bankruptcy Code and this Agreement. On or prior to the Closing, Seller shall, and shall cause its Affiliates to, pay or make adequate reserve for all Cure Costs other than the Assumed Cure Costs.

(f)            Seller shall, and shall cause its Affiliates to, and Buyer shall, and shall cause Parent to, each use commercially reasonable efforts, and cooperate, assist and consult with each other, as promptly as practicable, to secure approval of the Disclosure Statement, confirmation of the Plan (except to the extent Seller is pursuing or has consummated the 363 Sale) and consummation of the [transactions contemplated by the Plan and this Agreement. Neither the Plan nor the Disclosure Statement nor]Transaction and, after May 19, 2006 and prior to the delivery of the Reversion Notice, entry of the 363 Order, approval of any required disclosure statement for the JV Plan and confirmation of the JV Plan. None of the Plan, the 363 Motion, the 363 Order, the JV Plan, the Disclosure Statement, any required disclosure statement for the JV Plan or any other material document relating to the transactions contemplated hereby shall be amended, modified, supplemented, withdrawn or revoked (i) if such amendment, modification, supplement, withdrawal or revocation (A) relates to the 363 Motion or the 363 Order or (B) affects the terms of the Transaction, the Transferred Assets, the Assumed Liabilities, Parent or its Affiliates (in the case of Parent or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan or JV Plan distribution matters) and not in their capacity as creditors or, with respect to Plan or JV Plan distribution matters, equityholders), without the consent of Buyer (provided, that such consent shall not be unreasonably withheld) or (ii) without limiting clause (i)(A), if such amendment, modification, supplement, withdrawal or revocation would contain or alter any provision (including as to the allocation of distributable proceeds among Seller’s stakeholders), that would, individually or in the aggregate, reasonably be expected to materially impair or materially delay the Transaction. For the avoidance of doubt, the parties hereto acknowledge and agree that it would not be unreasonable for Buyer to decline to consent to any Plan or JV Plan modification which would require the payment of additional consideration by Buyer under the Plan or JV Plan or which would reduce or impair the Transferred Assets or increase the Assumed Liabilities.

(g)           If an order, judgment or ruling of a court of competent jurisdiction in the Reorganization Case is entered denying entry of (or vacating), or that is inconsistent with the entry of, a [Confirmation]Transaction Order satisfying the condition set forth in Section 6.2(g), Seller and Buyer will cooperate and otherwise use commercially reasonable efforts to prosecute diligently the entry of a [Confirmation]Transaction Order satisfying the condition set forth in Section 6.2(g). If the [Confirmation]Transaction Order or any other orders of the Bankruptcy Court relating to this Agreement, the Disclosure Statement or the disclosure statement for the JV Plan, the solicitation of acceptances of the Plan or the JV Plan, confirmation of the Plan or the JV Plan, the 363 Motion, the 363 Order or the Remainder Plan shall be appealed by any party (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such order), Seller and Buyer will cooperate in taking such steps to prosecute diligently such appeal, petition or motion, each of Seller and Buyer shall use commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion and any expenses incurred by Seller in connection therewith shall be borne by Seller.

(h)           Seller shall either (i) (A) cause the Subsidiaries of Seller listed on Schedule 5.13(h) of the Seller Disclosure Schedule or any other non-debtor Subsidiary of Seller that acquires Assets Related to the Acquired Business (the “Non-Debtor Subsidiaries”) to file a petition for relief under chapter 11 of the Bankruptcy Code (the “Additional Reorganization Case”), (B) take all steps reasonably necessary to obtain approval by the Bankruptcy Court of the Transaction as it relates to the Non-Debtor Subsidiaries and (C) obtain an Additional Discharge for the Non-Debtor Subsidiaries, in each case as expeditiously as possible under the Bankruptcy Code and the Bankruptcy Rules, and in any event prior to the Closing, or (ii) subject to the prior approval of the Bankruptcy Court, cause each Non-Debtor Subsidiary to transfer any Assets of such Non-Debtor Subsidiary to a Debtor in exchange for payment of adequate consideration (provided, that such transfer shall be reasonably satisfactory to Buyer in all material respects and shall render such Assets subject to the Discharge) (such transfer, a “Non-Debtor Transfer”). Seller shall, and shall cause each Non-Debtor Subsidiary to, (x) provide Buyer and its counsel with copies of all material motions, applications, supporting papers and notices prepared by Seller or such Non-Debtor Subsidiary (including forms of orders and notices to interested parties) relating in any way to an Additional Reorganization Case or Non-Debtor Transfer prior to the filing of such documents and (y) provide Buyer, to the extent practicable, with a reasonable opportunity to review and comment on same. Seller shall, and shall cause each Non-Debtor Subsidiary to, consult with Buyer prior to taking any action in or with respect to any Additional Reorganization Case or Non-Debtor Transfer. For purposes of Sections 2.1 and 2.3 (including any related definitions), unless otherwise directed in writing by Buyer (and only to the extent set forth in such writing), each Non-Debtor Subsidiary shall only be considered an Affiliate of Seller if and only to the extent such Non-Debtor Subsidiary shall have performed the actions and satisfied the requirements set forth in clause (i) or (ii) of this Section 5.13(h).

(i)            Seller shall, and shall cause each of its Affiliates to, use commercially reasonable efforts to maintain the exclusive periods pursuant to section 1121(d) of the Bankruptcy Code during which the Debtors may file a plan or plans of reorganization and solicit acceptances thereof.

(j)            Any Remainder Plan, any and all exhibits and attachments to any Remainder Plan, and any amendment or supplement to any Remainder Plan, (i) to the extent affecting the terms of the Transaction (including any Transfer (as defined in the Adelphia Registration Rights and Sale Agreement) of Purchase Shares), the Transferred Assets, the Assumed Liabilities, Parent or its Affiliates (in the case of Parent or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Remainder Plan distribution matters) and not in their capacity as creditors or, with respect to Remainder Plan distribution matters, equityholders), shall be in all material respects reasonably acceptable in form and substance to, and shall not be filed until consented to by, Buyer, which consent shall not be unreasonably withheld, (ii) shall not treat Buyer or its Affiliates, in their capacities as creditors or equityholders, in a discriminatory manner as compared to similarly classified stakeholders and (iii) shall not conflict with, derogate from or otherwise contain any provision that is inconsistent in any manner adverse to Buyer with (1) the 363 Order, the confirmation order with respect to the JV Plan, this Agreement or any Ancillary Agreement or (2) the availability of section 1145 of the Bankruptcy Code to exempt the issuance of the Purchase Shares from registration under the Securities Act and state securities laws. In connection with any Remainder Plan, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to have any such Remainder Plan provide that (A) the distribution of the Purchase Shares to the creditors and stakeholders of the Debtors shall be pursuant to section 1145 of the Bankruptcy Code, (B)  the sale of the Transferred Assets pursuant to the 363 Order was in contemplation, and in furtherance, of the Remainder Plan and (C) for the ratification of any finding in the 363 Order that section 1146 of the Bankruptcy Code was and remains applicable with respect to the Transferred Assets. Following confirmation of the Remainder Plan, Seller shall keep Buyer reasonably informed as to all material developments in respect of the implementation of the Remainder Plan, including the timing and amount of any distribution of Purchase Shares or the establishment of any reserves that include Purchase Shares.

Section 5.14         Equipment Leases. Seller shall, and shall cause its Affiliates to, pay the remaining balances on any Equipment Leases and shall deliver title to all vehicles and Fixtures and Equipment covered by such Equipment Leases free and clear of all Encumbrances to Buyer at the Closing.

Section 5.15         Expanded Transaction. In the event that the Friendco Purchase Agreement is terminated prior to the Closing as a result of actions by, or failure to obtain Governmental Authorizations from, any Government Antitrust Entity or the FCC, then:

(a)           the following provisions shall become effective upon notice to Buyer by Seller of such termination:

(i)            at the Closing, an aggregate amount of consideration equal to the Purchase Price (as defined in the Friendco Purchase Agreement) minus the Aggregate Buyer Discharge Amount (as defined in the agreement attached hereto as Exhibit 5.15(a)(i), the “Expanded Agreement”), subject to adjustments pursuant to Section 2.6(a), 2.6(f), 2.7 and [2.7,]8.6(a), shall be added to the Purchase Price in Section 2.5 hereunder; provided, that any such consideration to be delivered by Buyer pursuant to this Section 5.15 shall be satisfied, at Buyer’s election, with any combination of cash, which shall be deemed to constitute part of the Cash Consideration, or shares of Parent Class A Common Stock (valued at the Per Share Value of the Purchase Shares), which shall be deemed to constitute additional Purchase Shares for purposes of this Agreement;

(ii)           each of the Group 1 Business and the Group 2 Business as defined in the Friendco Purchase Agreement shall be deemed to be a Specified Business hereunder, each referred to herein as the “Group 1 Friendco Business” and “Group 2 Friendco Business,” respectively, applying references herein to such Specified Businesses as would have been applied under the Friendco Purchase Agreement; provided, that, the preamble in Sections 6.1 and 6.2 of the Friendco Purchase Agreement shall be incorporated into Sections 6.1 and 6.2, respectively, with respect to the Group 2 Friendco Business;

(iii)          the JV Interests and Transferred Investments to have been acquired by Friendco or its Affiliates under the Friendco Purchase Agreement shall be added to Section 2.1(x) and the Transferred Assets and Specified Systems to have been acquired directly by Friendco or its Affiliates under the Friendco Purchase Agreement shall be deemed to be included in Transferred Assets and Specified Systems hereunder (provided, that Books and Records (as defined in the Friendco Purchase Agreement) shall be deemed to include Excluded Books and Records (as defined in the Friendco Purchase Agreement), and at the Closing, Seller shall deliver the Excluded Books and Records (as defined in the Friendco Purchase Agreement) to Buyer);

(iv)          the Assumed Liabilities to have been assumed by Friendco or its Affiliates under the Friendco Purchase Agreement shall be deemed to be included in Assumed Liabilities hereunder;

(v)           all representations, warranties, covenants and agreements made by Seller or any of its Affiliates pursuant to the Friendco Purchase Agreement  (or any Ancillary Agreements, as defined therein) shall be deemed to have been made to Buyer hereunder (and under the corresponding provisions hereof to the extent applicable), including under all escrow arrangements, all conditions to Friendco’s obligations thereunder (including Section 6.2(j) thereof, but without regard to the application of clause (x) thereof) shall be deemed to be included in Section 6.2 hereof, and the Seller Disclosure Schedules delivered thereunder (a true and complete copy of which Seller has provided to Buyer as of the date hereof) shall be deemed to have been delivered with the Seller Disclosure Schedules hereunder;

(vi)          Section 6.1(i) shall be deleted;

(vii)         the following shall be added at the end of Section 6.2:

“(m)  Buyer shall have received satisfactory evidence of the consummation of the Joint Venture Transactions (as defined in the Expanded Agreement).”;[ and ]

(viii)        each of the Outside Date and the Extended Outside Date shall be extended for six months[.];

(ix)          prior to effecting the transactions contemplated by this Section 5.15 and the Expanded Agreement, Seller and Buyer shall make such other modifications to this Agreement as are reasonably acceptable to each of Seller and Buyer, including such modifications as are necessary to give effect to Amendment No. 2 to the Friendco Purchase Agreement, dated as of June 21, 2006; and

(b)                Seller shall, and shall cause each of its Affiliates to, assign all of its rights under the Friendco Purchase Agreement to Buyer.

Section 5.16         Environmental Matters.

(a)           Environmental Self-Audit. Seller shall provide copies of all correspondence, audits, assessments, agreements, proposals and other documentation relating to the Environmental Self-Audit to Buyer. Prior to the Closing Date, Seller shall cooperate and consult with Buyer in the (i) negotiation of any agreement with the United States Environmental Protection Agency or any other relevant Government Entity relating to the Environmental Self-Audit, (ii) development and negotiation of the scope of the Environmental Self-Audit and (iii) development and negotiation of corrective action and remedies with respect to the Environmental Self-Audit Deficiencies. In any agreement with the United States Environmental Protection Agency or any other relevant Government Entity entered into prior to the Closing Date with respect to the Environmental Self-Audit, Seller shall not agree to any remedies that impose obligations to act or refrain from acting after the Closing Date except to the extent that such remedies (A) can be satisfied solely through the payment of monetary damages or (B) are reasonably acceptable to Buyer; provided, that Buyer shall not be required to agree to non-monetary obligations that could reasonably be expected to involve more than de minimis expenditures by Buyer or its Affiliates after the Closing.

(b)           Property Transfer Laws. Seller shall take all actions required by the Connecticut Transfer Act and the New Jersey Industrial Site Recovery Act, to the extent such actions are required as a result of this Transaction, provided that Seller shall not take any actions or enter into any agreement relating to the Connecticut Transfer Act or the New Jersey Industrial Site Recovery Act that will impose binding obligations to act or refrain from acting after the Closing Date except to the extent that such remedies (i) can be satisfied solely through the payment of monetary damages or (ii) are reasonably acceptable to Buyer; provided, that Buyer shall not be required to agree to non-monetary obligations that could reasonably be expected to involve more than de minimis  expenditures by Buyer or its Affiliates after the Closing.

(c)           Notice and Information. If at any time prior to the Closing, any material environmental investigation, study, audit, test, review or other analysis in relation to any Owned Real Property or Transferred Asset is conducted, Seller shall (i) promptly notify Buyer thereof and (ii) subject to applicable Law, keep Buyer informed as to the progress of any such proceeding.

Section 5.17         SOA Compliance. Prior to the Closing, Seller shall use reasonable efforts, and shall cause its Affiliates and its and their respective representatives to use reasonable efforts, to take all actions that Buyer may reasonably request, and to cooperate and to cause the representatives of Seller and its Affiliates to cooperate in the taking of such actions, to enable each Specified Business, immediately following the Closing, to satisfy the applicable obligations under Sections 302, 404 and 906 of the SOA and the other requirements of the SOA with respect to the Cable Systems, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA; it being understood that, Seller has material weakness in its internal controls.

Section 5.18         Franchise Expirations. From and after the date hereof until the Closing, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain renewals or valid extensions of any Franchises which expire on or before December 31, 2007, in the Ordinary Course of Business. Seller shall not, and shall cause its Affiliates not to, agree or accede to any material modifications or amendments to or in connection with, or the imposition of any material condition to the renewal or extension of, any of the Franchises that are not reasonably acceptable to Buyer determined in a manner consistent with the proviso to Section 5.6(c); provided, however, that if the LFA Approval in respect of such Franchise is not obtained in connection with any such renewal or extension (after Buyer has complied with its obligations under Section 5.6(c)) Seller shall only agree or accede to any such modifications or amendments that are reasonably acceptable to Buyer (without regard to the proviso to Section 5.6(c)). Upon reasonable prior notice, Seller shall, and shall cause its Affiliates to, allow representatives of Buyer to attend meetings and hearings before applicable Government Entities in connection with the renewal or extension of any Franchise or Governmental Authorization. Nothing in this Section 5.18 shall limit the obligations of Buyer or Seller pursuant to Section 5.6(c).

Section 5.19         Exchange Act Filings. Prior to the Closing, Seller shall use commercially reasonable efforts to file (a) all reports and other materials required to be filed by Seller with the SEC pursuant to and in compliance with the Exchange Act (other than with respect to timing), including Section 12 thereof, with respect to any period ending on or prior to the Closing Date, and (b) the Disclosure Statement as an exhibit to a Current Report on Form 8-K. Notwithstanding the foregoing, Seller shall not be required to file quarterly reports for fiscal quarters ended in 2001, 2002 or 2003 or annual reports for the fiscal years ending on or before December 31, 2002 if (and only to the extent), (a) the staff of the SEC shall have provided Buyer with adequate assurance that such reports are not required to be filed in order for Parent to be deemed current in its filings under the Exchange Act following the Closing or (b) Seller shall have previously used such commercially reasonable effort to the reasonable satisfaction of Buyer. Buyer shall reimburse Seller for all reasonable costs and expenses incurred by Seller pursuant to this Section 5.19 with respect to the preparation of quarterly reports required to be filed for fiscal quarters ended in 2001, 2002 or 2003 or annual reports for the fiscal years ending on December 31, 2001 and December 31, 2002, including reasonable out-of-pocket costs and any incremental costs and expenses incurred in respect of the individuals preparing such reports necessary to comply with this Section 5.19, including all necessary incentive compensation, unless and to the extent compliance with the requirement to file such reports is waived by Buyer prior to the incurrence of such costs and expenses. Seller shall give Buyer reasonable advance notice of the type and the amount of such costs and expenses prior to the incurrence thereof. Buyer shall use its commercially reasonable efforts to obtain relief from the staff of the SEC with respect to Parent being deemed current in its filings under the Exchange Act following the Closing without the reports required by this Section 5.19. Seller shall cooperate with Buyer in respect of the obtaining of any such relief. Following the Closing, Seller shall (i) file all Quarterly Reports on Form 10-Q for any fiscal quarters commencing after March 31, 2006 that are completed prior to the Closing Date (to the extent not previously filed) (and/or, as applicable, file the Annual Report on Form 10-K for the fiscal year completed prior to the Closing Date) and shall either file the Quarterly Reports on Form 10-Q for the fiscal quarter that began prior to the Closing Date and that is completed following the Closing Date or, subject to clause (ii) of this sentence, provide such financial statements in respect of operations required to be contained therein directly to Buyer for purposes of any pro forma presentations in respect each Specified Business (including the MCE Systems) and each Specified Business (as defined in the Friendco Purchase Agreement), and (ii) to the extent required by the SEC or the stock exchange or automated quotation system on which the Parent Class A Common Stock is to be listed, until such time as the Purchase Shares are registered under Section 12 of the Exchange Act, file all reports and other materials required to be filed by Seller with the SEC pursuant to and in compliance with the Exchange Act (other than with respect to timing).

Section 5.20         Cooperation upon Inquiries as to Rates. If at any time prior to Closing, any Government Entity commences a Rate Regulatory Matter with respect to a Cable System, Seller shall (a) promptly notify Buyer and (b) subject to applicable Law, keep Buyer informed as to the progress of any such proceeding. Without the prior consent of Buyer, which consent shall not be unreasonably withheld or delayed, Seller shall not, and shall cause its Affiliates not to, settle any such Rate Regulatory Matter, either before or after Closing, if (i) Buyer or any of its Affiliates would have any Liability under such settlement other than an obligation to pay money in an amount not greater than $50,000, which obligation is fully reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount, or (ii) such settlement would reduce the rates permitted to be charged by Buyer after the Closing below the rates set forth on Schedule 3.18 of the Seller Disclosure Schedule or otherwise then in effect.

Section 5.21         Third Party Confidentiality Agreements. After the Closing and for so long as reasonably necessary, Seller shall use reasonable efforts to, and shall cause its applicable Affiliates to use reasonable efforts to, enforce each confidentiality agreement entered into by Seller or any such Affiliate with any third party in connection with the Sale Process or otherwise in connection with the Reorganization Case (each, a “Third Party Confidentiality Agreement”), on behalf of Buyer and its Affiliates to the extent such confidentiality agreement relates to the Acquired Business.

Section 5.22         Enforcement. Buyer will take all necessary action to enforce and perform on a timely basis its rights and obligations, respectively, set forth in the Parent

Agreement. Buyer will take all necessary action to cause Parent to enforce and perform on a timely basis Parent’s rights and obligations, respectively, set forth in the TWX Agreement. Seller shall, and shall cause each of its Affiliates to, timely enforce all of its rights and perform all of its obligations, under the Friendco Purchase Agreement.

Section 5.23         Subscriber Reports. Within 30 days following the end of each calendar month commencing August 2005 through the Closing, Seller shall provide Buyer with a written report setting forth the following information with respect to each Specified Business as of the end of such calendar month:  (a) the number of Basic Subscribers served by such Specified Business, (b) the number of Basic Subscribers in such Specified Business whose rate of service is subject to any discount or promotion (or rebates or similar programs) as of the subscriber cut-off date for such calendar month and (c) the discounts or promotions (or rebates or similar programs) offered by such Specified Business during such calendar month, and the geographic areas in which each such discount or promotion (or rebate or similar program) is offered. Seller shall, in consultation with Buyer commencing as promptly as practicable following the date hereof, develop and, no later than 90 days prior to the Closing, implement, an accounting system reasonably acceptable to Buyer, (i) which would reasonably be expected to accurately track the number of Eligible Basic Subscribers (in accordance with the definition thereof) and (ii) the results of which are traceable to Seller’s billing system and capable of being verified, using commercially reasonable efforts, as part of the computation of and resolution of disputes regarding the Subscriber Adjustment Amount pursuant to Section 2.6 (such accounting system, the “Subscriber Accounting System”).

Section 5.24         Transitional Services. Seller shall provide to Buyer, with respect to each Specified Business, upon written request from Buyer received by Seller no later than 30 days prior to the Closing Date, such services as may be reasonably requested by Buyer in connection with the operation of such Specified Business for a commercially reasonable transition period following the Closing to allow for conversion of existing or replacement services, in each case to the extent and only to the extent Seller or its Affiliates retains the Assets and employees necessary to allow the provision of such services (“Transitional Services”). In addition, between the date hereof and the Closing, Seller shall use commercially reasonable efforts to cooperate with Buyer to assist Buyer in developing and implementing a plan of transition. Buyer shall promptly reimburse Seller for the reasonable out-of-pocket costs and any incremental costs and expenses necessary to provide Transitional Services. All other terms and conditions for the provision of Transitional Services shall be reasonably satisfactory to both Buyer and Seller and subject to applicable Law.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1           Conditions to the Obligations of Buyer and Seller. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver by both parties) prior to the Closing of the following conditions:

(a)           Bankruptcy Court Approval. The [Confirmation]Transaction Order shall have been entered by the Bankruptcy Court, shall be a Final Order and shall be in full force and effect, and, except in the case of a 363 Sale, the Plan shall be effective in accordance with its terms.

(b)           Consummation of the Plan. [All]Other than in the case of a 363 Sale, all conditions precedent to consummation of the Plan shall have been satisfied or waived in accordance with the terms of the Plan  and the Plan  shall be consummated substantially contemporaneously with the Closing.

(c)           SEC/DOJ Matters. There shall have been a SEC/DOJ Settlement.

(d)           HSR. The waiting periods applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated.

(e)           No Prohibition. No Law shall be in effect prohibiting the Transaction.

(f)            Consents and Approvals. All Seller Required Approvals and all Buyer Required Approvals shall have been obtained, in each case in form and substance reasonably satisfactory to both parties.

(g)           Registration of Purchase Shares. [Unless]Other than in the case of a 363 Sale and except if the issuance of the Purchase Shares pursuant to the Plan and the terms of this Agreement is exempted from any registration under the Securities Act pursuant to the Confirmation Order or a no-action letter from the staff of the SEC, a registration statement in respect of the Purchase Shares shall have been declared effective by the SEC and no stop order suspending the effectiveness of such registration shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. [The]Other than in the case of a 363 Sale and subject to Section 5.5(b), at such time as the Purchase Shares are distributed to the Debtors’ claimants and stakeholders pursuant to the Plan, the Purchase Shares shall be freely tradable and not subject to any resale restrictions except to the extent that the holder thereof is an Affiliate of Parent or an underwriter (as defined in section 1145(b) of the Bankruptcy Code).

(h)           [Listing of Purchase Shares. The Purchase Shares shall have been approved for listing on the NYSE, subject only to official notice of issuance.]Intentionally Omitted.

(i)            Cross-Conditionality. Subject to Section 5.15, the closing under the Friendco Purchase Agreement shall have occurred contemporaneously with the Closing.

Section 6.2           Conditions to the Obligation of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver by Buyer) prior to the Closing of the following conditions:

(a)           Representations and Warranties. The representations and warranties in Section 3.1, Section 3.2(a) (other than the first sentence thereof), Sections 3.3 through 3.6 and Sections 3.24 through 3.26 (the “Class 1 Representations and Warranties”; all other representations and warranties contained in Article III, the “Class 2 Representations and Warranties”) that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the Class 1 Representations and Warranties that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time (except, in each case, to the extent expressly made as of an earlier date, in which case as of such earlier date). The Class 2 Representations and Warranties (other than Section 3.19 (but only to the extent related to any event, occurrence, condition or circumstance first occurring after the date hereof), Section 3.20(b) or the first two sentences of Section 3.20(c), assuming, as to Sections 3.20(b) and 3.20(c), the information delivered pursuant to such Sections was prepared by Seller in good faith) shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifiers set forth therein) at the time made and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such Class 2 Representations and Warranties to be true and correct has not and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)           Covenants. Each of the covenants and agreements of Seller to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)           Ancillary Agreements. Seller and its Affiliates shall have executed and delivered the Ancillary Agreements to which they are a party except (i) those Ancillary Agreements the failure of which to have been executed and delivered would not reasonably be expected, individually or in the aggregate, to impair the benefit of the Transaction to Buyer (other than in a de minimis manner), taking into account Section 2.11, (ii)  in respect of LFA Approvals not obtained as of the Closing and (iii) those Ancillary Agreements required to be delivered pursuant to Section 2.10(s) the failure of which to have been delivered would not reasonably be expected, individually or in the aggregate, to materially impair the benefit of the Transaction to Buyer.

(d)           Certificate. Buyer shall have received a certificate, signed on behalf of Seller by the Chief Executive Officer or Chief Financial Officer of Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(f) have been satisfied.

(e)           Franchises. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all LFA Approvals shall have been obtained, and all Purchase Rights (other than in connection with the Exchange) shall have been waived, in respect of each Specified Business on or prior to the Closing; provided, that this condition shall be deemed not to have been satisfied until the earliest of (i) the date upon which this condition would be satisfied if the foregoing Material Adverse Effect exception were omitted, (ii) 30 days following the date the condition would have been satisfied but for this proviso and (iii) six Business Days prior to the Outside Date.

(f)            No Material Adverse Change. Since the date of this Agreement, no event or condition has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(g)           Bankruptcy Plan and [Confirmation]Transaction Order. The [Confirmation Order and]Transaction Order issued by, and, other than in the case of a 363 Sale, the Plan, confirmed by, the Bankruptcy Court shall, to the extent relating to or affecting the Transaction, the Transferred Assets, the Assumed Liabilities, Parent or its Affiliates (in the case of Parent or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan or JV Plan distribution matters) and not in their capacity as creditors or, with respect to Plan or JV Plan distribution matters, equityholders), be in all material respects satisfactory to Buyer in its reasonable discretion (provided that, in the case of a 363 Sale, the 363 Order shall be in all respects satisfactory to Buyer in its reasonable discretion) and, without limiting the generality of the foregoing, the [Confirmation]Transaction Order shall contain the finding that Buyer is a good faith purchaser of the Transferred Assets pursuant to section 363(m) of the Bankruptcy Code unless Buyer’s actions have been determined by the Bankruptcy Court to have not been in good faith preclude such a finding.

(h)           Subscribers. At least 60 days prior to the Closing, Seller shall have implemented the Subscriber Accounting System. The number of Eligible Basic Subscribers served by each Specified Business shall be at least equal to (i) the Base Subscriber Number for such Specified Business minus (ii) the Subscriber Basket for such Specified Business minus (iii) the Subscriber Cap for such Specified Business.

(i)            Intentionally Omitted.

(j)            No Buyer Adverse Tax Event. There shall not have been a Buyer Adverse Tax Event that is in existence as of the Closing.

(k)           Financial Information. Seller shall have provided Buyer with all Financial Information and the Additional Financial Statements contemplated by Section 5.11 to be provided prior to the Closing (disregarding for this purpose all references therein to “commercially reasonable efforts”) except to the extent Buyer has obtained relief from the SEC with respect thereto or has failed to comply with its obligations under Section 5.11([d]c).

Section 6.3           Conditions to the Obligation of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) prior to the Closing of the following conditions:

(a)           Representations and Warranties. The representations and warranties in Sections 4.1 through 4.8 and 4.24 (the “Buyer Class 1 Representations and Warranties”; all other representations and warranties contained in Article IV, the “Buyer

Class 2 Representations and Warranties”) that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct, and the Buyer Class 1 Representations and Warranties that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time (except, in each case, to the extent expressly made as of an earlier date, in which case as of such earlier date). The Buyer Class 2 Representations and Warranties shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifiers set forth therein) at the time made and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such Buyer Class 2 Representations and Warranties to be true and correct has not and would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(b)           Covenants. Each of the covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)           Ancillary Agreements. Buyer shall have, and shall have caused Parent to have, executed and delivered the Ancillary Agreements to which it is a party except (i) those Ancillary Agreements the failure of which to have been executed and delivered would not reasonably be expected, individually or in the aggregate, to impair the benefit of the Transaction to Seller (other than in a de minimis manner), (ii) in respect of LFA Approvals not obtained as of the Closing and (iii) the Ancillary Agreements required to be delivered pursuant to Section 2.9(d)(xi) the failure of which to have been delivered would not reasonably be expected, individually or in the aggregate, to materially impair the benefit of the Transaction to Seller.

(d)           Certificate. Seller shall have received a certificate, signed on behalf of Buyer by the Chief Executive Officer or Chief Financial Officer of Buyer, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(e) have been satisfied.

(e)           No Material Adverse Change. Since the date of this Agreement, no event or condition has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(f)            Legal Opinion. Seller shall have received an opinion of counsel that the Purchase Shares have been validly issued in accordance with the laws of the State of Delaware.

(g)           Bankruptcy Plan and [Confirmation]Transaction Order. The Confirmation Order and, other than in the case of a 363 Sale, the final Plan  shall not differ in a manner that would be materially adverse to Seller and its Affiliates from the confirmation order and the Plan[, respectively,] or, in the case of the 363 Sale, the JV Plan proposed by Seller to the Bankruptcy Court in accordance with Section 5.13. In the case of the 363 Sale, the 363 Order shall be reasonably satisfactory to Seller in all material respects.

(h)           Amended and Restated Charter and Amended and Restated By-laws. The Amended and Restated Charter shall have been filed with the Secretary of State of the State of Delaware and shall be effective as of immediately following the Closing. The Amended and Restated By-laws shall have been duly adopted by Parent and shall be effective as of immediately following the Closing.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 7.1           Survival. The representations and warranties of Buyer contained in this Agreement shall expire upon the Closing. The representations and warranties of Seller contained in this Agreement shall survive the Closing for the period set forth in this Section 7.1. Subject to Section 2.7(d), all representations and warranties made by Seller contained in this Agreement and all claims with respect thereto shall terminate upon the expiration of twelve months after the Closing Date (the “Buyer Indemnification Deadline”); it being understood that in the event notice of any claim for indemnification under this Article VII has been given (within the meaning of Section 9.1) prior to the Buyer Indemnification Deadline, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

Section 7.2           Indemnification by Seller.

(a)           Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Buyer, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees (other than the Transferred Employees) and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties” and, together with the Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, reasonable attorneys’ fees, and reasonable out of pocket disbursements) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from (i) subject to Section 7.2(b), any breach of any representation or warranty made by Seller contained in this Agreement for the period such representation or warranty survives, (ii) any breach of any covenant or agreement of Seller contained in this Agreement and (iii) any Excluded Asset or Excluded Liability.

(b)           Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 7.2(a)(i):

(i)            until any such Losses in respect of the Group 1 Business exceed an aggregate amount equal to the Group 1 Threshold Amount, and then for all such Losses in excess of $42,000,000, up to an aggregate amount not to exceed the Group 1 Cap Amount; provided, however, that the limitations herein regarding the Group 1 Threshold Amount shall not apply to the Class 1 Representations and Warranties; and

(ii)           until any such Losses in respect of the Group 2 Business exceed an aggregate amount equal to the Group 2 Threshold Amount, and then for all such Losses in excess of $38,000,000, up to an aggregate amount not to exceed the Group 2 Cap Amount; provided, however, that the limitations herein regarding the Group 2 Threshold Amount shall not apply to the Class 1 Representations and Warranties.

(c)           Subject to Section 7.8, the Buyer Indemnified Parties shall be entitled to receive payment only from the Escrow Account with respect to any Liability of Seller for any Losses under Section 7.2(a) and, with respect to each Specified Business, only up to an aggregate amount not to exceed the Cap Amount applicable to such Specified Business. Notwithstanding anything to the contrary in this Agreement, Seller shall not be liable for any Losses that (i) are reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount to the extent and only to the extent so reflected or (ii) have been actually discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge) to the extent and only to the extent so discharged (or such functional equivalent).

Section 7.3           Indemnification by Buyer. Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, stakeholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from (a) the Assumed Liabilities Related to each Specified Business, (b) any breach of a covenant or agreement of Buyer contained in this Agreement or (c) the Transferred Assets Related to each Specified Business, each Specified Business or the Transferred Employees to the extent attributable to the operation or ownership of the Transferred Assets Related to such Specified Business or such Specified Business, or the employment of the Transferred Employees following the Closing. Notwithstanding anything to the contrary set forth in this Agreement, to the extent that any Seller Indemnified Party is or becomes a shareholder or other equity holder of Parent or any of its Affiliates, indemnification hereunder shall not include Losses suffered by such Seller Indemnified Party (or its Affiliates) in such shareholder or other equity holder capacity by reason of (i) the indemnities being provided by Buyer hereunder or (ii) Losses suffered in such capacity in respect of any Transferred Assets or Assumed Liabilities.

Section 7.4           Third Party Claim Indemnification Procedures.

(a)           In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than thirty days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall not affect the rights of an Indemnified Party hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have 15 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim; provided, however, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party Claim seeks injunctive or equitable relief against the Indemnified Party, (iii) the Indemnifying Party has failed to defend or is failing to defend in good faith the Third Party Claim, (iv) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (v) in the case of a Buyer Indemnified Party, it is reasonably likely that the Losses arising from such Third Party Claim will exceed the amount such Buyer Indemnified Party will be entitled to recover as a result of the limitations set forth in Section 7.2(b); provided, further, that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for any Losses resulting from such Third Party Claim.

(b)           In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim and subject to Section 7.4(a), the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. Subject to Section 7.4(a), the Indemnified Party shall participate in any such defense at its expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim unless (i) the Indemnifying Party shall have agreed to indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any such settlement or compromise, (ii) such settlement or compromise shall include as an unconditional term thereof the giving by the claimant of a release of the Indemnified Party, reasonably satisfactory to the Indemnified Party, from all Liability with respect to such Third Party Claim and (iii) such settlement or compromise would not result in (A) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (B) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (C) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (D) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

(c)           If the Indemnifying Party (i) is not entitled to defend a Third Party Claim, (ii) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (iii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim for which the Indemnifying Party shall have monetary liability hereunder without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

Section 7.5           Consequential Damages; Materiality; Interest. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article VII for any consequential, punitive, special, incidental or indirect damages, including lost profits, except to the extent awarded by a court of competent jurisdiction in connection with a Third Party Claim, except to the extent the Loss arises out of an intentional or willful breach by the non-claiming party and the Loss was reasonably foreseeable. Any computation of Losses hereunder in respect of a breach of representation or warranty shall measure such Losses without giving effect to any qualifier for materiality or Material Adverse Effect set forth therein. Amounts payable in respect of any Losses under Section 7.3 shall bear interest at LIBOR calculated on a 365-day basis from the date notice of the Losses for which indemnification is sought was delivered until the date of payment of indemnification by the Indemnifying Party. Amounts payable in respect of any Losses under Section 7.2 shall bear interest as set forth in the definition of “Escrow Payment.”

Section 7.6           Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article VII, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back up documentation, by (a) in the case of a payment by Seller, making an Escrow Payment from the Escrow Account, subject to the proviso to the last sentence in Section 2.6(f) with respect to the matters set forth in Section 2.6(f) (including as applied to any MCE System in accordance with Section 2.7(c)), and (b) in the case of a payment by Buyer, wire transfer of immediately available funds, in an amount equal to the Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party (i) in the case of a payment by Seller, an Escrow Payment from the Escrow Account, subject to the proviso to the last sentence in Section 2.6(f) with respect to the matters set forth in Section 2.6(f) (including as applied to any MCE System in accordance with Section 2.7(c)), and (ii) in the case of a payment by Buyer, by wire transfer of immediately available funds, in each case in an amount equal to the amount of any Loss (and any interest thereon) for which it is liable hereunder no later than three days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (A) the parties to the dispute have reached an agreement in writing, (B) a court of competent jurisdiction shall have entered a final and non appealable order or judgment, or (C) an arbitration or like panel shall have rendered a final non appealable determination with respect to disputes the parties have agreed to submit thereto.

Section 7.7           Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to this Article VII shall be treated as adjustments to the Purchase Price for all income Tax purposes but shall not affect the Escrow Amount (other than to the extent of any payment hereunder); provided, however, that any payments pursuant to this Article VII that represent interest payable under Section 7.5 shall be treated as (a) deductible to the Indemnifying Party and (b) taxable to the Indemnified Party. The parties agree to treat, and to cause their respective Affiliates to treat, any such payments in the foregoing manner, for all income Tax purposes (unless otherwise required by a change in applicable income Tax Law or as a result of a good faith resolution of a contest).

Section 7.8           Remedies. From and after the Closing, the rights and remedies of Seller and Buyer under this Article VII shall be exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement or otherwise against each other with respect to the Transaction for monetary relief with respect to (a) any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement, other than those which are intentional or willful and other than those in (i) the proviso to the last sentence in Section 2.6(f) (including as applied to any MCE System in accordance with Section 2.7(c)), (ii) to the extent related to any obligation with respect to Incremental Transfer Taxes, Section 5.7(c) (iii) Section 5.13(j) and (iv) the Escrow Agreement, the Transfer Tax Escrow Agreement, the Adelphia Registration Rights and Sale Agreement and each MCE Management Agreement and (b) the Assumed Liabilities or the Excluded Liabilities, and, except as set forth above, Buyer and Seller each expressly waives any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates for monetary relief now or in the future under any Law with respect to the Transaction; it being acknowledged and agreed that Buyer, in its sole discretion, may exercise its rights and remedies with respect to any matter relating to Section 5.13(j)

or the Adelphia Registration Rights and Sale Agreement against the Escrow Account and/or the Seller and, to the extent exercised against Seller, such rights and remedies shall constitute an administrative expense under section 507(a)(1) of the Bankruptcy Code; it being further acknowledged and agreed that Buyer shall exercise its rights and remedies with respect to any matter relating to Incremental Transfer Taxes pursuant to Section 5.7(c), first, against the Transfer Tax Escrow Account and, to the extent the Transfer Tax Escrow Account is not sufficient, in its sole discretion against the Escrow Account and/or the Seller and, to the extent exercised against Seller, such rights and remedies shall constitute an administrative expense under section 507(a)(1) of the Bankruptcy Code.

ARTICLE VIII

TERMINATION

Section 8.1           Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by mutual written agreement of Seller and Buyer.

Section 8.2           Termination by Either Buyer or Seller. This Agreement may be terminated at any time prior to the Closing by Buyer or Seller, by giving written notice of termination to the other party, if (a) subject to Section 2.8(b), the Closing shall not have occurred on or before July 31, 2006 (the “Outside Date”) so long as the party proposing to terminate has not breached in any material respect any of its representations, warranties, covenants or other agreements under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to so occur (such breaching party, a “Proximate Cause Party”); provided, however, that if any Government Antitrust Entity has not completed its review of the Transaction or the transactions contemplated by the Friendco Purchase Agreement by such time, or either party determines in good faith at such time that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the Transaction or the transactions contemplated by the Friendco Purchase Agreement by any Government Antitrust Entity, and, in either such case, all conditions set forth in Article VI (other than Section 6.1(d)) have been satisfied or waived in writing by the party entitled to the benefit thereof or are immediately capable of being satisfied, then in either such case, such date may be extended by either party to a date not beyond October 31, 2006 (the “Extended Outside Date”); provided, further, that if the Closing has not occurred by such date as a result of the failure to satisfy Section 6.1(i) by reason of actions by, or failure to obtain Governmental Authorizations from, any Governmental Antitrust Entity or the FCC, then such date shall be extended for an additional six months following the date that the Extended Outside Date would otherwise occur or (b) any Law (other than an order, judgment or ruling contemplated by Section 8.3(d)(ii) or 8.4(c)(ii)) permanently restraining, enjoining or otherwise prohibiting consummation of the Transaction shall become final and non-appealable.

Section 8.3           Termination by Seller. This Agreement may be terminated at any time prior to the Closing by Seller, by written notice to Buyer:

(a)           prior to the commencement of the Confirmation Hearing[,] on May 15, 2006, if (i) as of the date of such termination, Seller is not in breach of Section 5.10, (ii) the Board authorizes Seller, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Seller notifies Buyer in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (and all related agreements) to such notice (provided, that if such intention changes Seller shall promptly notify Buyer of that fact) and (iii) Buyer does not make, within five Business Days of receipt of Seller’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer which, thereafter, the Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the stakeholders of Seller as is the Superior Proposal (taking into account, without limitation, financial terms of any termination fee that may be payable pursuant to Section 8.5(b) and the likelihood of consummation);

(b)           if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement such that an executive officer of Buyer would be unable to deliver the closing certificate to Seller regarding Buyer’s representations and warranties and Buyer’s performance of its obligations as required pursuant to Section 6.3(a) and Section 6.3(b), respectively, and such breach or condition is not curable or, if curable, is not cured within 60 days after written notice thereof is given by Seller to Buyer; provided, however, that if, with respect to any such breach or condition that cannot reasonably be expected to be cured within 60 days, Buyer is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.3(b) for so long as (i) such breach is reasonably likely to be cured prior to the date on which this Agreement would otherwise be terminated under Section 8.2 and (ii) Buyer continues such efforts to cure; provided, further, that the right to terminate this Agreement pursuant to this Section 8.3(b) shall not be available to Seller if as of such time it is a Proximate Cause Party;

(c)           prior to the commencement of the Confirmation Hearing[,] on May 15, 2006, if (i) as of the date of such termination, Seller is not in breach of Section 5.10, (ii) the Board authorizes Seller to file a Superior Alternate Plan with the Bankruptcy Court and Seller notifies Buyer in writing that it intends to file such Superior Alternate Plan, attaching the most current version of such Superior Alternate Plan (and all related agreements and supporting documentation) to such notice (provided, that if such intention changes Seller shall promptly notify Buyer of that fact) and (iii) Buyer does not make, within ten Business Days of receipt of Seller’s written notification of its intention to file a Superior Alternate Plan, an offer which, thereafter, the Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the stakeholders of Seller as is the Superior Alternate Plan (taking into account, without limitation, financial terms of any termination fee that may be payable pursuant to Section 8.5(b) and the likelihood of consummation); or

(d)           if (i) at any time after the conclusion of voting on the Plan as established by the Bankruptcy Court, Seller’s stakeholders who are entitled to vote on the Plan vote in sufficient number and amount against the Plan such that the Plan is not otherwise capable of being confirmed by the Bankruptcy Court or (ii) subject to compliance by Seller with the first sentence of Section 5.13(g), at any time after the expiration of 150 days following the entry of an order, judgment or ruling by a court of competent jurisdiction in the Reorganization Case denying entry of (or vacating), or that is inconsistent with the entry of, a Confirmation Order satisfying the condition set forth in Section 6.2(g), the Bankruptcy Court shall not have thereafter entered a Confirmation Order satisfying the condition set forth in Section 6.2(g); provided, however, that Seller may only terminate this Agreement pursuant to this Section 8.3(d)(ii) if at such time it would not reasonably be expected that a Confirmation Order satisfying the condition set forth in Section 6.2(g) shall be entered prior to the Outside Date.

Section 8.4           Termination by Buyer. This Agreement may be terminated at any time prior to the Closing by Buyer, by written notice to Seller:

(a)           if there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement (assuming entry of the Confirmation Order) such that an executive officer of Seller would be unable to deliver the closing certificate to Buyer regarding Seller’s representations and warranties and Seller’s performance of its obligations as required pursuant to Section 6.2(a) and Section 6.2(b), respectively, and such breach is not curable or, if curable, is not cured within 60 days after written notice thereof is given by Buyer to Seller; provided, however, that if, with respect to any such breach or condition that cannot reasonably be expected to be cured within 60 days, Seller is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.4(a) for so long as (i) such breach is reasonably likely to be cured prior to the date on which this Agreement would otherwise be terminated under Section 8.2 and (ii) Seller continues such efforts to cure;

(b)           if (i) Seller has not, by October 15, 2005, filed all motions reasonably necessary to obtain the Confirmation Order or (ii) if the Protections Order is vacated or modified in any material respect following the date hereof (except as modified pursuant to the order of the Bankruptcy Court entered on June 16, 2006);

(c)           if (i) at any time after the conclusion of voting on the Plan as established by the Bankruptcy Court, Seller’s stakeholders who are entitled to vote on the Plan vote in sufficient number and amount against the Plan such that the Plan is not otherwise capable of being confirmed by the Bankruptcy Court or (ii) subject to compliance by Buyer with the first sentence of Section 5.13(g), at any time after the expiration of 150 days following the entry of an order, judgment or ruling by a court of competent jurisdiction in the Reorganization Case denying entry of (or vacating), or that is inconsistent with the entry of, a Confirmation Order satisfying the condition set forth in Section 6.2(g), the Bankruptcy Court shall not have thereafter entered a Confirmation Order satisfying the condition set forth in Section 6.2(g); provided, however, that Buyer may only terminate this Agreement pursuant to this Section 8.3(c)(ii) if at such time it would not reasonably be expected that a Confirmation Order satisfying the condition set forth in Section 6.2(g) shall be entered prior to the Outside Date; or

(d)           following (i) the conversion of the Reorganization Case into one or more cases under chapter 7 of the Bankruptcy Code or (ii) the appointment of a chapter 11 trustee in the Reorganization Case;

provided, however, that the right to terminate this Agreement pursuant to Section 8.4(a), (b) or (c) shall not be available to Buyer if as of such time it is a Proximate Cause Party.

Section 8.5           Effect of Termination.

(a)           In the event of the termination of this Agreement in accordance with Article VIII, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any Liability to the other party hereto or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.5 and in Sections 9.1, 9.4, 9.6, 9.7, 9.10, 9.11 and 9.13 (and any related definitional provisions set forth in Article I), and except that nothing in this Section 8.5 shall relieve any party from liability for any willful breach of this Agreement that arose prior to such termination.

(b)           In the event that (i) this Agreement is terminated by Seller pursuant to Section 8.2(a) prior to the entry of a [Confirmation]Transaction Order  satisfying the condition set forth in Section 6.2(g) and a Transaction Order (as defined under the Friendco Purchase Agreement) satisfying the condition set forth in Section 6.2(g) of the Friendco Purchase Agreement, neither of which has[ not] been vacated by a court of competent jurisdiction and Buyer is not a Proximate Cause Party as of the date of such termination, or (ii) this Agreement is terminated (A) by Seller pursuant to [Section]Sections 8.3(a), 8.3(c) or 8.3(d) or (B) by Buyer pursuant to Section 8.4(a) (but, with respect to the representations and warranties of Seller, only in the case of a willful breach by Seller), 8.4(b) or 8.4(c) except, in the case of this clause (ii)(B), in the event that Buyer is a Proximate Cause Party as of the date of such termination, then Seller shall pay Buyer, by wire transfer of immediately available funds, a termination fee of $352,850,000 payable upon the earlier of consummation of an Acquisition or the effective date of a chapter 11 plan of Seller and/or one or more of its Affiliates approved by the Bankruptcy Court, which plan involves a substantial portion of the Assets of Seller and its Affiliates.

(c)           The obligation of Seller to pay the amount payable under Section 8.5(b) (and the payment thereof) shall be absolute and unconditional, other than as set forth in Section 8.6(a); such payment shall be an administrative expense under section 507[(a)]([1]a)(1) of the Bankruptcy Code and shall be payable as specified herein and not subject to any defense, claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever.

Section 8.6            363 Fee and Credit.

(a)           In the event that (i) prior to the earlier of (x) July 31, 2006 and (y) the entry of both the 363 Order and the Transaction Order (as defined in the Friendco Purchase Agreement) (unless, in the case of this clause (y), Seller has determined in good faith that the Plan is more likely to be consummated in a reasonable timeframe than are both the 363 Sale and the JV Plan (taking into account whether each of the 363 Order and the Transaction Order (as defined in the Friendco Purchase Agreement) is a Final Order, but only if Buyer and Friendco, respectively, have acknowledged in writing that the 363 Order and the Transaction Order (as defined under the Friendco Purchase Agreement) satisfy Section 6.2(g) and Section 6.2(g) of the Friendco Purchase Agreement, respectively)), Seller does not deliver a written notice to Buyer that it will not pursue the 363 Sale (the “Reversion Notice”), (ii) neither this Agreement nor the Friendco Purchase Agreement is terminated by Buyer or Friendco prior to September 1, 2006 (other than in the event that (A) Friendco terminates the Friendco Purchase Agreement, (B) the expansion of the Transaction described in Section 5.15 occurs and (C) all the conditions of either party’s obligation to consummate the Transaction (other than any condition that by its nature is to be satisfied at the Closing except for the conditions set forth in Section 6.3(a) and Section 6.3(b)) are satisfied other than, due to Seller being a Proximate Cause Party, the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(i), 6.2(g), 6.2(k) and 6.3(g)) and (iii) the Closing does not occur on or prior to August 31, 2006 (other than (A) if Buyer is a Proximate Cause Party or Friendco is a Proximate Cause Party (as defined in the Friendco Purchase Agreement), (B) if the FCC approval has not been obtained or (C) if a Parent Material Adverse Effect has occurred), then (1) the Purchase Price will be reduced by $352,850,000 and (2) in the event that this Agreement is terminated in accordance with its terms, the Seller shall pay Buyer, by wire transfer of immediately available funds, a termination fee of $352,850,000, payable upon the earlier of consummation of an Acquisition or the effective date of a chapter 11 plan of Seller and/or one or more of its Affiliates approved by the Bankruptcy Court, which plan involves a substantial portion of the Assets of Seller and its Affiliates. Notwithstanding anything to the contrary contained in this Agreement, in no event will Seller have any obligation to make any payment under Section 8.6(a) to the extent a payment has been made under Section 8.5(b) nor will Seller have obligation to make any payment under Section 8.5(b) to the extent Seller has made any payment under Section 8.6(a).

(b)           The obligation of Seller to pay or credit the amount payable under Section 8.6(a) (and the payment or credit thereof) shall be absolute and unconditional, other than as set forth in Section 8.6(a); such payment shall be an administrative expense under section 507(a)(1) of the Bankruptcy Code and such payment or credit shall be payable or creditable as specified herein and not subject to any defense, claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever.

Section 8.7           Termination by Seller. Notwithstanding anything to the contrary contained in this Agreement, Seller may not terminate this Agreement prior to September 1, 2006 (other than pursuant to Section 8.3(b)).

ARTICLE IX

MISCELLANEOUS

Section 9.1           Notices. All notices, requests, demands, approvals, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given and made if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Buyer:

c/o Time Warner Cable Inc.
290 Harbor Drive
Stamford, CT 06902-6732
	Telephone:	(203) 328-0670
	Telecopy:	(203) 328-3295
	Email:	glenn.britt@twcable.com
	Attention:	Chief Executive Officer

With a copy to:

Legal Department
Time Warner Cable Inc.
290 Harbor Drive
Stamford, CT 06902-6732
	Telephone:	(203) 328-0631
	Telecopy:	(203) 328-4094
	Email:	marc.lawrence-apfelbaum@twcable.com
	Attention:	General Counsel

-and-

Time Warner Inc.
One Time Warner Center
New York, NY 10019
	Telephone:	(212) 484-7980
	Telecopy:	(212) 258-3172
	Email:	Paul.Cappuccio@timewarner.com
	Attention:	General Counsel

-and-

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
	Telephone:	(212) 373-3000
	Telecopy:	(212) 757-3990
	Email:	kparker@paulweiss.com
rschumer@paulweiss.com
	Attention:	Kelley D. Parker
Robert B. Schumer

To Seller:

Adelphia Communications Corporation
5619 DTC Parkway
Greenwood Village, CO 80111
	Telephone:	(303) 268-6458
	Telecopy:	(303) 268-6662
	Email:	brad.sonnenberg@adelphia.com
	Attention:	Brad Sonnenberg

With a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
	Telephone:	(212) 558-4000
	Telecopy:	(212) 558-3588
	Email:	korrya@sullcrom.com
	Attention:	Alexandra D. Korry

Section 9.2           Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in Article VII.

Section 9.3           No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or transfer or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto, except, in whole or in part, (a) as provided in Section 9.5, (b) with respect to Seller’s rights and obligations, [following the Closing to any entity]to a limited number of entities acting on behalf of Seller’s estate [(provided, that no]that are designated by Seller and reasonably acceptable (including in terms of the number of entities and the form and identity of each such entity) to the Buyer (each, a “Permitted Assignee”); provided that (i) each such Permitted Assignee shall agree in writing to be bound by the obligations and Liabilities of the Seller set forth in this Agreement and (ii) such assignment by Seller under this [clause (b) will relieve Seller of its Liabilities hereunder]Section 9.3 shall not relieve Seller of any of its obligations or Liabilities under this Agreement unless Seller provides the Buyer with a guarantee of the obligations and Liabilities of such Permitted Assignee under this Agreement that is in form and substance reasonably acceptable to the Buyer), (c) to Friendco under the Exchange Agreement and (d) by Buyer to one or more direct or indirect wholly owned Subsidiaries of Buyer (provided, that Buyer identifies such Subsidiary and the rights and obligations to be assigned on or before Closing; provided, further, that no such assignment by Buyer to a wholly owned Subsidiary under this clause (d) will relieve Buyer of its Liabilities hereunder). Any assignment or transfer permitted hereunder shall be evidenced in writing signed by the assignor and assignee, a copy of which shall be delivered to the other party hereto. In connection with any assignment by Seller of its rights and obligations under the Friendco Purchase Agreement to any Permitted Assignees (as defined in the Friendco Purchase Agreement), such Permitted Assignees (as defined in the Friendco Purchase Agreement) will agree, in form and substance reasonably acceptable to Buyer, to be bound by and liable for Seller’s obligations and Liabilities hereunder; provided, that no such agreement will relieve Seller of any of its obligations or Liabilities hereunder. In connection with any assignment, transfer or delegation by Buyer to Friendco as permitted above, Buyer shall be relieved of any Liability so assigned, transferred or delegated to the extent Seller has the right to enforce in full against Friendco any such Liability. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 9.4           Entire Agreement. This Agreement (including all Schedules and Exhibits) and the Ancillary Agreements executed as of the date hereof contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for  the TWX Confidentiality Agreement and the Seller Confidentiality Agreement, which shall remain in full force and effect except as otherwise provided herein.

Section 9.5           Debtor Obligations Joint and Several; Fulfillment of Obligations. The Transaction Order shall provide that Seller shall, and shall cause each of its Affiliates to, cause, each and every Debtor, including each that is an Asset Transferring Subsidiary hereunder, to agree for the benefit of Buyer, except to the extent any Liability is limited to the Escrow Account as a result of the limitations set forth in Article VII, to be jointly and severally liable for any breach or violation of Seller’s representations, warranties or covenants hereunder and to execute and deliver such Contracts and take such further action as may be reasonably requested by Buyer to evidence the intent and effect of the foregoing (including, for the avoidance of doubt, the inclusion, except to the extent any Liability is limited to the Escrow Account as a result of the limitations set forth in Article VII, of an express undertaking of such joint and several liability in the Plan, the JV Plan and/or the Remainder Plan). Any obligation of any party to any other party under this Agreement, or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely and without any adverse legal implications to the obligee, by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 9.6           Public Disclosure. Notwithstanding anything to the contrary contained herein, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement and the Transaction (including, for the avoidance of doubt, the transactions that are the subject of the Adelphia Registration Rights and Sale Agreement) unless specifically approved in advance by both parties hereto, except that a party hereto may issue any press release or make any public announcement or communication relating to this Agreement and the Transaction (including, for the avoidance of doubt, the transactions that are the subject of the Adelphia Registration Rights and Sale Agreement) that may be required by any applicable Law (including any listing requirement) without such approval if, to the extent practicable, such party has used commercially reasonable efforts to obtain the approval of the other party before issuing such press release or making such public announcement or communication.

Section 9.7           Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

Section 9.8           Schedules.

(a)           The disclosure of any matter in any Section relating to representations of the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall not be deemed to constitute an admission by Seller or Buyer or to otherwise imply that any such matter is material for the purposes of this Agreement, unless the inclusion of such matter in such Schedule is required to make the representation true. A matter set forth in one Schedule of the Seller Disclosure Schedule or Buyer Disclosure Schedule pertaining to Article III or IV, as applicable, need not be set forth in any other Schedule of such disclosure schedule pertaining to Article III or IV, as applicable, or on a Schedule corresponding to any other Section of Article III or IV, as applicable, so long as its relevance to such other Schedule or Section is readily apparent on the face of the information so disclosed. A matter set forth in one Schedule of the Seller Disclosure Schedule or Buyer Disclosure Schedule pertaining to Article V (which shall in no event address matters occurring prior to the date hereof) need not be set forth on a Schedule corresponding to any Section of Article III or IV, as applicable, so long as (a) its relevance to such other Schedule or Section is readily apparent on the face of the information so disclosed and (b) such matter does not qualify the representations and warranties set forth in Articles III or IV, as applicable, to the extent such representations and warranties are made as of the date hereof or as of another specific date prior to the date hereof.

(b)           No later than ten Business Days prior to the Closing, Seller may deliver to Buyer an update to Schedule 3.8(a) and Schedule 3.8(b) of the Seller Disclosure Schedule but only in respect of matters that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge) but arise from actions, omissions or circumstances continuing as of the Closing. No matter added to Schedule 3.8(a) or Schedule 3.8(b) of the Seller Disclosure Schedule pursuant to the preceding sentence will be treated as set forth on any other Schedule as a result of the second sentence of Section 9.8(a).

(c)           When an area is set forth on one Schedule A Part as a primary Cost Center and another Schedule A Part as a non-primary Cost Center, the following shall apply in determining the Systems and System Group to which it relates:  (i) for the Schedule A Part with respect to which such area is the primary Cost Center, such Schedule will be deemed to exclude the Subscribers, and Assets primarily related to those Subscribers, included in the applicable non-primary Cost Center(s) and (ii) for any given Schedule A Part with respect to which such area is a non-primary Cost Center, such Schedule A Part will be deemed to include only the Subscribers, and Assets primarily related to those Subscribers, included in the applicable non-primary Cost Center.

Section 9.9           Bulk Sales. Seller and Buyer agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Transferred Assets are located to the extent that such Article is applicable to the transactions contemplated hereby.

Section 9.10         Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Agreements, exclusively in (a) the Bankruptcy Court so long as the Reorganization Case remains open and (b) after the completion of the Reorganization Case or in the event that the Bankruptcy Court determines that it does not have jurisdiction, the United States District Court for the Southern District of New York or any New York State court sitting in New York City (together with the Bankruptcy Court, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement or any of the Ancillary Agreements (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.1. Seller irrevocably designates The Corporation Trust Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and Seller stipulates that such consent and appointment is irrevocable and coupled with an interest. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 9.11         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 9.12         Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.13         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.14         Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 5.10 or Article VIII and to enforce specifically the terms and provisions of such Sections and, following entry of the [Confirmation]Transaction Order, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such rights being in addition to any other remedy to which the parties are entitled at Law or in equity. The parties waive any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award or injunctive, mandatory or other equitable relief.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

ADELPHIA COMMUNICATIONS CORPORATION

By:
Name:
Title:

TIME WARNER NY CABLE LLC

By:
Name:
Title:

Exhibit 1.1(c)

REGISTRATION RIGHTS AND SALE AGREEMENT

between

ADELPHIA COMMUNICATIONS CORPORATION

and

TIME WARNER CABLE INC.

Dated:  [•], 2006

REGISTRATION RIGHTS AND SALE AGREEMENT(1)

REGISTRATION RIGHTS AND SALE AGREEMENT, dated as of [•], 2006 (this “Agreement”), by and between Adelphia Communications Corporation, a Delaware corporation (“Adelphia”), for itself and each of its Debtors (as defined below), and Time Warner Cable Inc., a Delaware corporation (the “Issuer”).

WHEREAS, Adelphia and certain of its Affiliates are debtors and debtors in possession (the “Debtors”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”), having each commenced voluntary cases (jointly administered as No. 02-41729 (REG)) on or after June 10, 2002 in the Bankruptcy Court (the “Bankruptcy Case”);

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of April 20, 2005 (as amended, the “TW NY APA”), by and between Adelphia and Time Warner NY Cable LLC, a Delaware limited liability company and a subsidiary of the Issuer (“TW NY”), TW NY will purchase certain assets and assume certain liabilities from Adelphia and certain of its affiliates and related parties (the “Adelphia Transaction”);

WHEREAS, the aggregate consideration payable to Adelphia pursuant to the TW NY APA consists, in part, of the Purchase Shares;

WHEREAS, pursuant to that certain Amendment No. 2 to the TW NY APA, TW NY and Adelphia have agreed to amend the TW NY APA to provide for, among other things, the Adelphia Transaction to be effected pursuant to section 363 of the Bankruptcy Code (the “APA Amendment”);

WHEREAS, as an inducement to TW NY to enter into the APA Amendment, Adelphia has agreed to sell or cause the sale of at least 33-1/3% (inclusive of the overallotment option, if any) of the Purchase Shares in a firm-commitment underwritten public offering pursuant to the terms of this Agreement; and

WHEREAS, pursuant to the TW NY APA, TW NY is causing the Issuer to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

(1)             To be entered into at Closing; assumes Bankruptcy Order obtained.

ARTICLE I

DEFINITIONS

1.1           Certain Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Additional Disposition” means a transaction that is registered pursuant to Section 4.3(b).

“Additional Registration” means any registration of sale of Registrable Securities pursuant to either Section 4.3(b)(i) or Section 4.3(b)(ii).

“Additional Registration Event” means that the following conditions are met: (A) the Section 1145 Exemption was not available as contemplated by Section 4.3(a)(x); (B) the Stockholder either (i) did not have the ability to sell Registrable Securities pursuant to the Demand Registration under Section 4.2 or (ii) did not exercise its right to request a Demand Registration under Section 4.2; and (C) the Registrable Securities are not then eligible to be sold under Rule 144.

“Additional Registration Statement” means a registration statement effecting an Additional Registration filed pursuant to the Securities Act.

“Adelphia” has the meaning set forth in the preamble to this Agreement.

“Adelphia Claimants” means the creditors and stakeholders of the Debtors in the Bankruptcy Case.

“Adelphia Financial Information” means the Offering Financial Information as defined in the TW NY APA.

“Adelphia Transaction” has the meaning set forth in the recitals to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this Agreement, (a) none of Adelphia or any of its Affiliates shall be deemed to be an Affiliate of any of the Issuer or any of its Affiliates and (b) none of the Issuer or any of its Affiliates shall be deemed to be an Affiliate of any of Adelphia or any of its Affiliates.

“Agreement” has the meaning set forth in the recitals to this Agreement.

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“APA Amendment” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Case” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the TW NY APA.

“Blackout Period” has the meaning set forth in Section 6.3(b).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

“Buyer Indemnified Party” has the meaning set forth in the TW NY APA.

“Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Issuer.

“Closing” has the meaning set forth in the TW NY APA.

“Co-Managers” has the meaning set forth in Section 6.8

“Comcast” means Comcast Corporation, a Pennsylvania corporation.

“Comcast Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of March 31, 2003, as amended, by and among TWE Holdings II Trust, TWX and the Issuer.

“Comcast Letter Agreement” means that certain Letter Agreement  entered into on June [    ], 2006 by and among Comcast, TWE Holdings II Trust, Adelphia and the Issuer.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Counterparty” means any underwriter, broker or dealer with respect to a Disposition.

“Debtors” has the meaning set forth in the recitals to this Agreement.

“Demand Registrable Securities” has the meaning set forth in Section 4.2(a).

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“Demand Registration” has the meaning set forth in Section 4.2(a)

“Demand Registration Statement” has the meaning set forth in Section 4.2(a).

“Demand Sale” means the sale of the Demand Registrable Securities under the Demand Registration Statement in a single firm-commitment underwritten public offering.

“Disclosure Package” means, with respect to any Disposition, (i) the preliminary Prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 under the Securities Act, to have been conveyed to purchasers of securities (including Purchase Shares) at the applicable time.

“Disposition” means any of the Initial Sale, the Demand Sale, the Final Distribution and each Additional Disposition, as applicable.

“Escrow Account” has the meaning set forth in the TW NY APA.

“Escrow Agent” has the meaning set forth in the TW NY APA.

“Escrow Agreement” has the meaning set forth in the TW NY APA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Filing Notice” has the meaning set forth in Section 5.2(a).

“Final Distribution” has the meaning set forth in Section 4.3(c).

“Final Distribution Notice” has the meaning set forth in Section 4.3(a).

“Final Registrable Securities” has the meaning set forth in Section 4.3(a).

“Final Registration” has the meaning set forth in Section 4.3(a).

“Final Registration Statement” has the meaning set forth in 4.3(a).

“Financial Information Requirement” means (a) delivery by Adelphia to TW NY or the Issuer of the Offering Financial Information in accordance with Section 5.11(a) of the TW NY APA and Section 6.2(a) of this Agreement, (b) the filing of Quarterly Reports on Form 10-Q required to be filed by Adelphia pursuant to the last sentence of Section 5.19 of the TW NY APA without regard to clause (ii) thereof and (c) the filing of any Annual Report on Form 10-K required to be filed by Adelphia pursuant to the last sentence of Section 5.19 of TW NY APA, in each case, prior to 15 days

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following the date such information or filing is required to be provided or made pursuant to the TW NY APA, the Exchange Act or Section 6.2(a) of this Agreement, as applicable.

“Free Writing Prospectus” means each “free writing prospectus” (as defined in Rule 405 under the Securities Act).

“Governmental Entity” means any federal, state or local court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction.

“Incidental Registration” has the meaning set forth in Section 5.2.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Initial Number of Shares” means the number of shares of the Initial Registrable Securities.

“Initial Registrable Securities” means shares of Class A Common Stock representing at least 33-1/3% of the Purchase Shares (inclusive of the overallotment option, if any).

“Initial Registration” has the meaning set forth in Section 4.1(a).

“Initial Registration Deadline” has the meaning set forth in Section 4.1(a).

“Initial Registration Statement” has the meaning set forth in Section 4.1(a).

“Initial Sale” has the meaning set forth in Section 2.1(b).

“Initial Sale Commencement Date” means, with respect to the Initial Sale, the earlier of the date on which (x) the distribution of a preliminary Prospectus occurs and (y) the “road show” commences.

“Initial Sale Deadline” has the meaning set forth in Section 2.1(b).

“Initial Sale Extension Period” has the meaning set forth in Section 2.1(b).

“Inspector” has the meaning set forth in Section 6.1(f).

“Issuer” has the meaning set forth in the preamble to this Agreement.

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“Issuer Securities” means (a) for purposes of Section 6.9, securities of the Issuer proposed to be offered to the public for the account of the Issuer in a transaction registered under the Securities Act, together with securities of the Issuer to be offered to the public for the account of another Person other than the Stockholder that are proposed to be included in such offering pursuant to Section 5.2 and (b) for all other purposes, securities of the Issuer proposed to be offered to the public for the account of the Issuer in a transaction registered under the Securities Act.

“Liability” has the meaning set forth in Section 7.1.

“Lock-up Agreement” has the meaning set forth in Section 6.7.

“Majority Managing Underwriters” means a majority of the Managing Underwriters, excluding the Managing Underwriter, if any, selected by Comcast as contemplated by the last sentence of Section 6.8 of this Agreement.

“Managing Underwriter” means, with respect to an offering, the lead book-running managing underwriter(s) for such offering.

“NASD” means the National Association of Securities Dealers, Inc.

“NYSE” means the New York Stock Exchange.

“Permitted Assignee” has the meaning set forth in Section 8.7.

“Person” means any individual, firm, corporation, partnership, limited liability company, “group” (as such term is used in Rule 13d-3 under the Exchange Act), trust, incorporated or unincorporated association, joint venture, joint stock company, labor union, Governmental Entity or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Prospectus” means the prospectus related to any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rule 415 under the Securities Act), as amended or supplemented by any amendment, pricing term sheet, Free Writing Prospectus or prospectus supplement, including post-effective amendments, and all materials incorporated by reference in such prospectus.

“Purchase Shares” has the meaning set forth in the TW NY APA; it being understood that Purchase Shares shall include all shares of Class A Common Stock delivered by the Issuer or TW NY pursuant to the TW NY APA, including, for the avoidance of doubt, to Adelphia or the Escrow Agent.

“Records” has the meaning set forth in Section 6.1(f).

“Registrable Securities” means each of the following: (a) the Purchase Shares and (b) any shares of Class A Common Stock or any other equity securities issued or issuable to the Stockholder or the Permitted Assignee in respect of any Purchase

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Shares by way of a conversion, exchange, replacement, stock dividend or stock split or other distribution in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, spin-off or otherwise and any shares of Class A Common Stock or voting common stock or other equity securities issuable upon conversion, exercise or exchange thereof. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (1) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (2) they shall have been Transferred to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act, (3) they shall have been otherwise transferred, and, in accordance with Section 3.1, new certificates (or other evidences of ownership) for them not bearing a legend restricting further transfer shall have been delivered, or (4) they shall have ceased to be outstanding.

“Registration” means each of the Initial Registration, the Demand Registration, each Additional Registration or the Final Registration.

“Registration Actions” has the meaning set forth in Section 6.3(b).

“Registration Expenses” has the meaning set forth in Section 6.5.

“Registration Statement” means a registration statement filed pursuant to the Securities Act, including the Initial Registration Statement, the Demand Registration Statement, each Additional Registration Statement and the Final Registration Statement, and any supplements or amendments thereto.

“Remainder Plan” has the meaning set forth in the TW NY APA.

“Restricted Distribution” has the meaning set forth in Section 8.14(b).

“Section 1145 Exemption” means the exemption contemplated by section 1145 of the Bankruptcy Code pursuant to which the distribution to the Adelphia Claimants of the then remaining Registrable Securities would not be subject to the registration requirements of the Securities Act.

“SEC/DOJ Settlement” has the meaning set forth in the TW NY APA.

“Securities Act” means the Securities Act of 1933.

“Stockholder” means Adelphia or the Permitted Assignee.

“Stockholder Counsel” means a firm of legal counsel designated by the Stockholder.

“Termination Event” means the consummation by Adelphia of a chapter 11 plan of reorganization pursuant to which at least 75% of the then remaining

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Registrable Securities (other than those then held in the Escrow Account) are distributed to the Adelphia Claimants pursuant to section 1145 of the Bankruptcy Code upon the consummation of such plan; provided that the Registrable Securities shall have been approved for listing on the NYSE or the Nasdaq Stock Market at or prior to two weeks after such consummation unless (i) the Issuer has not complied with Section 6.1(j) in all material respects or (ii) 90% of the then remaining Registrable Securities have been so distributed.

“Transfer” means, with respect to any Registrable Security, the offer for sale, sale, pledge, transfer or other disposition or encumbrance (or any transaction or device that is designed to or could be expected to result in the transfer or the disposition by any Person at any time in the future) of such Registrable Security, and shall include the entering into of any swap, hedge or other derivatives transaction or other transaction that transfers to another in whole or in part any rights, economic benefits or risks of ownership, including by way of settlement by delivery of such Registrable Security or other securities in cash or otherwise.

“TWE Holdings II Trust” means TWE Holdings II Trust, a Delaware statutory trust.

“TW NY” has the meaning set forth in the recitals to this Agreement.

“TW NY APA” has the meaning set forth in the recitals to this Agreement.

“TWX” means Time Warner Inc. (f/k/a AOL Time Warner Inc.), a Delaware corporation.

1.2          Capitalized Terms. Capitalized terms used herein and in the Schedules hereto and not otherwise defined shall have the respective meanings ascribed to them in the TW NY APA.

1.3          Successor Laws, Rules, Regulations and Forms. All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to the comparable successor thereto in effect at the time.

ARTICLE II

SALE OF REGISTRABLE SECURITIES; TRANSFER RESTRICTIONS

2.1          Sale of Registrable Securities.

(a)           General. The Stockholder hereby agrees to Transfer or cause the Transfer of Registrable Securities solely in accordance with and subject to the terms and conditions set forth in this Agreement.

(b)           Initial Sale. Subject to the Initial Registration Statement having been declared effective by the Commission:

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(i)            the Issuer and the Stockholder, together with the Managing Underwriters, shall jointly determine when the Initial Sale Commencement Date shall occur; it being understood that (A) such date shall be no later than such time as would be necessary to have the Initial Sale occur by the Initial Sale Deadline and (B) the Issuer and the Stockholder shall cooperate in good faith to ensure that such date shall be mutually beneficial to the Stockholder and the Issuer; and

(ii)           no later than three months after the date on which the Initial Registration Statement is declared effective by the Commission (the “Initial Sale Deadline”), the Stockholder shall, pursuant to the Initial Registration Statement, sell all of the Initial Registrable Securities pursuant to a single firm-commitment underwritten public offering (the “Initial Sale”); provided, however, that such three month period shall be extended for a period of time equal to the length of:  (A) any Blackout Period; plus (B) the number of days that elapse from (1) the date any written notice contemplated by Section 6.3(a) is given by the Issuer to (2) the date on which the Issuer delivers to the Stockholder the supplement or amendment contemplated by
Section 6.3(a) or the date on which a supplement or amendment contemplated by Section 6.3(a) is no longer necessary; plus (C) a period of time of up to three months to the extent that the Majority Managing Underwriters determine that the offering should be delayed due to market conditions; plus (D) a period of time of up to three months to the extent the Majority Managing Underwriters determine that any material event at the Issuer has occurred that would reasonably be expected to adversely affect the offering price of the Initial Registrable Securities in any material respect relative to what the offering price would be expected to be in the absence of such extension; plus (E) the period during which a stop order issued by the Commission is in effect; provided, further, that in addition to any extension described above, the Stockholder may delay the Initial Sale no more than once (unless such delay is immediately followed by an extension described in clause (A), (B), (C), (D) or (E) above, in which case the Stockholder may, pursuant to this proviso, delay the Initial Sale one additional time for each separate delay period or one or more of the extensions described in clauses (A), (B), (C), (D) or (E) above is in effect) and by up to seventy-two hours if (x) such delay would not require any additional sales efforts by the Issuer and (y) the Managing Underwriters unanimously agree that such delay will not adversely affect the offering or the Initial Sale. The parties acknowledge and agree that any extension or delay described above shall begin to run upon its occurrence  regardless of whether a prior extension is in effect.

2.2          Grant of Rights. The Issuer hereby grants registration rights to the Stockholder upon the terms and conditions set forth in this Agreement.

2.3          Transfer Restrictions. Except as expressly provided for in this Agreement and subject to any Lock-up Agreements, the Stockholder shall not, directly or indirectly, Transfer any Registrable Securities.

2.4          Rule 144 Sales. Following the completion of the Initial Sale and subject to any Lock-up Agreements, the Stockholder may effect a Transfer of any of the

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remaining Registrable Securities then held by the Stockholder pursuant to Rule 144 under the Securities Act.

2.5          Transfers to and from Escrow Agent. The Stockholder may Transfer Registrable Securities to and from the Escrow Agent pursuant to the Escrow Agreement.

2.6          Transfer under Section 1145 Exemption. Subject to any Lock-up Agreements, the Stockholder may effect a Transfer of Registrable Securities to the Adelphia Claimants pursuant to the Section 1145 Exemption.

2.7          Transfer pursuant to SEC/DOJ Settlement. The Stockholder may Transfer Registrable Securities to the United States pursuant to the SEC/DOJ Settlement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1          Certain Acknowledgments of the Stockholder. The Stockholder acknowledges that all Registrable Securities will be issued pursuant to an exemption from registration under the Securities Act and applicable state securities laws and agrees not to Transfer such Registrable Securities in any transaction which would be in violation of the Securities Act or applicable state securities law. The Stockholder acknowledges that the following legend will appear on the certificates for the Registrable Securities reflecting the foregoing restriction. The Issuer shall, at the request of the Stockholder, remove from each certificate evidencing Registrable Securities the following legend if the Registrable Securities are being Transferred pursuant to a Registration Statement or distributed to the Adelphia Claimants pursuant to the Section 1145 Exemption or if the Issuer is reasonably satisfied (based upon an opinion of counsel or other evidence) that the securities evidenced thereby may be publicly sold without registration under the Securities Act; provided, however, that the Issuer or Issuer’s counsel shall not be required to deliver an opinion of counsel to the effect that the securities evidenced thereby may be publicly sold without registration under the Securities Act unless Stockholder Counsel shall have delivered an opinion, upon which the Issuer and Issuer’s counsel are entitled to rely, to the effect that the securities evidenced thereby may be publicly sold without registration under the Securities Act.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, THE SECURITIES OR “BLUE SKY” LAWS OF ANY STATE OR ANY OTHER SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE ASSIGNED, EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER ALL APPLICABLE SECURITIES LAWS, OR (II) UPON THE FURNISHING TO TIME WARNER CABLE INC. BY THE

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HOLDER OF THIS CERTIFICATE OF AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY ACCEPTABLE TO TIME WARNER CABLE INC. THAT SUCH SECURITIES ARE NOT REQUIRED TO BE REGISTERED UNDER APPLICABLE SECURITIES LAWS.”

3.2          Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Issuer as follows:

(a)           Power, Binding Agreement. The Stockholder is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Stockholder has all requisite corporate power and authority to enter into this Agreement. The execution, delivery and performance by the Stockholder of this Agreement have been duly and validly authorized and no additional corporate, shareholder or similar authorization or consent is required in connection with the execution, delivery and performance by the Stockholder of this Agreement. This Agreement constitutes a valid and legally binding obligation of the Stockholder and (assuming due execution and delivery by the other parties hereto) is enforceable  in accordance with its terms except as the indemnification and contribution provisions contained in Article VII may be held to be unenforceable as against public policy.

(b)           No Conflicts.

(i)            The execution, delivery and performance by the Stockholder of this Agreement does not, and the consummation by the Stockholder of the transactions contemplated by this Agreement will not, (A) violate any provision of the charter, by-laws or other organizational document of the Stockholder, (B) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation) under, require a consent or waiver under, constitute a change in control under, or result in the imposition of any lien on the Stockholder’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or instrument to which the Stockholder is a party or by which it or any of its properties or assets may be bound, or (C) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or any of its properties or assets, except in the case of clauses (B) and (C) of this Section 3.2(b)(i) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or liens as would not, individually or in the aggregate, have a material adverse effect on the ability of the Stockholder to consummate the transactions contemplated by this Agreement or the effectiveness of any Registration Statement.

(ii)           No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any other Person is required by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated by this Agreement,

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other than the approval by the Bankruptcy Court (which approval has been obtained as of the date hereof) and, with respect to any Registration or Incidental Registration, the filings and other actions required by the Securities Act, the Exchange Act, the rules of any stock exchange or automated quotation system on which the Registrable Securities are to be listed, the rules of any self-regulatory organization and state securities or “blue sky” laws, and except for any such consents, approvals, licenses, permits, orders or authorization, registration, declaration, notices or filings as would not, individually or in the aggregate, have a material adverse effect on the ability of the Stockholder to consummate the transactions contemplated by this Agreement or the effectiveness of any Registration Statement.

3.3          Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Stockholder as follows:

(a)           Power, Binding Agreement. The Issuer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Issuer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Issuer of this Agreement have been duly and validly authorized and no additional corporate, shareholder or similar authorization or consent is required in connection with the execution, delivery and performance by the Issuer of this Agreement. This Agreement constitutes a valid and legally binding obligation of the Issuer, and (assuming due execution and delivery by the other parties hereto) is enforceable in accordance with its terms, except as the indemnification and contribution provisions contained in Article VII may be held to be unenforceable as against public policy and except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

(b)           No Conflicts.

(i)            The execution, delivery and performance by the Issuer of this Agreement does not, and the consummation by the Issuer of the transactions contemplated by this Agreement will not, (A) violate any provision of the charter, by-laws or other organizational document of the Issuer, (B) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation) under, require a consent or waiver under, constitute a change in control under, or result in the imposition of any lien on the Issuer’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or instrument to which the Issuer is a party or by which it or any of its properties or assets may be bound, or (C) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Issuer or any of its properties or assets, except in the case of clauses (B) and (C) of this
Section 3.3(b)(i) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or liens

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as would not, individually or in the aggregate, have a material adverse effect on the Issuer or on the ability of the Issuer to consummate the transactions contemplated by this Agreement or the effectiveness of any Registration Statement.

(ii)           No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any other Person is required by or with respect to the Issuer in connection with the execution, delivery and performance of this Agreement by the Issuer or the consummation by the Issuer of the transactions contemplated by this Agreement, other than, with respect to any Registration or Incidental Registration, filings and other actions required by the Securities Act, the Exchange Act, the rules of any stock exchange or automated quotation system on which the Registrable Securities are to be listed, the rules of any self-regulatory organization and state securities or “blue sky” laws, and except for any such consents, approvals, licenses, permits, orders or authorization, registration, declaration, notices or filings as would not, individually or in the aggregate, have a material adverse effect on the Issuer or on the ability of the Issuer to consummate the transactions contemplated by this Agreement or the effectiveness of any Registration Statement.

ARTICLE IV

INITIAL REGISTRATION AND SALE; DEMAND REGISTRATION;
AND FINAL REGISTRATION

4.1          Initial Registration.

(a)           Effective Initial Registration. Subject to Section 6.3, the Issuer shall use commercially reasonable efforts (it being understood that expenses incurred in connection with the preparation and filing of the Initial Registration Statement and the listing of the Initial Registrable Securities shall not be a factor in the measurement of such commercially reasonable efforts) to:

(i)            as promptly as reasonably practicable following the Closing, prepare and file a Registration Statement on Form S-1 or other appropriate form under the Securities Act (the “Initial Registration Statement”) covering the Initial Sale of the Initial Registrable Securities on a delayed basis pursuant to Rule 415 under the Securities Act (the “Initial Registration”); it being understood that such Initial Sale shall be effected solely by means of a single firm-commitment underwritten public offering;

(ii)           subject to extensions consented to by Adelphia (such consent not to be unreasonably withheld), cause the Initial Registration Statement to be declared effective by the Commission as promptly as reasonably practicable after such filing but not later than the later of (A) five months following the Closing and (B) January 31, 2007 (such later date, the “Initial Registration Deadline”); it being understood that the Issuer and the Stockholder shall cooperate in good faith to ensure that, subject to the Initial Registration Deadline, the Initial Registration Statement shall

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be declared effective at a time that is mutually beneficial to the Issuer and the Stockholder; and

(iii)          keep the Initial Registration Statement continuously effective until the date which is the earlier of (A) the time at which the Initial Registrable Securities required to be sold pursuant to this Agreement have been sold and (B) the Initial Sale Deadline (subject to extension pursuant to Section 2.1(b)(ii)).

(b)           Method of Disposition. The sale of Initial Registrable Securities pursuant to the Initial Registration Statement shall be made solely by means of a single firm-commitment underwritten public offering.

4.2          Demand Registration.

(a)           Request for Demand Registration. Subject to any Lock-up Agreements, at any time after the Initial Sale and prior to the effective date of the Remainder Plan, the Stockholder may make a single written request to the Issuer to register the Demand Sale of up to the number of Registrable Securities remaining after the completion of the Initial Sale stated in such request (the “Demand Registrable Securities”) on the appropriate form under the Securities Act (the “Demand Registration Statement”); provided however, that the Issuer shall not be obligated to effect the Demand Registration unless the reasonably expected net proceeds to the Stockholder from the Demand Sale of the Demand Registrable Securities are, as determined at the time of such request, in excess of $250 million (the “Demand Registration”).

(b)           Effective Demand Registration. Subject to Section 6.3, the Issuer shall use commercially reasonable efforts (it being understood that expenses incurred in connection with the preparation and filing of the Demand Registration Statement  and the listing of the Demand Registrable Securities shall not be a factor in the measurement of such commercially reasonable efforts) to:

(i)            prepare and file the Demand Registration Statement as promptly as reasonably practicable after the Issuer receives the request under Section 4.2(a);

(ii)           cause the Demand Registration Statement to be declared effective by the Commission as promptly as reasonably practicable after the Issuer receives such request under Section 4.2(a); and

(iii)          keep the Demand Registration Statement continuously effective until the earlier of (A) the completion of the Demand Sale and (B) three months after the date the Demand Registration Statement is declared effective by the Commission; provided, however, that such three month period shall be extended for a period of time equal to the length of: (1) any Blackout Period; plus (2) the number of days that elapse from (x) the date any written notice contemplated by Section 6.3(a) is given by the Issuer to (y) the date on which the Issuer delivers to the Stockholder the supplement or amendment contemplated by

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Section 6.3(a); plus (3) a period of time of up to three months to the extent that the Majority Managing Underwriters determine that the offering should be delayed due to market conditions; plus (4) a period of time of up to three months to the extent the Majority Managing Underwriters determine that any material event at the Issuer has occurred that would reasonably be expected to adversely affect the offering price of the Initial Registrable Securities relative to what the offering price would be expected to be in the absence of such extension; plus (5) the period during which a stop order issued by the Commission is in effect. The parties acknowledge and agree that any extension described above shall begin to run upon its occurrence regardless of whether a prior extension is in effect.

(c)           Method of Disposition. The sale of Demand Registrable Securities pursuant to the Demand Registration Statement shall be made solely by means of a single firm-commitment underwritten public offering.

(d)           Revocation of Demand Registration. During the term of this Agreement, the Stockholder may revoke the Demand Registration prior to the effective date of the Demand Registration Statement; provided that such revoked Demand Registration shall count as the Demand Registration for purposes of this Agreement unless the Stockholder has promptly reimbursed the Issuer for all Registration Expenses arising from, in connection with or relating to, such revoked Demand Registration; provided, further, that (i) the Stockholder may revoke the Demand Registration following the filing of the Demand Registration Statement only on one occasion during the term of this Agreement, and (ii) once the “road show” in respect of the Demand Sale pursuant to the Demand Registration has commenced, if the Stockholder revokes the Demand Registration, the Issuer shall not be obligated to resume such “road show” that has commenced or to attend or participate in any other “road show” in respect of the Demand Registration. Upon the revocation of the Demand Registration, the Issuer shall be permitted to withdraw the Demand Registration Statement and shall have no further obligation or other Liability pursuant to this Section 4.2 with respect to such Demand Registration.

(e)           Financial Information Requirement. Notwithstanding anything to the contrary in this Agreement, the Issuer shall not have any obligation to register the Demand Registrable Securities pursuant to this Section 4.2 if Adelphia fails to satisfy the Financial Information Requirement.

(f)            Reduction of Demand Registrable Securities. Notwithstanding the foregoing, if the Stockholder has requested a Demand Registration in accordance with Section 4.2(a), and the number of Demand Registrable Securities the Stockholder is permitted to include in the offering covered by such Demand Registration is reduced, pursuant to Section 6.9 and/or the Comcast Letter Agreement, to below 50% of the number of Demand Registrable Securities originally requested by the Stockholder because of the inclusion of shares of Class A Common Stock held by another stockholder of the Issuer, the Stockholder shall be entitled to make a request for another Demand Registration pursuant to this Section 4.2.

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4.3          Final Registration.

(a)           Effective Final Registration. Subject to any Lock-up Agreements, if at any time either (x) any party to this Agreement shall reasonably determine that the Section 1145 Exemption is not available to effect the distribution (coincident with the effective date of any Remainder Plan) of the then remaining Registrable Securities (the “Final Registrable Securities”), based on an order of the Bankruptcy Court, clear statements made by the staff of the Commission or the inability of  counsel to such party to deliver an opinion to the effect that the Section 1145 Exemption is available, and with the concurrence of the other parties hereto (which concurrence shall not be unreasonably withheld) (provided that as promptly as practicable following such determination, such party shall provide the other party with written notice of such determination together with a copy of such order or memorandum setting forth the communication with the staff of the Commission or such party’s counsel), or `) the Issuer shall deliver written notice to the Stockholder electing, in its sole discretion, to effect the distribution of the Final Registrable Securities to the Adelphia Claimants pursuant to the terms of this Section 4.3 and not in reliance on section 1145 of the Bankruptcy Code (provided that the Issuer may not make such election if such election would reasonably be expected to result in a material delay (including any delay pursuant to Section 6.3) relative to when such distribution would occur pursuant to a chapter 11 plan of reorganization resulting in a Termination Event or would otherwise adversely affect such distribution in any material respect) (each such notice pursuant to clause (x) or (y) above, a “Final Distribution Notice”), then, subject to Section 6.3, as promptly as reasonably practicable following delivery of the Final Distribution Notice, the Issuer shall use commercially reasonable efforts (it being understood that expenses incurred in connection with the preparation and filing of a registration statement and the listing of the Final Registrable Securities to be distributed pursuant to the Final Registration Statement shall not be a factor in the measurement of such commercially reasonable efforts) to:

(i)            prepare and file as promptly as reasonably possible following delivery of the Final Distribution Notice no more than one Registration Statement on the appropriate form under the Securities Act (the “Final Registration Statement”) effecting registration (the “Final Registration”) of such transactions involving Final Registrable Securities as are required by the Commission to be registered so that such Final Registrable Securities, when issued to the Adelphia Claimants in such transactions, will be freely tradable by such Adelphia Claimants and not subject to any resale restrictions, except to the extent that any such Adelphia Claimant is an Affiliate of the Issuer or an underwriter (as defined in section 1145(b) of the Bankruptcy Code);

(ii)           cause the Final Registration Statement to be declared effective by the Commission as promptly as reasonably practicable after delivery of a Final Distribution Notice; and

(iii)          keep the Final Registration Statement continuously effective until the time at which the Final Distribution has been completed and the Class A Common Stock distributed thereby is freely tradable in the hands of the distributees,

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except to the extent that any such distributee is an Affiliate of the Issuer or an underwriter (as defined in section 1145(b) of the Bankruptcy Code); provided, however, that in no event shall the Issuer be required to keep the Final Registration Statement effective for more than a six month period following the date on which the relevant chapter 11 plan of reorganization of Adelphia and/or any of its Affiliates becomes effective.

(b)           Additional Registration. Notwithstanding the foregoing:

(i)            If the Issuer makes the election contemplated by Section 4.3(a)(y) and the Stockholder makes a written request, the Issuer shall file one additional Registration Statement to enable the Stockholder to distribute any remaining Registrable Securities to the Adelphia Claimants, to the extent required by the Commission so that such Registrable Securities, when issued to the Adelphia Claimants in such distribution, will be freely tradable by such Adelphia Claimants and not subject to any resale restrictions, except to the extent that any such Adelphia Claimant is an Affiliate of the Issuer or an underwriter (as defined in section 1145(b) of the Bankruptcy Code). Any such registration pursuant to this Section 4.3(b)(i) shall be subject to Section 6.3 and shall otherwise be governed by clauses (i) through (iii) of Section 4.3(a) above, except that the words “delivery of the Final Distribution Notice” in Section 4.3(a)(i) and (ii) shall be replaced with the words “delivery of the notice under Section 4.3(b)(i).”

(ii)           If an Additional Registration Event occurs and the Stockholder makes a written request, the Issuer shall file one additional Registration Statement to register the public offering by the Stockholder of the then remaining Registrable Securities for cash in transactions not involving an underwriter or other intermediary (but not any resale transactions by the recipients of such Registrable Securities). Any such registration pursuant to this Section 4.3(b)(ii) shall be subject to Section 6.3 and shall otherwise be governed by clauses (i) through (iii) of Section 4.3(a) above, except that (x) the words “delivery of the Final Distribution Notice” in Section 4.3(a)(i) and (ii) shall be replaced with the words “delivery of the notice under Section 4.3(b)(ii)”, and (y) the Issuer shall not be required to keep effective the Registration Statement filed pursuant to this Section 4.3(b)(ii) for more than one month after the date of its effectiveness.

(c)           Method of Disposition. The Final Registration Statement shall be used solely to effect (i) a distribution by the Stockholder of all Final Registrable Securities to the Adelphia Claimants pursuant to a chapter 11 plan of reorganization confirmed by the Bankruptcy Court and (ii) to the extent required by the Commission so that the Final Registrable Securities, when issued to the Adelphia Claimants in such transactions, will be freely tradable by such Adelphia Claimants and not subject to any resale restrictions (except to the extent that any such Adelphia Claimant is an Affiliate of the Issuer or an underwriter (as defined in section 1145(b) of the Bankruptcy Code)), the resale of the Registrable Securities (such distribution described in clauses (i) and (ii), the “Final Distribution”).

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(d)           Restrictions on Solicitation of Votes. The Stockholder and the Issuer shall reasonably consult with each other no less than 60 days prior to the making of any solicitation of votes of the Adelphia Claimants with respect to a Final Distribution and shall use commercially reasonable efforts to determine, based on clear statements made by the staff of the Commission, a final order of the Bankruptcy Court or an opinion of counsel, whether the Section 1145 Exemption is available. The Stockholder, the Issuer and their respective Affiliates shall not make and shall not cause to be made any solicitation of a vote of Adelphia Claimants with respect to the Final Distribution unless either (i) the Final Registration Statement covering such Final Distribution and the related solicitation of the votes of Adelphia Claimants is effective (or, to the extent permitted by securities laws and regulations, filed) at the time of such solicitation, or (ii) the Stockholder and the Issuer have reasonably determined, based on clear statements made by the staff of the Commission, a final order of the Bankruptcy Court or an opinion of counsel to the effect that the Section 1145 Exemption is available.

4.4           Underwriting. The Initial Sale and the Demand Sale shall each be in the form of a single firm-commitment underwritten public offering, and the Managing Underwriters and Co-Managers for the Initial Sale and the Demand Sale shall be selected in accordance with Section 6.8.

4.5           Termination Event. Notwithstanding anything in this Agreement to the contrary, if at any time a Termination Event shall occur, the Issuer and the Stockholder shall have no further obligation or any other Liability under this Agreement (except for any Liability arising prior to such date) and the Issuer may immediately withdraw or terminate any Registration Statement, whether or not effective as of such time.

ARTICLE V

INCIDENTAL OR “PIGGY-BACK” REGISTRATION

5.1          Issuer Incidental Registration. At any time after the Closing, in connection with either the Initial Registration or, if applicable, the Demand Registration (but not in connection with the Final Registration), the Issuer shall have the right, subject to the limitations set forth in Section 6.9, to register Issuer Securities or securities for the account of any stockholder of the Issuer other than the Stockholder; provided, however, that (i) the Issuer shall not include any securities for the account of another Person (other than pursuant to the Comcast Registration Rights Agreement) if inclusion of such securities will adversely affect the relevant Disposition in any material respect (it being understood that any potential or actual reductions pursuant to Section 6.9 shall not be considered in the determination of any such adverse effect), and (ii) the Issuer shall not include any securities of the Issuer for the account of any Person other than the Stockholder unless such Person accepts the terms of the underwritten offering as agreed upon between the Managing Underwriters and the Stockholder.

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5.2          Stockholder Incidental Registration.

(a)           At any time after the completion of the Initial Sale, subject to any Lock-up Agreements, if the Issuer proposes to file a Registration Statement with respect to an offering of securities (other than debt securities, or non-participating preferred equity securities, which are not exchangeable for or convertible into or otherwise linked to the common equity of the Issuer) by the Issuer for its own account or for the account of any stockholder of the Issuer other than the Stockholder (other than (i) a registration statement on Form S-4 or S-8 or (ii) a registration statement relating to the issuance of securities as consideration in any acquisition by the Issuer), then the Issuer shall give written notice (a “Filing Notice”) of such proposed filing to the Stockholder at least five Business Days before the anticipated filing date, which notice shall describe the proposed registration and distribution and offer the Stockholder the opportunity to register the number of Registrable Securities as the Stockholder requests (an “Incidental Registration”).

(b)           If the Stockholder has made a written request to the Issuer to participate in the Incidental Registration within five Business Days after receipt of the Filing Notice, the Issuer shall permit the Stockholder to include up to all of its Registrable Securities (subject to the limitations set forth in Section 6.9) in such offering on the same terms and conditions as the securities of the Issuer or for the account of such other stockholder, as the case may be, included therein. In connection with any Incidental Registration under this Section 5.2 involving an underwritten offering, the Issuer shall not be required to include any Registrable Securities in such underwritten offering unless the Stockholder accepts the terms of the underwritten offering as agreed upon by the Issuer and such other stockholders, if any.

ARTICLE VI

REGISTRATION PROCEDURES

6.1          Obligations of the Issuer. In connection with any Registration pursuant to Article IV or Incidental Registration in which the Stockholder is including Registrable Securities pursuant to Article V:

(a)           the Issuer shall (i) before filing a Registration Statement, Prospectus, Free Writing Prospectus or any amendments or supplements thereto, provide Stockholder Counsel and any other Inspector with a reasonable opportunity to review and comment on such Registration Statement, each Prospectus included therein and each Free Writing Prospectus (and each amendment or supplement thereto) to be filed with the Commission, subject to such documents being under the Issuer’s control and (ii) notify the Stockholder, Stockholder Counsel, and each other party participating in such distribution of Registrable Securities of any stop order issued or threatened by the Commission and use commercially reasonable action required to prevent the entry of such stop order or to remove it if entered;

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(b)           the Issuer shall, as promptly as practicable, prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus as may be necessary to keep such Registration Statement effective as required by Article IV of this Agreement and as required to remove, or prevent the issuance of, any stop order issued or threatened by the Commission;

(c)           the Issuer shall furnish to the Stockholder, prior to filing a Registration Statement, at least one conformed copy of such Registration Statement as is proposed to be filed, and thereafter shall promptly furnish such number of conformed copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), and the Prospectus included therein (including each preliminary Prospectus and any Prospectus filed under Rule 424 under the Securities Act) as the Stockholder may reasonably request in order to facilitate the disposition of the Registrable Securities; in addition, the Issuer shall promptly after receipt furnish to the Stockholder copies of the portions of any and all transmittal letters and any other correspondence (including comment letters) with the Commission or any other Governmental Entity in respect of such Registration Statement or amendment or supplement thereto and that relate to the sections entitled “Plan of Distribution” or “Selling Stockholder” or other sections containing information provided by the Stockholder pursuant to Section 6.2, and the Stockholder shall have the right to request that, subject to the terms of this Agreement, the Issuer modify any such information contained in such Registration Statement or amendment and supplement thereto pertaining to the Stockholder in such sections, and the Issuer shall use commercially reasonable efforts to comply with such request (provided, however, that the Issuer shall not have any obligation to modify any information if the Issuer reasonably expects that so doing would cause the Registration Statement to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading);

(d)           the Issuer shall use commercially reasonable efforts (i) to register or qualify all Registrable Securities and other securities covered by the Registration Statement under such other securities or “blue sky” laws of such States of the United States of America where an exemption is not available and as the Stockholder shall reasonably request, (ii) to keep such registration or qualification in effect during the period during which the Registration Statement is required to be effective pursuant to this Agreement, (iii) to obtain the withdrawal of any order or other determination suspending such registration or qualification during the period during which the Registration Statement is required to be effective pursuant to this Agreement and (iv) to take any other action which may be reasonably necessary or advisable to enable the Stockholder to consummate the Disposition of the relevant Registrable Securities in such jurisdictions, except that the Issuer shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iv) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;

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(e)           the Issuer shall enter into and perform customary agreements (including underwriting and indemnification and contribution agreements in customary form with the Managing Underwriters, Co-Managers or other Counterparty and reasonably acceptable to the Counterparty) and take such other commercially reasonable actions as are required in order to expedite or facilitate each Disposition (other than the Final Distribution or an Additional Disposition) and shall provide all reasonable cooperation, including causing appropriate officers to attend and participate in “road shows,” including other information meetings organized by the Counterparty, customary for similar dispositions; provided, however, that the Issuer and such officers shall not be obligated to attend or participate in more than one “road show” in connection with each such Disposition, unless such “road show” has been interrupted pursuant to Section 6.3, in which case such officers shall continue to be obligated to attend or participate in one more “road show”;

(f)            the Issuer shall make available at reasonable times for inspection by the Stockholder, the Counterparties participating in any Disposition (other than the Final Distribution or an Additional Disposition), Stockholder Counsel and any attorney, accountant or other agent retained by any Counterparty (each, an “Inspector” and collectively, the “Inspectors”), all financial and other records, corporate documents of the Issuer and its Subsidiaries (collectively, the “Records”) as are reasonably necessary to enable them to exercise their due diligence responsibilities, and cause the Issuer’s and its Subsidiaries’ officers, directors and employees, and the independent public accountants of the Issuer, to discuss the business and affairs of the Issuer and its Subsidiaries, to supply promptly all information reasonably requested by any such Inspector in connection with such Registration Statement and to otherwise reasonably cooperate in the due diligence process of the Inspectors; provided, however, that the Issuer shall be under no obligation to provide any information to the Stockholder, such Counterparties, Stockholder Counsel or any Inspector, and no such party shall have access to any information that (x) consists of the Tax Returns (as defined in the TW NY APA) of the Issuer or (y) based on advice of the Issuer’s counsel, would (i) reasonably be expected to create any Liability under applicable law, or waive any material legal privilege (provided that in such latter event the Issuer shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege), (ii) result in the disclosure of any trade secrets of third parties; or (iii) violate any obligation of the Issuer with respect to confidentiality (provided that, with respect to clause (iii), to the extent specifically requested by the Stockholder, the Issuer has in good faith sought to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality);

(g)           in preparation for any Disposition (other than the Final Distribution or an Additional Disposition), the Issuer shall use commercially reasonable efforts to obtain “cold comfort” letters addressed to the Issuer and the Counterparties and dated the effective date of the Registration Statement and the date of the closing under the agreement relating to such Disposition from the Issuer’s independent public accountants, relating to the Issuer’s financial information, in customary form and covering such matters of the type customarily covered by “cold comfort” letters delivered in a firm-commitment underwritten public offering;

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(h)           the Issuer shall use commercially reasonable efforts to furnish, at the request of the Stockholder, on the date such Registrable Securities are delivered to the Counterparties for sale pursuant to such Registration Statement (other than the Final Registration Statement or an Additional Registration Statement), a signed opinion, dated such date, of counsel representing the Issuer for the purposes of such Disposition (other than the Final Distribution or an Additional Disposition), addressed to the Counterparties, covering such legal matters with respect to such Disposition in respect of which such opinion is being given as the Counterparties and the Stockholder may reasonably request and are customarily included in such opinions relating to transactions similar to such Disposition;

(i)            the Issuer shall comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but no later than fifteen months after the effective date of the Registration Statement, an earnings statement covering a period of twelve months beginning after the effective date of the Registration Statement, in a manner that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(j)            with respect to any Disposition or a distribution of Registrable Securities to the Adelphia Claimants pursuant to the Section 1145 Exemption, the Issuer shall use commercially reasonable efforts to cause all Purchase Shares to be listed on the NYSE and to thereafter comply with all applicable rules of the NYSE, at or prior to the time of the relevant Disposition or completion of the distribution pursuant to the Section 1145 Exemption, as the case may be, so as to permit the continued listing of such securities on the NYSE, and if such listing on the NYSE has not been effected within a reasonable period of time following the first Disposition under this Agreement or completion of the distribution pursuant to the Section 1145 Exemption, as the case may be, the Issuer shall use commercially reasonable efforts to cause all Purchase Shares to be listed on the Nasdaq Stock Market and thereafter shall use commercially reasonable efforts to comply with all applicable rules of the Nasdaq Stock Market so as to permit the continued listing of such securities on the Nasdaq Stock Market;

(k)           the Issuer shall use commercially reasonable efforts to cause all Registrable Securities covered by the Registration Statement to be registered with or approved by such Governmental Entities as may be necessary in the written opinion of counsel to the Issuer or Stockholder Counsel to enable the Stockholder to consummate the Disposition of such Registrable Securities within the United States of America;

(l)            the Issuer shall timely keep Stockholder Counsel advised as to the initiation and progress of any Registration or Incidental Registration;

(m)          the Issuer shall cooperate with the Stockholder and each underwriter participating in the Disposition (other than the Final Distribution or an Additional Disposition) of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;

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(n)           during the time when a Prospectus is required to be delivered under the Securities Act, the Issuer shall promptly give notice to the Stockholder (i) of the receipt by the Issuer of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threat in writing of any proceeding for such purpose, (ii) of the occurrence of any of the events described in Section 6.3(b) that results in the Issuer delaying or not taking a Registration Action; and (iii) of the determination by the Issuer that a post-effective amendment to a Registration Statement will be filed with the Commission; and

(o)           the Issuer shall use commercially reasonable efforts to promptly take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby.

6.2          Obligations of the Stockholder.

(a)           In connection with any Disposition, the Stockholder shall (i) promptly furnish to the Issuer in writing such information with respect to the Stockholder and the Disposition as the Issuer may reasonably request or as may be required by law for use in connection with any related Registration Statement or Prospectus and all information required to be disclosed in order to make the information previously furnished to the Issuer by the Stockholder not materially misleading or necessary to cause such Registration Statement not to omit a material fact with respect to the Stockholder necessary in order to make the statements therein not misleading and (ii) provide the Issuer with the Adelphia Financial Information for use in the preparation of any Registration Statement in a timely manner so as to enable the Issuer to comply with its obligations under Article IV and Sections 6.1 and 6.3 of this Agreement.

(b)           The Stockholder shall comply with the Securities Act and the Exchange Act and all applicable state securities laws and comply with all applicable regulations in connection with the registration and the Disposition of the Registrable Securities.

(c)           The Stockholder shall enter into and perform customary agreements (including underwriting and indemnification and contribution agreements in customary form with the Managing Underwriters or any other Counterparty and reasonably acceptable to the Counterparty) and take such other commercially reasonable actions as are required in order to expedite or facilitate the Disposition and shall provide all reasonable cooperation customary for similar dispositions.

(d)           In connection with any Disposition, the Stockholder and its Affiliates shall not use any Free Writing Prospectus without the prior written consent of the Issuer.

(e)           In connection with any Disposition, the Stockholder shall use commercially reasonable efforts to assist the Issuer in responding to portions of any and all transmittal letters and any other correspondence (including comment letters) from

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the Commission or any other Governmental Entity in respect of any Registration Statement or amendment or supplement thereto to the extent that such portions pertain to the Stockholder, the Adelphia Financial Information or the information the Stockholder has provided pursuant to Section 6.2; it being understood that most relevant information is likely to be in the possession of the Issuer or Comcast.

(f)            In preparation for any Disposition (other than the Final Distribution or an Additional Disposition), the Stockholder and Adelphia shall use commercially reasonable efforts to obtain “cold comfort” letters addressed to the Issuer and the Counterparties and dated the effective date of the Registration Statement and the date of the closing under the agreement relating to such Disposition from Adelphia’s independent public accountants with respect to the Adelphia Financial Information in customary form and covering such matters of the type customarily covered by “cold comfort” letters delivered in a firm-commitment underwritten public offering.

(g)           In connection with the registration process with respect to each Disposition, the Stockholder and Adelphia shall:

(i)            use commercially reasonable efforts to cause the independent auditor of Adelphia to provide any consents with respect to the Adelphia Financial Information that are required for offerings registered under the Securities Act; and

(ii)           use commercially reasonable efforts to cause the independent auditor of Adelphia to cooperate in each Disposition, including by participating in meetings, drafting sessions and due diligence sessions and cooperating with the Issuer in good faith to respond to any comments from the Commission or any other Governmental Entity with respect to the Adelphia Financial Information.

6.3          Notice to Discontinue; Blackout Periods.

(a)           The Issuer shall promptly notify the Stockholder (i) upon discovery that, or upon the happening of any event as a result of which, the Prospectus or the Registration Statement includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or of the occurrence of any event specified in Section 6.3(b) that results in the Issuer delaying or not taking a Registration Action, (ii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or (iii) of any written request by the Commission for (A) amendments to the Registration Statement or any document incorporated or deemed to be incorporated by reference in the Registration Statement, (B) supplements or amendments to the Prospectus or (C) additional information. Immediately following any such event (x) upon the request of the Issuer, the Stockholder shall suspend the use of the Prospectus and shall not sell or distribute any Registrable Securities pursuant to the Registration Statement until the Stockholder has received copies of the supplemented or amended Prospectus or until it is advised by the Issuer that the Prospectus may be used, and (y) the Issuer shall use commercially

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reasonable efforts to, as promptly as practicable or in the case of an event specified in Section 6.3(b), by the end of the Blackout Period (as defined below), if necessary, prepare and file a post-effective amendment to the Registration Statement or a supplement or amendment to the related Prospectus or any document that would be incorporated by reference into the Registration Statement and Prospectus so that the Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and such Prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and promptly thereafter deliver to the Stockholder a reasonable number of copies of the supplement or amendment of such Prospectus complying with the foregoing, and, in the case of a post-effective amendment to a Registration Statement, use commercially reasonable efforts to cause it to be declared effective as promptly as is reasonably practicable.

(b)           The Issuer shall not be required to file any Registration Statement pursuant to this Agreement, file any amendment thereto, furnish any supplement or amendment to a Prospectus included in a Registration Statement, make any other filing with the Commission, cause any Registration Statement or other filing with the Commission to become effective, or take any similar action (collectively, “Registration Actions”) and may withdraw any Registration Statement or other filing with the Commission, and any and all sales of Registrable Securities by a holder thereof pursuant to a Registration Statement shall be suspended for a period of time (each such period, a “Blackout Period”) for so long as, in the good faith judgment of the Issuer (as evidenced by a certificate of an officer of the Issuer), such Registration Action would (i) materially interfere with business activities or plans of the Issuer, (ii) adversely affect the Issuer or the Issuer’s trading markets, (iii) require the disclosure of material non-public information which disclosure would be detrimental to the Issuer, (iv) require the inclusion of financial statements of the Issuer or any business acquired by the Issuer that are not then available or (v) be prohibited by the Comcast Letter Agreement for the periods set forth therein. Upon the occurrence of any condition described in clause (i), (ii), (iii), (iv) or (v) of the first sentence of this
Section 6.3(b), the Issuer shall give prompt notice thereof to the Stockholder if it intends to delay any of the Registration Actions and/or suspend sales of Registrable Securities. Upon the termination of the condition described in clause (i), (ii), (iii), (iv) or (v) of the first sentence of this Section 6.3(b), the Issuer shall give prompt notice to the Stockholder and shall promptly proceed with the Registration Actions and make any other filing with the Commission required of it or terminate any suspension of sales or distribution it has put into effect and shall take such other commercially reasonable actions to permit the Disposition of Registrable Securities as contemplated by this Agreement.

(c)           In the event that the Issuer declares a Blackout Period pursuant to Section 6.3(b) with respect to the Demand Registration, the Stockholder shall have the right to revoke such Demand Registration without such request counting as a revocation of a Demand Registration for purposes of Section 4.2(d)

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and without any liability for Registration Expenses arising from, in connection with or relating to, such revoked Demand Registration.

6.4          Reports and Materials to be Filed under the Securities Act and the Exchange Act. The Issuer shall timely file the reports and materials required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder (including but not limited to the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c) of Rule 144) and, following the completion of the Initial Sale, shall take all commercially reasonable actions as the Stockholder or any broker or dealer facilitating a sale of Registrable Securities may reasonably request to enable the Stockholder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rules or regulations hereafter adopted by the Commission. Upon the request of the Stockholder, the Issuer shall deliver to the Stockholder a written statement as to whether it has complied with such requirements.

6.5          Registration Expenses. The Issuer shall pay all Registration Expenses (as defined below) arising from or incident to the Initial Registration; provided, however, that the Stockholder shall bear the expense of any broker’s commission or underwriter’s discount, fee or commission relating to the Initial Registrable Securities included in the Initial Registration and the Initial Sale and the fees, disbursements and expenses of the Stockholder’s counsel and accountants (except to the extent such accountants’ expenses are contemplated to be paid by the Issuer pursuant to the TW NY APA). The Stockholder shall pay all Registration Expenses arising from or incident to the Demand Registration, the Final Registration, each Additional Registration, the Demand Sale, the Final Distribution and each Additional Disposition, including the expense of any broker’s commission or underwriter’s discount, fee or commission relating to such Registration and Disposition, provided, however, that the Issuer shall bear the portion of the Registration Expenses that is equal to the incremental amount incurred as a result of the participation of the Issuer or any Person other than the Stockholder in a Demand Sale, Final Distribution or Additional Disposition. In connection with any Incidental Registration, the Stockholder shall bear the portion of the Registration Expenses that is equal to the incremental amount incurred as a result of the Stockholder’s participation in the Incidental Registration. The Issuer shall pay all fees and expenses payable in connection with the listing of the securities on any securities exchange. “Registration Expenses” means all expenses arising from or incident to any Registration or Incidental Registration, including any and all expenses incident to performance of or compliance with any registration or marketing of securities pursuant to this Agreement, including: (a) the fees, disbursements and expenses of Issuer’s counsel and accountants in connection with this Agreement and the performance of the Issuer’s counsel and accountants in connection with this Agreement and the performance of the Issuer’s obligations hereunder; (b) all expenses, including filing fees, in connection with the preparation, printing and filing of any Registration Statement, any Prospectus or preliminary Prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers;

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(c) the cost of printing or producing any agreements among underwriters, underwriting agreements, and blue sky or legal investment memoranda, any selling agreements and any other documents in connection with the offering, sale, distribution or delivery of the securities to be disposed of; (d) all expenses in connection with the qualification of the securities to be disposed of for offering and sale or distribution under state securities laws, including the fees and disbursements of counsel for the underwriters in connection with such qualification and in connection with any blue sky and legal investment surveys; (e) the filing fees incident to securing any required review by the NASD of the terms of the sale or distribution of the securities to be disposed of; (f) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering; (g) all security engraving and security printing expenses; (h) any other fees and disbursements of underwriters customarily paid by the issuers of securities; and (i) the costs and expenses of the Issuer relating to analyst or investor presentations or any “road show” undertaken in connection with the registration and/or marketing of any Registrable Securities. Without limiting the generality of the foregoing, in no event shall the Issuer or any of its Affiliates bear any Registration Expenses of or relating to resales of Class A Common Stock by Adelphia Claimants in the Final Distribution or any Additional Distribution.

6.6          Confidentiality. Any Records provided in connection with Section 6.1(f) that the Issuer determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be publicly disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Issuer if the Issuer shall so request) unless (a) the disclosure of such Records is necessary, in the Issuer’s reasonable judgment, to avoid or correct a misstatement or omission in the Registration Statement, (b) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (c) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Issuer or has been made generally available to the public or otherwise becomes available on a non-confidential basis. The Stockholder agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give prompt notice to the Issuer and allow the Issuer, at the Issuer’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

6.7          Lock-Up Agreements.

(a)           If requested in writing by any Managing Underwriter in connection with the Initial Registration, Demand Registration or any Incidental Registration, each of the Stockholder and the Issuer shall execute and deliver agreements (“Lock-up Agreements”) containing such customary restrictions on its ability to Transfer Registrable Securities as such Managing Underwriter may reasonably request; provided that such restrictions shall be the same for all parties to this Agreement (except that, with respect to the Final Distribution or any distribution under section 1145 of the Bankruptcy Code, if agreed to by the Managing Underwriters, the restriction on the Stockholder may be shorter than that applicable to the Issuer) and shall not have a duration in excess of the shortest period required by the Managing Underwriters and in any event not more than

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180 days after the completion of such offering. Any Lock-up Agreements shall not prohibit the filing of the Final Registration Statement (and the Registration Actions related thereto) or the solicitation of votes of the Adelphia Claimants with respect to the approval of the Final Distribution. Any Lock-up Agreements executed by the Stockholder shall contain provisions naming the Issuer as intended third-party beneficiaries thereof and requiring the prior written consent of the Issuer for any amendments thereto or waivers thereof. Any Lock-up Agreements executed by the Issuer shall contain provisions naming the Stockholder as intended third-party beneficiaries thereof and requiring the prior written consent of the Stockholder for any amendments thereto or waivers thereof.

(b)           The Issuer shall use best efforts to cause all of its executive officers and directors to execute lock-up agreements that contain restrictions that are no less restrictive than the restrictions contained in the Lock-up Agreements executed by the Issuer. The terms of any underwriting agreement entered into under this Agreement shall provide that the Managing Underwriters will not waive the lock-up provisions applicable to any 5% or greater stockholder of the Issuer (other than Comcast or TWE Holdings II Trust) without granting a similar waiver to the Stockholder. In addition, such underwriting agreement shall also provide that to the extent any other stockholder (other than Comcast or TWE Holdings II Trust) has shares being sold in the same registration as the Stockholder, such stockholder shall be subject to a lock-up agreement containing restrictions at least as restrictive as those imposed on the Stockholder.

6.8          Selection of Underwriters. In connection with the Initial Registration and the Demand Registration, the Issuer and the Stockholder shall select, in the aggregate, three nationally-recognized investment banking firms as the Managing Underwriters and such number of (x) additional Managing Underwriters and (y) nationally-recognized investment banking firms as co-lead managers (or the equivalent) (the “Co-Managers”), in each case, as determined by the Issuer in its discretion, and in accordance with the following:

(a)           the Issuer shall have the right to select two of the three Managing Underwriters, the identity of which shall be subject to the consent of the Stockholder, such consent not to be unreasonably withheld;

(b)           the Stockholder shall have the right to select one of the three Managing Underwriters, the identity of which shall be subject to the consent of the Issuer, such consent not to be unreasonably withheld;

(c)           if the Issuer elects to have additional Managing Underwriters, each of the Issuer and the Stockholder shall have the right to select the same number of such additional Managing Underwriters (in each case, subject to the consent of the other party, such consent not to be unreasonably withheld);

(d)           each of the Issuer and the Stockholder shall have the right to select the same number of Co-Managers (in each case, subject to the consent of the

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other party with respect to the identity of such Co-Managers, such consent not to be unreasonably withheld); and

(e)           the Issuer shall have the right, in its sole discretion, to designate the global coordinator(s) and the stabilization agent.

Notwithstanding the foregoing, in the event that Comcast exercises its right to select one co-lead manager (or the equivalent) with respect to the offering pursuant to Section 6.9 of the Comcast Registration Rights Agreement, any co-lead manager (or the equivalent) selected by Comcast shall serve as a Co-Manager in connection with such offering but shall be in addition to any of the Managing Underwriters, additional Managing Underwriters or Co-Managers described above.

6.9          Priority. In any public offering of equity securities of the Issuer (including pursuant to Article IV or Article V), if any Managing Underwriter determines in good faith that the registration of all or part of such securities requested to be included would have a material and adverse effect on the success of such offering, then the securities to be included in such offering shall be reduced by the Managing Underwriter as follows:

(a)           with respect to any Registration,

(i)            first, from any Issuer Securities or other securities (other than debt securities, or non-participating preferred equity securities, not exchangeable for or convertible into or otherwise linked to the common equity of the Issuer) for the account of the Issuer and any Person other than the Stockholder proposed to be included in such offering, until such Issuer Securities have, if necessary, been reduced to zero; and

(ii)           second, subject to clause (c) below, from any Registrable Securities held by the Stockholder;

(b)           with respect to any other public offering,

(i)            first, from any Registrable Securities held by the Stockholder to be included in such offering, until such Registrable Securities have, if necessary, been reduced to zero; and

(ii)           second, from any Issuer Securities or other securities (other than debt securities, or non-participating preferred equity securities, not exchangeable for or convertible into or otherwise linked to the common equity of the Issuer) for the account of the Issuer and any stockholder of the Issuer other than the Stockholder proposed to be included in such offering.

Notwithstanding the foregoing, no reduction pursuant to this Section 6.9 shall be made in the number of Initial Registrable Securities required to be included in the Initial Registration or the Initial Sale pursuant to Sections 2.1 and 4.1 unless one or more holders of Issuer Securities other than the Stockholder and the Issuer are participating in the Initial Registration or the Initial Sale, in which case such reduction shall be made pro

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rata (unless the stockholders participating in the offering agree otherwise, subject to the proviso below) as to all securities (other than debt securities, or non-participating preferred equity securities, not exchangeable for or convertible into or otherwise linked to the common equity of the Issuer) proposed to be included in such offering; provided, however, that in all events, following any such reductions, such offering shall include a number of shares of Class A Common Stock equal to or greater than the Initial Number of Shares. If the number of shares of Class A Common Stock sold by the Stockholder and the other selling stockholders in such offering equals or exceeds the Initial Number of Shares, the Stockholder shall be deemed to have satisfied its obligations under
Section 2.1(b)(ii).

6.10        Pricing. The offering price of the Registrable Securities and the gross spread in a Disposition (other than the Final Distribution or an Additional Disposition) shall be determined by the Stockholder, following consultation with the Issuer and in accordance with the recommendations of the Managing Underwriters and, in the case of the Initial Sale, as necessary to effectuate such Disposition.

ARTICLE VII

INDEMNIFICATION

7.1          Indemnification by the Issuer. The Issuer agrees to indemnify and hold harmless the Stockholder, its partners, directors, officers, trustees, other Affiliates, agents and representatives and each Person who controls (within the meaning of Section 15 of the Securities Act) the Stockholder from and against any and all losses, claims, damages, liabilities and expenses, or any action or proceeding in respect thereof (including reasonable costs of investigation and reasonable attorneys’ fees and expenses) (each, a “Liability” and collectively, “Liabilities”) arising out of or based upon (a) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, the Registration Statement, the Prospectus or in any amendment or supplement thereto; and (b) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the Prospectus or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Issuer shall not be liable (i) in any such case to the extent that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Disclosure Package, Registration Statement, Prospectus or preliminary prospectus or amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Issuer by or on behalf of the Stockholder (including the information provided pursuant to Section 6.2), specifically for inclusion therein or, in the case of information provided pursuant to Section 6.2(a)(ii), for use in the preparation thereof; and (ii) for any Liability if (A) the Issuer has notified the Stockholder to suspend use of the Prospectus pursuant to Section 6.3(a) or (b); (B) the Stockholder continues to use the relevant Prospectus notwithstanding such notice; and (C) such Liability arises from or is based upon an untrue statement or alleged untrue statement of any material fact or

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omission to state a material fact that was cured in the supplemented or amended Prospectus contemplated by Section 6.3(a) or (b).

7.2          Indemnification by the Stockholder. In connection with any offering (including any Disposition) in which the Stockholder is participating pursuant to Article IV or Article V, the Stockholder agrees to indemnify and hold harmless the Issuer, any underwriter retained by the Issuer, their respective directors, officers, other Affiliates and each Person who controls the Issuer or such underwriter (within the meaning of Section 15 of the Securities Act) from and against any and all Liabilities arising out of or based upon (a) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, the Registration Statement, the Prospectus or in any amendment or supplement thereto; and (b) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the Prospectus or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading to the extent such Liabilities arise out of or are based upon written information furnished by the Stockholder or on the Stockholder’s behalf specifically for inclusion in or, in the case of information provided pursuant to Section 6.2(a)(ii), for use in the preparation of, the Disclosure Package, the Registration Statement, the Prospectus or any amendment or supplement thereto relating to the Registrable Securities as provided in Section 6.2; provided, however, that the liability of the Indemnifying Party under this Section 7.2 shall be limited to the amount of net proceeds received by the Stockholder in the transaction giving rise to such Liability.

7.3          Conduct of Indemnification Proceedings. Any Person entitled to indemnification under this Article VII (each, an “Indemnified Party”) agrees to give prompt written notice to each indemnifying party (each, an “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (a) the Indemnifying Party agrees to pay the same or (b) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (i) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or would present a conflict of interest; or (ii) there may be one or more legal defenses available to the Indemnified Party which are different

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from, inconsistent with or additional to those available to the Indemnifying Party. In any of the cases specified in the immediately preceding sentence, the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all Liability for claims that are the subject matter of such proceeding.

7.4          Contribution. If the indemnification provided for in this Article VII shall for any reason be held by a court of competent jurisdiction to be unavailable to an Indemnified Party, in respect of any Liability, then, in lieu of the amount paid or payable under Section 7.1 or 7.2, as the case may be, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate Liabilities in such proportion as is appropriate to reflect the relative fault of the Issuer and the Stockholder in connection with the statements or omissions which resulted in such loss, claim, damage or liability, or action or proceeding in respect thereof, as well as any other relevant equitable considerations (the relative fault of the Issuer and the Stockholder to be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer or the Stockholder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission). The parties hereto acknowledge that in no event shall the obligation of any Indemnifying Party to contribute under this Section 7.4 exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 7.1 or 7.2 had been available under the circumstances. The Issuer and the Stockholder agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the first sentence of this Section 7.4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE VIII

MISCELLANEOUS

8.1          Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (a) the Purchase Shares, (b) any and all shares of voting common stock of the Issuer (excluding any such securities that are freely transferable without registration under the Securities Act) into which the Purchase Shares are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Issuer and (c) any and all equity securities (excluding any

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such securities that are freely transferable without registration under the Securities Act) of the Issuer or any of its Affiliates or any successor or assign or acquiror of the Issuer or any of its Affiliates (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for, in substitution of or as a distribution on, the Purchase Shares and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Issuer shall cause any such Affiliate, successor or assign or acquiror (whether by merger, consolidation, sale of assets or otherwise) to enter into a new registration rights agreement with respect to such equity securities with the Stockholder on terms no less favorable to the Stockholder than the terms provided under this Agreement as a condition of any such transaction.

8.2          Notices. All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (b) one Business Day after being sent by facsimile transmission (provided the sender retains confirmation thereof) or for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

if to the Issuer, to:	Time Warner Cable Inc.
290 Harbor Drive
Stamford, CT 06902-6732
	Telephone:	(203) 328 0670
	Telecopy:	(203) 328 3295
	Attention:	Chief Executive Officer

With a copy to:

Legal Department
Time Warner Cable Inc.
290 Harbor Drive
Stamford, CT 06902-6732
	Telephone:	(203) 328 0631
	Telecopy:	(203) 328 4094
	Attention:	General Counsel

-and-

Time Warner Inc.
One Time Warner Center
New York, NY 10019
	Telephone:	(212) 484 7980
	Telecopy:	(212) 258 3172
	Attention:	General Counsel

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-and-

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
	Telephone:	(212) 373 3000
	Telecopy:	(212) 757 3990
	Attention:	Robert B. Schumer
Lawrence G. Wee

if to the Stockholder, to:	Adelphia Communications Corporation
5619 DTC Parkway
Greenwood Village, CO 80111
	Telephone:	(303) 268 6458
	Telecopy:	(303) 268 6662
	Attention:	Brad Sonnenberg

With a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
	Telecopy:	(212) 558 3588
	Attention:	Alexandra D. Korry

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the office of the party for whom it is intended during business hours on a Business Day in the place of receipt. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

8.3          Entire Agreement; No Inconsistent Agreements. This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

8.4          Further Assurances. Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

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8.5          Other Agreements. Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under the TW NY APA.

8.6          No Third-Party Beneficiaries. Except as provided in Article VII or Section 8.7, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiaries hereto.

8.7          Assignment. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and assigns. Concurrently with or immediately following the effective time of the Remainder Plan, Adelphia may Transfer the Purchase Shares then held by Adelphia and, in connection therewith, may assign this Agreement and the rights hereunder to a limited number of entities acting on behalf of Adelphia’s estate designated by Adelphia (such number and the form and identity of each entity to be) reasonably acceptable to the Issuer (each, a “Permitted Assignee”); provided that each such Permitted Assignee (a) shall, effective upon such assignment, be deemed to be a party hereto and to have made the representations and warranties in Section 3.1 and 3.2 as to itself; (b) shall agree in writing to be bound by the obligations of the Stockholder set forth in this Agreement and (c) shall agree in writing to be bound by the obligations of Adelphia set forth in Section 5.5(c) of the TW NY APA; provided, further that such assignment by Adelphia under this Section 8.7 shall relieve Adelphia of any further obligation and Liability under this Agreement arising after the date of assignment if, but only if, Adelphia provides the Issuer with an indemnification agreement (in form and substance reasonably satisfactory to the Issuer, it being understood that the amount or nature of the remaining assets or liabilities of Adelphia shall not be a factor in such determination) indemnifying the Issuer for any breach of the obligations and Liabilities of the Permitted Assignee under this Agreement.

8.8          Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless consented to in writing by the Issuer and the Stockholder with respect to any amendment or supplement and by the party to this Agreement entitled to the benefit in the case of a waiver or consent.

8.9          Severability. The provisions of this Agreement shall be deemed severable and any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable

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and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term and the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.10        Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

8.11        Interpretation. When reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

8.12        GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTIONS OTHER THAN THOSE OF THE STATE OF NEW YORK.

8.13        Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in (a) the Bankruptcy Court so long as the

36

Bankruptcy Case remains open and (b) after the completion of the Bankruptcy Case or in the event that the Bankruptcy Court determines that it does not have jurisdiction, the United States District Court for the Southern District of New York or any New York State court sitting in New York City (together with the Bankruptcy Court, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court; provided that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.2. The Stockholder irrevocably designates The Corporation Trust Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and the Stockholder stipulates that such consent and appointment is irrevocable and coupled with an interest. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

8.14        Remedies.

(a)           Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

(b)           Any breach by the Stockholder of the representations or warranties, covenants or agreement set forth in this Agreement shall be deemed a covenant breach by Adelphia pursuant to the TW NY APA and Adelphia shall indemnify, defend and hold harmless TW NY (on its own behalf and/or on behalf of the Issuer or any other Buyer Indemnified Party) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of such Persons, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from such breach. TW NY, the Issuer and any other Buyer Indemnified Party shall have the right, each in its sole discretion, to exercise its rights and remedies with respect to such Loss against either the Escrow Account, the Stockholder or Adelphia and, to the extent exercised against Adelphia, such

37

rights and remedies shall constitute an administrative expense under section 507(a)(1) of the Bankruptcy Code.

8.15        Comcast Letter Agreement. If compliance by any of the parties hereto with the Comcast Letter Agreement would otherwise result in a violation of this Agreement, such violation shall be deemed to be automatically waived by the other parties hereto.

[Remainder of page intentionally left blank]

38

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

ADELPHIA COMMUNICATIONS CORPORATION

By:
Name:
Title:

TIME WARNER CABLE INC.

By:
Name:
Title:

EXHIBIT B

ASSET PURCHASE AGREEMENT

between

ADELPHIA COMMUNICATIONS CORPORATION

and

TIME WARNER NY CABLE LLC

Dated as of April 20, 2005

TABLE OF CONTENTS

		Page
ARTICLE I DEFINITIONS AND TERMS		3
Section 1.1	Certain Definitions	3
Section 1.2	Other Interpretive Provisions	[41]42
ARTICLE II PURCHASE AND SALE OF THE SPECIFIED BUSINESSES		43
Section 2.1	Purchase and Sale of Assets	43
Section 2.2	Excluded Assets	45
Section 2.3	Assumption of Liabilities	46
Section 2.4	Excluded Liabilities	47
Section 2.5	Purchase Price	47
Section 2.6	Closing Adjustment Amount	[48]49
Section 2.7	MCE Systems	50
Section 2.8	Closing	53
Section 2.9	Deliveries by Buyer	[53]54
Section 2.10	Deliveries by Seller	55
Section 2.11	Non-Assignability of Assets	57
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		[58]59
Section 3.1	Organization and Qualification	[58]59
Section 3.2	Subsidiaries and Transferred Investments	[58]59
Section 3.3	Corporate Authorization	60
Section 3.4	Consents and Approvals	61
Section 3.5	Non-Contravention	[61]62
Section 3.6	Binding Effect	62
Section 3.7	Financial Statements	[62]63
Section 3.8	Litigation and Claims	[64]65
Section 3.9	Taxes	65
Section 3.10	Employee Benefits	[65]66
Section 3.11	Compliance with Laws	[67]68
Section 3.12	Environmental Matters	[68]69
Section 3.13	Intellectual Property	[69]70
Section 3.14	Labor	70
Section 3.15	Contracts	[70]71
Section 3.16	Cable System and Subscriber Information	72
Section 3.17	Franchises	[72]73
Section 3.18	Network Architecture	[73]74
Section 3.19	Absence of Changes	74
Section 3.20	Assets	[74]75
Section 3.21	Real Property	75
Section 3.22	Absence of Liabilities	76
Section 3.23	Insurance	76
Section 3.24	Friendco Purchase Agreement	[76]77
Section 3.25	Transactions with Affiliates	[76]77
Section 3.26	Finders’ Fees	77

i

		Page
Section 3.27	No Other Representations or Warranties	77
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		77
Section 4.1	Organization and Qualification	[77]78
Section 4.2	Subsidiaries	[77]78
Section 4.3	Corporate Authorization	[78]79
Section 4.4	Buyer Interests and Parent Capital Stock	79
Section 4.5	Purchase Shares	80
Section 4.6	Consents and Approvals	[80]81
Section 4.7	Non-Contravention	[80]81
Section 4.8	Binding Effect	81
Section 4.9	Financial Statements	81
Section 4.10	Litigation and Claims	[81]82
Section 4.11	Taxes	82
Section 4.12	Employee Benefits	82
Section 4.13	Compliance with Laws	83
Section 4.14	Environmental Matters	[83]84
Section 4.15	Intellectual Property	[83]84
Section 4.16	Labor	84
Section 4.17	Contracts	[84]85
Section 4.18	Parent Cable Systems and Subscriber Information	85
Section 4.19	Parent Franchises	[85]86
Section 4.20	Network Architecture	[86]87
Section 4.21	Absence of Changes	[86]87
Section 4.22	Assets	[86]87
Section 4.23	Absence of Liabilities	87
Section 4.24	Friendco Agreements	87
Section 4.25	No On-Sale Agreements	[87]88
Section 4.26	Finders’ Fees	[87]88
Section 4.27	Opinion of Financial Advisors.	[87]88
Section 4.28	No Other Representations or Warranties	88
ARTICLE V COVENANTS		88
Section 5.1	Access and Information	88
Section 5.2	Conduct of Business	[91]92
Section 5.3	Conduct of Parent Business	[96]97
Section 5.4	Amended and Restated Charter and Amended and Restated By-laws	98
Section 5.5	Listing of Purchase Shares	[98]99
Section 5.6	Commercially Reasonable Efforts	[98]99
Section 5.7	Tax Matters	[102]103
Section 5.8	Post-Closing Obligations of each Specified Business to Certain Employees	[105]106
Section 5.9	Ancillary Agreements	[110]111
Section 5.10	Acquisition Proposals	[111]112
Section 5.11	Additional Financial Information	[113]114
Section 5.12	Post-Closing Consents	[115]116

Page
Section 5.13	Bankruptcy Proceedings	[115]117
Section 5.14	Equipment Leases	[121]122
Section 5.15	Expanded Transaction	[121]122
Section 5.16	Environmental Matters	[122]124
Section 5.17	SOA Compliance	[123]124
Section 5.18	Franchise Expirations	[123]125
Section 5.19	Exchange Act Filings	[123]125
Section 5.20	Cooperation upon Inquiries as to Rates	[124]126
Section 5.21	Third Party Confidentiality Agreements	[124]126
Section 5.22	Enforcement	[124]126
Section 5.23	Subscriber Reports	[125]127
Section 5.24	Transitional Services	[125]127
ARTICLE VI CONDITIONS TO CLOSING		[125]127
Section 6.1	Conditions to the Obligations of Buyer and Seller	[125]127
Section 6.2	Conditions to the Obligation of Buyer	[126]128
Section 6.3	Conditions to the Obligation of Seller	[128]130
ARTICLE VII SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES		[130]131
Section 7.1	Survival	[130]131
Section 7.2	Indemnification by Seller	[130]132
Section 7.3	Indemnification by Buyer	[131]133
Section 7.4	Third Party Claim Indemnification Procedures	[131]133
Section 7.5	Consequential Damages; Materiality; Interest	[133]135
Section 7.6	Payments	[133]135
Section 7.7	Characterization of Indemnification Payments	[134]136
Section 7.8	Remedies	[134]136
ARTICLE VIII TERMINATION		[134]136
Section 8.1	Termination by Mutual Consent	[134]136
Section 8.2	Termination by Either Buyer or Seller	[135]136
Section 8.3	Termination by Seller	[135]137
Section 8.4	Termination by Buyer	[136]138
Section 8.5	Effect of Termination	[137]139
ARTICLE IX MISCELLANEOUS		[138]140
Section 9.1	Notices	[138]140
Section 9.2	Amendment; Waiver	[140]141
Section 9.3	No Assignment or Benefit to Third Parties	[140]142
Section 9.4	Entire Agreement	[140]142
Section 9.5	Debtor Obligations Joint and Several; Fulfillment of Obligations	[141]143
Section 9.6	Public Disclosure	[141]143
Section 9.7	Expenses	[141]143
Section 9.8	Schedules	[141]143
Section 9.9	Bulk Sales	[142]144
Section 9.10	Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	[142]144

Page
Section 9.11	Counterparts	[143]145
Section 9.12	Headings	[143]145
Section 9.13	Severability	[143]145
Section 9.14	Specific Enforcement	[143]145

EXHIBITS AND ANNEXES

EXHIBITS

Exhibit 1.1(a)	—	Form of Amended and Restated By-laws
Exhibit 1.1(b)	—	Form of Amended and Restated Charter
Exhibit 5.15(a)(i)	—	Form of Expanded Agreement

ANNEXES

Annex A	—	Seller Disclosure Schedule
Annex B	—	Buyer Disclosure Schedule

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ASSET PURCHASE AGREEMENT, dated as of April 20, 2005, between Adelphia Communications Corporation, a Delaware corporation (“Seller”), and Time Warner NY Cable LLC, a Delaware limited liability company that has elected to be classified as a corporation for United States federal income tax purposes (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in Article I.

W I T N E S S E T H:

WHEREAS, Seller and certain of its Affiliates are debtors and debtors in possession (the “Debtors”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”), having each commenced voluntary cases (jointly administered as No. 02-41729 (REG)) (the “Reorganization Case”) on or after June 10, 2002 (the “Petition Date”) in the Bankruptcy Court;

WHEREAS, Seller and its Affiliates are engaged in the business of operating Systems providing customers with analog and digital video services, high-speed Internet access and other services, including telephony services, in the geographical areas listed on Schedule A of the Seller Disclosure Schedule and on Schedule A of the Seller Disclosure Schedule (as defined in the Friendco Purchase Agreement) to the Friendco Purchase Agreement, and are engaged in the other businesses and have such other holdings as are set forth on Schedule B of the Seller Disclosure Schedule (together, the “Business”);

WHEREAS, Time Warner Cable Inc., a Delaware corporation (“Parent”), and its Subsidiaries, including Buyer, are engaged in the business of operating Systems providing customers with analog and digital video services, high-speed Internet access and other services, including telephony services, in the geographical areas listed on Schedule C of the Buyer Disclosure Schedule (the “Parent Business”);

WHEREAS, Seller desires to sell and assign, and to cause certain of its Affiliates to sell and assign, to Buyer and Buyer desires to purchase and assume from Seller and such Affiliates certain Assets and Liabilities of the Business, as more particularly set forth herein, including the Systems servicing the geographical areas listed in Part 1 of Schedule A of the Seller Disclosure Schedule (the “Group 1 Systems”), Part 2A of Schedule A of the Seller Disclosure Schedule (the “Group 2 Systems”) and Part 2B of Schedule A of the Seller Disclosure Schedule (the “MCE Systems” and, together with the Group 1 Systems and Group 2 Systems, the “Acquired Systems”);

WHEREAS, the parties intend that the Transaction shall constitute a taxable transaction for all income Tax purposes and, for the avoidance of doubt, the Transaction shall not be governed by Sections 351 or 368(a) of the Code (or similar provisions of state, local or foreign Tax Law, as applicable);

WHEREAS, simultaneously with the execution hereof, Seller and Comcast Corporation, a Pennsylvania corporation (“Friendco”), are entering into an Asset Purchase Agreement (together with the schedules and exhibits thereto, all as amended from time to time with the approval of Buyer and disregarding the effectiveness of any waiver by Friendco not approved by Buyer and any waiver by Seller not approved by Buyer to the extent it adversely affects Buyer, the “Friendco Purchase Agreement”) pursuant to which Seller has agreed to sell and assign, and to cause certain of its Affiliates to sell and assign, to Friendco and Friendco has agreed to purchase and assume from Seller and such Affiliates on the terms set forth therein, certain Assets and Liabilities of the Business, as more particularly set forth therein (the “Friendco Business”);

WHEREAS, simultaneously with the execution hereof, Parent, Friendco and certain of their Affiliates are entering into the Exchange Agreement, pursuant to which Buyer and/or certain of its Affiliates will convey to Friendco and/or certain of its Affiliates and Friendco and/or certain of its Affiliates will assume from Buyer and/or certain of its Affiliates the Business Related to the Group 1 Systems and the Group 1 Shared Assets and Liabilities (the “Group 1 Business”), together with additional Systems owned and managed by certain of Parent’s Subsidiaries, in exchange for a portion of the Friendco Business, together with additional Systems owned and managed by Friendco or its Affiliates, all as more specifically set forth in the Exchange Agreement (the “Exchange”);

WHEREAS, upon consummation of the Transaction and the Exchange, the portion of the Business retained by Buyer will be (a) that portion of the Business Related to the Group 2 Systems, (b) that portion of the Business Related to the MCE Systems and (c) the Group 2 Shared Assets and Liabilities (collectively, the “Group 2 Business” and together with the Group 1 Business, the “Acquired Business”); provided, however, that the Acquired Business shall exclude the Assets and Liabilities identified on Schedule D of the Seller Disclosure Schedule;

WHEREAS, as an inducement to Seller to enter into this Agreement, simultaneously with the execution hereof, Parent, Buyer and Seller are entering into a Parent Agreement pursuant to which Parent is guaranteeing the performance of Buyer hereunder (the “Parent Agreement”);

WHEREAS, prior to or at the Closing, Seller, Buyer and an escrow agent to be mutually selected by Buyer and Seller (the “Escrow Agent”) will enter into an escrow agreement in form and substance reasonably acceptable to Buyer and Seller (the “Escrow Agreement”);

WHEREAS, in connection with the Transaction, Seller and/or its Affiliates, on the one hand, and Buyer, Parent and/or certain of Parent’s Controlled Affiliates, on the other hand, shall enter into the other Ancillary Agreements; and

WHEREAS, the Debtors have agreed to file the Plan with the Bankruptcy Court to implement the Transaction upon the terms and subject to the conditions set forth herein.

2

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1           Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Accounts Receivable” means, with respect to each Specified Business, all Subscriber, trade and other accounts and notes receivable, and other miscellaneous receivables of such Specified Business arising out of the sale or other disposition of goods or services of such Specified Business.

“Acquire” means to directly or indirectly acquire, receive in exchange or redemption, subscribe for, purchase (by merger, consolidation, combination, recapitalization or other reorganization) or otherwise obtain an interest in, by operation of Law or otherwise.

“Acquired Business” has the meaning set forth in the Recitals.

“Acquired Systems” has the meaning set forth in the Recitals.

“Acquisition” has the meaning set forth in Section 5.10.

“Acquisition Proposal” has the meaning set forth in Section 5.10.

“Additional Discharge” means, with respect to any Person, except as otherwise provided in the Plan and the Confirmation Order (or, to the extent approved by Buyer (such approval not to be unreasonably withheld), such other plan that includes such Person as a debtor and the confirmation order of the Bankruptcy Court approving such plan and effecting the Additional Discharge), the discharge and/or equivalent effect granted pursuant to such confirmation order and sections 363, 1123 and 1141 of the Bankruptcy Code, and in each case prior to or at the Closing, (i) of such Person, as a debtor in possession, from all Liabilities, (ii) of interests of, and rights, interests and Claims of the holders of Claims against and interests in, such Person and (iii) of Encumbrances on, or interests of other Persons (other than Seller and its Affiliates) in, the Transferred Assets that are related to such Person; it being understood that an Additional Discharge may occur pursuant to the Plan.

“Additional Financial Statements” has the meaning set forth in Section 5.11(b).

“Additional Reorganization Case” has the meaning set forth in Section 5.13(h).

3

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this Agreement, (i) none of Seller or any of its Affiliates shall be deemed to be an Affiliate of any of Buyer, Parent, TWX, Friendco or any of their respective Affiliates, (ii) none of Buyer, Parent, TWX or any of their Affiliates shall be deemed to be an Affiliate of any of Seller, Friendco or any of their respective Affiliates, (iii) none of Friendco or any of its Affiliates shall be deemed to be an Affiliate of any of Seller, Buyer, Parent, TWX or any of their respective Affiliates, (iv) each Managed Cable Entity shall be deemed to be an Affiliate of Seller, (v) no member of the family of John Rigas shall be deemed to control Seller or any of its Affiliates and (vi) each of the Tele-Media Entities shall be deemed to be an Affiliate of Seller.

“Aggregate Consideration” means the Purchase Price plus the Assumed Liabilities, as adjusted pursuant to this Agreement.

“Aggregate Purchase Price Value” means $14,114,000,000.

“Aggregate Value of the Purchase Shares” means $4,960,000,000.

“Agreement” means this Asset Purchase Agreement.

“Alternate Plan” has the meaning set forth in Section 5.10(b).

“Amended and Restated By-laws” means the Amended and Restated By-laws of Parent, in the form of Exhibit 1.1(a), as the same may be amended, supplemented or modified from time to time (provided, that any such amendment, supplement or modification shall not (i) amend, modify or supplement Article VI or XII of such Amended and Restated By-laws or (ii) to the extent relating to any other matter, (A) affect Seller or its stakeholders in a manner that is adverse relative to the manner in which it affects TWX as a stockholder of Parent or (B) adversely affect Seller or its stakeholders in any material respect).

“Amended and Restated Charter” means the Amended and Restated Certificate of Incorporation of Parent, in the form of Exhibit 1.1(b), as the same may be amended, supplemented or modified from time to time (provided, that any such amendment, supplement or modification shall not (i) amend, modify or supplement Article VI or IX of such Amended and Restated Charter or (ii) to the extent relating to any other matter, (A) affect Seller or its stakeholders in a manner that is adverse relative to the manner in which it affects TWX as a stockholder of Parent or (B) adversely affect Seller or its stakeholders  in any material respect).

4

“Ancillary Agreements” means the Parent Agreement, the Escrow Agreement and each MCE Management Agreement, and the instruments and other agreements required to be delivered pursuant to Sections 2.9 and 2.10, including any Bill of Sale.

“Applicable Employees” has the meaning set forth in Section 5.8(e).

“Applicable Monthly Rate” has the meaning set forth in the definition of “Permitted Promotion.”

“Asset Transferring Subsidiary” means those Subsidiaries of Seller that have any right, title or other interest in, to or under any Transferred Assets.

“Assets” means any asset, property or right, wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, and all right, title, interest and claims therein.

“Assigned Contracts” has the meaning set forth in Section 5.13(b).

“Assignment and Assumption Agreement” means an agreement in form and substance reasonably acceptable to Seller and Buyer, providing for the effective assignment of any Assigned Contracts or other Transferred Assets Related to such Specified Business and the assumption of the Assumed Liabilities Related to such Specified Business other than, in each case, the Transferred Real Property Leases.

“Assumed Cure Costs” means the amounts designated as Assumed Cure Costs pursuant to Section 5.13(d) and the Cure Costs related to the Franchises for each of the localities listed on Schedule A of the Seller Disclosure Schedule.

“Assumed Liabilities” means, with respect to each Specified Business, only the following Liabilities of Seller or any of its Affiliates that are Debtors (or which become subject to an MCE Discharge or an Additional Discharge) that are Related to such Specified Business, in each case to the extent allocated to such Specified Business as required by Section 2.3:  (i) Liabilities attributable to actions, omissions, circumstances or conditions to the extent occurring following the Closing to the extent so allocated to such Specified Business or any of the Transferred Assets allocated to such Specified Business pursuant to the Designated Allocation, including under the Assigned Contracts and Authorizations, (ii) Liabilities of such Specified Business arising in the Ordinary Course of Business since the Petition Date but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business, (iii) the following Liabilities:  (A) Liabilities to provide severance pay and benefits pursuant to Section 5.8(d), (B) Liabilities for all expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing Date pursuant to Section 5.8(f) and (C) Liabilities to provide accrued but unused vacation and with respect to sale bonuses due under the Adelphia Communications Corporation Sale Bonus Program (the “Sale Bonus

5

Program”) to Transferred Employees pursuant to Section 5.8(k) but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business, (iv) the Assumed Cure Costs, (v) the Liabilities Related to such Specified Business described in the proviso to the second sentence of Section 5.13(d), (vi) all Liabilities of such Specified Business set forth on Schedule 1.1(a) of the Seller Disclosure Schedule, (vii) Assumed Taxes, (viii) Liabilities in respect of Environmental Self-Audit Deficiencies or Environmental Transfer Act Liabilities, in each case (with respect to this clause (viii)), to the extent and only to the extent such Liabilities consist solely of monetary obligations (but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business) or non-monetary obligations agreed to by Buyer pursuant to Section 5.16 and (ix) Liabilities of such Specified Business under purchase orders outstanding as of the Closing but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for such Specified Business.

“Assumed Taxes” means, with respect to each Specified Business, any Taxes imposed with respect to such Specified Business or any Transferred Assets Related thereto or any income or gain derived with respect thereto for the taxable periods, or portions thereof, beginning after the Closing.

“Audited Financial Statements” has the meaning set forth in Section 3.7(a).

“Authorization” means any Governmental Authorization or Non-Governmental Authorization.

“Background Check” has the meaning set forth in Section 5.8(a).

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or, with respect to a Managed Cable Entity or Non-Debtor Subsidiary, the United States Bankruptcy Court in which any chapter 11 case that includes such Managed Cable Entity or Non-Debtor Subsidiary is pending.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code applicable to the Reorganization Case, and any Local Rules of the Bankruptcy Court.

“Base Net Liabilities Amount” means, with respect to each Specified Business, $0.00.

“Base Subscriber Number” means, with respect to each Specified Business, the number of Basic Subscribers of such Specified Business corresponding to the month prior to the month in which the Closing occurs, as set forth on Schedule 1.1(b) of the Seller Disclosure Schedule; provided, however, that, except for purposes of

6

calculating the Initial Disputed MCE System Adjustment Amount pursuant to Section 2.7(a), in the event any Disputed MCE Systems exist as of the Closing, then the Base Subscriber Number for the Group 2 Business shall be reduced by the aggregate of the MCE Base Subscriber Numbers for all such Disputed MCE Systems.

“Basic Subscriber” means a “Basic Video Customer” as determined pursuant to the Seller Subscriber Accounting Policy.

“Benefit Plans” has the meaning set forth in Section 3.10(a).

“Bill of Sale” means, with respect to each Specified Business, an agreement in form and substance reasonably acceptable to Seller and Buyer, transferring the tangible personal property included in the Transferred Assets Related to such Specified Business.

“Board” has the meaning set forth in Section 5.10.

“Books and Records” means, with respect to each Specified Business, all books, ledgers, files, reports, records, manuals, maps and engineering data, tests, drawings, blueprints, schematics, lists, plans and processes and all files of correspondence and records concerning Subscribers and prospective Subscribers of any Cable System of such Specified Business or concerning signal or program carriage and all correspondence with Government Entities, including all reports filed by or on behalf of Seller or any of its Affiliates with the FCC and statements of account filed by or on behalf of Seller or any of its Affiliates with the United States Copyright Office, all Tax Returns of Seller or any of its Affiliates (including workpapers) and tax software to the extent directly related thereto and other materials (in any form or medium) of, or maintained for, such Specified Business, but excluding any such items to the extent (i) they are included in or primarily related to any Excluded Assets or Excluded Liabilities or (ii) with respect to any such items related to Employees, any Law prohibits their transfer; provided, however, that Books and Records shall include copies of any items excluded pursuant to the foregoing clause (i).

“Broadband Industry” means the industries in which any Specified Business and the Parent Business operate as of the date hereof and as such industries develop from time to time.

“Budget” has the meaning set forth in Section 5.2(s).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

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“Buyer Adverse Tax Event” means any change in Tax Law or Proposed Change in Tax Law that has a reasonable possibility (or, in the case of any Proposed Change in Tax Law (i) by a Specified HWMC Member or a Specified SFC Member, or (ii) that is a Non-Referred Proposal, a reasonable probability) of being enacted or adopted and such change in Tax Law or Proposed Change in Tax Law (assuming in the case of a Proposed Change in Tax Law, such Proposed Change in Tax Law were enacted pursuant to its terms) would cause Buyer, based upon Buyer’s consultation with Paul, Weiss, Rifkind, Wharton & Garrison LLP or other tax counsel reasonably selected by Buyer, not to conclude both (A) that Buyer should have an aggregate tax basis in the Transferred Assets that includes the fair market value of the Aggregate Consideration, and (B) that there should be no special limitations on Buyer’s ability to depreciate or amortize the Transferred Assets, in each case, because of (1) the method by which Buyer will acquire the Transferred Assets in the Transaction or (2) the fact that Seller or any of its Affiliates is a party to the Reorganization Case or any other special circumstances of the Seller or any of its Affiliates; provided, however, that the net effects of such change in Tax Law or of such Proposed Change in Tax Law insofar as it relates to Buyer’s aggregate tax basis in the Transferred Assets and Buyer’s ability to depreciate or amortize the Transferred Assets are adverse to Buyer other than in a de minimis manner; provided, further, that the adverse effects of such change in Tax Law or Proposed Change in Tax Law cannot be avoided by accelerating or deferring the Closing Date of the Transaction or by restructuring the Transaction, in each case in a manner reasonably satisfactory to Buyer and Seller (and that such acceleration, deferral or restructuring is in fact implemented). Buyer agrees that assuming the Closing Date was the date hereof, Buyer would conclude that Buyer’s basis should include the fair market value of the Aggregate Consideration and there should be no such special limitations on Buyer’s ability to depreciate or amortize the Transferred Assets.

“Buyer Class 1 Representations and Warranties” has the meaning set forth in Section 6.3(a).

“Buyer Class 2 Representations and Warranties” has the meaning set forth in Section 6.3(a).

“Buyer Discharge Amount” has the meaning ascribed to such term in the Friendco Purchase Agreement.

“Buyer Disclosure Schedule” means the Buyer Disclosure Schedule attached hereto as Annex B.

“Buyer Indemnification Deadline” has the meaning set forth in Section 7.1.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Buyer JV Partner” has the meaning ascribed to such term in the Friendco Purchase Agreement.

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“Buyer Managed MCE System” has the meaning set forth in Section 2.7(c).

“Buyer Plan” has the meaning set forth in Section 5.8(h).

“Buyer Required Approvals” means all consents, approvals, waivers, authorizations, notices and filings from or with a Government Entity that are listed on Schedule 1.1(a) of the Buyer Disclosure Schedule other than the LFA Approvals; provided, however, that Schedule 1.1(a) shall be deemed to exclude the NYSE approval in the third bullet point on such schedule.

“Buyer’s 401(k) Plan” has the meaning set forth in Section 5.8(j).

“Buyer’s Statement” has the meaning set forth in Section 2.6(b).

“Cable Act” means Title VI of the Communications Act, 47 U.S.C. §§521 et seq.

“Cable System” means, with respect to each Specified Business, each System that is Related to such Specified Business.

“Cap Amount” means the Group 1 Cap Amount or the Group 2 Cap Amount, as the case may be.

“Capital Expenditure Adjustment Amount” means, with respect to each Specified Business, an amount equal to the Target Capital Expenditure Amount minus the Closing Capital Expenditure Amount for such Specified Business. Except to the extent (and only to the extent) the consent of Buyer is obtained as contemplated in the proviso to the definition of “Closing Capital Expenditure Amount,” in no event will the Capital Expenditure Adjustment Amount be a negative number.

“Capital Lease” means any lease that is required to be classified and accounted for as a capital lease under GAAP.

“Cash Consideration” has the meaning set forth in Section 2.5(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Chapter 11 Expenses” means (a) any and all costs incurred and expenses paid or payable by Seller or any of its Affiliates in connection with the Sale Process, the Transaction or the transactions contemplated by the Friendco Purchase Agreement, other than costs that Buyer has expressly agreed to pay pursuant to this Agreement and (b) the following costs and expenses related to the administration of the Reorganization Case or the reorganization case of any Managed Cable Entity or Non-Debtor Subsidiary:  (i) obligations to pay any professionals’ fees and expenses in connection with the Reorganization Case incurred by Seller, its Affiliates, the Committees, and any other compensation or expenses payable in connection with the Reorganization Case (including

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fees of attorneys, accountants, investment bankers, financial advisors, auditors and consultants), other than fees and expenses Buyer has expressly agreed to pay pursuant to this Agreement, (ii) fees and expenses payable to the US Trustee under section 1930 of title 28, United States Code, (iii) fees and expenses of the members of the Committees, (iv) fees and expenses of the trustees of existing indentures of Seller and (v) fees and expenses related to the DIP Facility.

“Chosen Courts” has the meaning set forth in Section 9.10.

“Claim” means a claim (as defined in section 101(5) of the Bankruptcy Code) against a Debtor.

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Class 1 Representations and Warranties” has the meaning set forth in Section 6.2(a).

“Class 2 Representations and Warranties” has the meaning set forth in Section 6.2(a).

“Closing” means the closing of the Transaction.

“Closing Adjustment Amount” means, with respect to each Specified Business, the sum (expressed as a positive, if positive, or as a negative, if negative) of (i) the Net Liabilities Adjustment Amount for such Specified Business, minus (ii) the Subscriber Adjustment Amount for such Specified Business, minus (iii) the Capital Expenditure Adjustment Amount for such Specified Business.

“Closing Capital Expenditure Amount” means, as to each Specified Business, the sum of all capital expenditures incurred by Seller and its Affiliates in respect of such Specified Business consistent with the Budget and in the Ordinary Course of Business (and excluding any amounts incurred or paid in connection with any casualty or damage), subsequent to December 31, 2004 and up to and including the end of the month immediately preceding the Closing Date or, if the Closing occurs on a month-end, up to and including such month; provided, however, that any capital expenditures incurred or paid for in excess of the aggregate amount set forth in the Budget for such Specified Business shall be included in the determination of Closing Capital Expenditure Amount only to the extent that Buyer shall have consented to such expenditures prior to the incurrence thereof.

“Closing Date” has the meaning set forth in Section 2.8.

“Closing Net Liabilities Amount” means, with respect to each Specified Business, the Current Assets of such Specified Business minus the Total Liabilities of such Specified Business.

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“Closing Subscriber Number” means, with respect to each Specified Business, as of the Closing, the number of Eligible Basic Subscribers of such Specified Business.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreements” means, with respect to each Specified Business, the collective bargaining agreements covering Employees listed on Schedule 1.1(c) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Committees” means (i) the committee appointed by the US Trustee to represent the interests of the unsecured creditors of the Debtors, (ii) the committee appointed by the US Trustee to represent the interests of equity holders of the Debtors, (iii) any other committee appointed by the US Trustee in connection with the Reorganization Case and (iv) any committee appointed by the US Trustee in the reorganization case of any Managed Cable Entity or Non-Debtor Subsidiary.

“Communications Act” means the Communications Act of 1934.

“Condemnation Proceeds” means, with respect to any Specified Business, all amounts payable or paid to Seller or any of its Affiliates as proceeds of (i) a condemnation or other taking of any Asset Related to such Specified Business by any Government Entity following December 31, 2004 or (ii) the exercise of any Purchase Right Related to such Specified Business following December 31, 2004.

“Confidential Information” has the meaning set forth in Section 5.1(e).

“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider confirmation of the Plan.

“Confirmation Order” means an order or judgment of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, satisfying the requirements of Section 5.13.

“Contract” means any agreement, contract, lease or sublease, license or sublicense, purchase order, arrangement, commitment, indenture, note, security, instrument, consensual obligation, promise, covenant or undertaking, including all franchises, rights-of-way, bulk service, commercial service or multiple dwelling unit agreements, access agreements, programming agreements, signal supply agreements, agreements with community groups, commercial leased access agreements, capacity license agreements, partnership, joint venture or other similar agreements or arrangements, and advertising interconnect agreements, or any other agreement, in each case, whether written or oral, and all rights associated therewith.

“Contract Categories Expected to be Assumed” means the following categories of Contracts, in each case to the extent Related to a Specified Business:

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(i)            construction and installation Contracts;

(ii)           individual Subscriber service Contracts;

(iii)          bulk service, commercial service or multiple dwelling unit Subscriber Contracts;

(iv)          Contracts (including open purchase orders) relating to Fixtures and Equipment and any other tangible personal property (excluding motor vehicles), in each case only if Related exclusively to a specific Cable System;

(v)           local Cable System leased access agreements required by Law;

(vi)          Rights-of-Way;

(vii)         Real Property Leases (excluding leases that would be Excluded Assets pursuant to Section 2.2(h)(i)) and Transferred Real Property Subleases;

(viii)        Franchises and Authorizations (other than state certificates of public convenience and necessity and similar state telecommunications Authorizations);

(ix)           advertising interconnect and local advertising sale Contracts (other than advertising representation Contracts, except as set forth on Schedule 1.1(e) of the Seller Disclosure Schedule); and

(x)            software licenses and related maintenance agreements, in each case only if Related exclusively to a specific Cable System.

“Controlled Affiliate” means, with respect to any Person, any Affiliate of such Person that is controlled directly or indirectly by such Person.

“Cost Center” means a so called cost center as used by Seller for internal management and bookkeeping purposes.

“CPA Firm” means KPMG LLP or such other firm of independent certified public accountants as to which Seller and Buyer shall mutually agree.

“Cure Costs” means, with respect to any Contract, the costs and expenses payable under section 365 of the Bankruptcy Code in connection with the assumption and/or assignment of such Contract.

“Current Assets” means, with respect to each Specified Business, the current assets of such Specified Business included in the Transferred Assets as of the Closing (after giving effect to the Transaction), as would be reflected on the face of a balance sheet for such Specified Business (excluding any footnotes thereto) prepared in accordance with GAAP, consistently applied (to the extent GAAP was previously

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applied) for such Specified Business; provided, however, that in no event shall Current Assets include (A) inventory, (B) any Assets with respect to Taxes (including duty and tax refunds and prepayments) and net operating losses of Seller or any of its Affiliates, (C) investments in Subsidiaries, (D) Assets held for sale (other than in connection with the Exchange), (E) Condemnation Proceeds, (F) Insurance Claims (except to the extent (and only to the extent) relating to an Assumed Liability), (G) Accounts Receivable related to Programming Agreements, (H) pre-paid insurance premiums and maintenance expenses (to the extent paid under Contracts other than Assigned Contracts) or (I) prepaid expenses except to the extent the Specified Business will receive the benefit thereof within one year of the Closing; provided, further, that Current Assets to be acquired under purchase orders outstanding as of the Closing will, for purposes hereof, be treated as being owned by the relevant Specified Business as of the Closing regardless of whether they would otherwise be treated as such under GAAP but subject in any event to the remainder of this definition. For purposes of determining Current Assets in respect of any Disputed MCE System, all references above to the Closing shall be deemed to mean, with respect to any Disputed MCE System, the MCE Closing.

“Debtors” has the meaning set forth in the Recitals.

“Delayed Transfer Asset” has the meaning set forth in Section 2.11.

“Derivative 2003 Financial Statements” has the meaning set forth in Section 3.7(a).

“Derivative 2004 Financial Statements” has the meaning set forth in Section 3.7(a).

“Derivative Audited Financial Statements” has the meaning set forth in Section 5.11(b).

“Derivative Unallocated 2004 Financial Statements” has the meaning set forth in Section 3.7(a).

“Designated Allocation” has the meaning set forth in Section 2.1.

“Designated Litigation” means the litigation set forth on Schedule 1.1(f) of the Seller Disclosure Schedule.

“Digital Subscriber” means a “Digital Customer” as determined pursuant to the Seller Subscriber Accounting Policy.

“DIP Facility” means the Third Amended and Restated Credit and Guaranty Agreement, dated as of February 25, 2005, among Seller, the Subsidiaries of Seller identified therein and the financial institutions identified therein, and any related documents, agreements and instruments.

“Discharge” means, except as otherwise provided in the Plan and the Confirmation Order, the discharge or equivalent granted pursuant to the Confirmation

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Order, and sections 363, 1123 and 1141 of the Bankruptcy Code, (i) of Seller and its Affiliates that are Debtors, as debtors in possession, from all Liabilities, (ii) of interests of, and rights, interest and Claims of the holders of Claims against and interests in, Seller and its Affiliates that are Debtors and (iii) of Encumbrances on, or interests of Persons (other than Seller or its Affiliates) in, the Transferred Assets.

“Disclosure Statement” has the meaning set forth in Section 5.13(a).

“Disclosure Statement Motion” has the meaning set forth in Section 5.13(a).

“Disputed MCE System” has the meaning set forth in Section 2.7(a).

“Disputed MCE System Adjustment Amount” means, with respect to the Disputed MCE Systems sold to Buyer pursuant to Section 2.7(c), the sum of the Net Liabilities Adjustment Amount in respect of such Disputed MCE Systems as determined pursuant to the last sentence of Section 2.7(c) plus the Initial Disputed MCE System Adjustment Amount in respect of such Disputed MCE Systems.

“Eligible Basic Subscriber” means a Basic Subscriber who, as of the Measurement Date, is a paying customer (A) who subscribes to at least the lowest level of video programming offered by an Acquired System, (B) who has been installed, and (C) either (1) whose rate of service for all services (not including any installation costs) provided to such Basic Subscriber is not subject to any discount or promotion as of the Measurement Date or for any period thereafter other than (x) as to any Cable System, the customary package rates applicable to such Cable System as in effect as of March 31, 2005 as may be subsequently increased by Seller or, with the consent of Buyer not to be unreasonably withheld, reduced by Seller or (y) standard employee rate discounts or (2) who is a Qualified Customer who is subject to no discount or promotion other than a Permitted Promotion or an Historic Promotion. For the avoidance of doubt, the customary reduction in the HSI rate applicable to any HSI-only subscriber who subscribes to video services shall not be considered a discount or promotion for purposes of the definition of “Eligible Basic Subscriber.”

“Employees” means all current and former employees who are or were primarily employed in connection with the Acquired Business and all employees of the Business identified on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule. Employees does not include (a) any employees performing services in Puerto Rico or outside of the United States or (b) any individual performing services in connection with the Acquired Business who Seller or its Affiliates has classified as an independent contractor as of immediately prior to the Closing Date.

“Encumbrance” means any lien, pledge, charge, security interest, option, right of first refusal, mortgage, easement, right of way, lease, sublease, license, sublicense, adverse claim, title defect, encroachment, other survey defect, or other encumbrance of any kind, including, with respect to real property, any covenant or restriction relating thereto. For purposes of this Agreement, a Person shall be deemed to

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own subject to an Encumbrance any Asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such Asset.

“Environmental Law” means any Law (including common law), Governmental Authorization or agreement with any Government Entity or third party relating to (i) the protection of the environment or human health and safety (including air, surface water, ground water, drinking water supply, and surface or subsurface land or structures), (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, any Hazardous Substance or (iii) noise, odor or electromagnetic emissions.

“Environmental Permits” means all licenses, permits, certificates and other authorizations and approvals issued by or obtained from a Government Entity relating to or required by Environmental Laws.

“Environmental Self-Audit” means, subject to Section 5.16, the self-audit to be conducted by Seller pursuant to an agreement between the United States Environmental Protection Agency and Seller relating to compliance with Environmental Laws.

“Environmental Self-Audit Deficiencies” means any deficiencies identified as a result of the performance of the Environmental Self-Audit, including current or historical violations of, or actual or potential Liabilities under, any Environmental Law.

“Environmental Transfer Act Liabilities” means any Liabilities arising out of compliance with the Connecticut Transfer Act or the New Jersey Industrial Site Recovery Act as a result of the completion of the Transaction or the Exchange.

“Equipment Leases” means all leases for vehicles included in the Fixtures and Equipment and all Capital Leases of other Fixtures and Equipment.

“Equity Security” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof and, in any event, shall also include (i) any capital stock of a corporation, any partnership interest, any limited liability company interest and any other equity interest, (ii) any security or right convertible into, exchangeable for, or evidencing the right to subscribe for any such stock, equity interest or security referred to in clause (i), (iii) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest or security referred to in clause (i) or (ii), and (iv) any contract to grant, issue, award, convey or sell any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 3.10(c).

“Escrow Account” has the meaning set forth in Section 2.5.

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“Escrow Agent” has the meaning set forth in the Recitals.

“Escrow Agreement” has the meaning set forth in the Recitals.

“Escrow Amount” has the meaning set forth in Section 2.5.

“Escrow Payment” means, as to any amount payable from the Escrow Account, an aggregate amount payable, first, in cash, and, to the extent no cash remains in the Escrow Account, in Purchase Shares or, if applicable, MCE Purchase Shares (where each share is valued at the Per Share Value of the Purchase Shares); provided, however, that (i) the cash portion of such amount shall be increased by (A) in respect of the portion of any cash payment pursuant to Section 2.6(f), interest on such portion from the date of the Closing to the date of payment at LIBOR calculated on a 365-day basis, and (B) in respect of the portion of any cash payment pursuant to Section 7.2, interest on such portion at LIBOR calculated on a 365-day basis from the date notice of the Losses for which indemnification is sought was delivered until the date of payment of indemnification by the Indemnifying Party, and (ii) the stock portion of such amount shall be increased by Interim Dividends made in respect of such shares.

“Estimated Closing Adjustment Amount” has the meaning set forth in Section 2.6(a).

“Exchange” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, by and among Friendco, Comcast Cable Communications Holdings, Inc., Comcast of Georgia, Inc., TCI Holdings, Inc., Parent, Buyer and Urban Cable Works of Philadelphia, L.P.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Claim” means any claim to the extent (and only to the extent) relating to (i) the failure of the Purchase Shares to have been issued in compliance with section 1145 of the Bankruptcy Code or Section 5 of the Securities Act, as applicable, or (ii) the failure of Parent to be deemed a successor to Seller in accordance with Rule 12(g)-3 of the Exchange Act.

“Excluded Liabilities” means, notwithstanding anything to the contrary in this Agreement, all Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities. For the avoidance of doubt, Excluded Liabilities shall include (i) Liabilities to the extent related to the Excluded Assets, including Liabilities under any Contract that is not an Assigned Contract (other than as set forth in clause (v) of the definition of “Assumed Liabilities”), (ii) subject to clause (ii) of the definition of “Assumed Liabilities” (except with respect to litigation that is pending or threatened as of the Closing), Liabilities to the extent arising in connection with the ownership, use, operation or maintenance of the Transferred Assets or the conduct of any Specified Business on or

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prior to the Closing, including those arising under or related to (A) Environmental Laws (other than as expressly provided in clause (viii) of the definition of “Assumed Liabilities”) or (B) any Claim (other than under clauses (ii) (except with respect to litigation that is pending or threatened as of the Closing), (iii), (iv), (v), (vii), (viii) or (ix) of the definition of “Assumed Liabilities”) including any Claim in respect of Losses to Persons or property, and any Claim relating to any filings made by Seller or any of its Affiliates under the Exchange Act or the Securities Act (other than any Excluded Claim), (iii) Liabilities under any Indebtedness of Seller or any of its Affiliates, (iv) except for the Assumed Cure Costs, Liabilities for Cure Costs, (v) Liabilities for Chapter 11 Expenses, (vi) Excluded Taxes, (vii) Intercompany Payables, (viii) Liabilities related to the SEC/DOJ Matters, including any SEC/DOJ Settlement, (ix) Liabilities for any Claims filed against Seller or any other Debtor after the bar date established in the Reorganization Case, (x) Liabilities that are subject to the Discharge, any MCE Discharge or any Additional Discharge, (xi) except as provided in clause (iii) of the definition of “Assumed Liabilities,” Liabilities under any Benefit Plan, including under the Adelphia Communications Corporation Key Employee Continuity Program, the Amended and Restated Adelphia Communications Corporation Performance Retention Plan, the Sale Bonus Program and any Stock Award, (xii) Liabilities identified as Excluded Liabilities in Sections 5.2(j), 5.8(a) and 5.8(q), (xiii) Liabilities to Seller, any member of the Rigas family, any Managed Cable Entity or any of their respective Affiliates other than Liabilities under this Agreement or any Ancillary Agreement, (xiv) except pursuant to Section 5.13(d), Liabilities in respect of Rejection Claims and (xv) Liabilities allocated to the Friendco Business pursuant to the proviso to Section 2.3.

“Excluded Taxes” means any Taxes imposed with respect to any Specified Business or any Transferred Assets Related thereto or any income or gain derived with respect thereto, in each case, other than Assumed Taxes. For the avoidance of doubt, Excluded Taxes shall include any income Tax liability payable by Seller or its Subsidiaries in respect of the Transaction.

“Expanded Agreement” has the meaning set forth in Section 5.15(a)(i).

“Extended Outside Date” has the meaning set forth in Section 8.2.

“FCC” means the Federal Communications Commission.

“Final Adjustment Amount” means, with respect to each Specified Business, the Closing Adjustment Amount as set forth in the Buyer’s Statement for such Specified Business and, in the event of a Seller’s Objection, as adjusted by either the agreement of Buyer and Seller, or by the CPA Firm, acting pursuant to Section 2.6.

“Final MCE Purchase Price” means the Initial MCE Purchase Price in respect of all Disputed MCE Systems the Assets of which are to be transferred to Buyer at the MCE Closing plus the Disputed MCE System Adjustment Amount in respect of all such Disputed MCE Systems.

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“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, (i) which has not been reversed, stayed, modified, amended, enjoined, set aside, annulled or suspended, (ii) with respect to which no request for a stay, motion or application for reconsideration or rehearing, notice of appeal or petition for certiorari is filed within the deadline provided by applicable statute or regulation or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought and (iii) as to which the deadlines for filing such request, motion, petition, application, appeal or notice referred to in clause (ii) above have expired; provided, however, that a request for a stay, appeal, motion to reconsider or petition for certiorari referred to in clause (ii) shall be disregarded for purposes of such clause if such appeal, motion to reconsider or petition for certiorari would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Transaction, any Specified Business, Parent or any of its Affiliates (in the case of Parent or its Affiliates, only to the extent related to the Transaction and not in their capacity as creditors or, with respect to Plan distribution matters, equityholders) (taking into account whether such request for a stay, appeal, motion to reconsider or petition for certiorari would be rendered moot under the doctrine of “equitable mootness” as a result of the occurrence of the Closing and any findings of the Bankruptcy Court contained in any such order or judgment, including under section 363(m) of the Bankruptcy Code).

“Financial Advisors” has the meaning set forth in Section 4.26.

“Financial Information” has the meaning set forth in Section 5.11(a).

“Fixtures and Equipment” means, with respect to each Specified Business, all furniture, office equipment, furnishings, fixtures, vehicles, equipment, testing equipment, computers, set-top boxes, tools, electronic devices, towers, tower equipment, trunk and distribution cable, other aboveground and underground cable, decoders and spare decoders for scrambled satellite signals, amplifiers, microwave equipment, power supplies, conduits, vaults and pedestals, grounding and pole hardware, installed subscriber devices (including drop lines, converters, encoders, transformers behind television sets and fittings), headends and hubs (origination, transmission and distribution systems) hardware, spare parts, supplies and closed circuit devices, inventory, other physical Assets (other than real property) and other tangible personal property Related to such Specified Business, wherever located.

“Franchise” means, with respect to each Specified Business, each franchise, as such term is defined in the Communications Act, granted by a Government Entity authorizing the construction, upgrade, maintenance or operation of any part of the Cable Systems that are part of such Specified Business.

“Friendco” has the meaning set forth in the Recitals.

“Friendco Business” has the meaning set forth in the Recitals.

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“Friendco Purchase Agreement” has the meaning set forth in the Recitals.

“Friendco Purchase Price” has the meaning ascribed to the term “Purchase Price” in the Friendco Purchase Agreement.

“Friendco Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of March 31, 2003, as amended (except to the extent any amendment after June 21, 2006 would adversely affect Seller), by and among TWE Holdings II Trust, a Delaware statutory trust, TWX and Parent.

 “Friendco Transaction” means the Redemptions and the Exchange.

“Friendco Transferred Assets” has the meaning ascribed to the term “Transferred Assets” in the Friendco Purchase Agreement.

“Fully Diluted Basis” means all Equity Securities of Parent, without regard to any restrictions or conditions with respect to the exercisability of such Equity Securities, other than (i) any Equity Securities issued following the date hereof  on arm’s length terms for fair consideration, as determined in good faith by Parent’s board of directors or any committee thereof, and, in connection with any such issuance to TWX or any of its Affiliates (other than Parent or its wholly owned Subsidiaries), also subject to Section 5.3(c), and (ii) any Equity Securities issued following the date hereof pursuant to employee stock option or restricted stock programs (A) as approved by Parent’s board of directors or compensation committee from time to time pursuant to which Permitted Parent Incentive Awards are issued or (B) in connection with any acquisition transaction satisfying clause (i) of this definition.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Antitrust Entity” means any Government Entity with jurisdiction over the enforcement of any U.S. Antitrust Law or other similar Law.

“Government Entity” means any federal, state or local court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction.

“Governmental Authorizations” means, with respect to each Specified Business, all licenses (including cable television relay service, business radio and other licenses issued by the FCC or any other Government Entity), permits (including construction permits), certificates, waivers, amendments, consents, Franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to the HSR Act), other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals Related to such Specified Business and issued by or obtained from a Government Entity or Self-Regulatory Organization.

“Group 1 Business” has the meaning set forth in the Recitals.

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“Group 1 Cap Amount” means $296,700,000, plus any amounts paid into the Escrow Account by Buyer minus any amounts paid out of the Escrow Account to Buyer, in each such case after Closing with respect to adjustments in respect of the Group 1 Business under Sections 2.6(f) and 2.7(c).

“Group 1 Shared Assets and Liabilities” means the Shared Assets and Liabilities that are allocated to the Group 1 Business as set forth on Schedule 1.1(h) of the Seller Disclosure Schedule and any other Assets or Liabilities (other than those solely Related to the Group 1 Business), as applicable, that are allocated to the Group 1 Business pursuant to the Designated Allocation or the proviso to Section 2.3.

“Group 1 Systems” has the meaning set forth in the Recitals.

“Group 1 Threshold Amount” means $74,000,000.

“Group 2 Business” has the meaning set forth in the Recitals.

“Group 2 Cap Amount” means $267,900,000, plus any amounts paid into the Escrow Account by Buyer minus any amounts paid out of the Escrow Account to Buyer, in each such case after Closing with respect to adjustments in respect of the Group 2 Business under Sections 2.6(f) and 2.7(c).

“Group 2 Shared Assets and Liabilities” means the Shared Assets and Liabilities that are allocated to the Group 2 Business as set forth on Schedule 1.1(h) of the Seller Disclosure Schedule and any other Assets or Liabilities (other than those solely Related to the Group 2 Business), as applicable, that are allocated to the Group 2 Business pursuant to the Designated Allocation or the proviso to Section 2.3.

“Group 2 Systems” has the meaning set forth in the Recitals.

“Group 2 Threshold Amount” means $67,000,000.

“Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or otherwise harmful under applicable Laws or is otherwise regulated by a Government Entity, including petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls, lead-containing products and mold.

“Historic Promotion” means, as to any Basic Subscriber (other than Subscribers that only receive the lowest tier of service (i.e., lifeline or “B1 only” Subscribers)), any discount or promotion that (i) such Basic Subscriber is subject to as of the date hereof (without any modification, extension or renewal thereof after the date hereof) and (ii) does not extend beyond twelve months following the date hereof.

“HSI Subscriber” means an “HSI Customer” as determined pursuant to the Seller Subscriber Accounting Policy.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” of any Person shall mean, without duplication, (i) all indebtedness of such Person for money borrowed or with respect to deposits or advances of any kind, whether short-term or long-term and whether secured or unsecured and whether or not required to be disclosed on a balance sheet or in the related notes to financial statements under GAAP, (ii) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit and bankers’ acceptances issued for the account of such Person, (iii) obligations under any Capital Lease, (iv) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (v) all obligations of such Person upon which interest charges are customarily paid (excluding trade accounts payable and accrued obligations in the ordinary course of business) excluding Cure Costs or Rejection Claims, (vi) all obligations of such Person under conditional sale or other title retention agreements relating to Assets purchased by such Person, (vii) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations in the ordinary course of business), (viii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (ix) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person or any trust or Subsidiary of such Person (including any preferred stock of such Person or any obligations of such Person in respect of trust preferred, but excluding any such obligations under the Investment Documents listed on Schedule 1.1(i) of the Seller Disclosure Schedule and provided that such Investment Documents have been made available to Buyer prior to the date hereof), (x) any “keep well” or other agreement to maintain the financial condition of another Person (other than a wholly owned Subsidiary of such Person), (xi) any arrangement having the economic effect of any of the foregoing, (xii) any indebtedness of the types referred to in clauses (i) through (xi) above of another Person that is guaranteed directly or indirectly by such Person or secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) the Assets of such Person, whether or not the obligations secured thereby have been assumed, (xiii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee and (xiv) any interest, charges or penalties in respect of any of the foregoing.

“Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Initial Disputed MCE System Adjustment Amount” has the meaning set forth in Section 2.7(a).

“Initial MCE Purchase Price” has the meaning set forth in Section 2.7(a).

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“Insurance Claims” means, with respect to each Specified Business, all title, property, casualty, fire or, to the extent it relates to periods following the Closing, business interruption, insurance proceeds received or receivable by such Specified Business in respect of any Transferred Asset or Assumed Liability, all title, property, casualty, fire or, to the extent it relates to periods following the Closing, business interruption, insurance proceeds (to the extent not already expended (including expenditures of other monies) by Seller or any Affiliate of Seller to restore or replace the lost or damaged Asset, which replacement Asset shall be a Transferred Asset) received or receivable by such Specified Business in respect of any Asset damaged or lost after December 31, 2004 and which, if not so damaged or lost, would have been a Transferred Asset and all insurance proceeds received or receivable by such Specified Business in respect of business interruption of such Specified Business to the extent relating to any period after the Closing.

“Insurance Policies” has the meaning set forth in Section 3.23.

“Intellectual Property” means, as they exist anywhere in the world, (i) trademarks, service marks, brand names, certification marks, collective marks, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same, (ii) inventions and discoveries, whether patentable or not, and all patents, invention disclosures and applications therefor, and designs and improvements claimed therein, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, reexaminations, interferences, extensions and reissues, (iii) trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), including mask rights and computer software (including all source code, object code, specifications, designs and documentation related to such programs), copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (v) domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items, and (vi) any other intellectual property or proprietary rights to the extent entitled to legal protection as such.

“Intellectual Property Assignment Agreement” means, with respect to each Specified Business, an agreement in form and substance reasonably acceptable to Seller and Buyer, providing for the assignment of the Transferred Intellectual Property Related to such Specified Business.

“Intercompany Payables” means, with respect to each Specified Business, all account, note or loan payables (including credit balance intercompany receivables), whether or not recorded on the books of Seller or any of its Affiliates, for goods or services purchased by such Specified Business or provided to such Specified Business, or advances (cash or otherwise) or any other extensions of credit to such Specified Business, in each case from Seller or any of its Affiliates, including amounts recorded on the

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Derivative 2004 Financial Statements, whether current or non-current, as either intercompany, affiliate or related party payables, on a gross or net basis.

“Intercompany Receivables” means, with respect to each Specified Business, all account, note or loan receivables, whether or not recorded on the books of Seller or any of its Affiliates, for goods or services sold or provided by such Specified Business to Seller, any of its Affiliates or advances (cash or otherwise) or any other extensions of credit made by such Specified Business to Seller or any of its Affiliates, including amounts recorded on the Derivative 2004 Financial Statements, whether current or non-current, as either intercompany, affiliate or related party receivables, on a gross or net basis.

“Interim Dividends” means, with respect to any shares of Parent Class A Common Stock delivered after the Closing, any dividends declared and paid between the Closing and the delivery of such shares, plus (to the extent of any dividends paid in cash) interest from the respective dates on which such dividends were paid to the date of payment, at LIBOR calculated on a 365-day basis; it being understood that the holder of such shares shall be entitled to receive any dividends declared but not paid between the Closing and the delivery of such shares upon the payment of such dividend to the holders of Parent Class A Common Stock.

“Intermediate Subsidiary” has the meaning set forth in Section 3.2(a).

“Investment Documents” means the documents governing any Transferred Investment.

“Investment Entity” means any issuer of a Transferred Investment.

“Investment Entity Securities” means, with respect to each Investment Entity, the Equity Securities of such Investment Entity.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (i) with respect to Seller and its Affiliates, the collective actual knowledge of any of Seller’s executive officers, the vice president of law and governmental affairs, the vice president for engineering, the vice president for finance, the vice president of financial planning, the vice president — treasurer, the applicable regional senior vice presidents, the applicable direct reports to the regional senior vice presidents, including the senior executive officer of each Cable System or group of Cable Systems, the most senior employee that is responsible for tax matters (currently, the vice president of taxation), the senior officer responsible for environmental matters including the Environmental Self-Audit and each regional vice president of finance, each regional vice president of engineering, and each regional vice president of law and governmental affairs, and (ii) with respect to Buyer, the collective actual knowledge of Buyer’s Chief Executive Officer, and any of Parent’s executive officers, applicable executive vice presidents and applicable division presidents and each group vice president of finance.

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“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization.

“Lease Assignment Agreement” means, with respect to each Specified Business, one or more agreements in form and substance reasonably acceptable to Seller and Buyer and reasonably necessary to cause such agreements to be recordable, assigning to Buyer the Transferred Real Property Leases Related to such Specified Business.

“Leased Real Property” means real property subject to the Real Property Leases.

“LFA Approvals” means all consents, approvals or waivers required to be obtained from Government Entities with respect to the transfer or change in control of Franchises in connection with the Transaction and, except for purposes of Section 6.2(e), the Exchange.

“Liabilities” means any and all Indebtedness, losses, claims, charges, demands, actions, damages, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, covenants, contracts, controversies, omissions, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether due or to become due, fixed, contingent or absolute, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising, including, those arising under any Law, principles of common law (including out of any contract or tort based on negligence or strict liability) action, threatened or contemplated action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened or contemplated actions), order or consent decree of any Government Entity or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, whether or not the same would be required by GAAP to be recorded or reflected in financial statements or disclosed in the notes thereto.

“LIBOR” means the six-month Interbank Official Rate with respect to deposits in Dollars which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two business days in London preceding the Closing.

“Losses” has the meaning set forth in Section 7.2(a).

“Managed Cable Entity” means, with respect to an MCE System, each Person (other than the Debtors, Buyer and its Affiliates) that owns or purports to own any Equity Security or profits interest in such MCE System.

“Material Adverse Effect” means (i) a material adverse effect on the business, condition (financial or otherwise), Assets or results of operations of any

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Specified Business (or, solely for purposes of Section 6.2(f), any Specified Business or the Acquired Business), taken as a whole, or (ii) a material impairment or delay of Seller’s or its Affiliates’ ability to effect the Closing or to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party; provided, however, that none of the following (or the results thereof) shall be taken into account:  (A) any change in Law or accounting standards or interpretations thereof that is of general application; (B) any change in general economic or business conditions or industry-wide or financial market conditions generally; (C) except with respect to Sections 3.4, 3.5, 6.1(f) and 6.2(e), any adverse effect as a result of the execution or announcement of this Agreement, the Ancillary Agreements, the Transaction or the transactions contemplated by the Ancillary Agreements; and (D) any loss of Subscribers reflected in the Base Subscriber Number for such Specified Business (or, solely for purposes of Section 6.2(f), any or all Specified Businesses ) and any loss of Subscribers to the extent reflected in the Subscriber Change used in calculating the Final Adjustment Amount for such Specified Business (or, solely for purposes of Section 6.2(f), any or all Specified Businesses).

“MCE Base Subscriber Number” means, with respect to each MCE System, the number of Basic Subscribers of such MCE System corresponding to the month prior to the month in which the Closing occurs, as set forth on Schedule 1.1(j) of the Seller Disclosure Schedule.

“MCE Closing” has the meaning set forth in Section 2.7(c).

“MCE Discharge” means, with respect to each MCE System, except as otherwise provided in the Plan and the Confirmation Order (or, to the extent approved by Buyer (such approval not to be unreasonably withheld), such other plan that includes the applicable Managed Cable Entity as a debtor and the confirmation order of the Bankruptcy Court approving such plan and effecting the MCE Discharge), the discharge and/or equivalent effect granted pursuant to such confirmation order and sections 363, 1123 and 1141 of the Bankruptcy Code or the equivalent effect pursuant to any other governmental proceeding to the extent approved by Buyer (such approval not to be unreasonably withheld; it being understood that it would be reasonable for Buyer to refuse to grant such approval if such other governmental proceeding would not have the same effect as a bankruptcy discharge in all respects relative to the Transaction), of (i) each applicable Managed Cable Entity, as a debtor in possession, from Liabilities, (ii) interests of, and rights, interest and Claims of the holders of Claims against and interests in, such MCE System and Managed Cable Entity and (iii) Encumbrances on, or interests of Persons (other than Seller and its Affiliates) in, the Transferred Assets that are Related to such MCE System; it being understood that an MCE Discharge may occur pursuant to the Plan.

“MCE Financial Statements” has the meaning set forth in Section 5.11(b).

“MCE Fraction” means, with respect to the Disputed MCE Systems transferred to Buyer at the MCE Closing (or, as used in the definitions of “MCE Subscriber Cap Component” and “MCE Subscriber Basket Component,” with respect to all Disputed MCE Systems not transferred to Buyer at the Closing), a fraction, the

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numerator of which is the aggregate number of Basic Subscribers served by such Disputed MCE Systems and the denominator of which is the aggregate number of Basic Subscribers served by all Group 2 Systems and MCE Systems, in each case as of December 31, 2004.

“MCE Management Agreement” has the meaning set forth in Section 2.7(b).

“MCE Period” has the meaning set forth in Section 2.7(b).

“MCE Purchase Price” means $390,000,000.

“MCE Purchase Shares” has the meaning set forth in Section 2.7(c).

“MCE Resolution” has the meaning set forth in Section 2.7(b).

“MCE Subscriber Basket Component” means the Subscriber Basket set forth on Schedule 1.1(q)(i) of the Seller Disclosure Schedule with respect to the Group 2 Systems multiplied by the MCE Fraction.

“MCE Subscriber Cap Component” means the Subscriber Cap set forth with respect to the Group 2 Systems on Schedule 1.1(q)(ii) of the Seller Disclosure Schedule multiplied by the MCE Fraction.

“MCE Systems” has the meaning set forth in the Recitals.

“Measurement Date” means the subscriber cut-off date during the calendar month immediately preceding the month in which the Closing occurs.

“Most Recent Balance Sheet” means, with respect to each Specified Business, the unaudited balance sheet included in the Derivative 2004 Financial Statements for such Specified Business.

“Multiemployer Plan” has the meaning set forth in Section 3.10(a).

“Net Liabilities Adjustment Amount” means, with respect to each Specified Business, the Closing Net Liabilities Amount minus the Base Net Liabilities Amount of such Specified Business, expressed as a positive, if positive, or as a negative, if negative.

“Non-Debtor Subsidiaries” has the meaning set forth in Section 5.13(h).

“Non-Debtor Transfer” has the meaning set forth in Section 5.13(h).

“Non-Governmental Authorizations” means, with respect to each Specified Business, all licenses, permits (including construction permits), certificates, waivers, amendments, consents, franchises, exemptions, variances, expirations and terminations of any waiting period requirements, other actions by, and notices, filings,

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registrations, qualifications, declarations and designations with, any Person and other authorizations and approvals that are Related to such Specified Business other than Governmental Authorizations.

“Non-Referred Proposal” has the meaning set forth in the definition of “Proposed Change in Tax Law.”

“Notice Period” has the meaning set forth in Section 7.4(a).

“NYSE” means the New York Stock Exchange.

“OCB Contract” means, with respect to each Specified Business, a Contract Related to such Specified Business that (i) (A) is in a Contract Category Expected to be Assumed, (B) is entered into in the Ordinary Course and (C) contains no Special Terms  (provided, that with respect to Contracts described on Schedule 1.1(k)(i) of the Seller Disclosure Schedule, clause (i) of the definition of “Special Terms” shall be disregarded for purposes of this definition) or (ii) is set forth on Schedule 1.1(k)(ii) of the Seller Disclosure Schedule; provided, however, that any Contract that would otherwise be an OCB Contract and which cannot be assigned to Buyer at the Closing without consent or waivers of a third party that are not obtained by the Closing (and the use and benefits of which cannot in all material respects be provided to Buyer pursuant to Section 2.11) shall be deemed not to be an OCB Contract; provided, further, that Buyer shall be entitled to remove from Schedule 1.1(k)(i) of the Seller Disclosure Schedule any Contract that was amended in any material respect prior to the date hereof if such amendment is not identified with such Contract on Schedule 1.1(k)(i).

“Offering Financial Information” has the meaning set forth in Section 5.11(a).

“Ordinary Course” or “Ordinary Course of Business” means (i) with respect to each Specified Business, the conduct of such Specified Business as a going concern in accordance with Seller’s normal day-to-day customs, practices and procedures, without regard to the Sale Process (it being understood that the use of regional or national resources utilized by a Cable System shall be deemed to be so conducted if utilized in accordance with Seller’s normal, day-to-day customs, practices and procedures in the Business as applied to such Cable System), and (ii) with respect to the Parent Business, the conduct of the Parent Business as a going concern in accordance with Parent’s normal day-to-day customs, practices and procedures, except to the extent such customs, practices and procedures relate to transactions entered into following the date hereof that have the intended effect of benefiting any Affiliate of Parent (other than any Subsidiary of Parent) at the expense of Parent or any Subsidiary of Parent in a manner that would deprive Parent or any Subsidiary of Parent of the benefit they would otherwise have obtained if the transaction were to have been effected on terms that were negotiated on an arm’s length basis.

“Outside Date” has the meaning set forth in Section 8.2.

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“Owned Real Property” means, with respect to each Specified Business, all fee interests in real property (including improvements thereon) Related to such Specified Business, including those listed on Schedule 1.1(l) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Parent” has the meaning set forth in the Recitals.

“Parent Agreement” has the meaning set forth in the Recitals.

“Parent Audited Financial Statements” has the meaning set forth in Section 4.9(a).

“Parent Basic Subscriber” means a paying customer who subscribes to at least the lowest level of video programming offered by the Parent Cable Systems as determined pursuant to the Parent Subscriber Accounting Policy.

“Parent Benefit Plans” has the meaning set forth in Section 4.12(a).

“Parent Business” has the meaning set forth in the Recitals.

“Parent Cable System” means each System that is Related to the Parent Business.

“Parent Capital Stock” has the meaning set forth in Section 4.4(b).

“Parent Class A Common Stock” has the meaning set forth in Section 2.5(c).

“Parent Class B Common Stock” has the meaning set forth in Section 4.4(b).

“Parent Digital Subscriber” means a paying customer who subscribes to any level of service received via digital technology (including the digital guide tier, digital basic tier, digital sports tier and digital movie tier) from the Parent Cable Systems as determined pursuant to the Parent Subscriber Accounting Policy.

“Parent Franchise” means each franchise, as such term is defined in the Communications Act, granted by a Government Entity authorizing the construction, upgrade, maintenance or operation of any part of the Parent Cable Systems.

“Parent Governmental Authorizations” means all licenses (including cable television relay service, business radio and other licenses issued by the FCC or any other Government Entity), permits (including construction permits), certificates, waivers, amendments, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to the HSR Act), other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals

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Related to the Parent Business and issued by or obtained from a Government Entity or Self-Regulatory Organization.

“Parent HSD Subscriber” means a paying customer who subscribes to high speed data service offered by the Parent Cable Systems as determined pursuant to the Parent Subscriber Accounting Policy.

“Parent Material Adverse Effect” means (i) a material adverse effect on the business, condition (financial or otherwise), Assets or results of operations of the Parent Business, taken as a whole or (ii) a material impairment or delay of Parent’s or its Controlled Affiliates’ ability to effect the Closing or to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party; provided, however, that none of the following (or the results thereof) shall be taken into account:  (A) any change in Law or accounting standards or interpretations thereof that is of general application; (B) any change in general economic or business conditions or Broadband Industry-wide or financial market conditions generally; and (C) except with respect to Sections 4.6, 4.7 and 6.1(f), any adverse effect as a result of the execution or announcement of this Agreement, the Ancillary Agreements, the Transaction or the transactions contemplated by the Ancillary Agreements.

“Parent Material Contracts” means those Contracts set forth on Schedule 4.17(a) of the Buyer Disclosure Schedule.

“Parent Preferred Stock” has the meaning set forth in Section 4.4(b).

“Parent Real Property” means all fee interests in real property (including improvements thereon) Related to the Parent Business.

“Parent Redemption” means the redemption of the Parent Class A Common Stock pursuant to the Parent Redemption Agreement.

“Parent Redemption Agreement” means the Redemption Agreement, dated as of the date hereof, by and among Friendco, Comcast Cable Communications Holdings, Inc., MOC Holdco II, Inc., TWE Holdings I Trust, TWE Holdings II Trust, Cable Holdco II Inc., TWE Holding I LLC, TWX and Parent.

“Parent Subscriber” means any Parent Basic Subscriber, Parent Digital Subscriber or Parent HSD Subscriber.

“Parent Subscriber Accounting Policy” has the meaning set forth in Section 4.18(e).

“Per Share Value of the Purchase Shares” means the amount obtained by dividing the Aggregate Value of the Purchase Shares by the aggregate number of Purchase Shares that would be delivered by Buyer at the Closing before giving effect to any adjustment thereto pursuant to Section 2.6(f) or 2.7.

“Permitted Assignee” has the meaning set forth in Section 9.3

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“Permitted Encumbrances” means (i) Encumbrances reflected or reserved against or otherwise disclosed in the Most Recent Balance Sheet, (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course and that are not material in amount or effect on any Specified Business or are being contested in good faith by appropriate proceedings, (iii) liens for Taxes, assessments and other governmental charges that are not due or payable or are being contested in good faith by appropriate proceedings, (iv) with respect to real property, (A) easements, quasi-easements, licenses, covenants running with the land, rights-of-way, rights of re-entry, restrictions or other similar encumbrances, conditions or restrictions that would be disclosed on current title reports or surveys, which do not, individually or in the aggregate with one or more other Encumbrances, interfere in any material respect with the right or ability to own, use, enjoy or operate such real property as currently used or operated or to convey good and indefeasible fee simple title to the same (with respect to Owned Real Property) or materially detract from the value of such real property, (B) zoning, building, subdivision or other similar requirements or restrictions, provided, that the same are not violated in any material respect by the existing improvements or the current use and operation of such real property, and (C) Transferred Real Property Subleases which do not, individually or in the aggregate with one or more other Encumbrances, interfere in any material respect with the right or ability to use, enjoy or operate such real property as currently used or operated or materially detract from the value of such real property, (v) Encumbrances, other than Encumbrances on real property, incurred in the Ordinary Course that are not material to any Specified Business, (vi) any transfer restrictions set forth in any Assigned Contract (other than any such restriction that could reasonably be expected, individually or in the aggregate, to adversely affect the Transaction or the Exchange in any material respect) and (vii) Encumbrances imposed by any Contract or any Law governing a Franchise, provided, that in the case of clauses (i), (ii), (iii), (iv) (as to any Encumbrances that can be satisfied solely through the payment of money) and (v), any such Encumbrance shall be a Permitted Encumbrance only to the extent that such Encumbrance (x) shall be discharged pursuant to the Discharge or, with respect to MCE Systems or Transferred Assets owned by Non-Debtor Subsidiaries, an MCE Discharge or Additional Discharge, respectively, or (y) is reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount.

“Permitted Parent Incentive Awards” means an amount of Equity Securities that, during the 12-month period commencing on the date hereof, does not exceed 1.5% of the outstanding Equity Securities of Parent calculated on a Fully Diluted Basis and, for each 90-day period thereafter, does not exceed an additional 0.375% of the outstanding Equity Securities of Parent calculated on a Fully Diluted Basis (provided, that (i) no more than ten percent of Permitted Parent Incentive Awards shall be shares of restricted stock and (ii) any such employee stock option shall not be issued at less than fair market value as determined in good faith by Parent’s board of directors or compensation committee).

“Permitted Promotion” means, as to any Basic Subscriber (other than Subscribers that only receive the lowest tier of service (i.e., lifeline or “B1 only”

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Subscribers)), any discount or promotion (i) which does not extend beyond two months following the Closing Date or provide for a discount equal to (or in excess of) the entire Applicable Monthly Rate in any consecutive months or in more than any one month if such discount or promotion is for a period of less than four months and (ii) the dollar amounts or values of which do not (A) exceed, over the life of such discount or promotion, an amount equal to two times the full monthly rate card pricing applicable to all services provided to such Subscriber (the “Applicable Monthly Rate”) or (B) exceed 50% of an amount equal to the product of (x) the Applicable Monthly Rate multiplied by (y) the number of months (including any fraction thereof) in the life of such discount or promotion.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust, a labor union or other entity or organization.

“Petition Date” has the meaning set forth in the Recitals.

“Plan” means the chapter 11 plan filed by Seller and/or its Affiliates in connection with the Reorganization Case, providing, among other things, for the effectuation of the Transaction, as amended from time to time, and satisfying the requirements of Section 5.13.

“Primarily Related” means, with respect to any business or System, owned or held primarily by, required primarily for, or used, intended for use, leased, licensed, accrued, reserved or incurred primarily in connection with, such business or System, including to the extent allocated thereto pursuant to Schedule 1.1(m) of the Seller Disclosure Schedule.

“Pro Rata Payment” means, as to any amount, an aggregate amount of cash and Purchase Shares (where each Purchase Share is valued at the Per Share Value of the Purchase Shares) equal to such amount and allocated as between cash and Purchase Shares such that 35.14% of such amount shall be in the form of Purchase Shares and 64.86% of such amount shall be in cash; provided, however, that (i) the cash portion of such amount shall be increased by (A) any Interim Dividend paid in cash on the Purchase Shares included in such Pro Rata Payment and (B) in respect of the portion of any cash payment by Buyer pursuant to (x) Section 2.6(f), interest on such portion (without giving effect to the foregoing clause (A)) from the date of the Closing, as applicable, to the date of payment at LIBOR calculated on a 365-day basis and (y) Section 7.2, interest on such portion (without giving effect to the foregoing clause (A)) at LIBOR calculated on a 365-day basis from the date notice of the Losses for which indemnification is sought was delivered until the date of payment of indemnification by the Buyer Indemnifying Party and (ii) the stock portion of such amount shall be increased by Interim Dividends paid in stock on the Purchase Shares included in such Pro Rata Payment.

“Programming Agreement” means any Contract pursuant to which Seller or any of its Affiliates has the right to carry audio and/or video content or programming (or pay for or otherwise provide compensation with regard to cable television

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programming) on any Cable System and all related arrangements, including with respect to programming and launch initiatives and support; provided, that “Programming Agreement” shall not include any local Cable System leased access agreement required by Law.

“Proposed Change in Tax Law” means a proposal published in writing by (i) the President of the United States, (ii) the U.S. Treasury Department or any official on behalf of the U.S. Treasury Department (including the Office of Tax Policy), (iii) the Commissioner of the Internal Revenue Service or any official on behalf of the Internal Revenue Service, (iv) the House Ways and Means Committee or any member thereof (each such member, except for the chair and ranking minority member, a “Specified HWMC Member”), (v) the Senate Finance Committee or any member thereof (each such member, except for the chair and ranking minority member, a “Specified SFC Member”) or (vi) any other Congressional Committee (any such proposal that is not reported out of such Congressional Committee for sequential referral to either the House Ways and Means Committee or the Senate Finance Committee, a “Non-Referred Proposal”).

“Protections Order” means an order of the Bankruptcy Court approving Section 5.10 and Article VIII pursuant to sections 105, 363, 503(b) and 364 of the Bankruptcy Code.

“Proximate Cause Party” has the meaning set forth in Section 8.2.

“Purchase Price” has the meaning set forth in Section 2.5(c).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 5.7(d).

“Purchase Price Per Subscriber” means $3,810.

“Purchase Rights” means any purchase options, rights of first refusal or other rights that any Person may have (under the terms of any franchise or otherwise) to purchase all or any portion of a System owned or operated by any Person as a result of the Transaction or the transfer of any System pursuant to the Exchange.

“Purchase Shares” has the meaning set forth in Section 2.5(c).

“Qualified Customer” means a Basic Subscriber who, prior to the Closing, has been billed and, prior to one month following the Closing, has paid (disregarding payments subject to any rebates or similar programs) for services delivered during the period commencing two months prior to the Measurement Date and ending on the Measurement Date an amount no less than (i) for each month in such period, 50% of the Applicable Monthly Rate or (ii) 66.67% of the Applicable Monthly Rate in respect of any single month during such period. For the avoidance of doubt, in calculating a Qualified Customer for purposes of the Estimated Closing Adjustment Amount and the condition set forth in the second sentence of Section 6.2(h), the parties shall assume that no payments will be made by such Basic Subscriber after the Closing.

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“Rate Regulatory Matter” means any proceeding or investigation with respect to a Cable System arising out of or related to the Cable Act (other than those affecting the cable television industry generally) dealing with, limiting or affecting the rates which can be charged by such Cable System for programming, equipment, installation, service or otherwise.

“Real Property Leases” means, with respect to each Specified Business, those leases, subleases, license agreements, and sublicense agreements, together with all extensions, supplements, amendments, other modifications and nondisturbance agreements relating thereto, governing real property Related to such Specified Business, including those with respect to the real properties listed on Schedule 1.1(n) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Real Property Sublease” means, with respect to any Specified Business, any lease, sublease, license or sublicense, together with all extensions, supplements, amendments and other modifications relating thereto, pursuant to which the Owned Real Property or the Leased Real Property (or any portion thereof) Related to such Specified Business is leased, subleased, licensed or sublicensed to others.

“Redemptions” means the transactions that are the subject matter of the Parent Redemption Agreement and of the TWE Redemption Agreement, including the Parent Redemption and the TWE Redemption.

“Registered” means issued by, registered with, renewed by, or the subject of a pending application before, any Government Entity or domain name registrar.

“Rejected Contracts” has the meaning set forth in Section 5.13(b).

“Rejection Claim” means, with respect to a Contract, any Claim arising out of (i) the termination of such Contract or the rejection of such Contract under section 365 of the Bankruptcy Code or (ii) a breach of or default under any such Contract entered into following the Petition Date as a result of the termination, rejection or breach of such Contract as a result of Buyer’s determination not to make such Contract an Assigned Contract, in each case assuming such termination, rejection or breach occurred as of the earlier of (A) the date on which such Contract is terminated or rejected or (B) the Closing Date.

“Related” means, with respect to any business or System, owned or held by, required for, or used, intended for use, leased, licensed, accrued, reserved or incurred in connection with, such business or System.

“Related to the Parent Business” means owned or held by, required for, used or intended for use, leased or licensed in connection with, the Parent Business as conducted by Parent and its Affiliates prior to the Closing.

“Reorganization Case” has the meaning set forth in the Recitals.

“Retained Books and Records” has the meaning set forth in Section 5.1(d).

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“Rigas Litigation” means the litigation described on Schedule 1.1(o) of the Seller Disclosure Schedule.

“Rights-of-Way” means, with respect to each Specified Business, the written rights-of-way easements, rights of access, rights of use, pole line or joint line agreements, underground conduit agreements, crossing agreements, railroad agreements, leases, subleases, licenses, sublicenses and other similar interests in real property (other than Owned Real Property and Leased Real Property), together with all extensions, supplements, amendments, other modifications and nondisturbance agreements relating thereto, Related to such Specified Business.

“Rights-of-Way Assignment Agreement” means, with respect to each Specified Business, an agreement in form and substance reasonably acceptable to Seller and Buyer and, to the extent relating to Transferred Rights-of-Way that are currently recorded, reasonably necessary to cause such assignments to be in recordable form, assigning to Buyer the Transferred Rights-of-Way Related to such Specified Business.

“Sale Bonus Program” has the meaning set forth in the definition of “Assumed Liabilities.”

“Sale Process” means the formal sale process of Seller’s Business announced by Seller on April 22, 2004 and commenced by Seller in September 2004.

“Schedule A Part” has the meaning set forth in the definition of “System Group.”

“SEC” means the Securities and Exchange Commission.

“SEC/DOJ Matters” means (i) the civil enforcement action captioned Securities and Exchange Commission v. Adelphia Communications Corporation, John J. Rigas, Timothy J. Rigas, Michael J. Rigas, James P. Rigas, James R. Brown and Michael C. Mulcahey, filed on July 24, 2002, alleging various securities fraud claims arising out of the Rigas family’s alleged misconduct, and the Department of Justice’s investigation related thereto, in each case as amended, modified and/or supplemented from time to time, and any related action or investigation commenced from time to time and (ii) any and all other Claims that the SEC or Department of Justice may have against Seller or any of its Affiliates (other than any Excluded Claim); provided, that, solely for purposes of Section 6.1(c), clause (ii) shall be deemed to exclude any such Claims that shall not have been asserted or threatened by the SEC or Department of Justice as of the Closing Date.

“SEC/DOJ Settlement” means a settlement, dismissal or other resolution of the SEC/DOJ Matters in full and pursuant to which after the Closing no Specified Business or any owner thereof shall have any Liability (including risk of criminal prosecution), including any obligation with respect to behavioral relief or similar action or limitation other than obligations not greater than those set forth in the form of letter agreement delivered by representatives of Friendco to representatives of Seller and Buyer on April 17, 2005.

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“Securities Act” means the Securities Act of 1933.

“Self-Regulatory Organization” means the National Association of Securities Dealers, Inc., the American Stock Exchange, the NYSE, any national securities exchange (as defined in the Exchange Act) or any other similar self-regulatory body or organization.

“Seller” has the meaning set forth in the Preamble.

“Seller Audited Financial Statements” has the meaning set forth in Section 5.11(b).

“Seller Confidentiality Agreement” means the letter agreement, dated October 22, 2004, among Seller, Friendco and TWX, as amended by the letter agreement, dated November 9, 2004, the letter agreement, dated January 7, 2005 and the letter agreement dated as of the date hereof.

“Seller Disclosure Schedule” means the disclosure schedule attached hereto as Annex A.

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Seller Required Approvals” means, with respect to each Specified Business, all consents, approvals, waivers, authorizations, notices and filings, (a) required to be obtained by Seller or any of its Affiliates from, or to be given by Seller or any of its Affiliates to, or made by Seller or any of its Affiliates with, any Person, in connection with the execution, delivery and performance by Seller or any of its Affiliates of this Agreement, the Ancillary Agreements and the agreements contemplated thereby to which it is (or will be) a party, the failure of which to obtain or make would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, other than the Confirmation Order and the LFA Approvals, or (b) that are listed on Schedule 1.1(p) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Seller Severance Plan” has the meaning set forth in Section 5.8(c).

“Seller Subscriber Accounting Policy” has the meaning set forth in Section 3.16(e).

“Seller’s 401(k) Plan” has the meaning set forth in Section 5.8(j).

“Seller’s Objection” has the meaning set forth in Section 2.6(c).

“Seller’s Statement” has the meaning set forth in Section 2.6(a).

“Shared Assets and Liabilities” means the Assets and Liabilities set forth on Schedule 1.1(h) of the Seller Disclosure Schedule and any other Assets required to have been listed thereon in order for the representation and warranty in Section 3.20(b) to be true and correct.

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“Significant Subsidiary” of any Person means a Subsidiary of such Person that would constitute a “significant subsidiary” (within the meaning of Rule 102 of Regulation S-X of the SEC).

“SOA” means the Sarbanes-Oxley Act of 2002.

“Special Term” has the meaning set forth in Section 3.15(b).

“Specified Business” means each of the Group 1 Business and the Group 2 Business.

“Specified HWMC Member” has the meaning set forth in the definition of “Proposed Change in Tax Law.”

“Specified SFC Member” has the meaning set forth in the definition of “Proposed Change in Tax Law.”

“Specified Systems” means each of the Group 1 Systems, the Group 2 Systems and the MCE Systems.

“Stock Awards” has the meaning set forth in Section 5.8(q).

“Sublease Assignment Agreement” means, with respect to each Specified Business, one or more agreements in form and substance reasonably acceptable to Seller and Buyer and reasonably necessary to cause such agreements to be recordable, assigning to Buyer the Transferred Real Property Subleases Related to such Specified Business.

“Subscriber” means any Basic Subscriber, Digital Subscriber or HSI Subscriber.

“Subscriber Accounting System” has the meaning set forth in Section 5.23.

“Subscriber Adjustment Amount” means, with respect to each Specified Business, the product of (i) Purchase Price Per Subscriber multiplied by (ii) if (A) the absolute value of the Subscriber Change is less than or equal to the Subscriber Basket, zero and (B) the absolute value of the Subscriber Change is greater than the Subscriber Basket, (1) if the Subscriber Change is a negative amount, the sum of the Subscriber Change plus the Subscriber Basket for such Specified Business and (2) if the Subscriber Change is a positive amount, the sum of the Subscriber Change minus the Subscriber Basket for such Specified Business.

“Subscriber Basket” means, with respect to each Specified Business, the number of Basic Subscribers set forth opposite such Specified Business in Schedule 1.1(q)(i) of the Seller Disclosure Schedule; provided, however, that the Subscriber Basket allocated to the Group 2 Business shall be reduced by the MCE Subscriber Basket Component (if there are any Disputed MCE Systems).

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“Subscriber Cap” means, with respect to each Specified Business, the number of Basic Subscribers set forth with respect to such Specified Business in Schedule 1.1(q)(ii) of the Seller Disclosure Schedule; provided, however, that the Subscriber Cap allocated to the Group 2 Business shall be reduced by the MCE Subscriber Cap Component (if there are any Disputed MCE Systems).

“Subscriber Change” means, with respect to each Specified Business, the Base Subscriber Number for such Specified Business minus the Closing Subscriber Number for such Specified Business, expressed as a positive, if positive, or as a negative, if negative; provided, that, except for purposes of calculating the Subscriber Adjustment Amount for each Disputed MCE System pursuant to Section 2.7(a),  the absolute value of the Subscriber Change shall not exceed the Subscriber Cap for such Specified Business.

“Subsequent Adjustment Amount” has the meaning set forth in Section 2.6(f).

“Subsidiary” means, with respect to any Person, any entity whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries; it being understood that (i) Bright House Networks, LLC shall be deemed not to be a Subsidiary of Parent or any of its Affiliates so long as its day-to-day operations are managed by Advance Publications, Inc., a New York corporation, Advance/Newhouse Partnership, a New York general partnership, or any of their respective Affiliates pursuant to the Partnership Agreement for Time Warner Entertainment-Advance/Newhouse Partnership, a New York general partnership (“TWE-A/N”), (ii) TWE-A/N shall be deemed a wholly owned, indirect Subsidiary of Parent, and (iii) the Tele-Media Entities shall be deemed to be Subsidiaries of Seller.

“Superior Alternate Plan” has the meaning set forth in Section 5.10(b).

“Superior Proposal” has the meaning set forth in Section 5.10(a).

“System” means (i) a cable system, as such term is defined in the Communications Act, and (ii) to the extent relating to areas referred to on a Schedule A Part as a non-primary Cost Center, a multichannel video programming distribution system operated through (A) bulk, commercial or multiple dwelling units, (B) satellite master antenna television units or (C) former Verizon cable systems in Thousand Oaks, Oxnard, Port Hueneme and El Rio, California.

“System Group” means, with respect to each Specified Business and each Specified Business (as defined in the Friendco Purchase Agreement), the Systems that are a part of such Specified Business as set forth in the applicable part of Schedule A of the Seller Disclosure Schedule or Schedule A of the Seller Disclosure Schedule (as defined in the Friendco Asset Purchase Agreement) (each, a “Schedule A Part”).

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“Target Capital Expenditure Amount” means, with respect to each Specified Business, the aggregate amount of capital expenditures budgeted to be made in respect thereof, respectively, subsequent to December 31, 2004 and up to and including the end of the month immediately preceding the Closing Date or, if the Closing occurs on a month-end, up to and including such month, as set forth in the Budget; provided, however, that in the event any Disputed MCE Systems exist as of the Closing, then the Target Capital Expenditure Amount in respect of the Group 2 Business shall be reduced by the amounts included in the Budget in respect of each Disputed MCE System through the month ending (i) on the Closing Date if the Closing occurs on a month-end or (ii) immediately prior to the Closing Date if the Closing does not occur on a month-end (it being understood that the amounts included in the Budget in respect of each Disputed MCE System shall be deemed for purposes hereof to equal the amounts included in the Budget in respect of all MCE Systems multiplied by the quotient obtained by dividing (x) the aggregate number of Basic Subscribers served by such Disputed MCE System as of December 31, 2004 by (y) the aggregate number of Basic Subscribers served by all MCE Systems as of December 31, 2004); provided, further, that, if the Subscriber Change for a Specified Business is a positive number, the Target Capital Expenditure Amount for such Specified Business shall be reduced by an amount equal to the lesser of (A) the product of the Subscriber Change multiplied by $210.00 and (B) (1) with respect to the Group 1 Business, $21,100,000 and (2) with respect to the Group 2 Business, $19,100,000.

“Tax Law” means the Code, final, temporary or proposed Treasury regulations, published pronouncements of the U.S. Treasury Department or IRS, court decisions or other relevant binding legal authority (and similar provisions, pronouncements, decisions and other authorities of state, local and foreign Law).

“Tax Return” shall mean any report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Government Entity with respect to any Tax, including an information return, claim for refund, amended return, declaration, or estimated Tax returns in connection with the determination, assessment, collection or administration of any income Tax.

“Taxes” means all federal, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes (including any payment required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar Law) together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tele-Media Entities” means each of TMC Holding Corporation, a Delaware corporation, TMC Holdings, LLC, a Delaware limited liability company, Adelphia Company of Western Connecticut, a Connecticut corporation, Tele-Media Investment Partnership, L.P., a Delaware limited partnership, Eastern Virginia Cablevision, L.P., a Delaware limited partnership, Eastern Virginia Cablevision Holdings LLC, a Delaware limited liability company, Tele-Media Company of Hopewell-Prince

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George, a Virginia general partnership, Tele-Media Company of Tri-States, L.P., a Delaware limited partnership, CMA Cablevision Associates VII, L.P., a Pennsylvania limited partnership, and CMA Cablevision Associates XI, L.P., a Pennsylvania limited partnership.

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“Third Party Confidentiality Agreement” has the meaning set forth in Section 5.21.

“Total Liabilities” means, with respect to each Specified Business, all Liabilities, expressed as a positive number, of such Specified Business as of the Closing (after giving effect to the Transaction), as would be reflected on the face of a balance sheet (excluding any footnotes thereto) prepared in accordance with GAAP consistently applied (to the extent GAAP was previously applied) for such Specified Business; provided, however, that Total Liabilities shall include the following:  accounts payable, accrued expenses (including all accrued vacation time, sick days, paid time off, copyright fees, franchise fees and other license fees or charges), Liabilities with respect to unearned income and advance payments (including subscriber prepayments and deposits for converters, encoders, cable television service and related sales) and interest, if any, required to be paid on advance payments; provided, further, that (a) in no event shall Total Liabilities include (i) Liabilities that constitute Assumed Liabilities pursuant to clauses (iii) (other than part (C) thereof), (iv) (other than accrued but unpaid Franchise fees and any reserves for Franchise fee audits), (v), (vi), and (vii) of the definition of “Assumed Liabilities” or (ii) Excluded Liabilities, and (b) Liabilities (i) under the Sale Bonus Program included in clause (iii)(C) of the definition of “Assumed Liabilities” and (ii) under purchase orders outstanding as of the Closing will be treated, for purposes hereof, as part of the Total Liabilities of the relevant Specified Business as of the Closing regardless of whether they would otherwise be treated as such under GAAP but subject in any event to the remainder of this definition. For purposes of determining Total Liabilities in respect of any Disputed MCE System, all references above to the Closing shall be deemed to mean, with respect to any Disputed MCE System, the MCE Closing.

“Transaction” means the transactions that are the subject of this Agreement, including the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities; provided, however, that Transaction shall not include the Friendco Transaction.

“Transfer Tax Returns” has the meaning set forth in Section 5.7(c)(ii).

“Transfer Taxes” has the meaning set forth in Section 5.7(c)(i).

“Transferred Assets” has the meaning set forth in Section 2.1.

“Transferred Cash” has the meaning set forth in Section 2.1(a).

“Transferred Employees” has the meaning set forth in Section 5.8(e)(ii).

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“Transferred Employees’ Records” means all personnel files related to the Transferred Employees, but not including any files the transfer of which would be prohibited by Law.

“Transferred Intellectual Property” means, with respect to each Specified Business, the Intellectual Property owned by Seller or its Affiliates and Related to such Specified Business, including that set forth on Schedule 1.1(r) of the Seller Disclosure Schedule and identified as Related to such Specified Business.

“Transferred Intellectual Property Contracts” means, with respect to each Specified Business, (i) the licenses, sublicenses, distributor agreements and permissions, and royalty agreements concerning Intellectual Property to which Seller or any of its Affiliates is a party and which are Related to such Specified Business and are Assigned Contracts and (ii) the rights and entitlements, including the right to receive royalty payments, pursuant to any licenses, sublicenses, distributor agreements and permissions or royalty agreements to which Seller or any of its Affiliates is a party and under which a third party licensee obtains benefits pursuant to section 365(n) of the Bankruptcy Code and which are Related to such Specified Business and are Assigned Contracts.

“Transferred Investment Assignment Agreement” means, with respect to each Specified Business, an agreement in form and substance reasonably acceptable to Seller and Buyer, providing for the assignment and assumption of Transferred Investments Related to such Specified Business.

“Transferred Investments” means, with respect to each Specified Business, (i) the Equity Securities identified on Schedule 1.1(s)(i)  of the Seller Disclosure Schedule and allocated to such Specified Business pursuant to the Designated Allocation, it being understood that, by written notice to Seller delivered on one or more occasions and no fewer than 10 Business Days prior to the Closing, Buyer shall be entitled to remove any item from Schedule 1.1(s)(i) of the Seller Disclosure Schedule with respect to which any material Investment Document was not provided to Buyer prior to the date hereof, and (ii) those Equity Securities identified on Schedule 1.1(s)(ii) of the Seller Disclosure Schedule that Buyer selects to be allocated to a Specified Business, it being understood that such selection shall be made in the same manner, and subject to the same conditions, as are applicable to the selection of Contracts as Assigned Contracts pursuant to Section 5.13 (with the determination of whether or not an item will be treated as an OCB Contract made on the basis of the primary agreement containing the business terms applicable to the applicable Investment Entity).

“Transferred Joint Venture Parents” has the meaning ascribed to such term in the Friendco Purchase Agreement.

“Transferred Leased Real Property” means Leased Real Property that is the subject of a Transferred Real Property Lease.

“Transferred Owned Real Property” means Owned Real Property that is not an Excluded Asset pursuant to Section 2.2(h).

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“Transferred Real Property Leases” means Real Property Leases that are Assigned Contracts.

“Transferred Real Property Subleases” means Real Property Subleases that are Assigned Contracts and that relate to (i) the Transferred Owned Real Property or (ii) the Transferred Leased Real Property.

“Transferred Rights-of-Way” means all Rights-of-Way, provided that to the extent a Right-of-Way is a Contract, Transferred Rights-of-Way shall mean Rights-of-Way that are Assigned Contracts.

“Transitional Services” has the meaning set forth in Section 5.24.

“TWE” means Time Warner Entertainment Company, L.P., a Delaware limited partnership.

“TWE-A/N” has the meaning set forth in the definition of “Subsidiary.”

“TWE Redemption” means the redemption of limited partnership interests in TWE pursuant to the TWE Redemption Agreement.

“TWE Redemption Agreement” means the Redemption Agreement, dated as of the date hereof, by and among Friendco, Comcast Cable Communications Holdings, Inc., MOC Holdco I, LLC, TWE Holdings I Trust, Cable Holdco III LLC, TWE, TWX and Parent.

“TWX” means Time Warner Inc., a Delaware corporation.

“TWX Agreement” means that certain Agreement, dated March 31, 2003, between TWX, Parent and an Affiliate of Friendco.

“TWX Confidentiality Agreement” means the letter agreement, dated November 9, 2004, between TWX and Seller.

“Unallocated Shared Assets and Liabilities” means those Assets and Liabilities (and the related revenue and expenses) identified as such on Schedule 1.1(h) of the Seller Disclosure Schedule.

“Union Employee” has the meaning set forth in Section 5.8(b).

“U.S. Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

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“US Trustee” means the United States Trustee for Region 2 or such other region in which the reorganization case of any Managed Cable Entity or Non-Debtor Subsidiary is pending.

“WARN” means the Worker Adjustment and Retraining Notification Act.

Section 1.2           Other Interpretive Provisions. Unless the express context otherwise requires:

(a)           the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)           the terms “Dollars” and “$” mean United States Dollars;

(d)           any payment hereunder to be made in the form of shares of Parent Class A Common Stock shall be made only in whole shares and, in lieu of payment of any fractional shares, a cash payment shall be made in an amount equal to the value of such fractional shares valued at the Per Share Value of the Purchase Shares;

(e)           references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(f)            wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g)           references herein to any gender include each other gender;

(h)           references herein to any Person include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(i)            references herein to a Person in a particular capacity or capacities exclude such Person in any other capacity;

(j)            references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(k)           with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

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(l)            references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(m)          references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise;

(n)           references herein to sections of the Code shall be construed to also refer to any successor sections;

(o)           the rules of construction contained in section 102 of the Bankruptcy Code (except section 102(8) of the Bankruptcy Code) shall apply; and

(p)           in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of this Agreement shall control.

ARTICLE II

PURCHASE AND SALE OF THE SPECIFIED BUSINESSES

Section 2.1           Purchase and Sale of Assets. Subject to Sections 2.7, 2.11 and 5.13(h), on the terms and subject to the conditions set forth herein, at the Closing, Seller shall, and shall cause each of its Affiliates to, sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller and each of its Affiliates (x) the Transferred Investments and (y) all of Seller’s and each of its Affiliates’ Assets that are Related to the Acquired Business, including the Acquired Systems, except for the Excluded Assets (clauses (x) and (y), collectively, the “Transferred Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances (or, in the case of the Transferred Investments, Encumbrances under the Investment Documents), including the following:

(a)           all cash and cash equivalents consisting of (i) petty cash-on-hand, (ii) Condemnation Proceeds and (iii) Insurance Claims (collectively, the “Transferred Cash”);

(b)           Accounts Receivable;

(c)           Assigned Contracts;

(d)           Transferred Intellectual Property and Transferred Intellectual Property Contracts;

(e)           Books and Records;

(f)            Fixtures and Equipment;

(g)           Transferred Real Property Leases;

(h)           Transferred Real Property Subleases;

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(i)            Transferred Owned Real Property;

(j)            Transferred Rights-of-Way;

(k)           Insurance Claims and Condemnation Proceeds to the extent not included under subsection (a) above;

(l)            except as set forth in Section 2.2(k), all claims (and the proceeds related thereto) available to or being pursued by Seller or any of its Affiliates to the extent related to the Transferred Assets, the Assumed Liabilities or the ownership, use, function or value of any Transferred Asset;

(m)          all credits, prepaid expenses, advance payments, security deposits, prepaid items and duties to the extent related to a Transferred Asset;

(n)           to the extent their transfer is not prohibited by Law, all Authorizations held by Seller or any of its Affiliates and all applications therefor;

(o)           all guaranties, representations, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates to the extent related to any Transferred Asset, except to the extent included in Excluded Assets;

(p)           all other current assets; and

(q)           all rights of Seller set forth in Section 5.12 of the Friendco Purchase Agreement;

provided, that the sale, conveyance, transfer, assignment or delivery of a Transferred Asset shall, except as otherwise directed by Buyer in a manner consistent with the like allocations of Friendco pursuant to the Friendco Purchase Agreement (provided, that the effect of any such allocation so directed by Buyer that is different than the allocation that would occur in the absence of such direction shall be disregarded for the purposes of making any determination with respect to (x) the representations, warranties or covenants of Seller herein, (y) the Closing Adjustment Amount and (z) the satisfaction of the conditions set forth in Article VI, in each case, to the extent such determination would be different (but in the case of the Closing Adjustment Amount, only to the extent the aggregate Closing Adjustment Amount and the Closing Adjustment Amount (as defined in the Friendco Purchase Agreement) would be different) as a result of such direction), be allocated among each of the Specified Businesses and the Friendco Business in the following manner (provided, that (A) in no event will any of the following allocations result in the transfer of subscribers from one System Group to another and (B) any allocation of capital expenditures shall be made in accordance with Schedule 5.2(s) of the Seller Disclosure Schedule or, if not addressed in such Schedule as set forth below):  if such Transferred Asset is (i) Related only to a single Specified Business and not to the Friendco Business, to such Specified Business, (ii) included in the Group 1 Shared Assets and Liabilities pursuant to Schedule 1.1(h) of the Seller Disclosure Schedule, to the Group 1 Business, (iii) included in the Group 2 Shared Assets and Liabilities pursuant to Schedule 1.1(h) of the Seller Disclosure Schedule, to the Group 2 Business, (iv) solely

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Related to the Friendco Business or allocated to the Friendco Business pursuant to Schedule 1.1(f) of the Seller Disclosure Schedule (as defined in the Friendco Purchase Agreement), to the Friendco Business, (v) is readily divisible, Related to more than one of the Group 1 Business, the Group 2 Business and the Friendco Business and not allocated pursuant to clause (i), (ii), (iii) or (iv), allocated to such Group 1 Business, Group 2 Business and/or Friendco Business to which it is Related pro rata based on the number of Basic Subscribers served by such Group 1 Business, Group 2 Business or Friendco Business (as applicable) as of the Closing and (vi) not allocated pursuant to clause (i), (ii), (iii), (iv) or (v) and is (A) Primarily Related to the Friendco Business, to the Friendco Business, (B) Primarily Related to the Group 1 Business, to the Group 1 Business or (C) not Primarily Related to the Friendco Business or the Group 1 Business, to the Group 2 Business (the allocation of such assets pursuant to this proviso to this Section 2.1, the “Designated Allocation”). Notwithstanding anything to the contrary in this Section 2.1, any Asset included in the Unallocated Shared Assets and Liabilities that is not a Transferred Asset pursuant to the Designated Allocation shall not be deemed to be a Transferred Asset.

Section 2.2           Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing, Seller and its Affiliates shall retain, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the Transferred Assets shall not include, any of the Friendco Transferred Assets (except as set forth in Section 5.15) or the following Assets (collectively, the “Excluded Assets”):

(a)           all Assets with respect to Taxes (including duty and tax refunds and prepayments) and net operating losses of Seller or any of its Affiliates;

(b)           except to the extent set forth in Section 5.1(d), all Tax Returns of Seller or any of its Affiliates and all Books and Records (including working papers) and tax software to the extent directly related thereto;

(c)           all insurance policies and rights thereunder other than the Insurance Claims;

(d)           all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items, in each case, only to the extent related to any Asset that is not a Transferred Asset;

(e)           all cash and cash equivalents, except for the Transferred Cash;

(f)            all Intercompany Receivables;

(g)           all Contracts (including all Third Party Confidentiality Agreements) other than Assigned Contracts;

(h)           (i) any Owned Real Property that, and any lease (other than a lease designated by Buyer as an Assigned Contract) for real property that, (A) is vacant, (B) contains only inactive headends, inactive hubsites or inactive optical transition nodes or (C) is solely residential in nature and (ii) the Owned Real Property set forth on Schedule

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2.2(h) of the Seller Disclosure Schedule; provided, however, that, from time to time prior to the Closing but no later than ten Business Days prior to the Closing, Buyer may designate any other Owned Real Property to be included on such Schedule 2.2(h) of the Seller Disclosure Schedule;

(i)            all Programming Agreements (other than any retransmission consent agreement that is an Assigned Contract);

(j)            all Assets listed on Schedule 2.2(j) of the Seller Disclosure Schedule;

(k)           (i) all claims (and proceeds related thereto) set forth on Schedule 2.2(k) of the Seller Disclosure Schedule relating to (A) the Rigas Litigation or (B) the Designated Litigation, (ii) all other claims (and proceeds related thereto) that Seller or any of its Affiliates may make after the date hereof to the extent not affecting any Specified Business (including any Transferred Asset or Assumed Liability) in any material respect and (iii) any claims of Seller or its Affiliates against Seller or any of its Affiliates (other than any claim against any Investment Entity) to the extent not affecting any Specified Business (including any Transferred Asset or Assumed Liability);

(l)            all personnel records, other than the Transferred Employees’ Records;

(m)          all rights in connection with and Assets of the Benefit Plans;

(n)           except for the Transferred Investments, all Equity Securities or other rights of Seller or any of its Affiliates in any other Person, including any Asset Transferring Subsidiary;

(o)           Assets allocated to the Friendco Business pursuant to the Designated Allocation; and

(p)           state certificates of public convenience and necessity or similar state telecommunication Authorizations except for those that Buyer designates in writing as Transferred Assets at least ten Business Days prior to the Closing.

Section 2.3           Assumption of Liabilities. On the terms and subject to the conditions set forth herein and in partial consideration of the sale of the Transferred Assets, at the Closing, Buyer shall assume and discharge or perform when due all the Assumed Liabilities; it being understood that the assumption of an Assumed Liability shall, except as otherwise allocated by Buyer in a manner consistent with the like allocations of Friendco pursuant to the Friendco Purchase Agreement (provided, that the effect of any such allocation so directed by Buyer that is different than the allocation that would occur in the absence of such direction shall be disregarded for the purposes of making any determination with respect to (x) the representations, warranties or covenants of Seller herein, (y) the Closing Adjustment Amount and (z) the satisfaction of the conditions set forth in Article VI, in each case, to the extent such determination would be different (but in the case of the Closing Adjustment Amount, only to the extent the aggregate Closing Adjustment

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Amount and the Closing Adjustment Amount (as defined in the Friendco Purchase Agreement) would be different) as a result of such direction), be allocated among each of the Specified Businesses and the Friendco Business in the following manner:  if such Assumed Liability is (i) Related only to a single Specified Business and not to the Friendco Business, to such Specified Business, (ii) included in the Group 1 Shared Assets and Liabilities pursuant to Schedule 1.1(h) of the Seller Disclosure Schedule, to the Group 1 Business, (iii) included in the Group 2 Shared Assets and Liabilities pursuant to Schedule 1.1(h) of the Seller Disclosure Schedule, to the Group 2 Business, (iv) solely Related to the Friendco Business or allocated to the Friendco Business pursuant to Schedule 1.1(f) of the Seller Disclosure Schedule (as defined in the Friendco Purchase Agreement), to the Friendco Business and (v) not allocated pursuant to clause (i), (ii), (iii) or (iv), then to the Friendco Business, to the extent Related to the Friendco Business, to the Group 1 Business, to the extent Related to the Group 1 Business, and to the Group 2 Business, to the extent Related to the Group 2 Business (which allocations shall be made in each case after giving effect to the allocations to each such Friendco Business and Specified Business pursuant to the Designated Allocation).

Section 2.4           Excluded Liabilities. Seller and its Affiliates shall retain and be responsible for all Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume, and neither Buyer nor any of its Affiliates shall have any Liability for, any Liability of Seller or any Affiliate of Seller that is not expressly assumed by Buyer pursuant to Section 2.3.

Section 2.5           Purchase Price. On the terms and subject to the conditions set forth herein, in consideration of the sale of the Transferred Assets, at the Closing, Buyer shall:

(a)           assume the Assumed Liabilities;

(b)           pay to Seller an aggregate amount in cash equal to $9,154,000,000, as adjusted pursuant to Sections 2.6(a) and 2.6(f) (as so adjusted, the “Cash Consideration”); and

(c)           cause Parent to issue and deliver, on behalf of Buyer, to Seller such number of shares of Parent’s Class A Common Stock, par value $0.01 per share (the “Parent Class A Common Stock”), as shall represent 16% of the outstanding Equity Securities of Parent calculated on a Fully Diluted Basis (after giving effect to such issuance and assuming for purposes of such calculation the completion of the Redemption pursuant to the Parent Redemption Agreement  but without giving effect to any adjustment pursuant to Section 2.6 or 2.7), subject to adjustment of such number of shares pursuant to Sections 2.6(f) and 2.7 (as so adjusted, the “Purchase Shares” and, together with the Cash Consideration, the “Purchase Price”);

provided, however, that, in lieu of payment to Seller, Buyer shall deliver or cause to be delivered, at the Closing, 4% of the Purchase Price in the form of a Pro Rata Payment (after giving effect to any adjustment thereof that is effected as of the Closing) (collectively, as such amount may be increased in accordance with Section 2.6(f) or 2.7(c), the “Escrow Amount”) to be held by the Escrow Agent in an account, the cash

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component of which shall bear interest (the “Escrow Account”), pursuant to the Escrow Agreement, which Escrow Amount shall be paid in whole or in part in accordance with the terms of the Escrow Agreement to (i) the Buyer Indemnified Parties to the extent necessary to satisfy any obligation of Seller pursuant to Section 7.2(a), (ii) Buyer to the extent necessary to satisfy a payment obligation of Seller, if any, pursuant to Section 2.6(f) or 2.7(d), (iii) Seller, on the date that is six months following the Closing Date, to the extent of the excess, if any, of 33% of the Escrow Amount deposited at the Closing over the sum of (A) all amounts paid pursuant to the immediately preceding clauses (i) and (ii), plus (B) the maximum amount that could reasonably be expected to be necessary to satisfy all claims by the Buyer Indemnified Parties pursuant to Section 7.2(a) asserted on or prior to such date, and (iv) Seller to the extent of any remaining funds and/or shares in the Escrow Account as of the Buyer Indemnification Deadline (subject, with respect only to the MCE Purchase Shares, to Section 2.7(d)), except to the extent of the maximum amount that could reasonably be expected to be necessary to satisfy all claims by the Buyer Indemnified Parties pursuant to Section 7.2(a) asserted on or prior to the Buyer Indemnification Deadline (subject, with respect only to the MCE Purchase Shares, to Section 2.7(d)). All amounts payable from the Escrow Account shall be paid in the form of an Escrow Payment. Any Escrow Payment or Pro Rata Payment to be made hereunder shall be made (x) in respect of any distribution of shares of Parent Class A Common Stock by (I) delivery of stock certificates representing such shares, registered in the name of Buyer or Seller, as the case may be, or (II) confirmation of a book-entry transfer of such shares in form and substance reasonably satisfactory to Buyer or Seller, as the case may be, and the Escrow Agent, and (y) in respect of any distribution of cash, by wire transfer of immediately available funds to an account designated by Buyer or Seller, as the case may be, at least five Business Days prior to such payment.

Section 2.5A         Purchase Shares. For the avoidance of doubt, 156.380952 shares of Parent Class A Common Stock would be the number of shares required to be delivered pursuant to Section 2.5(c) at the Closing (before giving effect to any adjustment under Section 2.6 or 2.7) assuming that (a) the number of outstanding Equity Securities as of the date hereof is as represented in Sections 4.4(b)(i) and (b)(ii), (b) the Equity Securities subject to redemption under the Parent Redemption Agreement is 179 shares of Parent Class A Common Stock, and (c) no additional Equity Securities were issued by Parent on or after the date hereof in violation of Section 5.3 hereof; provided that if any pro rata stock dividend (or any stock split or similar recapitalization) is effected between the date hereof and Closing as permitted hereunder then such number of shares would be adjusted accordingly (by operation of the definition of Fully Diluted Basis).

Section 2.6           Closing Adjustment Amount.

(a)           No later than ten Business Days prior to the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Buyer, with respect to each Specified Business, a statement (each, a “Seller’s Statement”), which shall set forth Seller’s good faith estimate of the Closing Adjustment Amount which shall be determined in accordance with this Agreement (the “Estimated Closing Adjustment Amount”). Each Seller’s Statement shall be accompanied by a certification of Seller’s Chief Financial Officer to the effect that such Seller’s Statement has been prepared in

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good faith in accordance with this Agreement based on the books and records of such Specified Business and be reasonably satisfactory to Buyer. If the sum of the Estimated Closing Adjustment Amounts for the Specified Businesses is a negative number, then the Cash Consideration payable at the Closing shall be decreased by the absolute value of such sum. If the sum of the Estimated Closing Adjustment Amounts for the Specified Businesses is a positive number, then the Cash Consideration payable at the Closing shall be increased by such sum.

(b)           As soon as practicable but in no event more than 90 days following the Closing, Buyer shall prepare, or cause to be prepared, and deliver to Seller, with respect to each Specified Business, a statement (each, a “Buyer’s Statement”) of the actual Closing Adjustment Amount, as of the Closing Date, which shall be determined in accordance with this Agreement. Each Buyer’s Statement shall be accompanied by a certification of Buyer’s Chief Financial Officer to the effect that such Buyer’s Statement has been prepared in accordance with this Agreement based on the books and records of such Specified Business.

(c)           Seller and Seller’s accountants shall complete their review of each of the Buyer’s Statements and Buyer’s calculations of the Closing Adjustment Amount within 30 days after delivery thereof by Buyer. In the event that Seller determines in good faith that any Buyer’s Statement has not been prepared in accordance with this Agreement, Seller shall, on or before the last day of such 30-day period, so inform Buyer in writing setting forth a specific description of the basis of Seller’s determination and the adjustments to such Buyer’s Statement and the corresponding adjustments to the applicable Closing Adjustment Amount that Seller believes should be made in accordance with this Agreement (a “Seller’s Objection”). If no Seller’s Objection is received by Buyer on or before the last day of such 30-day period, then the Closing Adjustment Amount set forth in a Buyer’s Statement shall be final and binding upon Seller. Buyer shall have 30 days from its receipt of a Seller’s Objection to review and respond to such Seller’s Objection.

(d)           If Seller and Buyer are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in any Seller’s Objection within 15 days following the completion of Buyer’s review of such Seller’s Objection, they shall refer any remaining disagreements to the CPA Firm which, acting as experts and not as arbitrators, shall determine, in accordance with this Agreement based on the books and records of the applicable Specified Business, and only with respect to the remaining differences so submitted (and within the range of dispute between Buyer’s Statement and Seller’s Objection with respect to each such difference), whether and to what extent, if any, any Closing Adjustment Amount requires adjustment. Buyer and Seller shall instruct the CPA Firm to deliver its written determination to Buyer and Seller no later than 30 days after the remaining differences underlying any such Seller’s Objection are referred to the CPA Firm. The CPA Firm’s determination shall be conclusive and binding upon Buyer and Seller and their respective Affiliates. With respect to each Seller’s Objection, the fees and disbursements of the CPA Firm shall be borne equally by Seller and Buyer. Buyer and Seller shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’

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respective accountants, to the extent permitted by such accountants) relating to the determination of any Closing Adjustment Amount and all other items reasonably requested by the CPA Firm in connection therewith.

(e)           Buyer shall provide to Seller and its accountants full access to the books and records of each Specified Business and to any other information, including work papers of its accountants (to the extent permitted by such accountants), and to any employees during regular business hours and on reasonable advance notice, to the extent reasonably necessary for Seller to review each Buyer’s Statement, to prepare a Seller’s Objection, if any, and to prepare materials for presentation to the CPA Firm in connection with Section 2.6(d). Seller and its accountants shall have full access to all information used by Buyer in preparing such Buyer’s Statement, including the work papers of its accountants (to the extent permitted by such accountants).

(f)            Upon satisfaction of the applicable procedures of this Section 2.6, the Purchase Price shall be adjusted with respect to each Specified Business by an amount equal to (i) the Final Adjustment Amount of such Specified Business minus (ii) the Estimated Closing Adjustment Amount of such Specified Business (the “Subsequent Adjustment Amount”). If the Subsequent Adjustment Amount is a positive number, then the Purchase Price allocated to such Specified Business shall be increased by the Subsequent Adjustment Amount and Buyer shall promptly (and in any event within five Business Days) after the final determination thereof pay to the Escrow Agent, for deposit into the Escrow Account, a Pro Rata Payment equal to the Subsequent Adjustment Amount. If the Subsequent Adjustment Amount is a negative number, then the Purchase Price allocated to such Specified Business shall be decreased by the absolute value of the Subsequent Adjustment Amount and Buyer shall be entitled to an Escrow Payment equal to the Subsequent Adjustment Amount from the Escrow Account promptly (and in any event within five Business Days) after the final determination of the Subsequent Adjustment Amount; provided, however, that, to the extent the payment obligations pursuant to this sentence exceed the remaining funds in the Escrow Account, Seller shall promptly (and in any event with five Business Days) after the final determination of the Subsequent Adjustment Amount, pay such excess amount to Buyer by wire transfer of immediately available funds to an account designated by Buyer.

Section 2.7           MCE Systems.

(a)           Notwithstanding anything to the contrary contained herein, if any MCE System has not been finally determined to be wholly owned by Seller or its wholly owned Subsidiaries (it being understood that, for purposes of this Section 2.7(a), if Seller has the right to cause the transfer of good and marketable title to the Assets of any MCE System (free and clear of all Encumbrances other than Permitted Encumbrances) to Buyer (or has otherwise arranged for such transfer to occur at the Closing to the reasonable satisfaction of Buyer), such Disputed MCE System shall be deemed to be wholly owned by Seller) or has been finally determined to be so owned but as to which there has not been an MCE Discharge as of the date on which the Seller’s Statements are delivered under Section 2.6(a) (each such MCE System, a “Disputed MCE System”), then (i) the geographical areas serviced by such Disputed MCE System shall be deemed

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not to be listed on Schedule A of the Seller Disclosure Schedule and such Disputed MCE System shall be deemed not to be included in the Group 2 Business or otherwise Related to the Group 2 Business or the Acquired Business, (ii) any Assets, Liabilities or Employees that would, but for clause (i) above, have been Transferred Assets, Assumed Liabilities or Transferred Employees shall be deemed not to be Transferred Assets, Assumed Liabilities or Transferred Employees, respectively, (iii) the Closing shall be effected without such Disputed MCE System, (iv) the Purchase Price (before adjustment under Section 2.6) shall be reduced by an aggregate amount equal to the product of (A) the MCE Purchase Price multiplied by (B) the quotient obtained by dividing (1) the aggregate number of Basic Subscribers served by all such Disputed MCE Systems as of December 31, 2004 by (2) the aggregate number of Basic Subscribers served by all MCE Systems as of December 31, 2004, such reduction to be applied solely to the Purchase Shares (where each Purchase Share is valued at the Per Share Value of the Purchase Shares) (the amount of such Purchase Share reduction with respect to each such Disputed MCE System, the “Initial MCE Purchase Price”), (v) the Seller’s Statement delivered in respect of the Group 2 Business shall be prepared to reflect the foregoing and (vi) with respect to the Disputed MCE Systems, the determination of the Closing Adjustment Amount (calculated as to each such Disputed MCE System separately as if it were its own Specified Business and assuming the Net Liabilities Adjustment Amount for each such Disputed MCE System is zero) shall be made in accordance with Section 2.6 except that the Subscriber Cap shall not apply to the determination of the Subscriber Adjustment Amount and there shall be no adjustment to the Purchase Price at the Closing as a result of such determination (the amount by which the Purchase Price would have been adjusted (expressed as a negative if decreased and as a positive if increased) in respect of each such Disputed MCE System as determined pursuant to this clause (vi), the “Initial Disputed MCE System Adjustment Amount”).

(b)           With respect to any Disputed MCE System, Seller shall (i) use commercially reasonable efforts to cause each such Disputed MCE System to be bound by a written management agreement with Buyer (or its designee) as of the Closing, in form and substance reasonably acceptable to Buyer and Seller (each such agreement, an “MCE Management Agreement”), and (ii) continue during the succeeding 15 months (the “MCE Period”) using commercially reasonable efforts to obtain full direct or indirect ownership of, and an MCE Discharge with respect to, such Disputed MCE System (it being understood that, for purposes of this Section 2.7(b), if Seller has the right to cause the transfer of good and marketable title to the Assets of any MCE System (free and clear of all Encumbrances other than Permitted Encumbrances) to Buyer (or has otherwise arranged for such transfer to occur at the MCE Closing to the reasonable satisfaction of Buyer), such Disputed MCE System shall be deemed to be wholly owned by Seller) (an “MCE Resolution”). Buyer shall not have any obligation to enter into an MCE Management Agreement unless Buyer is provided with reasonably satisfactory evidence of (A) the enforceability of such MCE Management Agreement from and after the Closing, (B) the authority of the counterpart(ies) to enter into and perform such MCE Management Agreement and to bind such Disputed MCE System and (C) unless the MCE System is held by Seller or the Liabilities of such Disputed MCE Systems under the applicable MCE Management Agreement are guaranteed by Seller, the creditworthiness of such MCE System (or such other Person who or such instrument that

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guarantees the Liabilities of such MCE System pursuant to the applicable MCE Management Agreement). Seller shall notify Buyer of any MCE Resolution as promptly as practicable and in any event within three Business Days of obtaining any such MCE Resolution and shall provide Buyer with such information and documentation related thereto as Buyer reasonably requests.

(c)           As to any Disputed MCE System that is the subject of an MCE Resolution that occurs prior to the expiration of the MCE Period, and with respect to which (i) Buyer (or its designee) enters into an MCE Management Agreement that has not been terminated in accordance with its terms (other than by Seller as a direct result of a breach by Buyer (or its designee)) or rejected and remains in full force and effect until the completion of the MCE Closing (a “Buyer Managed MCE System”) or (ii) Buyer (or its designee) does not enter into such an MCE Management Agreement but, within 60 days of such MCE Resolution, Buyer makes an election to purchase such Disputed MCE System, the parties agree that Seller shall sell, or cause to be sold, to Buyer and Buyer shall purchase from Seller (or the applicable transferor which Seller causes to sell) the Assets of such Disputed MCE Systems in exchange for shares (the “MCE Purchase Shares”) of Parent Class A Common Stock (where each such share is valued at the Per Share Value of the Purchase Shares) in an amount equal to the estimated Final MCE Purchase Price (to the extent related to the Net Liabilities Adjustment Amount in respect of such Disputed MCE Systems, determined in accordance with Section 2.6(a) applied mutatis mutandis) to be delivered by Buyer to Seller at a single closing (the “MCE Closing”), plus any Interim Dividends thereon, that, subject to satisfaction of the conditions set forth in Sections 6.1, 6.2 (other than, without limiting Section 2.7(d)(ii), Sections 6.2(a), 6.2(f) (but only if Buyer is a Proximate Cause Party) and 6.2(h)) and 6.3 (other than, without limiting Section 2.7(d)(ii), Sections 6.3(a) and 6.3(e)) (applied with respect to such Disputed MCE Systems (treating such Systems as a Specified Business) and applied with respect to the MCE Purchase Shares (treating such MCE Purchase Shares as Purchase Shares) mutatis mutandis), shall occur on the fifth Business Day following the earlier of (A) the expiration of the MCE Period and (B) the date all Disputed MCE Systems have been subject to an MCE Resolution; provided, however, that 4% of the MCE Purchase Shares so delivered plus any Interim Dividends thereon will be deposited in the Escrow Account. At the MCE Closing, the parties will assign or assume, as applicable, the Transferred Assets and Assumed Liabilities with respect to each such Disputed MCE System (treating such System as a Specified Business) that would have been assigned and assumed as if the Closing had been delayed until the date of the MCE Closing and shall execute such conveyance, assumption and other instruments as are required  pursuant to Sections 2.9 and 2.10 (applied with respect to such Disputed MCE Systems (treating such Systems as a Specified Business) and applied with respect to the MCE Purchase Shares (treating such MCE Purchase Shares as Purchase Shares) mutatis mutandis. For purposes of determining the Disputed MCE System Adjustment Amount, the Net Liabilities Adjustment Amount in respect of each such Disputed MCE System shall be determined as of the date of the MCE Closing and subsequently adjusted in accordance with Section 2.6 applied mutatis mutandis (treating each such System as a Specified Business) except that any resulting adjustments shall be made[solely], first, in MCE Purchase Shares and, thereafter, in cash, where each MCE Purchase Share is valued at the Per Share Value of the Purchase Shares.

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(d)           In connection with the transfer to Buyer of any Disputed MCE Systems, (i) Assumed Liabilities related to such Disputed MCE Systems shall be deemed to have been assumed effective as of the date of the MCE Closing only, and (ii) at, and as a condition to, the MCE Closing, (A) Seller shall be deemed to have restated the representations and warranties in Article III in respect of such Disputed MCE Systems (x) with respect to the Class 2 Representations and Warranties, as of the date made and as of the Closing, and (y) with respect to the Class 1 Representations and Warranties, as of the date made and as of the MCE Closing, (B) Seller shall deliver to Buyer a certificate certifying to the satisfaction of Section 6.2(a) with respect to such Disputed MCE Systems (treating such Disputed MCE Systems as if they were a Specified Business and multiplying all applicable monetary and materiality thresholds by the MCE Fraction) (x) with respect to the Class 2 Representations and Warranties, as of the Closing, and (y) with respect to the Class 1 Representations and Warranties, as of the MCE Closing, (C) Article VII shall apply to such Disputed MCE Systems mutatis mutandis (including by multiplying the applicable basket and cap amounts by the MCE Fraction), provided, that, notwithstanding Section 7.1, all the representations and warranties in Article III shall, with respect to such Disputed MCE Systems, survive the MCE Closing until the expiration of the later of the survival period in Section 7.1 and twelve months after the date of the MCE Closing (and the Buyer Indemnification Deadline shall be extended with respect to such Disputed MCE Systems by a corresponding period), (D) Buyer shall deliver to Seller a certificate certifying as to the truth and accuracy of the first sentence of Section 4.5 as to the MCE Purchase Shares as of the MCE Closing and (E) Sections 2.11 and 5.12 shall apply mutatis mutandis. For purposes of any covenants in this Agreement governing the parties hereto following the Closing and any Ancillary Agreement, any Assets related to any such Disputed MCE Systems which are transferred to Buyer after Closing under this Section 2.7 shall become part of the Group 2 Business as of the time of the MCE Closing.

Section 2.8           Closing. The Closing shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064 at 10:00 a.m. New York City time, on the last Business Day of the calendar month in which the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived, unless such conditions have not been so satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) by the fifth Business Day preceding the last Business Day of such calendar month, in which case the Closing shall take place on the last Business Day of the next calendar month (or at such other time and place as the parties hereto may mutually agree); provided, however, that the Closing shall not occur prior to the earliest of (a) immediately following the closing of the Redemption under the Parent Redemption Agreement, (b) 30 days following the date on which the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived (provided, that the Outside Date or the Extended Outside Date, as the case may be, shall be extended to the last Business Day of the calendar month in which the end of such 30-day period occurs if the Outside Date or Extended Outside Date, as the case may be, would otherwise occur prior to such last

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Business Day), and (c) the termination of the Parent Redemption Agreement. The date on which the Closing occurs is called the “Closing Date.”

Section 2.9           Deliveries by Buyer. At the Closing, Buyer shall:

(a)           deliver to Seller, the Cash Consideration less the cash portion of the Escrow Amount to be delivered at Closing in immediately available funds by wire transfer to an account which has been designated by Seller at least two Business Days prior to the Closing Date;

(b)           deliver, or cause to be delivered, to Seller, (i) stock certificates representing the Purchase Shares (less the stock portion of the Escrow Amount to be delivered at the Closing), duly endorsed for transfer or accompanied by executed stock transfer powers or other appropriate instruments of assignment and transfer or (ii) confirmation of a book-entry transfer of the Purchase Shares (less the stock portion of the Escrow Amount to be delivered at the Closing) in form and substance reasonably satisfactory to Buyer and Seller, in each case, free and clear of all Encumbrances, other than those arising as a result of the ownership of such Purchase Shares by the recipient thereunder or under applicable securities Laws;

(c)           deliver to the Escrow Agent, (i) the cash portion of the Escrow Amount to be delivered at Closing in immediately available funds by wire transfer to the Escrow Agent and (ii) the stock portion of the Escrow Amount to be delivered at Closing, by (A) delivery of stock certificates representing such stock portion of the Escrow Amount or (B) confirmation of a book-entry transfer of such stock portion of the Escrow Amount in form and substance reasonably satisfactory to Buyer, Seller and the Escrow Agent, each to be held by the Escrow Agent in the Escrow Account;

(d)           deliver to Seller (or to the applicable Affiliate of Seller), with respect to each Specified Business, such bills of sale, instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller and Buyer, as may be reasonably necessary to effect, in each case in accordance with the terms of this Agreement (x) the assumption by Buyer of the Assumed Liabilities Related to such Specified Business and (y) the conveyance, transfer and assignment to Buyer of the Transferred Assets Related to such Specified Business, including the following:

(i)            a duly executed counterpart of one or more Bills of Sale;

(ii)           a duly executed counterpart of one or more Assignment and Assumption Agreements;

(iii)          evidence of the obtaining of, or, with respect to Buyer Required Approvals that only require notice or filing, the notice or filing with respect to, the Buyer Required Approvals;

(iv)          a duly executed counterpart of one or more Transferred Investment Assignment Agreements;

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(v)           a duly executed counterpart of one or more Intellectual Property Assignment Agreements;

(vi)          a duly executed counterpart of one or more Lease Assignment Agreements;

(vii)         a duly executed counterpart of one or more Sublease Assignment Agreements;

(viii)        a duly executed counterpart of one or more Rights-of-Way Assignment Agreements;

(ix)           the certificate to be delivered pursuant to Section 6.3(d);

(x)            a duly executed counterpart of the Escrow Agreement;

(xi)           duly executed counterparts of such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer and Seller, as may be reasonably required to give effect to this Agreement; and

(e)           deliver to Seller the opinion of counsel referred to in Section 6.3(f).

Section 2.1           Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, with respect to each Specified Business, such bills of sale, instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller and Buyer, as may be reasonably necessary to effect, in each case in accordance with the terms of this Agreement (x) the assumption by Buyer of the Assumed Liabilities Related to such Specified Business and (y) the conveyance, transfer and assignment to Buyer of the Transferred Assets Related to such Specified Business, including the following:

(a)           a duly executed counterpart of one or more Bills of Sale;

(b)           a duly executed counterpart of one or more Assignment and Assumption Agreements;

(c)           a duly executed counterpart of one or more Transferred Investment Assignment Agreements;

(d)           a duly executed counterpart of one or more Intellectual Property Assignment Agreements;

(e)           a duly executed counterpart of one or more Lease Assignment Agreements;

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(f)            a duly executed counterpart of one or more Sublease Assignment Agreements;

(g)           a duly executed counterpart of one or more Rights-of-Way Assignment Agreements;

(h)           special warranty deeds (or local equivalent) in respect of the Transferred Owned Real Property Related to such Specified Business;

(i)            duly executed certifications from Seller and each Subsidiary that in this Transaction will be a transferor described in Treasury Regulations Section 1.1445-1(g)(3) that Seller and such Subsidiaries are not foreign Persons within the meaning set forth in Treasury Regulation Section 1.1445-2(b)(2)(iii)(A); it being understood that, notwithstanding anything to the contrary contained herein, if Seller fails to provide Buyer with such certifications, Buyer shall be entitled to withhold a portion of the Purchase Price in accordance with Section 1445 of the Code and the applicable Treasury Regulations;

(j)            the Books and Records Related to such Specified Business that are Transferred Assets (it being understood that Books and Records located on real property interests conveyed to Buyer at the Closing shall be deemed delivered pursuant to this Section 2.10(j));

(k)           evidence of the obtaining of, or, with respect to Seller Required Approvals that only require notice or filing, the notice or filing with respect to, the Seller Required Approvals or any LFA Approvals, in each case, Related to such Specified Business;

(l)            the certificate to be delivered pursuant to Section 6.2(d);

(m)          a certified copy of the Confirmation Order (including any amendments thereto);

(n)           duly executed counterparts of instruments providing Buyer the limited, irrevocable right, in the name, place and stead of Seller and any of its Affiliates, as attorney-in-fact of Seller and any of its Affiliates, to cash, deposit, endorse or negotiate checks received on or after the Closing Date made out to Seller or any of its Affiliates in payment for cable television, high speed Internet, telephony and related services and charges provided by the Specified Systems Related to such Specified Business, and evidence of written instructions to the lock-box service provider or similar agents of Seller and any of its Affiliates to promptly forward to Buyer upon receipt all such cash, deposits and checks representing accounts receivable of such Specified Systems;

(o)           to the extent available using commercially reasonable efforts, (i) subject only to Permitted Encumbrances, such certificates and affidavits of Seller or its applicable Affiliate as may be reasonably requested by Buyer’s title insurance company necessary and satisfactory to Buyer in connection with the issuance of title insurance with respect to any Owned Real Property or Leased Real Property Related to such Specified

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Business and (ii) customary gap indemnities covering Seller’s acts for the period between Closing and the recording of the applicable deed or assignment of lease with respect to such Owned Real Property or Leased Real Property; provided, that, except with respect to the customary gap indemnities described in clause (ii) above, such certificates or affidavits shall be deemed not to have been reasonably requested if they would increase, in each case other than in a de minimis manner, the Liability of Seller or any of its Affiliates beyond the liability that would be incurred by Seller or its applicable Affiliates under a special warranty deed or would contain representations that are more extensive than those set forth in this Agreement;

(p)           the Transferred Cash Related to such Specified Business in immediately available funds by wire transfer to an account which has been designated by Buyer at least two Business Days prior to the Closing Date (it being understood that Transferred Cash shall be deemed delivered if it is either (i) located on real property interests being conveyed to Buyer at Closing or (ii) held in accounts assigned to Buyer pursuant to duly executed instruments of assignment that are reasonably satisfactory to Buyer);

(q)           stock certificates (or other comparable evidence of ownership, if issued) representing the Transferred Investments Related to such Specified Business, duly endorsed for transfer or accompanied by executed stock transfer powers or other appropriate instruments of assignment and transfer;

(r)            a duly executed counterpart of the Escrow Agreement; and

(s)           duly executed counterparts of such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Buyer and Seller, as may be reasonably required to give effect to this Agreement.

Section 2.11         Non-Assignability of Assets.

(a)           Without limiting Sections 6.1(f) and 6.2(e), if and to the extent that the transfer or assignment from Seller or any of its Affiliates to Buyer of any Transferred Asset would be a violation of applicable Law with respect to such Transferred Asset or otherwise adversely affect the rights of the applicable transferee thereunder as a result of the failure to obtain or make any consent, approval, waiver, authorization, notice or filing required to be made in connection with the Transaction, then the transfer or assignment to Buyer of such Transferred Asset (each, a “Delayed Transfer Asset”) shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or Authorizations have been made or obtained; it being understood that no adjustment to the Purchase Price will be made as a result of the failure to transfer or assign any Delayed Transfer Asset.

(b)           If the transfer or assignment of any Transferred Asset (other than, at the Closing, a Transferred Asset Related to a Disputed MCE System) intended to be transferred or assigned hereunder is not consummated prior to or at the Closing as a result of the failure to obtain any Authorization, then Seller or its Affiliate shall thereafter,

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directly or indirectly, hold such Transferred Asset for the use and benefit of Buyer (at the expense of Buyer), insofar as reasonably possible. In addition, to the extent not prohibited by Law, Seller shall take or cause to be taken such other actions as may be reasonably requested by Buyer in order to place Buyer, insofar as reasonably possible, in the same position as if such Transferred Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Transferred Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Transferred Asset, are to inure from and after the Closing to Buyer. To the extent permitted by Law and to the extent otherwise permissible in light of any required Authorization, Buyer shall be entitled to, and shall be responsible for, the management of any Transferred Assets not yet transferred to it as a result of this Section 2.11 and the parties hereto agree to use commercially reasonable efforts to cooperate and coordinate with respect thereto.

(c)           If and when the Authorizations, the absence of which caused the deferral of transfer of any Transferred Asset pursuant to this Section 2.11, are obtained, the transfer of the applicable Transferred Asset to Buyer shall automatically and without further action be effected in accordance with the terms of this Agreement and the applicable Ancillary Agreements.

(d)           Prior to the Closing Date, Seller shall deliver to Buyer a list identifying, in reasonable detail and to the Knowledge of Seller, the Delayed Transfer Assets and the Authorizations required therefor.

(e)           The parties hereto further agree that, assuming as set forth in Section 2.11(b) that all or substantially all of the benefits and burdens relating to the Transferred Assets inure to Buyer, (i) any Delayed Transferred Assets referred to in this Section 2.11(e) shall be treated for all income Tax purposes as Assets of Buyer and (ii) neither Buyer nor Seller shall take, and each of Buyer and Seller shall prevent any of their respective Affiliates from taking, any position inconsistent with such treatment for any income Tax purposes (unless required by a change in applicable income Tax Law or a good faith resolution of a contest).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that, except as set forth on the Seller Disclosure Schedule, as of the date hereof and as of the Closing:

Section 3.1           Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its Assets, and to carry on each Specified Business as currently conducted. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct of each Specified Business requires such qualification, except for failures to be so qualified or in good standing, as the case

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may be, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Prior to the date hereof, Seller has made available to Buyer a true and complete copy of Seller’s certificate of incorporation and bylaws, each as amended and in effect as of the date hereof.

Section 3.2           Subsidiaries and Transferred Investments.

(a)           Schedule 3.2(a) of the Seller Disclosure Schedule sets forth a true and complete list of each Asset Transferring Subsidiary, together with its jurisdiction of organization. The Asset Transferring Subsidiaries are the only Subsidiaries of Seller that have any right, title or other interest in or to the Assets of Seller and its Affiliates that are Related to the Acquired Business. Except for the Non-Debtor Subsidiaries, all of the Asset Transferring Subsidiaries and Intermediate Subsidiaries are Debtors. Each Asset Transferring Subsidiary and each Intermediate Subsidiary is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and, in the case of the Asset Transferring Subsidiaries, has all requisite corporate or similar power and authority to own, lease and operate its Assets and to carry on its portion of each Specified Business as currently conducted, except for failures to be in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Asset Transferring Subsidiary and each Intermediate Subsidiary is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its Assets or the conduct of its business requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), (i) Seller owns, directly or indirectly, through one or more other Subsidiaries (each such Subsidiary that is not also an Asset Transferring Subsidiary is referred to herein as an “Intermediate Subsidiary”), all right, title and interest in and to all of the outstanding Equity Securities of the Asset Transferring Subsidiaries and (ii) all of the outstanding Equity Securities of the Asset Transferring Subsidiaries and Intermediate Subsidiaries have been duly authorized, and are validly issued, fully paid and non-assessable. Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), Seller has, directly or indirectly, good and valid title to the Equity Securities of each Asset Transferring Subsidiary and each Intermediate Subsidiary, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)           Schedule 3.2(b) of the Seller Disclosure Schedule sets forth a true and complete list of each Investment Entity, the Equity Securities of Seller and its Affiliates in each Investment Entity and, to the Knowledge of Seller, with respect to those Investment Entities identified on Schedule 3.2(b)(i) of the Seller Disclosure Schedule, the jurisdiction of organization and authorized and outstanding Equity Securities of such

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Investment Entities. Seller has provided or made available to Buyer true and complete copies of the Investment Documents. Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), the outstanding Equity Securities held by Seller or any of its Affiliates in respect of each Transferred Investment identified on Schedule 3.2(b)(i) of the Seller Disclosure Schedule and, to the Knowledge of Seller, in respect of any other Investment Entities, have been duly authorized, and are validly issued, fully paid and non-assessable.

(c)           Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), Seller has good and valid title to the Transferred Investments, free and clear of all Encumbrances, other than as set forth in any Investment Document, and upon delivery by Seller and/or any of its Affiliates of the Transferred Investments at Closing, good and valid title to the Transferred Investments, free and clear of all Encumbrances, other than as set forth in any Investment Document and those resulting from Buyer’s ownership, will pass to Buyer. Except for the Transferred Investments, none of Seller or any of its Affiliates owns, directly or indirectly, any Equity Securities of any Person (other than a Subsidiary of Seller) or has any direct or indirect equity or ownership interest in any business (other than any business operated by a Subsidiary of Seller), or is a member of or participant in any partnership, joint venture or similar Person (other than a Subsidiary of Seller) that is Related to the Acquired Business or the Friendco Business.

Section 3.3           Corporate Authorization.

(a)           Seller has, with respect to Section 5.10 and Article VIII, full corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by Seller of this Agreement, with respect to Section 5.10 and Article VIII, have been duly and validly authorized and no additional corporate, shareholder or similar authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement.

(b)           Without limiting Section 3.3(a), subject to the entry of the Confirmation Order and its effectiveness at the Closing, (i) Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder and (ii) the execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party have been duly and validly authorized and no additional corporate, shareholder or similar authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement or any of the Ancillary Agreements to which it is a party.

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(c)           Each Affiliate of Seller has or prior to the Closing will have, subject to the entry of the Confirmation Order and its effectiveness at the Closing, full corporate, partnership or similar power and authority to execute and deliver each Ancillary Agreement or Closing document to which it is (or will be) a party and to perform its obligations thereunder. Subject to the entry of the Confirmation Order, the execution, delivery and performance by each Affiliate of Seller of each Ancillary Agreement or Closing document to which it is (or will be) a party has been or prior to the Closing will have been duly and validly authorized, and no additional corporate authorization or consent is or will be required in connection with the execution, delivery and performance by any Affiliate of Seller of the Ancillary Agreements or Closing documents to which such Affiliate is (or will be) a party or signatory.

(d)           At a meeting duly called and held, the Board and the board of directors (or similar governing body) of each Asset Transferring Subsidiary (other than the Tele-Media Entities (without limiting Section 5.6(h))) has by the requisite vote (i) determined that this Agreement and the Transaction are in the best interests of Seller, such Asset Transferring Subsidiaries and their respective stakeholders, (ii) approved and adopted this Agreement and (iii) resolved to cause each Asset Transferring Subsidiary to perform its obligations under the Ancillary Agreements to which it is (or will be) a party.

Section 3.4           Consents and Approvals. No consent, approval, waiver, authorization, notice or filing is required to be obtained by Seller or any of its Affiliates from, or to be given by Seller or any of its Affiliates to, or made by Seller or any of its Affiliates with, any Person (and assuming solely for this purpose that all Contracts Related to the Acquired Business shall constitute Assigned Contracts but, for purposes of Section 6.2(a) only, excluding any Contract that is not an Assigned Contract if the consent, approval, waiver, authorization, notice or filing is required only to the extent such Contract would have been an Assigned Contract), in connection with (a) the execution, delivery and performance by Seller or any of its Affiliates of Section 5.10 and Article VIII and (b) other than the entry by the Bankruptcy Court of the Confirmation Order (or the entry of an order pursuant to section 365(f) of the Bankruptcy Code authorizing the assumption and, if applicable, assignment of Assigned Contracts), the execution, delivery and performance by Seller or any of its Affiliates of the remainder of this Agreement and the Ancillary Agreements to which it is (or will be) a party, other than, in the case of this clause (b) only, the consents, approvals, waivers, authorizations, notices or filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5           Non-Contravention. The execution, delivery and performance by Seller and its Affiliates of this Agreement and the Ancillary Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby (and assuming solely for this purpose that all Contracts Related to the Acquired Business shall constitute Assigned Contracts but, for purposes of Section 6.2(a) only, excluding any Contract that is not an Assigned Contract), do not and will not (a) violate any provision of the articles of incorporation, bylaws or other organizational documents of Seller or any of its Affiliates, (b) assuming (i) the entry of the Confirmation Order (or the entry of an order pursuant to section 365(f) of the Bankruptcy Code authorizing the

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assumption and, if applicable, assignment of Assigned Contracts), and (ii) the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings set forth on Schedule 3.4 of the Seller Disclosure Schedule with respect to any Person which is not a Government Entity or Self-Regulatory Organization (which assumption shall not apply to Section 5.10 and Article VIII), conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration of any right or obligation of Seller or any of its Affiliates under, or result in a loss of any benefit to which Seller or any of its Affiliates is entitled under, any Contract, or result in the creation of any Encumbrance upon any of the Transferred Assets or give rise to any Purchase Right, in each case, whether after the filing of notice or the lapse of time or both, or (c) assuming the entry of the Confirmation Order and the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 3.4 of the Seller Disclosure Schedule with respect to Government Entities or Self-Regulatory Organizations or required to be made or obtained by Buyer (which assumption shall not apply to Section 5.10 and Article VIII), violate or result in a breach of or constitute a default under any Law to which Seller or any of its Affiliates is subject, or under any Governmental Authorization, except for (which exception shall not apply to Section 5.10 and Article VIII), in the cases of clauses (b) and (c), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations, Encumbrances or Purchase Rights that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6           Binding Effect. Subject to the Bankruptcy Court’s entry of the Confirmation Order and its effectiveness at the Closing, this Agreement and each of the Ancillary Agreements dated the date hereof is, and each other Ancillary Agreement will constitute, when executed and delivered by Seller and each Affiliate of Seller party to such agreements and by Buyer and the other parties thereto, a valid and legally binding obligation of Seller and each Affiliate of Seller party to such agreements, enforceable against Seller and each such Affiliate in accordance with their respective terms. Notwithstanding the foregoing, Section 5.10 and Article VIII constitute valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Upon the Bankruptcy Court’s entry of the Confirmation Order and subject to its effectiveness at the Closing, each of the unexecuted Ancillary Agreements to be entered into on or prior to the Closing Date, when executed and delivered by Seller and each Affiliate of Seller party to such agreements and by Buyer and the other parties thereto, will constitute a valid and legally binding obligation of Seller and each Affiliate of Seller party to such agreements, enforceable against Seller and each such Affiliate in accordance with its terms.

Section 3.7           Financial Statements.

(a)           Set forth on Schedule 3.7(a) of the Seller Disclosure Schedule is a copy of (i) the consolidated audited balance sheets and audited statements of income, stockholders’ equity and cash flows for Seller and its Affiliates for the fiscal years ended December 31, 2001, December 31, 2002, and December 31, 2003 (the “Audited Financial Statements”), (ii) the unaudited balance sheet and unaudited statements of income,

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stockholders’ equity and cash flows of each Specified Business, but including the Excluded Assets and the Excluded Liabilities to the extent Related to such Specified Business, at and for the fiscal year ended December 31, 2003 (but not including, except with respect to the unaudited statements of income, Unallocated Shared Assets and Liabilities), in each case derived from the Audited Financial Statements for the corresponding time period (the “Derivative 2003 Financial Statements”), (iii) the unaudited balance sheet and unaudited statements of income, stockholders’ equity and cash flows for each Specified Business, but including the Excluded Assets and the Excluded Liabilities Related to such Specified Business, at and for the fiscal year ended December 31, 2004 (but not including, except with respect to the unaudited statements of income, Unallocated Shared Assets and Liabilities) (the “Derivative 2004 Financial Statements”) and (iv) the unaudited balance sheet and unaudited statements of income, stockholders’ equity and cash flows for the Unallocated Shared Assets and Liabilities at and for the fiscal year ended December 31, 2004 (the “Derivative Unallocated 2004 Financial Statements”). The Audited Financial Statements have been prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto), and fairly present, in all material respects, the financial condition and results of operations, stockholders’ equity and cash flows of Seller and its Affiliates (assuming the exclusion of the MCE Systems and the MCE Systems (as defined in the Friendco Purchase Agreement) from the Business) as of the dates thereof or for the periods then ended. The Derivative 2003 Financial Statements and the Derivative 2004 Financial Statements have been specially prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and fairly present, in all material respects, the financial condition and results of operations, stockholders’ equity and cash flows of each such Specified Business (including the MCE Systems) as of the dates thereof or for the periods then ended, subject to the absence of footnotes and similar presentation items therein and excluding the Unallocated Shared Assets and Liabilities (other than the related revenues and expenses). The Derivative Unallocated 2004 Financial Statements have been specially prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and fairly present, in all material respects, the Unallocated Shared Assets and Liabilities as of December 31, 2004 or for the period ended thereon.

(b)           The Chief Executive Officer and the Chief Financial Officer of Seller and any Significant Subsidiary of Seller have disclosed, based on their most recent evaluation, to Seller’s auditors and the audit committee of the Board (i) all significant deficiencies in the design or operation of internal controls that could adversely affect Seller’s or any of Seller’s Affiliates’ ability to record, process, summarize and report financial data and have identified for Seller’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s or any of Seller’s Subsidiaries’ internal controls. Copies of all disclosures described in the foregoing sentence have been made available to Buyer. Seller and its consolidated Subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure

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that material information relating to Seller, including its consolidated Subsidiaries, is made known to Seller’s Chief Executive Officer and its Chief Financial Officer by others within those entities; and such disclosure controls and procedures are effective in alerting Seller’s Chief Executive Officer and its Chief Financial Officer to material information of the nature required to be disclosed in periodic reports pursuant to the Exchange Act in a timely fashion.

(c)           The financial statements prepared by Seller and delivered to Buyer pursuant to Section 5.11(a) shall, when so delivered, be prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto), and fairly present, in all material respects, the financial condition and results of operations, stockholders’ equity and cash flows of each Specified Business as of the dates thereof or the period then ended, subject to, in the case of interim financial statements, normal year-end adjustments and the absence of footnotes and similar presentation items therein.

(d)           The Additional Financial Statements prepared by Seller and delivered to Buyer pursuant to Section 5.11(b) shall, when so delivered, be prepared from the books and records of Seller and its Affiliates in accordance with GAAP consistently applied (except as may be indicated in the notes thereto), and will fairly present, in all material respects, the financial condition and results of operations, stockholders’ equity and cash flows of (i) in the case of the Seller Audited Financial Statements, Seller and its Affiliates (assuming, with respect to any period prior to January 1, 2004, the exclusion of the MCE Systems and the MCE Systems (as defined in the Friendco Purchase Agreement) from the Business), (ii) in the case of the Derivative Audited Financial Statements, each such Specified Business (assuming, with respect to any period prior to January 1, 2004, the exclusion of the MCE Systems and the MCE Systems (as defined in the Friendco Purchase Agreement) from such Specified Business) and (iii) in the case of the MCE Financial Statements, the MCE Systems, in each case as of the dates thereof or for the periods then ended, subject, solely in the case of the MCE Financial Statements, to the absence of footnotes and similar presentation items therein.

Section 3.8           Litigation and Claims.

(a)           Except (i) to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge) and, to the Knowledge of Seller, not arising from actions, omissions or circumstances continuing as of the Closing and affecting or otherwise relating to Seller or any of its Affiliates, the Transferred Assets or any Specified Business and (ii) for the SEC/DOJ Matters and the pendency of the Reorganization Case, there are no civil, criminal or administrative actions, suits, demands, claims, hearings, proceedings or investigations pending against, or, to the Knowledge of Seller, threatened against or affecting, or otherwise relating to Seller or any of its Affiliates, the Transferred Assets, any Specified Business or the Transaction, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(b)           Except (i) to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge) and, to the Knowledge of Seller, not arising from actions, omissions or circumstances continuing as of the Closing and affecting or otherwise relating to Seller or any of its Affiliates, the Transferred Assets or any Specified Business and (ii) for the SEC/DOJ Matters and the pendency of the Reorganization Case, none of Seller, any of its Affiliates or any of the Transferred Assets is subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.9           Taxes.

(a)           All material Tax Returns with respect to each Specified Business or any Transferred Assets that are required to be filed have been filed (or extensions have been duly obtained) and all amounts shown to be due and owing or to be withheld thereon have been duly and timely paid or withheld as the case may be (except for the period prior to the commencement of the Reorganization Case, that may not be paid except pursuant to a Plan); provided, that, solely for purposes of Section 6.2(a), this Section 3.9(a) shall be qualified by the Knowledge of Seller.

(b)           There is no material lien for Taxes upon any of the Transferred Assets nor is any taxing authority in the process of imposing, or has threatened to impose, any material lien for Taxes on any of the Transferred Assets, other than liens for Taxes that are not yet due and payable or for Taxes the validity or amount of which is being contested by Seller or one of its Affiliates in good faith by appropriate action and for which appropriate provision has been made in accordance with GAAP; provided, that, solely for purposes of Section 6.2(a), this Section 3.9(b) shall be qualified by the Knowledge of Seller.

(c)           Seller and its Affiliates have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate taxing authority proper and accurate amounts in all material respects for all taxable periods, or portions thereof, ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied in all material respects with all withholding Tax information reporting provisions of all applicable Laws; provided, that, solely for purposes of Section 6.2(a), this Section 3.9(c) shall be qualified by the Knowledge of Seller.

(d)           None of the Transferred Assets: (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

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Section 3.10         Employee Benefits.

(a)           All benefit and compensation plans, programs, contracts, policies, agreements or arrangements, including any trusts (including any trusts required in the future as a result of the Transaction or otherwise), trust instruments, funding arrangements or insurance contracts, any “employee benefit plans” within the meaning of Section 3(3) of ERISA, including any multiemployer pension plans within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), any pension, profit-sharing, savings, retirement, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, workers’ compensation, short term disability, sick leave, group insurance, hospitalization, medical, dental, life, cafeteria or flexible spending, vacation, continuity, sale bonus, retention, fringe benefit, employee loan and severance plans and all employment, collective bargaining, consulting, severance and change in control agreements, plans, policies, programs or arrangements whether formal or informal, written or oral, and all amendments thereto, under which (i) any Employee, director or consultant of Seller or any of its Affiliates has any present or future right to benefits and which are contributed to, sponsored by or maintained by Seller or any of its Affiliates, or (ii) Seller or any of its ERISA Affiliates has any present or future liability (whether contingent or otherwise) (the “Benefit Plans”), are listed on Schedule 3.10(a) of the Seller Disclosure Schedule. Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service National Office and has been separately identified. Seller has provided or made available to Buyer true and complete copies of all Benefit Plans (or with respect to any individual employment agreements shall provide such agreements to Buyer no later than fourteen Business Days following the date hereof) and, with respect to each Benefit Plan, to the extent applicable, all related service agreements, summaries, summary plan descriptions, actuarial reports, the most recently filed Forms 5500 and the most recent determination letters.

(b)           All Benefit Plans, other than Multiemployer Plans, have been established, maintained and administered in substantial compliance with all applicable Laws, including ERISA and the Code. Neither Seller nor any of its Affiliates has engaged in a transaction with respect to any Benefit Plan that is subject to ERISA that could subject Seller to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. No actions, suits, claims, litigation, audits, investigations, administrative proceedings or disputes are pending, or, to Seller’s Knowledge threatened, with respect to (i) any Benefit Plan that would be material to any Specified Business or (ii) any Seller stock fund or trust in any Benefit Plan, and, to Seller’s Knowledge, no facts or circumstances exist that could give rise to any such actions, suits, claims, litigation, audits, investigations, administrative proceedings or disputes.

(c)           Neither Seller nor any other entity which, together with Seller, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) contributes to or has in the past six years sponsored, maintained or contributed to any defined benefit pension plan (as defined in Section 3(35) of ERISA) or is subject to Section 412 of the Code or Section 302 of ERISA.

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(d)           Neither Seller nor any of its ERISA Affiliates has, within the six years preceding the date of this Agreement, or expects to incur any obligation to contribute to, or any withdrawal liability under Subtitle E of Title IV of ERISA with respect to, a Multiemployer Plan (whether based on contributions of Seller or an ERISA Affiliate) nor do Seller or any of its ERISA Affiliates have any Liabilities under any such plan that remain unsatisfied.

(e)           There has been no amendment to, or announcement by Seller or any of its Affiliates (whether or not written) in respect of the Employees relating to any Benefit Plan which would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year, except as would not directly or indirectly adversely affect Buyer or Parent.

(f)            Neither Seller nor any of its Affiliates has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Seller or any of its Affiliates, except as required to avoid an excise tax under Section 4980B of the Code or otherwise, or as may be required pursuant to any other applicable Law.

(g)           No Benefit Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the SOA).

(h)           As of the date hereof with respect to those Employees listed on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule and as of the date hereof and as of the Closing Date with respect to all other Employees, no Benefit Plan exists that, as a result of the execution of this Agreement or the Transaction (whether alone or in connection with any subsequent event(s)), will (i) entitle any Employee, director or consultant of Seller or any of its Affiliates to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (iii) limit or restrict the right of Seller or any of its Affiliates to merge, amend or terminate any of the Benefit Plans or (iv) result in payments under any of the Benefit Plans which would subject any recipient of the payments to excise taxes under Section 4999 of the Code.

(i)            To the extent that, after the Closing, Parent operates each Specified Business in the same manner operated by Seller and its Affiliates during the six-month period prior to the Closing, Parent will not incur any Liability under WARN or any other applicable Law other than on account of any action or inaction taken by Parent or Buyer following the Closing Date relating to plant closings or employee separations or severance pay.

(j)            Neither Seller nor any of its Affiliates has any material Liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not directly or indirectly adversely affect Buyer or Parent.

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Section 3.11         Compliance with Laws. Each Specified Business and all of the Transferred Assets have since July 1, 2003 and currently are being conducted, held and operated in compliance with all applicable Laws and Governmental Authorizations, including the Communications Act, the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992, the Telecommunications Act of 1996, the Copyright Act of 1976 and all rules and regulations of the FCC and the United States Copyright Office, except for failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since July 1, 2003 and, to the Knowledge of Seller, and except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), prior to July 1, 2003, neither Seller nor any of its Affiliates has received any notice alleging any violation by Seller or any of its Affiliates under any applicable Law for a violation, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Specified Business has all Governmental Authorizations necessary for the conduct of such Specified Business as currently conducted and such Governmental Authorizations are in full force and effect. Nothing in this representation is intended to address any compliance matter that is specifically addressed by Sections 3.10 (Employee Benefits), 3.12 (Environmental Matters), 3.14 (Labor) and 3.17 (Franchises). Schedule 3.11 of the Seller Disclosure Schedule sets forth, with respect to each Specified Business, each Governmental Authorization issued by the FCC, each Governmental Authorization for the provision of telephony services and each other material Governmental Authorization, in each case Related to such Specified Business.

Section 3.12         Environmental Matters.

(a)           Each Specified Business, the Owned Real Property and the Transferred Assets are in compliance in all material respects with all applicable Environmental Laws and Environmental Permits and there are no material Liabilities under any Environmental Law with respect to any Specified Business, the Owned Real Property or the Transferred Assets.

(b)           As of the date hereof, none of Seller or any of its Affiliates (nor, to Seller’s Knowledge, any predecessor in interest) has received from any Person any notice, demand, claim, letter, citation, summons, order or request for information, relating to any material violation or alleged violation of, or any material Liability under, any Environmental Law in connection with or affecting any Specified Business, the Owned Real Property or the Transferred Assets.

(c)           There are no material complaints filed, penalties assessed, writs, injunctions, decrees, orders or judgments outstanding, or any material actions, suits, proceedings or investigations pending or, to Seller’s Knowledge, threatened, relating to compliance with or Liability under any Environmental Law affecting any Specified Business, the Owned Real Property or the Transferred Assets.

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(d)           There are no underground storage tanks, asbestos-containing materials, lead-based products or polychlorinated biphenyls on, at or under any of the Owned Real Property or Transferred Assets other than in compliance in all material respects with all Environmental Laws; provided, that, solely for purposes of Section 6.2(a), this Section 3.12(d) shall be deemed to exclude any such items of which Seller does not have Knowledge.

(e)           None of the Owned Real Property or the Transferred Assets nor any property to which Hazardous Substances located on or resulting from the use of any Owned Real Property or Transferred Assets have been transported, nor any property to which Seller has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to Seller’s Knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

(f)            All material Environmental Permits Related to any Specified Business, the Owned Real Property or the Transferred Assets are valid, are in full force and effect, are transferable and, except as would not, individually or in the aggregate, reasonably be expected to be material, will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

(g)           As of the date hereof, there has been no material environmental investigation, study, audit, test, review or other analysis conducted of which Seller has Knowledge in relation to any Owned Real Property or the Transferred Assets which has not been delivered to Buyer at least ten days prior to the date hereof.

Section 3.13         Intellectual Property. Seller and its Affiliates own the Transferred Intellectual Property free and clear of any material Encumbrances other than Permitted Encumbrances. The Transferred Intellectual Property that is Registered is subsisting and enforceable in all material respects. None of the Transferred Intellectual Property or, to the Knowledge of Seller, the Intellectual Property that is provided to Seller and its Affiliates pursuant to the Transferred Intellectual Property Contracts, is subject to any outstanding order, judgment or decree adversely affecting Seller’s or its Affiliates’ use thereof or rights thereto as currently used by Seller and its Affiliates in each Specified Business. Neither Specified Business and none of the Transferred Assets infringes or has infringed or otherwise violates or has violated any Person’s Intellectual Property rights in any material respect. To the Knowledge of Seller, no Person is infringing or otherwise violating any Intellectual Property rights of Seller or its Affiliates in the Transferred Intellectual Property or the Intellectual Property that is provided to Seller and its Affiliates pursuant to the Transferred Intellectual Property Contracts, other than violations that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Immediately after the Closing, Buyer or its designated Affiliate will own the Transferred Intellectual Property and hold the Transferred Intellectual Property Contracts on terms and conditions that are the same in all material respects as those in effect immediately prior to the Closing, except to the extent that any of the Transferred Intellectual Property is the subject of a license back to Friendco or any of its

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Affiliates pursuant to Section 5.12 of the Friendco Purchase Agreement. None of Seller, any of its Affiliates or any Specified Business has infringed or otherwise violated the Intellectual Property rights of any Person except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.14         Labor.

(a)           Except for the Collective Bargaining Agreements, none of Seller or any of its Affiliates is a party to or bound by any labor agreement, union contract or collective bargaining agreement respecting any of the Employees, nor are there any Employees represented by a collectively bargained unit or labor organization who are not covered by a Collective Bargaining Agreement.

(b)           Seller and its Affiliates are in compliance in all material respects with all labor Laws applicable to any Specified Business and the Employees, and are not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other Law applicable to Employees. There are no outstanding unfair labor practice charges pending before the National Labor Relations Board with respect to any Employee.

(c)           There is no pending or, to the Knowledge of Seller, threatened strike, shutdown, dispute, walkout or other work stoppage or any union organizing effort by, or with respect to, any of the Employees.

Section 3.15         Contracts.

(a)           Schedule 3.15(a) of the Seller Disclosure Schedule contains, with respect to each Specified Business, Seller’s good faith estimate, as of the date hereof, of the number of Contracts (other than Programming Agreements, Franchises and Governmental Authorizations) to which Seller or any of its Affiliates or any of their respective Assets are party, bound or subject which are executory and are Related to such Specified Business. Such list represents Seller’s good faith estimate of the number of such Contracts in each of the categories set forth on Schedule 3.15(a) of the Seller Disclosure Schedule, and indicates as to each category, the number of such Contracts that (i) were entered into prior to the Petition Date, (ii) were entered into following the Petition Date or (iii) Relate to any Specified Business and any other business of Seller or its Affiliates, including any part of the Friendco Business.

(b)           Except as set forth on Schedule 3.15(b) of the Seller Disclosure Schedule, none of the Contracts of Seller or any of its Affiliates Related to a Specified Business contains any of the following terms or provisions (each such term or provision, a “Special Term”):

(i)            consideration payable or receivable by Seller or any of its Affiliates in excess of $100,000 in any twelve month period or in excess of $1,000,000 over the remaining term;

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(ii)           limitations on the freedom of Seller or any of its Affiliates to compete in any line of business, with any Person or in any geographic area, and which would limit the freedom of Buyer or any of its Affiliates to do so after the Closing Date if it were an Assigned Contract;

(iii)          so-called “most favored nation” provisions or any similar provision requiring Seller or any of its Affiliates to offer a third party terms or concessions at least as favorable as those offered to one or more other parties, or which would require Buyer or any of its Affiliates to do so after the Closing Date if it were an Assigned Contract;

(iv)          any terms that do not reflect in all material respects those that would be obtained in arm’s length negotiations;

(v)           any exclusivity provision or provision that requires the purchase of all or a given portion of a party’s requirements or any other similar provision that would, in each case, bind Buyer or its Affiliates after the Closing if it were an Assigned Contract;

(vi)          any terms for the benefit of any members of the Rigas family (except terms for the general benefit of holders of Equity Securities in Seller or any of its Affiliates), Seller, any Managed Cable Entity or any of its or their current or former Affiliates or associates (as defined in Rule 405 under the Securities Act), in each case that would continue to benefit any such Person after the Closing if it were an Assigned Contract;

(vii)         any provision relating to the use by third parties of any of the Transferred Assets to provide telephone, Internet or data services other than in Contracts with Subscribers of any such services and other than under the Contracts listed on Schedule 3.15(b)(vii) of the Seller Disclosure Schedule;  or

(viii)        with respect to any Contract entered into following the entry of the Confirmation Order, any provision that directly or indirectly restricts (or imposes a penalty or loss of benefit upon) the assignment or transfer of the rights or obligations thereunder to Buyer, Friendco or their Affiliates.

(c)           Schedule 3.15(c) of the Seller Disclosure Schedule contains a true and complete list, as of the date hereof, of all Contracts (other than Equipment Leases and Programming Agreements) to which Seller or any of its Affiliates or any of their respective Assets are party, bound or subject that Relate to more than one Specified Business or to both a Specified Business and any part of the Friendco Business.

(d)           Subject to the entry of the Confirmation Order, all Assigned Contracts will be, when assumed by Seller and assigned to Buyer hereunder and under the Confirmation Order, in full force and effect and will be enforceable against each party thereto in accordance with the express terms thereof and any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default

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thereunder on the part of Seller or any of its Affiliates existing prior to such assumption and assignment will be fully discharged and Buyer shall have no responsibility therefor except for any Assumed Cure Costs. To the Knowledge of Seller, no other party to any Contract of Seller or any of its Affiliates is in default, violation or breach of such Contract, and there are no disputes pending or threatened under any such Contract other than those defaults, violations, breaches and disputes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. In the last five years, none of Seller or any of its Affiliates has made any material claim under any Contract pursuant to which any of the Cable Systems were acquired.

Section 3.16         Cable System and Subscriber Information.

(a)           Except for the Friendco Transferred Assets, none of Seller or any of its Affiliates, directly or indirectly, owns any Systems other than the Cable Systems listed on Schedule 3.16(a) of the Seller Disclosure Schedule.

(b)           Except for the MCE Systems and the Friendco Transferred Assets, none of Seller or any of its Affiliates, directly or indirectly, manages or operates any Systems which it does not, directly or indirectly, wholly own.

(c)           None of Seller or any of its Affiliates, directly or indirectly, owns any Systems that it does not, directly or indirectly, manage and operate.

(d)           Schedule 3.16(d) of the Seller Disclosure Schedule sets forth the aggregate number of Basic Subscribers, Digital Subscribers and HSI Subscribers of each Specified Business (detailed by Cable System) as of December 31, 2004. Each such aggregate number has been determined in accordance with the Seller Subscriber Accounting Policy.

(e)           Schedule 3.16(e) of the Seller Disclosure Schedule sets forth Seller’s policy with respect to calculating subscribers (the “Seller Subscriber Accounting Policy”).

(f)            Schedule 3.16(f) of the Seller Disclosure Schedule sets forth the average total revenue per Basic Subscriber of each Specified Business as of December 31, 2004.

(g)           Schedule 3.16(g) of the Seller Disclosure Schedule sets forth the Basic Subscriber monthly churn rate for each Specified Business as of December 31, 2004.

(h)           Schedule 3.16(h) of the Seller Disclosure Schedule sets forth a true and complete list of the Cost Centers comprising each Specified Business.

Section 3.17         Franchises.

(a)           Schedule 3.17(a) of the Seller Disclosure Schedule sets forth (i) a true and complete list of each Franchise operated by Seller or any of its Affiliates,

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detailed by Specified Business, Cable System and Cost Center and (ii) Seller’s good faith estimate of the number of Basic Subscribers served by each such Franchise as of December 31, 2004. Except as disclosed by Seller to Buyer prior to the date of this Agreement, the Cable Systems are in compliance with the applicable Franchises in all material respects. There are no material ongoing or, to the Knowledge of Seller, threatened audits or similar proceedings undertaken by Government Entities with respect to the Franchises.

(b)           Except as disclosed by Seller to Buyer prior to the date of this Agreement, (i) each of the Franchises is in full force and effect in all material respects, and a valid request for renewal has been duly and timely filed under Section 626 of the Communications Act with the proper Government Entity with respect to each of the Franchises that has expired or will expire within 30 months after the date of this Agreement, (ii)  notices of renewal have been filed pursuant to the formal renewal procedures established by Section 626(a) of the Communications Act, (iii)  there are no applications relating to any Franchises pending before any Government Entity that are material to any Specified Business, (iv) none of Seller or any of its Affiliates has received notice from any Person that any Franchise will not be renewed or that the applicable Government Entity has challenged or raised any material objection to or, as of the date hereof, otherwise questioned in any material respect, a Seller’s request for any such renewal under Section 626 of the Communications Act, and Seller and its Affiliates have duly and timely complied in all material respects with any and all inquiries and demands by any and all Government Entities made with respect to Seller’s or such Affiliates’ requests for any such renewal, (v) none of Seller, any of its Affiliates or any Government Entity has commenced or requested the commencement of an administrative proceeding concerning the renewal of a material Franchise as provided in Section 626(c)(1) of the Communications Act, and (vi) to the Knowledge of Seller, there exist no facts or circumstances that make it likely that any material Franchise shall not be renewed or extended on commercially reasonable terms.

(c)           With respect to the Franchises, none of Seller or any of its Affiliates has made any material commitment to any Government Entity except (i) as set forth in the Contracts listed on Schedule 3.17(c)(i) of the Seller Disclosure Schedule, true and complete copies of which have been made available to Buyer prior to March 31, 2005, and (ii) such other Franchise commitments that (A) are commercially reasonable given the relevant Franchise and locality and (B) do not contain unfulfilled commitments except (1) those commitments reflected in the Budget or the Derivative 2004 Financial Statements (provided, that any commitment so reflected only in part will be deemed to be covered by this exception only to the extent so reflected) and (2) those commitments that are not material relative to Seller’s operations or financial performance in the applicable Franchise area.

(d)           Set forth on Schedule 3.17(d) of the Seller Disclosure Schedule is a list of each Franchise subject to a Purchase Right and except as set forth on such Schedule no such Purchase Right provides for purchase thereunder at a price less than fair market value or a third party offer price.

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Section 3.18         Network Architecture. Schedule 3.18 of the Seller Disclosure Schedule sets forth a true and complete statement (detailed by Cable System) as of December 31, 2004 (or, in the case of clauses (c) and (f), as of the date hereof), of (a) the approximate number of plant miles (aerial and underground) for each headend located in each Specified Business, (b) the approximate bandwidth capability expressed in MHz of each such headend, (c) the stations and signals carried by each such headend and the channel position of each such signal and station, (d) the approximate number of multiple dwelling units served by such Specified Business, (e) the approximate number of homes passed in such Specified Business as reflected in the system records of Seller or any of its Affiliates, (f) a description of basic and optional or tier services available and the rates charged for each such Specified Business, (g) the bandwidth capacity of each Cable System in such Specified Business for each headend, and (h) the municipalities served by each of the Cable Systems in such Specified Business and the public service numbers of such municipalities.

Section 3.19         Absence of Changes. Since the date of the Most Recent Balance Sheet, Seller and its Affiliates have conducted each Specified Business only in the Ordinary Course, and each Specified Business has not experienced any event, occurrence, condition or circumstance, and, to Seller’s Knowledge, no event, occurrence, condition or circumstance is threatened, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.20         Assets.

(a)           Other than the Excluded Assets, the right, title and interest of Seller and its Affiliates in the Transferred Assets constitute all of the Assets of Seller and its Affiliates owned or held by, used or intended for use, leased, licensed, accrued, reserved, allocated or incurred in connection with the conduct of any Specified Business in all material respects as currently conducted and, immediately after the Closing, shall be sufficient for Buyer to continue to operate and conduct such Specified Business in all material respects as currently conducted. At the Closing (after giving effect to the Transaction), Buyer or its designated Affiliate will have good and marketable title to (or in the case of Transferred Assets that are leased, valid leasehold interests in) the Transferred Assets free and clear of any Encumbrances, other than Permitted Encumbrances (or in the case of the Transferred Investments, Encumbrances under the Investment Documents), and those created by Buyer or its Affiliates.

(b)           The Shared Assets and Liabilities are the only Assets and Liabilities of Seller or any of its Affiliates that Relate to both of the Specified Businesses or to any Specified Business and any other business of Seller or its Affiliates, including any part of the Friendco Business.

(c)           The Friendco Transferred Assets are the only Assets that are Primarily Related to the Cable Systems being purchased by Friendco. None of the Friendco Transferred Assets are Primarily Related to any Specified Business except to the extent Buyer has otherwise so consented. Other than the Friendco Transferred

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Assets, the Transferred Assets and the Excluded Assets, there are no Assets of Seller or any of its Affiliates Related to the Business.

(d)           Schedule 3.20(d) of the Seller Disclosure Schedule sets forth a true and complete list of all of the material Assets Related to each Specified Business owned, held by, leased or licensed by any Subsidiary of Seller that is not a Debtor.

(e)           Other than the Tele-Media Entities, the Transferred Investments and the wholly owned Subsidiaries of Seller and as set forth on Schedule 3.20(e) of the Seller Disclosure Schedule, Seller and its Affiliates have no Equity Security in any Person which holds Assets Primarily Related to the operations and business conducted by the Cable Systems.

Section 3.21         Real Property.

(a)           Schedule 3.21(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all the Real Property Leases and Real Property Subleases, in each case providing for annual payments in excess of $50,000. Seller has delivered to Buyer true and complete copies of each of such Real Property Leases and Real Property Subleases.

(b)           Schedule 3.21(b) of the Seller Disclosure Schedule sets forth the address and/or location and the general use within each Specified Business of each Owned Real Property and each Leased Real Property listed on Schedule 3.21(a) of the Seller Disclosure Schedule.

(c)           Subject to the entry of the Confirmation Order, all Transferred Real Property Leases and Transferred Rights-of-Way, when assumed by Seller or its Affiliates and assigned to Buyer or its Affiliates pursuant to this Agreement and the Confirmation Order, will be in full force and effect and will be enforceable against each party thereto in accordance with the express terms thereof and will not require any consent of any Person or any payment thereunder in respect of such assignment (unless such payment is made by Seller or any of its Affiliates on or prior to the Closing) and any violation, breach or event of default, or event or condition that, after notice or lapse of time or both (to the extent required), would constitute a violation, breach or event of default thereunder on the part of Seller or any of its Affiliates existing prior to such assumption and assignment will be fully discharged and none of Buyer nor any of its Affiliates shall have any responsibility therefor. To the Knowledge of Seller, no other party to any Transferred Real Property Lease or Transferred Right-of-Way is in default, violation or breach of such Transferred Real Property Lease or Transferred Right-of-Way and there are no disputes pending or threatened thereunder other than those defaults, violations, breaches and disputes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Transferred Owned Real Property nor the Transferred Leased Real Property is subject to any material Real Property Sublease.

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(d)           Seller has not received notice and has no Knowledge of any pending, threatened or contemplated material condemnation proceeding affecting the Transferred Owned Real Property or the Leased Real Property or any part thereof, or of any sale or other disposition of the Transferred Owned Real Property or the Leased Real Property or any part thereof in lieu of condemnation.

Section 3.22         Absence of Liabilities. Except to the extent of any Claims that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge), each Specified Business has no Liabilities and there is no existing condition, situation or set of circumstances that, individually or in the aggregate, would reasonably be expected to result in a Liability of any Specified Business, other than (a) Liabilities specifically reflected, reserved against or otherwise disclosed in the Derivative 2004 Financial Statements or, only with respect to Liabilities included in the Unallocated Shared Assets and Liabilities that become Assumed Liabilities pursuant to Section 2.3, the Derivative Unallocated 2004 Financial Statements, (b) Excluded Liabilities and (c) Liabilities that were incurred in the Ordinary Course of Business since the date of the Derivative 2004 Financial Statements and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.23         Insurance. Schedule 3.23 of the Seller Disclosure Schedule lists all material insurance policies covering the properties, assets, employees and operations of the Business (including policies providing property, casualty, liability and workers’ compensation coverage) (the “Insurance Policies”). All of the Insurance Policies or renewals thereof are in full force and effect in all material respects. With such exceptions as would not be material, all premiums due in respect of the Insurance Policies have been paid by Seller or its Affiliate and Seller and its Affiliates are otherwise in compliance with the terms of such policies. Seller carries sufficient third party insurance to insure in all material respects all reasonable insurable risks of the Business. Following the Closing, the Insurance Policies shall continue to provide coverage with respect to acts, omissions and events occurring prior to the Closing in accordance with their terms as if the Closing had not occurred. To the Knowledge of Seller, there has not been any threatened termination of, material premium increase (other than with respect to customary annual premium increases) with respect to, or material alteration of coverage under, any Insurance Policy.

Section 3.24         Friendco Purchase Agreement. Seller has previously delivered to Buyer a true and complete copy of the Friendco Purchase Agreement as of the date hereof. Except for the Friendco Purchase Agreement and the JV Documents and any Ancillary Agreements (each as defined in the Friendco Purchase Agreement) to which Friendco or any of its Affiliates is party, Seller and/or any of its Affiliates, on the one hand, and Friendco and/or any of its Affiliates, on the other hand, are not party to any Contract related to the Transaction or the Friendco Transaction.

Section 3.25         Transactions with Affiliates. Except for this Agreement, the Ancillary Agreements to which it is a party and any Liability arising under this

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Agreement or any such Ancillary Agreement, from and after the Closing, none of Buyer or its respective Subsidiaries shall, as a result of the Transaction, be bound by any Contract or any other arrangement of any kind whatsoever with, or have any Liability to, Seller, any Managed Cable Entity or any of their respective Affiliates.

Section 3.26         Finders’ Fees. Except for UBS Securities LLC and Allen & Company LLC, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission in connection with the Transaction.

Section 3.27         No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that, except as set forth on the Buyer Disclosure Schedule, as of the date hereof and as of the Closing:

Section 4.1           Organization and Qualification.

(a)           Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite limited liability company power and authority to own and operate its Assets and to carry on its business as currently conducted. Buyer has made available to Seller a true and complete copy of Buyer’s limited liability company agreement, as amended and in effect as of the date hereof.

(b)           Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Parent has all requisite corporate power and authority to own and operate its Assets and to carry on its business as currently conducted. Buyer has made available to Seller a true and complete copy of Parent’s certificate of incorporation and bylaws, each as amended and in effect as of the date hereof.

Section 4.2           Subsidiaries.

(a)           Schedule 4.2(a) of the Buyer Disclosure Schedule sets forth a true and complete list of each Significant Subsidiary of Parent and each other Subsidiary of Parent that is not directly or indirectly wholly owned by Parent or its Significant Subsidiaries, together with its jurisdiction of organization and its authorized and outstanding Equity Securities as of the date hereof. Each Subsidiary of Parent is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its Assets and to carry on its portion of the Parent Business as currently

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conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its Assets or the conduct of its business requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Buyer has provided or made available to Seller true and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of each of the Significant Subsidiaries of Parent as in effect as of the date hereof. As of the date hereof, Parent owns, directly or indirectly, through one or more of its other Subsidiaries, all right, title and interest in and to all outstanding Equity Securities of the Subsidiaries indicated as owned by it on Schedule 4.2(a) of the Buyer Disclosure Schedule. All of the outstanding Equity Securities of the Subsidiaries of Parent have been duly authorized, and are validly issued, fully paid and non-assessable.

(b)           As of the date hereof and except in respect of any of the following rights that are for the benefit of any Person that is, directly or indirectly, a wholly owned Subsidiary of Parent, (i) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which the Subsidiaries of Parent are or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any shares of the Equity Securities of the Subsidiaries of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding, (ii) the outstanding Equity Securities of the Subsidiaries of Parent are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Equity Securities and (iii) there are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Equity Securities of the Subsidiaries of Parent.

Section 4.3           Corporate Authorization.

(a)           Buyer has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and no additional limited liability company member or similar authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement.

(b)           Parent has full corporate power and authority to execute and deliver the Parent Agreement and to perform its obligations thereunder. The execution, delivery and performance by Parent of the Parent Agreement have been duly and validly authorized and no additional corporate, shareholder or similar authorization or consent is required in connection with the execution, delivery and performance by Parent of the Parent Agreement.

(c)           Prior to the Closing, each of Buyer, Parent and Parent’s Subsidiaries (other than Buyer) will have full limited liability company, corporate,

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partnership or similar power and authority to execute and deliver each of the Ancillary Agreements to which it will be a party and to perform its obligations thereunder. Prior to the Closing, the execution, delivery and performance by each of Buyer, Parent and Parent’s Subsidiaries (other than Buyer) of each of the Ancillary Agreements to which it will be a party will have been duly and validly authorized and no additional limited liability company member, shareholder or similar authorization or consent will be required in connection with the execution, delivery and performance by each of Buyer, Parent and Parent’s Subsidiaries (other than Buyer) of any of the Ancillary Agreements to which it will be a party.

Section 4.4           Buyer Interests and Parent Capital Stock.

(a)           As of the date hereof, Parent owns directly all right, title and interest in and to all outstanding Equity Securities of Buyer. As of the Closing, Buyer will be a Subsidiary of Parent.

(b)           As of the date hereof, (i) the authorized capital stock of Parent (the “Parent Capital Stock”) consists of (A) 1,000 shares of common stock, of which (1) 925 have been designated Parent Class A Common Stock, and (2) 75 have been designated Class B Common Stock, par value $0.01 per share (the “Parent Class B Common Stock”), and (B) 1,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”); (ii) there are issued and outstanding (A) 925 shares of Parent Class A Common Stock and 75 shares of Parent Class B Common Stock and (B) no shares of Parent Preferred Stock; (iii) except for the Parent Capital Stock, there are no Equity Securities of Parent issued, reserved for issuance or outstanding; (iv) the Parent Capital Stock and any other Equity Securities of Parent have been duly authorized, and are validly issued, fully paid and nonassessable; (v) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which Parent is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any shares of Parent Capital Stock or other Equity Securities of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding; (vi) the outstanding Parent Capital Stock and other Equity Securities of Parent are not subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such stock or other Equity Securities; (vii) there are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Parent Capital Stock or other Equity Securities of Parent; (viii) there are not any bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Parent Capital Stock may vote; and (ix) there are not any outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent.

(c)           As of the Closing, the Purchase Shares (before adjustments under Section 2.6 or 2.7) shall represent 16% of the total outstanding Equity Securities of

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Parent calculated on a Fully Diluted Basis, after giving effect to the issuance of the Purchase Shares and assuming for purposes of such calculation the consummation of the Redemption under the Parent Redemption Agreement but without giving effect to any adjustments under Section 2.6 or 2.7; provided, however, that Equity Securities issued pursuant to clause (ii) of the definition of “Fully Diluted Basis” shall not exceed the Permitted Parent Incentive Awards; provided, further, that such limitation shall not apply to any Equity Securities issued as contemplated by clause (ii)(B) of the definition of “Fully Diluted Basis.”

Section 4.5           Purchase Shares. Upon issuance, the Purchase Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Encumbrances of any kind whatsoever, including any preemptive rights, rights of first refusal, call options, subscription rights or any similar rights under any provision of applicable Law, the charter documents or bylaws of Parent or any of its Subsidiaries or any Contract to which Parent is a party or otherwise bound and subject to applicable securities Laws. At the Closing, Parent will have sufficient authorized but unissued shares of Parent Capital Stock for Buyer to meet its obligation to cause Parent to deliver the Purchase Shares under this Agreement. Upon consummation of the Transaction, good and valid title to the Purchase Shares will pass to the recipients thereof from Buyer, free and clear of any Encumbrances, other than those arising as a result of the ownership of such Purchase Shares by [the] any recipient thereof or under applicable securities Laws.

Section 4.6           Consents and Approvals. No consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer, Parent or any of Parent’s Affiliates from, or to be given by Buyer, Parent or any of Parent’s Affiliates to, or made by Buyer, Parent or any of Parent’s Affiliates with, any Person in connection with the execution, delivery and performance by Buyer of this Agreement and by Buyer, Parent or any of Parent’s Affiliates of the Ancillary Agreements to which it is a party, other than the consents, approvals, waivers, authorizations, notices or filings the failure of which to obtain, give or make would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7           Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the execution, delivery and performance by each of Buyer and Parent of each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer, Parent or any of Parent’s Affiliates, (b) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 4.6 of the Buyer Disclosure Schedule with respect to any Person which is not a Government Entity or Self-Regulatory Organization, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Buyer, Parent or any of Parent’s Affiliates, under, or result in a loss of any benefit to which Buyer, Parent or any of Parent’s Affiliates is entitled under, any Contract to which any of them is a party or result in the

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creation of any Encumbrance upon any of their Assets or give rise to any Purchase Right or (c) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Schedule 4.6 of the Buyer Disclosure Schedule with respect to Government Entities or Self-Regulatory Organizations or required to be made or obtained by Seller, violate or result in a breach of or constitute a default under any Law to which Buyer, Parent or any of Parent’s Affiliates is subject, or under any Parent Governmental Authorization, other than, in the case of clauses (b) and (c), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.8           Binding Effect. This Agreement and each of the Ancillary Agreements dated the date hereof is, and each other Ancillary Agreement will constitute, when executed and delivered by Buyer and each Affiliate of Buyer party to such agreements and by Seller and the other parties thereto, a valid and legally binding obligation of Buyer and each Affiliate of Buyer party to such agreements, enforceable against Buyer and each such Affiliate in accordance with their respective terms.

Section 4.9           Financial Statements.

(a)           Set forth on Schedule 4.9(a) of the Buyer Disclosure Schedule is a copy of the consolidated audited balance sheets and audited statements of income, stockholders’ equity and cash flows for Parent (and its predecessors in interest, as the case may be) and its Subsidiaries for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 (the “Parent Audited Financial Statements”). The Parent Audited Financial Statements have been prepared from the books and records of Parent in accordance with GAAP consistently applied, and fairly present, in all material respects, the financial condition and results of operations and cash flows of Parent as of the dates thereof or the periods then ended.

(b)           The Chief Executive Officer and the Chief Financial Officer of Parent have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of Parent’s board of directors (i) all significant deficiencies in the design or operation of internal controls that could adversely affect Parent’s or any of Parent’s Affiliates’ ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in the internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Copies of all disclosures described in the foregoing sentence have been made available to Seller. Parent and its Significant Subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its Significant Subsidiaries, is made known to Parent’s Chief Executive Officer and its Chief Financial Officer by others within those entities; and such disclosure controls and procedures are effective in alerting Parent’s Chief Executive Officer and its Chief Financial Officer to material information of the nature required to be disclosed in periodic reports pursuant to the Exchange Act in a timely fashion.

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Section 4.10         Litigation and Claims. There are no civil, criminal or administrative actions, suits, demands, claims, hearings, proceedings or investigations pending against, or, to the Knowledge of Buyer, threatened against or affecting, or otherwise relating to Parent or any of its Affiliates, or the Transaction, other than those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. None of Parent or any of its Affiliates is subject to any order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators, other than those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Buyer, as of the date hereof, the matters described in the Current Report on Form 8-K, filed December 15, 2004, by TWX with the SEC would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11         Taxes. Each of Parent and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.12         Employee Benefits. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a)           all material benefit and compensation plans, programs, contracts, policies or arrangements, including any trusts, trust instruments and insurance contracts forming a part thereof, any “employee benefit plans” within the meaning of Section 3(3) of ERISA, any deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, workers’ compensation, short term disability, vacation, retention and severance plans and all employment, collective bargaining, consulting, severance and change in control agreements, and all amendments thereto, in each case under which any current or former employee of Parent has any right to benefits and which are contributed to, sponsored by or maintained by Parent (the “Parent Benefit Plans”), have been maintained in substantial compliance with their terms and with the requirements prescribed by any applicable statutes, orders, rules and regulations, including ERISA and the Code;

(b)           each Parent Benefit Plan that is intended to be qualified under an applicable provision of the Code or any regulation thereunder, including Section 401(a) of the Code, is so qualified and has been so qualified during the period since its adoption;

(c)           each trust created under any such Parent Benefit Plan is exempt from tax and has been so exempt since its creation and, to the Knowledge of Buyer, nothing has occurred with respect to the operation of any Parent Benefit Plan that would cause the loss of such qualification or exemption; and

(d)           the Transaction will not result in any new or additional Liability of Parent or any of its Subsidiaries under any Parent Benefit Plan that would not have been a Liability of Parent or any of its Subsidiaries absent the consummation of the Transaction.

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Section 4.13         Compliance with Laws. The Parent Business has been since July 1, 2003 and is being conducted in compliance with all applicable Laws and Parent Governmental Authorizations, including the Communications Act, the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992, the Telecommunications Act of 1996, the Copyright Act of 1976 and all rules and regulations of the FCC and the United States Copyright Office, except for failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Affiliates has received any notice alleging any material violation by Parent or any of its Subsidiaries under any applicable Law, except for violations that have been cured or that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has all Parent Governmental Authorizations necessary for the conduct of the Parent Business as currently conducted other than those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Nothing in this representation is intended to address any compliance matter that is specifically addressed by Sections 4.12 (Employee Benefits), 4.14 (Environmental Matters), 4.16 (Labor) and 4.19 (Parent Franchises).

Section 4.14         Environmental Matters.

(a)           Since July 1, 2003, the Parent Business and the Parent Real Property have been in material compliance with all applicable Environmental Laws and there are no material Liabilities under any Environmental Law with respect to the Parent Business.

(b)           Since July 1, 2003, none of Parent or any of its Subsidiaries (nor, to Buyer’s Knowledge, any predecessor in interest) has received from any Person any notice, demand, claim, letter or request for information, relating to any material violation or alleged material violation of, or any material Liability under, any Environmental Law in connection with or affecting the Parent Business or the Parent Real Property.

(c)           There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to Buyer’s Knowledge, threatened, relating to material compliance with or material Liability under any Environmental Law affecting the Parent Business or the Parent Real Property.

(d)           To Buyer’s Knowledge, there are no underground storage tanks, asbestos containing materials, lead based products or polychlorinated biphenyls on any of the Parent Real Property other than as in compliance in all material respects with all Environmental Laws.

Section 4.15         Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the Closing Date, Parent or its Subsidiaries will own or have a valid license or other right to use the Intellectual Property necessary to conduct the Parent Business substantially as currently conducted. Parent has not received any notice that (a) use of such Intellectual Property in the Parent Business substantially as currently used by Parent and its

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Subsidiaries infringes or otherwise violates any Person’s Intellectual Property rights or (b) any Person is infringing or otherwise violating any Intellectual Property rights of Parent or its Subsidiaries in such Intellectual Property, that, in either such case, would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.16         Labor.

(a)           None of Parent or any of its Subsidiaries is a party to or bound by any material labor agreement, union contract or collective bargaining agreement respecting the employees of Parent and its Subsidiaries, nor are there any employees of Parent or its Subsidiaries represented by a collectively bargained unit or labor organization who are not covered by a Collective Bargaining Agreement.

(b)           Parent and its Subsidiaries are in compliance in all material respects with all labor Laws applicable to the Parent Business and the employees of Parent, and are not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other Law applicable to employees of Parent and its Subsidiaries. There are no outstanding unfair labor practice charges pending before the National Labor Relations Board with respect to any employees of Parent.

(c)           There is no pending, or to the Knowledge of Buyer threatened, strike, walkout or other work stoppage or any union organizing effort by any of the employees of Parent and its Subsidiaries.

Section 4.17         Contracts.

(a)           Except for such Contracts or arrangements as are entered into between the date hereof and the Closing and that are not prohibited by this Agreement, neither Parent nor any of its Subsidiaries is bound by or subject to (i) except for programming agreements or Contracts with Affiliates, any Contract that is material (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to the Parent Business, (ii) any programming agreement involving consideration in excess of $25,000,000 in any twelve month period, (iii) any Contract involving consideration in excess of $1,000,000 in any twelve month period with any Affiliate of Parent (other than any Subsidiary of Parent) or having the intended effect of benefiting any Affiliate of Parent (other than any Subsidiary of Parent) at the expense of Parent or any Subsidiary of Parent in a manner that would deprive Parent or such Parent Subsidiary of the benefit it would otherwise have obtained if the transaction were to have been effected on terms that were on an arm’s length basis or (iv) any material Contract with Friendco or any of its Affiliates (A) related to or entered into in connection with the Transaction or (B) in connection with the sale or exchange of any Transferred Assets or any Transferred Assets (as defined in the Friendco Purchase Agreement).

(b)           All Parent Material Contracts are in full force and effect and are enforceable against each party thereto in accordance with the express terms thereof. There does not exist under any Contract to which Parent or any of its Affiliates is a party

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or by which its Assets are bound any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Parent or any of its Affiliates or, to the Knowledge of Buyer, any other party thereto, except for such violations, breaches, events or conditions that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There are no disputes pending or threatened under any Contract to which Parent or any of its Subsidiaries is a party or by which its Assets are bound other than those disputes that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All of the Parent Material Contracts set forth on Schedule 4.17(a)(iii) of the Buyer Disclosure Schedule were entered into on an arm’s length basis and in the Ordinary Course of Business.

Section 4.18         Parent Cable Systems and Subscriber Information.

(a)           None of Parent or any of its Subsidiaries, directly or indirectly, owns any Systems other than the Parent Cable Systems listed on Schedule 4.18(a) of the Buyer Disclosure Schedule.

(b)           None of Parent or any of its Subsidiaries, directly or indirectly, manages or operates any Systems which it does not, directly or indirectly, wholly own.

(c)           None of Parent or any of its Subsidiaries, directly or indirectly, owns any Systems that it does not, directly or indirectly, manage and operate.

(d)           Schedule 4.18(d) of the Buyer Disclosure Schedule sets forth the aggregate number of Parent Basic Subscribers, Parent Digital Subscribers and Parent HSD Subscribers as of December 31, 2004. Each such aggregate number has been determined in accordance with the Parent Subscriber Accounting Policy.

(e)           Schedule 4.18(e) of the Buyer Disclosure Schedule sets forth Parent’s policy with respect to calculating Parent Subscribers (the “Parent Subscriber Accounting Policy”).

(f)            Schedule 4.18(f) of the Buyer Disclosure Schedule sets forth the average total revenue per Parent Basic Subscriber as of December 31, 2004.

(g)           Schedule 4.18(g) of the Buyer Disclosure Schedule sets forth the Parent Basic Subscriber monthly churn rate for the Parent Business as of December 31, 2004. Each such aggregate number has been determined in accordance with the Parent Subscriber Accounting Policy.

Section 4.19         Parent Franchises.

(a)           Schedule 4.19(a) of the Buyer Disclosure Schedule sets forth a true and complete list of each Parent Franchise operated by Parent or any of its Subsidiaries as of the date hereof, detailed by Parent Cable System. The Parent Cable Systems are in compliance with the applicable Parent Franchises except for such failures to comply that

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would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, there are no material ongoing or, to the Knowledge of Buyer, threatened audits or similar proceedings undertaken by Government Entities with respect to the Parent Franchises.

(b)           Each of the Parent Franchises is in full force and effect in all material respects, and as of the date hereof a valid request for renewal has been duly and timely filed under Section 626 of the Communications Act with the proper Government Entity with respect to each of the Franchises that has expired or will expire within 30 months after the date of this Agreement. None of Parent or any of its Subsidiaries has received notice as of the date hereof from any Person that any Parent Franchise will not be renewed or that the applicable Government Entity has challenged or raised any objection to or otherwise questioned a Parent’s request for any such renewal under Section 626 of the Communications Act, and Parent and its Subsidiaries have duly and timely complied in all material respects with any and all inquiries and demands by any and all Government Entities made with respect to Parent’s or such Subsidiaries’ requests for any such renewal.

(c)           With respect to the Parent Franchises, none of Parent or any of its Subsidiaries has made any commitments to any Government Entity, except any commitments that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.20         Network Architecture. Schedule 4.20 of the Buyer Disclosure Schedule sets forth in all material respects a true and complete statement as of December 31, 2004, of (a) the approximate number of plant miles (aerial and underground) for each division of the Parent Business, (b) the approximate bandwidth capability expressed in MHz of each such division of the Parent Business, (c) the stations and signals carried by each such division and the channel position of each such signal and station of the Parent Business, (d) the approximate number of bulk accounts served by the Parent Cable Systems, (e) the approximate number of homes passed in the Parent Business as reflected in the system records of Parent or any of its Affiliates, (f) a description of basic and optional or tier services available from each such division of the Parent Business and the rates charged for each, (g) the channel capacity of each such division of the Parent Business, and (h) the municipalities served by each such division of the Parent Business and the community unit numbers of such municipalities.

Section 4.21         Absence of Changes. Since December 31, 2004, the Parent Business has not experienced any event, occurrence, condition or circumstance, and, to Buyer’s Knowledge, no event, occurrence, condition or circumstance is threatened that, individually or in the aggregate, has had or is reasonably expected to have, a Parent Material Adverse Effect.

Section 4.22         Assets. The Assets held by Parent and its Subsidiaries constitute all the Assets and rights of Parent and its Subsidiaries owned, used or held for use primarily in connection with the conduct of the Parent Business in all material respects as currently conducted.

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Section 4.23         Absence of Liabilities. The Parent Business has no Liabilities and there is no existing condition, situation or set of circumstances that, individually or in the aggregate, would reasonably be expected to result in a Liability of the Parent Business, other than (a) Liabilities specifically reflected, reserved against or otherwise disclosed in the Parent Audited Financial Statements and (b) Liabilities that were incurred since the date of the Parent Audited Financial Statements and that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.24         Friendco Agreements.

(a)           Buyer has delivered to Seller true and complete copies of the Parent Redemption Agreement, TWE Redemption Agreement and Exchange Agreement, each as in effect as of the date hereof.

(b)           Each of the Parent Redemption Agreement, the TWE Redemption Agreement and the Exchange Agreement constitutes a valid and legally binding obligation of each of Buyer, Parent and any of their Affiliates that are parties thereto, enforceable against each of them in accordance with its terms.

(c)           As of the date hereof, except for the Exchange Agreement, the TWE Redemption Agreement and the Parent Redemption Agreement, none of Buyer or its Affiliates have entered into any material agreements or understandings with Friendco or any of its Affiliates Relating to any of the Transferred Assets or otherwise in connection with the Transaction or the Friendco Transaction.

Section 4.25         No On-Sale Agreements. Except with respect to the Transaction, the Exchange or the Redemptions, as of the date hereof, Buyer and its Affiliates have not entered into any binding agreement with any third party (other than Seller) with respect to a purchase and sale transaction, whether by merger, stock sale, asset sale or otherwise, for any of the Transferred Assets.

Section 4.26         Finders’ Fees. Except for Bear, Stearns & Co. Inc. and Lehman Brothers Inc. (the “Financial Advisors”), whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any Affiliate of Buyer who might be entitled to any fee or commission in connection with the Transaction.

Section 4.27           Opinion of Financial Advisors. The board of directors of Parent and the Managing Member of Buyer have received the opinions of the Financial Advisors, each dated April 19, 2005, to the effect that, as of such date and subject to the assumptions, qualifications and other limitations set forth therein, (i) to the Parent, the consideration to be paid in the Parent Redemption, (ii) to TWE, the consideration to be paid in the TWE Redemption, and (iii) to Parent and Buyer, the consideration to be received in the Exchange are fair from a financial point of view. The opinions were delivered solely for the use and benefit of the board of directors of Parent, the managing member of Buyer and the board of representatives of TWE and may not be relied upon by Seller or any third party or used for any other purpose without the prior approval of the

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Financial Advisors, which approval shall not be implied by inclusion of this representation in the Agreement.

Section 4.28         No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE V

COVENANTS

Section 5.1           Access and Information.

(a)           From the date hereof until the Closing (and, with respect to any Disputed MCE System, until the expiration of the MCE Period), subject to applicable Laws, Seller shall (i) afford Buyer and its authorized representatives reasonable access, during regular business hours, upon reasonable advance notice, to the Employees, each Specified Business, the Friendco Business, Assets that will be Transferred Assets as of the Closing and the Friendco Transferred Assets, (ii) furnish, or cause to be furnished, to Buyer any financial and operating data and other information with respect to each Specified Business or in furtherance of the Transaction or the Exchange as Buyer from time to time reasonably requests, including, subject to Section 5.11, by providing to Buyer or its accountants sufficient information (A) for the preparation of the pro-forma balance sheet and statements of income, stockholders’ equity and cash flows for the Parent Business (in each case, if requested, assuming the Friendco Transaction and/or the Exchange have occurred) and (B) regarding compliance by Seller and its Affiliates with the requirements of the SOA with respect to the Business, and (iii) instruct the Employees, and its counsel and financial advisors to cooperate with Buyer in its investigation of each Specified Business and the Friendco Business, including instructing its accountants to give Buyer access to their work papers; provided, however, that in no event shall Buyer have access to any information that, based on advice of Seller’s counsel, would (A) reasonably be expected to create Liability under applicable Laws, including U.S. Antitrust Laws, or waive any material legal privilege (provided, that in such latter event Buyer and Seller shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege), (B) result in the disclosure of any trade secrets of third parties or (C) violate any obligation of Seller with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Buyer, Seller has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that Buyer shall not conduct any environmental sampling without the prior written consent of Seller, which consent may be withheld in Seller’s reasonable discretion. All requests made pursuant to this Section 5.1(a) shall be directed to an executive officer of Seller or such Person or Persons as may be designated by Seller. All information received pursuant to this Section 5.1(a) shall, prior to the Closing, be governed by the terms of the Seller Confidentiality Agreement. No information or knowledge obtained in any

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investigation by Buyer pursuant to this Section 5.1(a) shall affect or be deemed to modify any representation or warranty made by Seller hereunder.

(b)           From the date hereof until the Closing, subject to applicable Laws, Buyer shall, and shall cause Parent and its Controlled Affiliates to, (i) afford Seller and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to the Parent Business, (ii) furnish, or cause to be furnished, to Seller any financial and operating data and other information with respect to the Parent Business, the Exchange, the Redemptions or in furtherance of the Transaction as Seller from time to time reasonably requests and (iii) instruct its employees, and its counsel and financial advisors to cooperate with Seller in its investigation of the Parent Business including instructing its accountants to give Seller access to their work papers; provided, however, that in no event shall Seller have access to any information that, based on advice of Buyer’s counsel, would (A) reasonably be expected to create Liability under applicable Laws, including U.S. Antitrust Laws, or waive any material legal privilege (provided, that in such latter event Buyer and Seller shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege), (B) result in the disclosure of any trade secrets of third parties or (C) violate any obligation of Parent with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Seller, Buyer or Parent has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that Seller shall not conduct any environmental sampling without the prior written consent of Buyer, which consent may be withheld in Buyer’s absolute discretion. All requests made pursuant to this Section 5.1(b) shall be directed to an executive officer of Buyer or such Person or Persons as may be designated by Buyer. All information received pursuant to this Section 5.1(b) shall be governed by the terms of the TWX Confidentiality Agreement. No information or knowledge obtained in any investigation by Seller pursuant to this Section 5.1(b) shall affect or be deemed to modify any representation or warranty made by Buyer hereunder.

(c)           Following the Closing and until all applicable statutes of limitations (including periods of waiver) have expired, Buyer agrees to retain all Books and Records in existence on the Closing Date, and to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, grant to Seller and its representatives during regular business hours and subject to reasonable rules and regulations, the right, at the expense of Seller, (i) to inspect and copy the Books and Records and (ii) to have personnel of Buyer made reasonably available to them or have Buyer otherwise cooperate to the extent reasonably necessary, including in connection with (A) preparing and filing Tax Returns and/or any Tax inquiry, audit, investigation or dispute, (B) any litigation or investigation or (C) the claims resolution, plan administration and case closing processes in the Reorganization Case; provided, however, that in no event shall Seller have access to any information that, based on advice of Buyer’s counsel, would (1) reasonably be expected to create Liability under applicable Laws, including U.S. Antitrust Laws, or waive any material legal privilege (provided, that in such latter event Buyer and Seller shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the

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preservation of such legal privilege), (2) result in the disclosure of any trade secrets of third parties or (3) violate any obligation of Buyer with respect to confidentiality (provided, that with respect to clause (3), to the extent specifically requested by Seller, Buyer or Parent has in good faith sought to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality). In no event shall Seller or its representatives have access to the Tax Returns of Buyer. No Books and Records shall be destroyed by Buyer without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof at the transferee’s expense. All information received pursuant to this Section 5.1(c) shall be governed by the terms of Section 5.1(e).

(d)           Following the Closing and until all applicable statutes of limitations (including periods of waiver) have expired (and with respect to Tax Returns, until the later of (I) the five year anniversary of the Closing and (II) the expiration of the statute of limitations with respect to such Tax Return), Seller agrees to retain all Books and Records in existence on the Closing Date and not transferred to Buyer (the “Retained Books and Records”), and to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, (i) convey to Buyer copies of any Tax Returns of Seller or its Subsidiaries relating to periods (or portions thereof) ending on or after December 31, 1999 and on or before the Closing (including any amended Tax Returns relating to such periods that are filed by Seller after the Closing) (ii) grant to Buyer and its representatives the right, at the expense of Buyer and subject to reasonable rules and regulations, to inspect and make copies of any other Tax Returns of Seller or any of its Subsidiaries relating to periods (or portions thereof) ending on or before the Closing and any workpapers and tax software related to the Tax Returns described in clauses (i) or (ii) hereof, (iii) grant to Buyer and its representatives during regular business hours and subject to reasonable rules and regulations the right to inspect and make copies of Retained Books and Records not described in clauses (i) or (ii) hereof, and (iv) grant to Buyer and its representatives during regular business hours and subject to reasonable rules and regulations, the right, at the expense of Buyer, to have personnel of Seller made reasonably available to them or have Seller otherwise cooperate to the extent reasonably necessary, in each case, including in connection with (A) preparing and filing Tax Returns and/or any Tax inquiry, audit, investigation or dispute or (B) any litigation or investigation; provided, however, that in no event may Buyer or its representatives inspect, examine, review, distribute or disclose in any form the specific contents of any of Seller’s or its Subsidiaries’ income or franchise Tax Returns (or copies thereof) provided by Seller either at Closing or at a later date or of workpapers or tax software related to any such income or franchise Tax Returns (or copies thereof) until the specific contents of such income or franchise Tax Returns become relevant to Buyer in connection with (x) preparing and filing Tax Returns, or (y) any Tax inquiry, audit, investigation or dispute with a Government Entity, in each case, at which time Buyer may use such Tax Returns and related workpapers and tax software (or copies thereof) for purposes reasonably related to the activities described in (x) or (y) above; provided, further, that in no event shall Buyer or its representatives have access to any information that, based on advice of Seller’s counsel, would (1) reasonably be expected to create Liability under applicable Laws, including U.S. Antitrust Laws, or waive any material legal privilege (provided, that in such latter event Buyer and Seller shall use commercially reasonable efforts to

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cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege), (2) result in the disclosure of any trade secrets of third parties or (3) violate any obligation of Seller with respect to confidentiality (provided, that with respect to clause (3), to the extent specifically requested by Buyer or Parent, Seller has in good faith sought to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality). No Retained Books and Records shall be destroyed by Seller without first advising Buyer in writing and giving Buyer a reasonable opportunity to obtain possession thereof at the transferee’s expense.

(e)           From and after the Closing, Seller and its Affiliates shall keep confidential any non-public information in their possession Related to the Business or related to the Transferred Assets (any such information that is required to keep confidential pursuant to this sentence shall be referred to as “Confidential Information”). Neither Seller nor its Affiliates shall disclose, or permit any of their respective directors, officers, employees or representatives to disclose, any Confidential Information to any other Person or use such information to the detriment of Buyer or its Affiliates; provided, that such party may use and disclose any such information (i) once it has been publicly disclosed (other than by such party in breach of its obligations under this Section 5.1(e)) or (ii) to the extent that such party may, in the reasonable judgment of its counsel, be compelled by Law to disclose any of such information, such party may disclose such information if it has used commercially reasonable efforts, and has afforded Buyer the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. Except in respect of Excluded Assets and Excluded Liabilities, the Seller Confidentiality Agreement shall terminate upon the Closing with no further Liability thereunder on the part of any party thereto.

Section 5.2           Conduct of Business. During the period from the date hereof to the Closing (and, following the Closing, with respect to any Disputed MCE System that is not a Buyer Managed MCE System, until the expiration of the MCE Period), except as otherwise expressly contemplated by this Agreement, as set forth on Schedule 5.2 of the Seller Disclosure Schedule or as Buyer otherwise agrees in writing in advance, Seller shall (x) conduct, and shall cause its Affiliates to conduct, each Specified Business in the Ordinary Course and in accordance with applicable material Laws (including, subject to Section 5.2(s), completing line extensions, placing conduit or cable in new developments, fulfilling installation requests and work on existing and planned construction projects), (y) use its commercially reasonable efforts to preserve intact each Specified Business and its relationship with its customers, suppliers, creditors and employees (it being understood that no increases in any compensation or any incentive compensation or similar compensation shall be required in respect thereof except to the extent such increase is required in the Ordinary Course of Business) and (z) use its commercially reasonable efforts to perform and honor all of its post-petition obligations under any Contract as they become due and otherwise discharge and satisfy all Liabilities thereunder as and when they become due. During the period from the date hereof to the Closing (and, following the Closing, with respect to any Disputed MCE System that is not a Buyer Managed MCE System, until the expiration of the MCE Period), except as

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otherwise contemplated by this Agreement or any Ancillary Agreement or as Buyer shall otherwise consent (provided, that Buyer shall respond as soon as reasonably practicable but in no event later than five Business Days following receipt of Seller’s written request for such response) or as set forth in the applicable sections of Schedule 5.2 of the Seller Disclosure Schedule, Seller shall, and shall cause each of its Affiliates to, with respect to each Specified Business:

(a)           not incur, create or assume any Encumbrance on any of its Assets other than a Permitted Encumbrance;

(b)           not sell, lease, license, transfer or dispose of any Assets other than in the Ordinary Course of Business; provided, however, that in any event, such Assets shall not (i) constitute a Cable System or material portion thereof or (ii) include any Equity Securities of any Asset Transferring Subsidiary (other than in connection with a transfer to Seller or any of its wholly owned Subsidiaries that is an Asset Transferring Subsidiary and a Debtor);

(c)           not (i) assume pursuant to an order of the Bankruptcy Court any OCB Contract, (ii) enter into any Contract in the Contract Categories Expected to be Assumed that contains any Special Terms (except with respect to clause (i) of the definition thereof), (iii) modify, renew (except in respect of Governmental Authorizations pursuant to Section 5.2(r)), suspend, abrogate or amend in any material respect (including the addition of any Special Term) any (A) Governmental Authorization that is material, (B) Contract Related to any Specified Business that is material or that contains Special Terms (except with respect to clause (i) of the definition thereof), (C) retransmission consent agreement (in a manner which would result in any compensation being payable thereunder, other than compensation that is customary, consistent with Seller’s past practice and, in any event, non-monetary), (D) Third Party Confidentiality Agreement or (E) Contract listed on Schedule 1.1(k)(ii) of the Seller Disclosure Schedule (other than, with respect to this clause (E), with the consent of Buyer, such consent not to be unreasonably withheld (other than in the case of extending the term or amending with like effect any lease on Schedule 1.1(k)(ii), with respect to which such consent shall be at Buyer’s discretion)), (iv) reject or terminate any Contract Related to any Specified Business or (v) with respect to any Contract Related to any Specified Business, take any action outside the Ordinary Course of Business or fail to take any action in the Ordinary Course of Business;

(d)           not declare, set aside or pay any dividend or distribution on any Investment Entity Securities;

(e)           not amend any of the Investment Documents;

(f)            not issue, sell, pledge, transfer (other than to Seller or any wholly owned Subsidiary of Seller; provided, that any such wholly owned Subsidiary shall be an Asset Transferring Subsidiary and a Debtor), dispose of or encumber any Investment Entity Securities;

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(g)           not split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any Investment Entity Securities;

(h)           provide prompt written notice to Buyer of Seller or any of its Affiliates entering into any OCB Contract that is material to any Specified Business;

(i)            not dispose of, license or permit to abandon, invalidate or lapse any rights in, to or for the use of any material Transferred Intellectual Property;

(j)            not (i) increase the compensation of any Employee or current director of Seller or any of its Subsidiaries, except for increases in salary or wage rates in the Ordinary Course of Business or as required by the terms of agreements or plans currently in effect and listed on Schedule 3.10(a) of the Seller Disclosure Schedule or with respect to any Employee listed on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule, (ii) establish, amend, pay, agree to grant or increase any special bonus, sale bonus, stay bonus, retention bonus, deal bonus, emergence award or change in control bonus or any other benefit under Seller’s Performance Retention Plan or other plan, agreement, award or arrangement, other than any such award, entitlement or arrangement that will be fully paid and satisfied on or prior to the Closing Date (other than any sale bonus under the Sale Bonus Program as provided below or as otherwise provided in the parenthetical at the end of this clause (ii) with respect to awards other than awards under the Sale Bonus Program or Seller’s Performance Retention Plan) and the Liabilities of which will be Excluded Liabilities or, with respect to any sale bonus under the Sale Bonus Program, to the extent (but only to the extent) any such sale bonus amount is reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount (provided, however, that an award, entitlement or arrangement under this clause (ii) granted to an Employee listed on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule may be paid by Seller in accordance with its terms; provided, further, that (x) all payments that pursuant to the term of such award, entitlement or arrangement are to be paid on or prior to the Closing shall be paid by Seller on or prior to the Closing and (y) if Buyer offers employment to any such Employee pursuant to Section 5.8(a) and such Employee becomes a Transferred Employee, Seller shall fully pay and satisfy any such award, entitlement or arrangement as to such individual on or prior to the Closing Date), (iii) except as provided in clause (ii) or as required by Law, establish, adopt, enter into, amend or terminate any Benefit Plan (other than any broad based health or welfare plan) or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, (iv) hire any employee for any Specified Business with annual compensation in excess of the amount of compensation for a Person in a similar position consistent with past practice, other than to fill vacancies arising in the Ordinary Course of Business, (v) enter into any new employment or severance agreements or amend any such existing agreement with any Employee (provided, that the foregoing shall not restrict Seller from taking any such action with respect to an Employee listed on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule so long as Parent or Buyer, as applicable, will not be bound by any such action (including as it may relate to the terms of employment of any such Employee pursuant to Section 5.8 hereof) if the Employee becomes employed by Parent or Buyer in connection with the Transaction), (vi) establish, adopt, enter into, amend or terminate any plan,

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policy or arrangement providing for severance or termination pay or benefits (provided, that the foregoing shall not restrict Seller from taking any such action so long as Parent or Buyer, as applicable, will not be bound by any such action (including as it may relate to the terms of any offer to any Employee pursuant to Section 5.8(a) hereof) if any Employee covered thereby becomes employed by Parent or Buyer in connection with the Transaction), or (vii) engage in any hiring practices that are not in the Ordinary Course of Business;

(k)           not make any material loans, advances or capital contributions to, or investments in, any other Person (other than, to the extent not in violation of applicable Law, customary loans or advances to employees in amounts not material to the maker of such loan or advance and other than to any Subsidiary of Seller in the Ordinary Course);

(l)            not settle any claims, actions, arbitrations, disputes or other proceedings that would result in Seller or any of its Affiliates being enjoined in any respect material to the Transaction or any Specified Business or that would affect any Specified Business after the Closing (other than in a de minimis manner);

(m)          not make any material change in any method of accounting, keeping of books of account or accounting practices or in any material method of Tax accounting of Seller or any of its Subsidiaries unless required (i) by a concurrent change in GAAP or applicable Law or (ii) upon prior written notice to Buyer, in order to comply with any GAAP requirements or FASB interpretations or in order to comply with the view of Seller’s independent auditors;

(n)           except for capital expenditures, which shall be governed by Section 5.2(s), not Acquire any Assets or any business (including Equity Securities) in one or a series of related transactions, other than (i) pursuant to agreements in effect as of the date hereof that were disclosed to Buyer prior to the date hereof, (ii) Assets used by Seller in the Ordinary Course of Business (which Assets do not constitute a System, a business unit, division or all or substantially all of the Assets of the transferor), (iii) any interest in or Assets of any entity which nominally owns any interest in any MCE System and (iv) any Equity Securities in any Tele-Media Entity;

(o)           use commercially reasonable efforts to continue normal marketing, advertising and promotional expenditures with respect to each Specified Business;

(p)           use commercially reasonable efforts to (i) maintain or cause to be maintained (A) the Transferred Assets in adequate condition and repair for their current use in the Ordinary Course, ordinary wear and tear excepted, and (B) in full force and effect the Insurance Policies (with the same amounts and scopes of coverage) with respect to the Transferred Assets and the operation of each Specified Business and (ii) enforce in good faith the rights under the Insurance Policies;

(q)           use commercially reasonable efforts to perform all post-petition obligations under all of the Franchises, other material Governmental Authorizations and

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Assigned Contracts without material breach or default and pay all post-Petition Date Liabilities arising thereunder in the Ordinary Course of Business;

(r)            use commercially reasonable efforts to renew any material Governmental Authorizations which expire prior to the Closing Date;

(s)           use commercially reasonable efforts to make capital expenditures and operate in accordance with the capital and operating budget set forth on Schedule 5.2(s) of the Seller Disclosure Schedule (the “Budget”) and, in the case of  capital expenditures, on a line item basis;

(t)            maintain inventory sufficient for the operation of each Specified Business in the Ordinary Course of Business;

(u)           not engage in any marketing, Subscriber installation or collection practices other than in the Ordinary Course of Business;

(v)           not convert any billing systems used by any Specified Business;

(w)          use commercially reasonable efforts to implement all rate changes provided for in the Budget and except for rate increases provided for in the Budget not change the rate charged for any level of cable television, telephony or high speed data services;

(x)            except as required by applicable Law (including applicable must-carry laws), not add or voluntarily delete any channels from any Cable System, or change the channel lineup in any Cable System or commit to do any of the foregoing in the future; except for (i) pending channel additions and deletions or changes in channel lineups to the extent customer notifications have, as of the date hereof, been mailed or otherwise made in a manner permitted by each applicable Franchise; (ii) channel additions or changes in lineups as required in order to fulfill distribution commitments or broadcast station retransmission consent obligations (in either case, existing as of the date hereof) pursuant to existing Contracts, and solely to the extent the commitment and/or obligation must, pursuant to such Contract, be satisfied prior to the Closing Date; (iii) channel additions, migrations or changes in channel lineups in connection with headend consolidations (provided, however, that no new channels may be added to a system unless immediately prior to the headend consolidation, the channel was so carried on one headend or the other, provided, further, that if such channel is carried on both headends and the channel is not carried on the same tier or level of service on the two headends, then after such consolidation, the channel shall be carried on the tier or level of service of the dominant headend); (iv) the addition of one or more of the channels listed on Schedule 5.2(x)(iv) of the Seller Disclosure Schedule in connection with a system upgrade; (v) the roll-out of any video on demand service listed on Schedule 5.2(x)(v) of the Seller Disclosure Schedule or any free video on demand services for which Seller is not required to pay any fee or consideration; (vi) the addition of one or more of the high definition services listed on Schedule 5.2(x)(vi) of the Seller Disclosure Schedule, which additions shall not, except as otherwise noted on Schedule 5.2(x)(vi) of the Seller

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Disclosure Schedule, require Seller to pay any fee or consideration for such services; or (vii) the addition of the high definition signal of a NBC, ABC, CBS, or Fox station that is licensed to the same designated market area as the system on which such signal is being launched, so long as such signal is a simulcast of such station’s analog signal, to the extent Seller is not required to pay any fee or consideration for such high definition signal;

(y)           not file a cost-of-service rate justification;

(z)            use commercially reasonable efforts to launch telephony and video on demand services in the Cable Systems identified on Schedule 5.2(z) of the Seller Disclosure Schedule substantially in accordance with the timetable set forth on such Schedule 5.2(z), and provide Buyer with written notice promptly following any such launch;

(aa)         continue to conduct the Business in accordance with, and not make any change to, the Seller Subscriber Accounting Policy, including as to disconnects;

(bb)         not transfer the employment duties of any Applicable Employee from any Cable System to a different Cable System or business unit other than in the Ordinary Course of Business;

(cc)         use commercially reasonable efforts to maintain or cause to be maintained its Books and Records and accounts with respect to each Specified Business in the usual, regular and ordinary manner on a basis consistent with past practice;

(dd)         give or cause to be given to Buyer, and its counsel, accountants and other representatives,  (i) as soon as reasonably possible, but in any event prior to the date of submission to the appropriate Government Entity, copies of all FCC rate Forms 1205, 1210, 1235, and 1240, and simultaneous with, or as soon as reasonably possible after submission to the appropriate Government Entity, any other FCC Forms required under the regulations of the FCC promulgated under the Cable Act that are prepared with respect to any of the Cable Systems and (ii) as soon as reasonably possible after filing copies of all copyright returns filed in connection with any Cable System; provided, that, in the case of clause (i), before any such FCC Forms 1205, 1210, 1235, or 1240 are filed, Seller and Buyer shall consult in good faith concerning the contents of such forms; and

(ee)         not announce an intention, authorize or enter into any agreement or commitment with respect to any of the foregoing.

Section 5.3           Conduct of Parent Business. During the period from the date hereof to the Closing, except as otherwise expressly contemplated by this Agreement, the Parent Redemption Agreement, the TWE Redemption Agreement, the Exchange Agreement, as set forth on Schedule 5.3 of the Buyer Disclosure Schedule or as Seller otherwise agrees in writing in advance, Buyer shall, and shall cause Parent and its Subsidiaries to, use commercially reasonable efforts to preserve intact the Parent Business and its relationship with its material customers, suppliers, creditors and key employees (it being understood that no increases in any compensation or any incentive

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compensation or similar compensation shall be required in respect thereof except to the extent such increase is required in the Ordinary Course of Business). Without limiting the generality of the foregoing, during the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or any Ancillary Agreement or as Seller shall otherwise consent (which consent shall not be unreasonably withheld and, provided, that Seller shall respond as soon as reasonably practicable but in no event later than five Business Days following receipt of Buyer’s written request for such response) or as set forth in the applicable sections of Schedule 5.3 of the Buyer Disclosure Schedule, Buyer shall not, and shall cause Parent and each its Subsidiaries not to:

(a)           sell, lease, license, transfer or dispose of any Assets (it being understood that for purposes of this Section 5.3(a), Assets do not include Equity Securities of Parent or cash or cash equivalents) for consideration not consisting primarily of Systems other than (i) in the Ordinary Course of Business, (ii) pursuant to the Friendco Transaction or (iii) Assets which, in the aggregate, the fair market value of the total consideration therefor would not exceed the amount specified on Schedule 5.3(a)(iii) of the Buyer Disclosure Schedule;

(b)           declare, set aside or pay any dividend or distribution on any shares of Parent Capital Stock or other Equity Security in Parent or any of its Subsidiaries other than dividends or distributions by any Subsidiary of Parent to Parent or another Subsidiary of Parent;

(c)           enter into any transaction (other than pursuant to any Contract in effect as of the date hereof) having the intended effect of benefiting any Affiliate of Parent (other than any Subsidiary of Parent) at the expense of Parent or any Subsidiary of Parent in a manner that would deprive Parent or any such Subsidiary of the benefit they would otherwise have obtained if the transaction were to have been effected on terms that were on an arm’s length basis or any transaction that does not satisfy the requirements of Article VI of Parent’s bylaws, as in effect as of the date hereof;

(d)           except pursuant to Section 5.4, amend the certificate of incorporation, bylaws or other organizational documents of Parent in a manner adverse to Seller or its stakeholders;

(e)           issue any shares of Parent Capital Stock or other Equity Securities of Parent other than (i) Equity Securities issued following the date hereof on arm’s-length terms for consideration determined in good faith by Parent’s board of directors or any committee thereof to be fair, including, subject to Section 5.3(c), Equity Securities issued to TWX or any of its Affiliates (other than Parent or its wholly owned Subsidiaries), and (ii) Equity Securities issued following the date hereof pursuant to employee option or restricted stock programs approved by Parent’s board of directors or the compensation committee thereof; provided, however, that Equity Securities issued pursuant to clause (ii) of this sentence shall not exceed the Permitted Parent Incentive Awards; provided, however, that such limitation shall not apply to any Equity Securities issued as contemplated by clause (ii)(B) of the definition of “Fully Diluted Basis”;

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(f)            settle any claims, actions, arbitrations, disputes or other proceedings not involving a Government Entity that would result in Parent or any of its Affiliates being enjoined in any respect material to the Transaction; or

(g)           authorize or enter into any agreement or commitment with respect to any of the foregoing;

provided, however, that, except in respect of Sections 5.3(c) and 5.3(d), the foregoing limitations shall not restrict transactions solely among or between Parent and any of its direct or indirect Subsidiaries.

Section 5.4           Amended and Restated Charter and Amended and Restated By-laws. On or prior to the Closing, Buyer will cause Parent to (a) file the Amended and Restated Charter with the Secretary of State of the State of Delaware and (b) adopt the Amended and Restated By-laws. Buyer will cause Parent (i) for a period of two years following the Closing, not to enter into any merger pursuant to Section 253 of the Delaware General Corporation Law and (ii) for a period of eighteen months following the Closing, not to issue any Equity Securities to any Person (other than, subject to Section 5.3(c) and, following the Closing, the Amended and Restated By-laws, TWX and its Affiliates (other than Parent or its wholly owned Subsidiaries)) that have a higher vote per share than the Parent Class A Common Stock.

Section 5.5           Listing of Purchase Shares.

(a)           [. ] Subject to there being a SEC/DOJ Settlement and Seller having satisfied the covenant in Section 5.19(a), Buyer shall, and shall cause Parent and its Subsidiaries to, use commercially reasonable efforts to cause[,] ([a]i)(A) effective as of the Closing, the Purchase Shares to be either registered under the Securities Act or exempt from any such registration under section 1145 of the Bankruptcy Code and (B) effective as of the Closing (or as of such later date that is required by the SEC but in any event no later than two weeks following the Closing), the Purchase Shares to be listed for trading on the NYSE [and (b] or, if such listing on the NYSE has not been effected within a reasonable period following the Closing, the Nasdaq Stock Market and (ii)(A) effective as of the MCE Closing, the MCE Purchase Shares to be either registered under the Securities Act or exempt from any such registration and (B) effective as promptly as practicable following the MCE Closing, the MCE Purchase Shares, to be listed for trading on the NYSE or, if such listing on the NYSE has not been effected within a reasonable period following the Closing, the Nasdaq Stock Market.

(b)           Seller covenants and agrees that Seller shall not transfer or distribute, directly or indirectly, Purchase Shares prior to the earlier of the date on which the Purchase Shares have been registered under the Exchange Act and two weeks following the Closing.

Section 5.6           Commercially Reasonable Efforts.

(a)           Subject to the Bankruptcy Code and any orders of the Bankruptcy Court, Seller and Buyer shall, and Buyer shall cause Parent to, cooperate and use their

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respective commercially reasonable efforts to fulfill as promptly as practicable the conditions precedent to the other party’s obligations hereunder and shall use their respective commercially reasonable efforts to fulfill as promptly as practicable the conditions precedent to their obligations hereunder to the extent they have the ability to control the satisfaction of such obligations. Without limiting the generality of the foregoing, Seller and Buyer shall, and Buyer shall cause Parent to, (i) make all filings and submissions required by the U.S. Antitrust Laws and any other Laws, and promptly file any additional information requested as soon as practicable after receipt of such request therefor and promptly file any other information that is necessary, proper or advisable to permit consummation of the Transaction and the Exchange and (ii) use commercially reasonable efforts to obtain and maintain all Seller Required Approvals and Buyer Required Approvals in form and substance reasonably satisfactory to Buyer and Seller. In connection with the foregoing, Seller and Buyer will, and Buyer will cause Parent to, endeavor to consummate the Transaction without (or with minimal) costs, conditions, limitations or restrictions associated with the grant of such Seller Required Approvals and Buyer Required Approvals.

(b)           Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Buyer or Parent to agree to or to effect any divesture, hold separate or similar agreement with respect to any business or Assets or agree to enter into, or amend, or agree to amend, any Contracts or governmental authorizations or take or refrain from taking any other action or conduct any business in any manner if doing so would reasonably be expected, individually or in the aggregate, to have (i) an adverse impact (other than a de minimis adverse impact) on TWX or any of its Affiliates (excluding Parent and its Subsidiaries) or any of their respective businesses or Assets (excluding businesses and Assets of Parent and its Subsidiaries) or (ii) an adverse impact that is material to the Parent Business or the Transferred Assets or would materially constrain the operations of Parent and its Subsidiaries or of the Transferred Assets; it being understood that the incurrence of legal, accounting, investment banking and other customary forms of transaction expenses and the commitment of reasonable management time and effort shall not be considered an adverse impact for the purpose of this clause (ii).

(c)           No later than 45 days following the date hereof, Buyer and Seller shall, and Buyer shall cause Parent to, provide each other (or shall cause their respective Subsidiaries to provide) with all necessary documentation to allow filing of FCC Forms 394 with respect to the Franchises with respect to which a LFA Approval is or may be required. Buyer and Seller shall, and Buyer shall cause Parent to, use commercially reasonable efforts to cooperate with one another and, no later than 60 days following the date hereof, file with the applicable Government Entity FCC Forms 394 for each of the Franchises with respect to which a LFA Approval is or may be required. Buyer and Seller shall, and Buyer shall cause Parent to, cooperate and use their commercially reasonable efforts to have Buyer enter into a substitute performance bond arrangement with respect to those Assets of each Specified Business the transfer of which to Buyer would require Buyer to enter into such a substitute bond arrangement, on substantially the same terms as the substitute bond arrangement with respect to such Assets in effect as of the date hereof. Notwithstanding anything to the contrary herein, Seller shall not accept,

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agree to or accede to any modifications or amendments to, or in connection with, or any conditions to the transfer of, any Franchises that are not approved by Buyer in writing, such approval not to be unreasonably withheld; provided, however, that if Seller affords Buyer reasonable notice of, and opportunity to attend and participate in, meetings or other discussions relating to LFA Approvals where modifications, amendments or conditions are expected to be discussed or negotiated, Buyer shall approve any such modifications, amendments or conditions that are approved by Seller so long as such modifications, amendments or conditions are commercially reasonable and are similar in nature, extent and impact (giving due consideration to such factors as the relative size of the Franchise involved, the proximity of other Franchises, the financial and operational impact of the change and the precedential impact thereof) to modifications, amendments or conditions agreed to by Parent or Buyer or Friendco in connection with material acquisitions of cable assets effected since 2001. In addition, if Buyer seeks any LFA Approval pursuant to this Transaction, Buyer shall agree to any modifications, amendments or conditions that are commercially reasonable and are similar in nature, extent and impact (giving due consideration to such factors as the relative size of the Franchise involved, the proximity of other Franchises, the financial and operational impact of the change and the precedential impact thereof) to modifications, amendments or conditions agreed to by Parent or Buyer or Friendco in connection with material acquisitions of cable assets effected since 2001.

(d)           Each of the parties hereto agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other commercially reasonable actions as may be necessary or desirable in order to evidence, consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Transferred Assets to the same extent as held by Seller and its Affiliates, free and clear of all Encumbrances other than, in the case of Transferred Assets, Permitted Encumbrances, and in the case of the Transferred Investments, Encumbrances under the Investment Documents.

(e)           Seller and Buyer shall, and Buyer shall cause Parent to, cooperate with each other and shall furnish to the other party all information reasonably necessary or desirable in connection with making any filing under the HSR Act, and in connection with resolving any investigation or other inquiry by any Government Antitrust Entity with respect to the Transaction and the Exchange; provided, however, that Buyer shall reimburse Seller for the reasonable out-of-pocket costs, if any, incurred by Seller as a result of such cooperation solely to the extent it relates to the consummation of the Exchange. Each of the parties shall promptly inform the other party of any communication with, and any proposed understanding, undertaking or agreement with, any Government Entity regarding any such filings or any such transaction. Seller and Buyer shall not, and Buyer shall cause Parent not to, participate in any meeting with any Government Antitrust Entity in respect of any such filings, investigation or other inquiry without giving the other party prior notice of, and the opportunity to participate in, such meeting. The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with all meetings, actions and proceedings under or relating to the HSR Act (including, with

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respect to making a particular filing, by providing copies of all such documents (other than those that will not be publicly available) to the non-filing party and their advisors prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith); provided, however, that in no event shall Buyer or Seller be required to furnish, or Buyer be required to cause Parent to furnish, any information that, based on advice of such party’s counsel, would reasonably be expected to create any potential Liability under applicable Laws, including U.S. Antitrust Laws, or would constitute a waiver of any material legal privilege (provided, that in such latter event Buyer and Seller shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege).

(f)            In furtherance and not in limitation of the foregoing, each of Buyer and Seller agrees to make, and Buyer agrees to cause Parent to make, as promptly as practicable, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction and the Exchange (which filing shall be made in any event within 20 Business Days of the date hereof), (ii) appropriate filings with the FCC, and any state public service commissions having jurisdiction over any Transferred Assets or any services provided by any Specified Business or the Assets of or services provided by the Parent Business with respect to the Transaction and the Exchange, and (iii) all other necessary filings with other Government Entities relating to the Transaction and the Exchange, and to use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Seller Required Approvals and the Buyer Required Approvals under such other Laws or from such authorities or third parties as soon as practicable; provided, however, that Buyer shall reimburse Seller for the reasonable out-of-pocket costs, if any, incurred by Seller as a result of such cooperation solely to the extent it relates to the consummation of the Exchange.

(g)           Each of Seller and Buyer shall, and Buyer shall cause Parent to, give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party (excluding Government Entities) consents related to or required in connection with the Transaction and the Exchange that are Seller Required Approvals or Buyer Required Approvals; provided, however, that Buyer shall reimburse Seller for the reasonable out-of-pocket costs, if any, incurred by Seller as a result of such cooperation solely to the extent it relates to the consummation of the Exchange.

(h)           Seller shall, and shall cause its Affiliates to, take all actions as may be necessary or desirable in order that, as of the Closing, all of the Assets (other than any Equity Securities or other Excluded Assets) of the Tele-Media Entities and each of their respective Subsidiaries shall constitute Transferred Assets.

(i)            Notwithstanding anything in this Agreement to the contrary, Buyer shall have the sole responsibility for any filing, submission or other action (including, for the avoidance of doubt, obtaining any required LFA Approval) that is necessary, proper or advisable to permit the consummation of the Exchange (it being understood that Seller

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shall use its commercially reasonable efforts to cooperate with Buyer with respect to any action required to be taken by Buyer pursuant to this sentence; provided, however, that Buyer shall reimburse Seller for the reasonable out-of-pocket costs, if any, incurred by Seller as a result of such cooperation solely to the extent it relates to the consummation of the Exchange.

(j)            After the Closing, Buyer shall, in the Ordinary Course of Business of Parent, use its commercially reasonable efforts to bill and collect from each Basic Subscriber that is potentially a Qualified Customer any amounts due and payable in respect of services delivered to such Basic Subscriber prior to the Closing.

Section 5.7           Tax Matters.

(a)           Proration of Taxes. To the extent necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing shall be determined by assuming that the taxable year or period ended as of the close of business on the Closing, except that those annual property taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis. For the avoidance of doubt, (i) any Taxes that are apportioned to the portion of a taxable period that ends on the Closing pursuant to this Section 5.7(a) shall be Excluded Taxes and (ii) any Taxes that are apportioned to the portion of a taxable period beginning after the Closing pursuant to this Section 5.7(a) shall be Assumed Taxes.

(b)           Tax Returns. Buyer shall not file any amended Tax Returns with respect to the Transferred Assets that include periods ending on or prior to the Closing without Seller’s written consent, which shall not be unreasonably withheld or delayed.

(c)           Transfer Taxes.

(i)            To the extent not otherwise exempt to the fullest extent permitted by section 1146(c) of the Bankruptcy Code and except as otherwise provided in this Section 5.7(c)(i), all federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the Transaction, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall, subject to the provisos to Sections 5.7(c)(iii) and 5.7(c)(v), be borne by Buyer.

(ii)           Any Tax Returns that must be filed in connection with Transfer Taxes (“Transfer Tax Returns”) shall be prepared by Buyer and Buyer shall prepare such Transfer Tax Returns in a manner consistent with the allocation of the Aggregate Consideration pursuant to Section 5.7(d); provided, however, that if Buyer and Seller do not jointly agree to a Purchase Price Allocation Schedule as provided in Section 5.7(d) and except as provided in Section 5.7(c)(iii), any such Transfer Tax Return shall be prepared by Buyer in good faith in a manner consistent with the purchase price

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allocation of Buyer or Seller that Buyer and Seller, as the case may be, use for Tax purposes, that results in the higher aggregate Transfer Tax liability with respect to each applicable jurisdiction. The party filing any Transfer Tax Return (or similar form claiming an applicable exemption from Transfer Taxes) pursuant to this Section 5.7 shall furnish a copy of such Transfer Tax Return (or similar form) to the other party.

(iii)          Except as provided in the following proviso, all Transfer Tax Returns shall be filed by Buyer, and Buyer shall be responsible for remitting all amounts shown as due on such Transfer Tax Returns to the appropriate Government Entity; provided, however, that, in the case of any Transfer Tax Return in which Seller’s purchase price allocation would result in a higher aggregate Transfer Tax liability than Buyer’s purchase price allocation (w) Buyer shall prepare such Transfer Tax Return unless Seller reasonably determines that the positions taken on such Transfer Tax Return as prepared by Buyer would reasonably be expected to give rise to a material risk of civil and/or criminal penalties (other than interest) if challenged by the applicable Government Entity, in which case, Seller may prepare such Transfer Tax Return, (x) Seller shall be responsible for filing such Transfer Tax Return and for remitting all amounts shown as due thereon to the appropriate Government Entity, (y) notwithstanding any other provision of this Section 5.7(c) to the contrary, Buyer shall pay to Seller an amount equal to the Transfer Tax liability that would have resulted if such return had been prepared by Buyer (it being understood that, for purposes of this clause (y), the Transfer Tax Return that would have been prepared by Buyer shall be determined by using (1) the Buyer’s purchase price allocation, and (2) Buyer’s interpretation of applicable Tax Law as reflected in the Transfer Tax Return prepared by Buyer pursuant to clause (x) hereof), and (z) Seller shall have sole responsibility for the balance of the Transfer Tax liability with respect to such Transfer Tax Return. Buyer and Seller shall (and shall cause each of their respective Affiliates to) cooperate in the timely completion and filing of all such Tax Returns, and Buyer and Seller shall (and shall cause each of their respective Affiliates to) execute such documents in connection with such filings as shall have been required by Law or reasonably requested by the other party.

(iv)          Buyer shall control the conduct of any audit, claim, contest or administrative or judicial proceeding relating to such Transfer Taxes, subject to Seller’s right to make any statement or report to any tax authority reflecting the purchase price allocation prepared by Seller; provided, however, that Seller shall be entitled to make any such statement and/or report only (A) to the extent Seller reasonably determines is reasonably necessary to rebut any presumption under applicable Tax Law that would otherwise deem Seller to have agreed to and adopted the purchase price allocation prepared by Buyer in the absence of such statement or report and (B) if such presumption could reasonably be expected to result in an adverse effect on Seller other than a de minimis adverse effect. If Buyer or Seller receives any written notice of assessment or other claim from any Government Entity with respect to Transfer Taxes for which the other party may be liable pursuant to this Section 5.7(c), the notified party shall notify the other party in writing of the receipt of such notice of assessment or other claim promptly after the receipt thereof.

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(v)           Any additional Transfer Taxes resulting from an adverse determination by a Government Entity shall be borne by Buyer; provided, however, that, so long as the adverse determination by the applicable Government Entity does not relate directly to purchase price allocation, Seller shall be responsible for any such additional Transfer Taxes to the extent that such additional Transfer Taxes are attributable to the use of Seller’s purchase price allocation rather than Buyer’s purchase price allocation.

(vi)          Any Transfer Taxes resulting from any subsequent increase in the Purchase Price pursuant to this Agreement shall be borne in accordance with the provisions of this Section 5.7(c).

(vii)         Buyer and Seller shall cooperate in good faith to minimize the amount of Transfer Taxes that may be imposed or assessed as a result of the Transaction, including pursuant to one or more restructuring transactions consummated pursuant to the Plan prior to the Closing; provided, that Buyer and Seller conclude in good faith that such restructuring would have a more likely than not probability of prevailing if challenged by the applicable Government Entity.

(d)           Determination and Allocation of Purchase Price. Seller and Buyer undertake to act in good faith to jointly agree to a schedule setting forth the allocation of the Aggregate Consideration among the Transferred Assets (the “Purchase Price Allocation Schedule”) for Tax purposes. If Seller and Buyer so agree within 180 days of the Closing Date, Seller and Buyer shall, and Seller and Buyer shall cause each of their respective Affiliates, (i) to report the federal, state, and local income and other Tax consequences of the Transaction contemplated herein in a manner consistent with such Purchase Price Allocation Schedule and (ii) not to take any position inconsistent therewith for any Tax purposes (unless required by a change in applicable Tax Law or as a result of a good faith resolution of a contest). If Seller and Buyer do not so agree within 180 days of the Closing Date, each of Seller and Buyer may prepare their own purchase price allocation and, for the avoidance of doubt and except as provided in Sections 5.7(c)(iii) and 5.7(c)(v), each of Buyer and Seller will have no liability to the other for any additional Taxes that may be imposed by any Government Entity as a result of inconsistencies between the respective allocations of Buyer and Seller.

(e)           Employee Withholding and Reporting Matters. With respect to those Transferred Employees who are employed by Buyer within the same calendar year as the Closing, Buyer shall, in accordance with and to the extent permitted pursuant to Revenue Procedure 2004-53, 2004-34 I.R.B. 320, assume all responsibility for preparing and filing Form W-2, Wage and Tax Statement, Form 941, Employer’s Quarterly Federal Tax Return, Form W-4, Employee’s Withholding Allowance Certificate and Form W-5, Earned Income Credit Advance Payment Certificate. Seller and Buyer agree to comply with the procedures described in Section 5 of the Revenue Procedure 2004-53. Notwithstanding any provision of this Agreement, all Taxes required to have been withheld by Seller and its Subsidiaries from their respective employees and independent contractors with respect to any taxable periods, or portions thereof, ending on or before the Closing shall be Excluded Liabilities and shall not be treated as Assumed Liabilities.

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(f)            Consistent Treatment. The parties intend that the Transaction shall constitute a taxable transaction and, for the avoidance of doubt, the Transaction shall not be governed by Sections 351 or 368(a) of the Code (or similar provisions of state, local or foreign Tax law, as applicable). The parties agree to, and to cause their respective Affiliates to, treat the Transaction in the foregoing manner for all income Tax purposes (unless otherwise required by a change in applicable income Tax law or as a result of a good faith resolution of a contest).

(g)           Notice of Buyer Adverse Tax Event. If any change in Tax Law or Proposed Change in Tax Law occurs and Buyer or Paul, Weiss, Rifkind, Wharton & Garrison LLP (or such other counsel that Buyer selects to represent Buyer with respect to the Transaction) believes that such change in Tax Law or such Proposed Change in Tax Law has a reasonable possibility of constituting a Buyer Adverse Tax Event as of the Closing Date, Buyer shall within ten Business Days of such determination provide written notice to Seller describing the change in Tax Law or the Proposed Change in Tax Law and a statement that such change in Tax Law or Proposed Change in Tax Law may constitute a Buyer Adverse Tax Event as of the Closing Date (a “Buyer Adverse Tax Event Notice”). Upon reasonable request by Seller, Buyer will make its counsel reasonably available to Seller to discuss why Buyer believes the described change in Tax Law or Proposed Change in Tax Law has a possibility of constituting a Buyer Adverse Tax Event.

Section 5.8           Post-Closing Obligations of each Specified Business to Certain Employees.

(a)           Seller shall provide to Buyer no later than 14 Business Days following the date hereof, a copy of each employment agreement or other individual agreement governing the terms and conditions of any Applicable Employee’s employment entered into with any Applicable Employee and a schedule of each Applicable Employee with his or her title, job location, employer, primary place of residence, salary or wage rate, commission status, bonus opportunity, date of hire, level or other job classification, full or part time status, “exempt” or “non-exempt” status, whether such Applicable Employee is part of a collective bargaining unit and regularly scheduled work shift, as applicable, and shall supplement such schedule no later than 60 Business Days following the date hereof, indicating for each Applicable Employee, such Applicable Employee’s direct supervisor and most recent performance rating or evaluation. In addition, no later than 55 Business Days prior to the Closing Date, Seller shall update such schedule, including with respect to each Applicable Employee’s direct supervisor and most recent performance rating or evaluation. No later than 40 Business Days prior to the Closing Date, Buyer shall make offers of employment commencing on the Closing Date to all Applicable Employees, and such offers shall be contingent upon (i) the Closing, (ii) such Employee being an Applicable Employee on the Closing Date and (iii) such Applicable Employee’s satisfaction of customary employment conditions applicable to all Parent employees which customary employment conditions are set forth on Schedule 5.8(a)(i) of the Buyer Disclosure Schedule (it being understood that such conditions will not include the evaluation of prior performance) (the “Background Check”); provided, however, that Buyer shall have no obligation to extend an offer of

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employment to any Employee who as of the date hereof or as of the Closing Date is identified by job function, description or title or otherwise noted on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule. Buyer shall, and shall cause Parent to, cooperate with Seller from and after the date hereof to communicate with Applicable Employees other than those set forth on Schedule 5.8(a)(ii) of the Seller Disclosure Schedule regarding the anticipated offers of employment to be made by Buyer to such Applicable Employees hereunder. Offers of employment required by this Section 5.8(a) shall be for a position of similar or greater status, authority, duties and aggregate compensation (excluding any equity-based compensation, severance, retention, sale, stay, special bonus, emergence or other change in control payments or awards or any similar compensation or award) as such Employee enjoys with Seller and/or its Affiliates immediately prior to the Closing Date, that is within a 50-mile radius from such Employee’s primary place of residence as of the Closing Date, and with any such additional rights and benefits as are prescribed by this Section 5.8. Consistent with and subject to the foregoing and the other terms of this Agreement, Buyer shall have the right to establish the terms and conditions under which such offers will be made. No later than two Business Days following the date offers are required to be made hereunder, Buyer shall provide to Seller a list of the Applicable Employees who do not satisfy the Background Check, by job position or name and region, and as to whom Buyer as a result of such Background Check failure has not made offers of employment pursuant to this Section 5.8(a). The parties hereto shall cooperate with each other to give effect to this Section 5.8(a) and neither Seller nor its Affiliates shall take any actions that would interfere with the Applicable Employees so offered employment from becoming employed by Buyer as of the Closing Date. If any Employee, other than a Transferred Employee, becomes entitled to any payments or benefits under any severance policy, plan, agreement, arrangement or program which exists or arises or may be deemed to exist or arise, under any applicable Law or otherwise, as a result of the consummation of the Transaction or otherwise, Seller shall be liable for such amounts, which Liability shall constitute an Excluded Liability except to the extent Buyer does not comply with the requirement to offer employment on the terms set forth in this Section 5.8(a).

(b)           Beginning on the Closing Date and ending no earlier than the first anniversary of the Closing Date, Buyer shall, or shall cause Parent to, provide each Transferred Employee, other than any Transferred Employee included in a collective bargaining unit covered by the Collective Bargaining Agreements as in effect on the Closing Date (each, a “Union Employee”) with, at Buyer’s sole discretion, either compensation and employee benefits that are (i) no less favorable in the aggregate (excluding any equity-based compensation, severance, retention, sale, stay, special bonus, emergence or other change in control payments or awards or any similar compensation or award) than the compensation and employee benefits provided to each such Transferred Employee immediately prior to the Closing Date or (ii) substantially comparable in the aggregate (excluding any severance) to the compensation and employee benefits provided to similarly situated employees of Parent; provided, that for purposes of any equity-based compensation, such employees shall be deemed newly hired employees of Parent. In addition, to the extent Parent maintains a tax-qualified defined benefit pension plan, from and after the date each Transferred Employee satisfies the applicable eligibility and service requirements of any such plan as in effect on any date of determination, such

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Transferred Employee shall participate in such plan to the same extent as similarly situated employees of Parent. With respect to Union Employees, Buyer will retain any and all of the rights and obligations it may have pursuant to applicable labor Law.

(c)           Notwithstanding Section 5.8(b), beginning on the Closing Date, Buyer shall, or shall cause Parent to, for a period ending no earlier than the first anniversary of the Closing Date, maintain a severance plan for the benefit of each Transferred Employee, other than any Union Employee, that is no less favorable to Transferred Employees than the Amended and Restated Adelphia Communications Corporation Severance Plan effective September 21, 2004 (the “Seller Severance Plan”) and which includes the same general terms and conditions regarding eligibility and exclusion from eligibility for severance pay and benefits as the Seller Severance Plan. It is intended that this Section 5.8(c) shall not result in any duplication of benefits to any Transferred Employee.

(d)           To the extent (and only to the extent) set forth on Schedule 5.8(d) of the Seller Disclosure Schedule, Buyer shall assume all Liabilities and obligations to provide any severance pay and benefits to any Transferred Employee whose employment is terminated following the Closing. Buyer shall reimburse Seller for any severance costs incurred with respect to any Employee who is not offered employment by Buyer pursuant to this Transaction in the event Parent or any of its Subsidiaries hires such Employee within three months after the Closing.

(e)           For purposes of this Agreement, (i)  “Applicable Employees” means all of the following:

(A)          All persons who are active Employees on the Closing Date, including Employees on vacation and Employees on a regularly scheduled day off from work. Employees on temporary leave for purposes of jury or annual two-week national service/military duty shall be deemed to be active Employees;
(B)           Employees who on the Closing Date are on nonmedical leave of absence; provided, however, that no such Employee shall be guaranteed reinstatement to active service if his return to employment is contrary to the terms of his leave, unless otherwise required by applicable Law (for purposes of the foregoing, nonmedical leave of absence shall include maternity or paternity leave, leave under the Family and Medical Leave Act of 1993, educational leave, military leave with veteran’s reemployment rights under federal Law, or personal leave, unless any of such is determined to be a medical leave); and
(C)           Employees who on the Closing Date are on disability or medical leave and for whom it has been 180 calendar days or less since their last day of active employment; provided, however, that no such Employee shall be guaranteed reinstatement to active service if he is incapable of working in accordance with the policies, practices and procedures of Buyer; and

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(ii)           “Transferred Employees” means those Applicable Employees who accept offers of employment with Buyer.

(f)            Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employee or his or her covered dependents prior to the Closing Date except to the extent (and only to the extent) such liabilities are reflected in the determination of the Closing Net Liabilities used in the determination of the Final Adjustment Amount for the Specified Business in which such Transferred Employee is employed. Buyer shall be responsible for all expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing Date. For purposes of this paragraph, a claim is deemed incurred:  (i) in the case of medical or dental benefits, when the services that are the subject of the claim are performed, (ii) in the case of life insurance, when the death occurs, (iii) in the case of long-term disability benefits, when the Employee becomes disabled, and (iv) in the case of workers compensation benefits, when the event giving rise to the benefits occurs.

(g)           With respect to any plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), or any plan that would be a “welfare benefit plan” (as defined in Section 3(1) of ERISA) if it were subject to ERISA, maintained by Parent, Buyer shall (i) provide coverage for Transferred Employees under its medical, dental and health plans as of the Closing Date in accordance with the terms of such plans, (ii) cause there to be waived any pre-existing conditions, actively at work requirements and waiting periods or other eligibility requirements to the extent such conditions, requirements or waiting periods were satisfied by a Transferred Employee under a corresponding Benefit Plan, and (iii) cause such plans to honor any expenses incurred by the Transferred Employees and their dependents or beneficiaries under similar plans of Seller and its Affiliates during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.

(h)           Transferred Employees shall be given credit for purposes of eligibility and vesting and other entitlement to benefits or rights, under each employee benefit plan of Parent (each, a “Buyer Plan”) in which such Transferred Employees are or become eligible to participate, for all service (including service with Seller or any of its Affiliates) for which such Transferred Employees were credited for such purposes under a corresponding Benefit Plan of Seller prior to the Closing Date; provided, however, that nothing in this Section 5.8(h) shall result in any duplication of benefits.

(i)            Except as required by applicable Law, as of the Closing Date, the Transferred Employees shall cease to accrue further benefits under the employee benefit plans and arrangements maintained by Seller and its Affiliates. From and after the Closing, Seller shall remain solely responsible for any and all Liabilities in respect of the Employees, including the Transferred Employees, related to the Benefit Plans, except as otherwise provided in this Section 5.8. None of Buyer or any of its Affiliates shall assume or have transferred to them the sponsorship of any of the Benefit Plans or any other benefit plans or arrangements maintained by Seller or any of its Affiliates,

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including any non-qualified deferred compensation or rabbi trust plans or arrangements, pursuant to or in connection with the Transaction.

(j)            Seller shall take all actions necessary to fully vest the Transferred Employees in their account balances under Seller’s tax-qualified 401(k) plan (“Seller’s 401(k) Plan”) effective as of the Closing Date. In accordance with the terms of the applicable plan, each Transferred Employee shall be eligible to participate in a Parent-sponsored defined contribution plan intended to qualify under Sections 401(a) and 401(k) of the Code (“Buyer’s 401(k) Plan”). Buyer shall take all actions reasonably necessary to permit beginning as soon as reasonably practical following the Closing Date each Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from Seller’s 401(k) Plan to roll over the distribution, to an account in Buyer’s 401(k) Plan.

(k)           With respect to any accrued but unused vacation time (including flexible time-off and sick pay) to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such Transferred Employee immediately prior to the Closing Date, Buyer shall, to the extent permitted by applicable Law, assume the liability for such accrued vacation and allow such Transferred Employee to use such accrued vacation to the extent such Transferred Employee would have been entitled to such accrued vacation based on his level and years of service under the vacation policy of Parent in effect as of the Closing Date as if such Transferred Employee had been employed by Buyer during such Transferred Employee’s employment with Seller; provided, however, that if the Transferred Employee’s accrued vacation is greater than the amount of vacation to which such Transferred Employee would have been entitled under Parent’s vacation policy, Buyer shall pay to such Transferred Employee within 90 days of the Closing Date an amount in cash equal to the difference but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for the Specified Business in which such Transferred Employee is employed. With respect to any sale bonuses under the Sale Bonus Program, Seller shall be responsible for the payment to all Employees of that portion of the bonus that is to be paid on the “First Sale Bonus Payment Date” (as defined in the Sale Bonus Program), which bonuses shall be paid prior to or on the Closing. Buyer shall be responsible for the payment to Transferred Employees on a timely basis of any sale bonuses under the Sale Bonus Program to be paid after the “First Sale Bonus Payment Date” but only to the extent of the amount reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount for the Specified Business in which such Transferred Employee is employed.

(l)            Buyer shall be responsible for providing or discharging any and all notifications, benefits and liabilities to Transferred Employees and governmental authorities required by WARN or by any other applicable Law relating to plant closings or employee separations that are required (i) to be provided after the Closing or (ii) with respect to any plant closing or mass layoff that occurs within the 60-day period immediately following the Closing. Seller agrees to cooperate in preparing and distributing any notices that Buyer may desire to provide prior to the Closing. No later than five Business Days prior to the Closing Date, Seller shall provide Buyer with a

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schedule setting forth each Employee whose employment was terminated or is anticipated to be terminated during the six month period prior to the Closing Date and the work location of such Employee.

(m)          Buyer shall assume any liability under COBRA arising from the actions (or inactions) of Buyer or its Affiliates with respect to the Transferred Employees after the Closing Date. Seller shall retain all obligations with respect to continued coverage under COBRA (and any similar state Law), Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder for all Employees, including Applicable Employees, who do not become Transferred Employees. Notwithstanding the immediately preceding sentence, to the extent required by Treasury Regulation Section 54.4980B-9, Q&A-8(c), Buyer shall perform all obligations under COBRA and the foregoing provisions of the Code and ERISA with respect to each employee of Seller who is an “M&A qualified beneficiary” with respect to the Transaction, as such term is defined by Treasury Regulation section 54.4980B-9, Q&A-4.

(n)           For Employees who participate in Seller’s short term incentive bonus program, including the Short-Term Incentive Plan, Sales Incentive Plan and Marketing Incentive Plan, Seller shall be responsible for paying their respective annual bonuses for the period from the January 1 immediately preceding the Closing Date through the Closing (pro-rated for the partial year) and shall pay such bonuses to such Employees no later than the Closing; and, solely with respect to Transferred Employees who participated immediately prior to the Closing Date in such Seller’s short term incentive bonus programs, Buyer shall be responsible for paying respective annual bonuses for the period from the Closing Date through the December 31 immediately following the Closing Date pro-rated for the partial year.

(o)           With respect to any Transferred Employee who becomes employed by Friendco or any of its Affiliates pursuant to the Exchange Agreement, references to any benefit plans maintained by Buyer or Parent shall be deemed to be references to benefit plans maintained by Friendco or its Affiliates and references to similarly situated employees of Buyer shall be deemed to be references to similarly situated employees of Friendco or its Affiliates.

(p)           The parties hereto hereby acknowledge and agree that no provision of this Agreement shall be construed to create any right to any compensation or benefits whatsoever on the part of any Employee or other future, present or former employee of Seller or any of its Affiliates. Nothing in this Section 5.8 or elsewhere in this Agreement shall be deemed to make any employee of the parties or their respective Affiliates a third party beneficiary of this Section 5.8 or any rights relating hereto.

(q)           The parties hereto hereby acknowledge and agree that Buyer shall have no Liability in respect of any award to any Employee, director, consultant, independent contractor or other service provider of Seller or its Affiliates with respect to any shares of Seller’s Equity Securities, whether existing on the date hereof or arising in the future (“Stock Awards”), and that all Liabilities related to such Stock Awards shall be Excluded Liabilities.

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(r)            Seller agrees that, notwithstanding anything in this Agreement to the contrary, the payments of awards under the Amended and Restated Adelphia Communications Corporation Performance Retention Plan shall in no event be made in Equity Securities of Buyer, Parent or any Affiliate of Parent and shall be satisfied in full by Seller prior to or on the Closing.

Section 5.9           Ancillary Agreements. At the Closing, Seller shall and shall cause each of its Affiliates party to an unexecuted Ancillary Agreement to, execute and deliver each unexecuted Ancillary Agreement to which it is a party, and Buyer shall execute and deliver each of the unexecuted Ancillary Agreements to be executed by it.

Section 5.10         Acquisition Proposals. Except as otherwise provided in this Section 5.10, Seller agrees that neither it nor any of its Subsidiaries nor any of their respective directors, officers or employees shall, and that it shall direct its Subsidiaries and its and its Subsidiaries’ agents and representatives and use its best efforts to cause its and its Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization (including an Alternate Plan), share exchange, consolidation or similar transaction involving (directly or indirectly), or any purchase (directly or though a proposed investment in Equity Securities, debt securities or claims of creditors) of 10% or more of the Transferred Assets Related to the Business or of the outstanding Equity Securities of Seller or any of its Affiliates directly or indirectly owning Assets Related to the Business (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal” and any such transaction, an “Acquisition”); provided, however, that the foregoing shall not restrict Seller from renewing the “exit financing” of the Debtors on substantially the same terms as in effect as of March 31, 2005. Seller further agrees that neither it nor any of its Subsidiaries nor any of their respective directors, officers or employees shall, and that it shall direct its Subsidiaries and its and its Subsidiaries’ agents and representatives and use its best efforts to cause its and its Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to or have any discussions with any Person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Seller agrees that it will take the necessary steps to promptly inform the Persons referred to in the first sentence of this Section 5.10 of the obligations undertaken in this Section 5.10 and to cause them to cease immediately any current activities that are inconsistent with this Section 5.10. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Seller or its board of directors (the “Board”) from:

(a)           (i) complying with its disclosure obligations under Law or the Bankruptcy Code with regard to an Acquisition Proposal, or (ii) prior to the commencement of the Confirmation Hearing, in response to an unsolicited bona fide Acquisition Proposal, (A) (1) providing information to (including discussing any due diligence issues, requests or clarifications with) a Person with whom Seller executes a

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confidentiality agreement on terms no less favorable to Seller than those contained in the Seller Confidentiality Agreement (as in effect prior to amendment on the date hereof), other than any restrictions on such Person’s ability to make or amend an Acquisition Proposal and (2) following receipt of a bona fide unsolicited Acquisition Proposal from such a Person, engaging in discussions with such Person to the extent such discussions are confined to clarifying any term of such Acquisition Proposal or (B) engaging in any negotiations or discussions with any Person who has made such an Acquisition Proposal if and only to the extent that in each such case referred to in clauses (A) and (B) above, (1) the Board determines in good faith after consultation with outside legal counsel that the directors of Seller should take such action in order to comply with their fiduciary duties under applicable Law, (2) such Acquisition Proposal involves the direct or indirect acquisition by one or more third parties of at least 66-2/3% of (x) all Assets Related to the Business or (y) the outstanding Equity Securities of Seller and (3) in each such case referred to in clause (B) above, the Board determines in good faith (after consultation with its financial and legal advisors) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable (taking into account, without limitation, financial terms of any termination fee that may be payable pursuant to Section 8.5(b)) to Seller’s stakeholders from a financial point of view than the Transaction (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”). Seller or any of its Subsidiaries shall notify Buyer promptly (but in no event later than 24 hours) after receipt by Seller or any of its Subsidiaries (or any of their respective directors, officers, employees or advisors) of any Acquisition Proposal, any indication that a third party is considering making an Acquisition Proposal or any request for information relating to the Transferred Assets, any Specified Business, Seller or any of its Subsidiaries or for access to any Specified Business or any of the Transferred Assets by any third party that may be considering making, or has made, an Acquisition Proposal. Seller shall provide such notice orally and in writing and shall identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. Seller shall keep Buyer fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request. Seller shall promptly provide Buyer with any non-public information concerning Seller’s business, present or future performance, financial condition or results of operations, provided to any third party that was not previously provided to Buyer; and

(b)           (i)  prior to the commencement of the Confirmation Hearing, engaging in any negotiations or discussions concerning an Alternate Plan with the Committees, the stakeholders of Seller or its Affiliates or their respective advisors (in each case (other than in the case of Committees) with whom Seller enters into, or has entered into, a confidentiality agreement on customary terms under the circumstances that restricts such stakeholder (other than with respect to any other stakeholder who is subject to a substantially similar confidentiality agreement or to the Committees) from (x) disclosing any confidential information regarding Seller and its Affiliates, Buyer and its Affiliates, or information regarding an Alternate Plan, including the status thereof, and (y) making public statements regarding any of the foregoing), but only to the extent that (A) the Board determines in good faith after consultation with outside legal counsel that

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the directors of Seller should take such action in order to comply with their fiduciary duties under applicable Law and (B) the Board determines in good faith (after consultation with its financial and legal advisors) that such Alternate Plan, if pursued and assuming (for purposes of determining the right to engage in negotiations or discussions pursuant to this Section 5.10(b), but not for purposes of the definition of “Superior Alternate Plan”) the support of Seller’s stakeholders therefor, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposed Alternate Plan and, if consummated, would result in a transaction more favorable (taking into account, without limitation, the financial terms of any termination fee that may be paid pursuant to Section 8.5(b)) to the stakeholders of Seller and its Affiliates from a financial point of view than the Transaction (any such more favorable Alternate Plan being referred to in this Agreement as a “Superior Alternate Plan”) or (ii) after entry of a Confirmation Order satisfying the condition set forth in Section 6.2(g) (but only for so long as such Confirmation Order is in effect), planning for an Alternate Plan that involves the emergence of Debtors as standalone entities with no greater than a 10% additional equity contribution (other than existing Claims), including engaging in any negotiations or discussions concerning an Alternate Plan with stakeholders of Seller or its Affiliates or their advisors, preparing (but not filing) a disclosure statement with respect to such Alternate Plan and preparing and negotiating any intercreditor agreements; provided, however, that such Alternate Plan provides that it can only be confirmed and effective if this Agreement is terminated in accordance with its terms and such planning does not involve any action or omission that could reasonably be expected to materially impair or materially delay the Transaction; provided, further, that nothing in this Section 5.10(b) shall permit any public statements or filings with the Bankruptcy Court or any other court by or on behalf of Seller or its Affiliates. Seller shall notify Buyer of its engagement in discussions concerning an Alternate Plan and shall keep Buyer reasonably informed, on a current basis, of material developments that could reasonably be expected to result in an Alternate Plan. For purposes of this Agreement, an “Alternate Plan” is any plan under chapter 11 of the Bankruptcy Code (other than the Plan) or any liquidation under chapter 7 of the Bankruptcy Code. Without limiting any other obligation set forth in this Agreement, Seller shall, in connection with the activities permitted under this Section 5.10(b), use commercially reasonable efforts to enforce any confidentiality obligations of the Committees and any obligations under the confidentiality agreements described in this Section 5.10(b).

Section 5.11         Additional Financial Information.

(a)           Seller shall use commercially reasonable efforts, and shall cause its Affiliates to use commercially reasonable efforts, to provide Buyer with financial statements and related information (collectively, “Financial Information”) sufficient to permit Parent or its Affiliates to fulfill [its] their obligations to [include] provide financial disclosure relating to each Specified Business and, if required, the Friendco Business and the MCE Systems, on a timely basis in any report under the Exchange Act and, if Buyer, Parent or any of Parent’s Affiliates undertakes an offering of securities prior to the Closing, the Securities Act in any relevant offering document (it being understood that the foregoing shall not require Seller to file or furnish any periodic or current reports that are required to be filed prior to the date hereof under the Exchange

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Act with the SEC (which reports are addressed by Section 5.19)). Following the Closing, Seller shall provide, as promptly as reasonably practicable, to Buyer the following financial information (the “Offering Financial Information”), if required by the SEC, in connection with any securities offering in connection with this Transaction or the Friendco Registration Rights Agreement: (i) the Seller’s Quarterly Report on Form 10-Q for the most recently completed fiscal quarter as of the date of the Closing and Annual Report on Form 10-K for the most recently completed fiscal year as of the date of the Closing and (ii)(A) if such report, registration statement or any amendment or supplement to any of the foregoing is filed or a registration statement for such offering becomes effective, prior to November 12, 2006, unaudited interim financial statements as of June 30, 2006 and for the period commencing January 1, 2006 and ending on June 30, 2006 for each Specified Business (including the MCE Systems) and a corresponding period in the 2005 fiscal year, (B) if such report, registration statement or any amendment or supplement to any of the foregoing is filed or a registration statement for such offering becomes effective, on or after November 12, 2006 but prior to February 14, 2007, unaudited interim financial statements as of September 30, 2006 and for the period commencing January 1, 2006 and ending on September 30, 2006 for each Specified Business (including the MCE Systems) and a corresponding period in the 2005 fiscal year, (C) if such report, registration statement or any amendment or supplement to any of the foregoing is filed or a registration statement for such offering becomes effective, on or after February 14, 2007 but prior to May 15, 2007, audited financial statements as of and for the fiscal year ending December 31, 2006 for each Specified Business (including the MCE Systems), (D) unaudited financial information for each Specified Business (including the MCE Systems) with respect to the period beginning on the day after the most recently completed fiscal quarter as of the date of the Closing and ending on the date of the Closing, (E) the financial statements and related information required by clauses (ii)(A), (B), (C) and (D) of this Section 5.11(a) for each Specified Business (as defined in the Friendco Purchase Agreement) and (F) to the extent able to be produced through the use of commercially reasonable efforts, any other financial statements and related information that is required by the SEC or the rules of the stock exchange or automated quotation system on which the Parent Class A Common Stock is to be listed with respect to any period ending on or prior to the Closing Date; provided, that in no event shall Seller be required to provide Offering Financial Information with respect to any Specified Business or the MCE Systems to the extent (i) such Offering Financial Information is in respect of any time following the Closing or (ii) the SEC permits the provision of Offering Financial Information with respect to Seller as a whole instead. If some or all of the Financial Information is included in or incorporated by reference into a prospectus for an offering of securities by Parent or any of Parent’s Subsidiaries prior to the Closing, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause the independent auditors of Seller to provide customary assistance to Buyer, Parent or such Subsidiary and its underwriters in connection with such financing, including the provision of consent and comfort letters addressed to the [SEC] Parent, comfort letters addressed to the underwriters, participation in due diligence matters with respect to such offering and assistance in

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responding to comments or questions from the SEC with respect to the Financial Information. Buyer shall reimburse Seller for the reasonable costs and expenses incurred by Seller pursuant to this Section 5.11(a), including reasonable out-of-pocket costs and any incremental costs and expenses necessary to comply with this Section 5.11(a) (including all necessary incentive compensation) (unless and to the extent compliance with this Section 5.11(a) is waived by Buyer prior to the incurrence of such costs and expenses). Seller shall give Buyer reasonable advance notice of the type and the amount of such costs and expenses prior to the incurrence thereof.

(b)           As soon as reasonably practicable (and, in any event, prior to the Closing), Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts, to provide Buyer with a copy of (i) the consolidated audited balance sheets and audited statements of income, stockholders equity and cash flows for each Specified Business reflecting the allocation of Shared Assets and Liabilities pursuant to the Designated Allocation and Section 2.3 (assuming, with respect to any period prior to January 1, 2004, the exclusion of the MCE Systems and the MCE Systems (as defined in the Friendco Purchase Agreement) from each such Specified Business), at and for the fiscal years ended December 31, 2002 (unless statements at and for the fiscal year ended December 31, 2005 are provided as set forth below), December 31, 2003, December 31, 2004, and, if the Closing shall not have occurred on or prior to March 31, 2006 (or if such statements are otherwise available) December 31, 2005 (the “Derivative Audited Financial Statements”), (ii) the consolidated audited balance sheets and audited statements of income, stockholders’ equity and cash flows for Seller and its Affiliates for the fiscal years ended December 31, 2004, and, if the Closing shall not have occurred on or prior to March 31, 2006 (or if such statements are otherwise available), December 31, 2005 (the “Seller Audited Financial Statements”), and (iii) the unaudited balance sheets and unaudited statements of income, stockholders’ equity and cash flows for each MCE System for the fiscal years ended December 31, 2002 (unless the Derivative Audited Financial Statements  include consolidated audited balance sheets and audited statements of income, stockholders equity and cash flows for each Specified Business for the fiscal year ended December 31, 2005 are provided as set forth above), and December 31, 2003 (the “MCE Financial Statements” and, together with the Derivative Audited Financial Statements and the Seller Audited Financial Statements, the “Additional Financial Statements”); provided, that Buyer shall reimburse Seller for the reasonable costs and expenses incurred by Seller in connection with the preparation of the Derivative Audited Financial Statements and the MCE Financial Statements, including reasonable out-of-pocket costs and any incremental costs and expenses necessary to comply with this Section 5.11(b) (including all necessary incentive compensation). Seller shall give Buyer reasonable advance notice of the type and the amount of such costs and expenses prior to the incurrence thereof.

(c)           Buyer shall use its commercially reasonable efforts to obtain relief from the staff of the SEC from Parent’s obligations to include financial statements with respect to periods ending on or prior to December 31, 2002 required by Section 5.11(a) or Section 5.11(b) in Parent’s filings under the Securities Act or Exchange Act. Seller shall cooperate with Buyer in respect of the obtaining of any such relief.

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Section 5.12         Post-Closing Consents.

(a)           Subsequent to the Closing, and subject to Section 2.11, Seller shall and shall cause its Affiliates to continue to use commercially reasonable efforts to obtain in writing as promptly as possible any consent, authorization or approval necessary or commercially advisable in connection with the Transaction which was not obtained on or before the Closing in form and substance reasonably satisfactory to Buyer.

(b)           Without limiting Section 5.12(a), in the event that a Closing under this Agreement occurs without the receipt of all LFA Approvals, Buyer and Seller shall, and Buyer shall cause Parent to, act in good faith to obtain any remaining LFA Approvals following the Closing. Until such time as all LFA Approvals have been obtained, Buyer covenants and agrees to use commercially reasonable efforts to satisfy all obligations of Seller or any of its Affiliates arising after the Closing under each Franchise agreement corresponding to a LFA Approval that has not been obtained. Buyer and Seller agree to enter into such arrangements as are reasonably necessary to cause Seller not to be in breach under each such Franchise agreement and to permit Buyer to receive the economic benefits of each such Franchise agreement.

(c)           Buyer and Seller agree, assuming as set forth in Section 5.12(b) that all or substantially all of the economic benefits relating to a remaining Franchise inure to Buyer, (i) that any remaining Franchises described in Section 5.12(b) shall be treated for all income Tax purposes as Assets of Buyer as of the Closing and (ii) not to take, and to prevent any of their respective Affiliates from taking, any position inconsistent with such treatment for any income Tax purposes (unless required by a change in applicable income Tax Law or a good faith resolution of a contest).

Section 5.13         Bankruptcy Proceedings.

(a)           Seller shall, as soon as reasonably practicable after the date hereof, but no later than 45 days hereafter, file with the Bankruptcy Court (i) a Disclosure Statement with respect to the Plan intended to meet the requirements of section 1125(b) of the Bankruptcy Code and this Section 5.13 (as amended from time to time in accordance with this Agreement, the “Disclosure Statement”), (ii) a motion to approve, among other things, the Disclosure Statement (the “Disclosure Statement Motion”) and (iii) the Plan. Seller shall, and shall cause each of its Affiliates to, commence appropriate proceedings before the Bankruptcy Court and otherwise use commercially reasonable efforts to obtain approval of the Disclosure Statement and the Plan as expeditiously as possible. Seller shall, and shall cause its Affiliates to, provide in the Disclosure Statement a range of values determined by Seller after consultation with Buyer; provided, that the midpoint of such range shall equal the Aggregate Value of the Purchase Shares; provided, however, that, based on changes, events or circumstances first arising or occurring following the date hereof, Seller may, after consultation with Buyer and its counsel, change the midpoint and the range in order that the statements contained in the Disclosure Statement in respect of the value of the Purchase Shares would not be misleading or result in a violation of any applicable Law by Seller; provided, further, that any such change shall be disregarded for purposes of this Agreement, including the

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amount of the Aggregate Value of the Purchase Shares or Per Share Value of the Purchase Shares. The Plan, any and all exhibits and attachments to the Plan, the Disclosure Statement, and the Disclosure Statement Motion and the orders approving the same (including the Confirmation Order), and any amendment or supplement to any of the foregoing, (A) to the extent affecting the terms of the Transaction, the Transferred Assets, the Assumed Liabilities, Parent or its Affiliates (in the case of Parent or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan distribution matters) and not in their capacity as creditors or, with respect to Plan distribution matters, equityholders), shall be in all material respects reasonably acceptable in form and substance to, and shall not be filed until consented to by, Buyer, which consent shall not be unreasonably withheld, (B) shall not otherwise contain any provision (including any provision relating to the allocation of distributable proceeds among Seller’s stakeholders), or otherwise have an effect, that would, individually or in the aggregate, reasonably be expected to materially impair or materially delay the Transaction; it being understood that any allocation of distributable proceeds that does not violate the absolute priority rule or any proposed waiver of the absolute priority rule as may be contemplated by the Plan that is reasonably expected to be consented to by the affected classes shall not be deemed to materially impair or materially delay the Transaction, (C) shall not contain any provision providing for an Alternate Plan, including the so-called “toggle plan”, (D) shall not treat Buyer or its Affiliates, in their capacities as creditors or equityholders, in a discriminatory manner as compared to similarly classified stakeholders and (E) without limiting the generality of the foregoing, in the case of the Confirmation Order, shall contain the finding that Buyer is a good faith purchaser of the Transferred Assets pursuant to section 363(m) of the Bankruptcy Code unless Buyer’s actions which have been determined by the Bankruptcy Court to have not been in good faith preclude such a finding. Buyer shall refrain from taking any actions in connection herewith that are not in good faith (as determined by the Bankruptcy Court) and that would preclude a finding that Buyer is a good faith purchaser of the Transferred Assets pursuant to section 363(m) of the Bankruptcy Code. Seller shall provide Buyer and its counsel with copies of all material motions, applications, supporting papers and notices prepared by Seller (including forms of orders and notices to interested parties) relating in any way to the Disclosure Statement, the Plan or the Transaction prior to the filing of such documents and shall provide Buyer, to the extent practicable, with a reasonable opportunity to review and comment on same. Seller shall consult with Buyer prior to taking any action in or with respect to the Reorganization Case that could reasonably be expected, individually or in the aggregate, to (x) be inconsistent with this Agreement or the Transaction, (y) materially impair or materially delay the Transaction or (z) relate to any material information provided by Buyer for inclusion in the Disclosure Statement or have an adverse effect on the Transaction, the Transferred Assets, the Assumed Liabilities, Parent or its Affiliates (in the case of Parent or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan distribution matters) and not in their capacity as creditors or, with respect to Plan distribution matters, equityholders). Buyer shall provide Seller with all information concerning Buyer, Parent and its Controlled Affiliates as is required or reasonably advisable to be included in the Disclosure Statement, including (to the extent

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so reasonably advisable) all information that would be required to be set forth in a registration statement on Form S-1 under the Securities Act. Any information delivered by Buyer or Seller for inclusion in the Disclosure Statement will be intended to satisfy the requirements of section 1125(a) of the Bankruptcy Code.

(b)           No later than 70 days prior to the Confirmation Hearing, Seller shall deliver to Buyer a true and complete list of all Contracts Related to each Specified Business (other than Programming Agreements but including retransmission consent agreements) entered into prior to such seventieth day (provided, that between such seventieth day and the Confirmation Hearing, Seller shall promptly update such list to reflect Contracts Related to each Specified Business (other than Programming Agreements but including retransmission consent agreements) entered into during such period) which shall include the following, each of which must be satisfactory in form and substance to Buyer in its reasonable discretion:  (i) a list of Contracts (other than Programming Agreements but including retransmission consent agreements) which Seller or any Affiliate has rejected pursuant to an order of the Bankruptcy Court (the “Rejected Contracts”); (ii) a list of Contracts (other than Programming Agreements but including retransmission consent agreements) which Seller or any Affiliate has assumed pursuant to an order of the Bankruptcy Court; (iii) with respect to each such Contract that is not a Rejected Contract, (A) Seller’s good faith estimate of the Cure Costs in respect of such Contract, (B) Seller’s good faith estimate of the Rejection Claims in respect of such Contract and (C) whether such Contract was entered into on or following the Petition Date. No later than 40 days prior to the Confirmation Hearing, Buyer shall provide Seller with a list of Contracts to be assumed, if applicable, by Seller or any of its Affiliates and assigned by Seller or any of its Affiliates to Buyer with respect to each Specified Business (as further identified by Buyer pursuant to the provisions of this Section 5.13(b), the “Assigned Contracts”). As promptly as practicable following the determination of the Assigned Contracts by Buyer and in any event no later than 20 days prior to the Confirmation Hearing, Seller or its Affiliates, as the case may be, shall commence appropriate proceedings before the Bankruptcy Court and otherwise take all necessary actions in order to determine Cure Costs with respect to any Assigned Contract entered into prior to the Petition Date. Notwithstanding the foregoing, prior to the Closing, Buyer may identify (x) any Assigned Contract as one that Buyer no longer desires to have assigned to it and such Contract shall for all purposes of this Agreement, including Section 5.13(c), and any Ancillary Agreement be deemed not to be an Assigned Contract and (y) any Contract entered into by Seller of any of its Affiliates following entry of the Confirmation Order that is Related to any Specified Business as an Assigned Contract and such Contract shall for all purposes of this Agreement be deemed to be an Assigned Contract. At the direction of Buyer, Seller shall, or shall cause its Affiliates to, as the case may be, take all necessary actions and, if necessary, promptly commence appropriate proceedings before the Bankruptcy Court in order to effect the assumption of any Assigned Contract by Seller or any of its Affiliates and the assignment of such Contract to Buyer at the Closing pursuant to the Plan. Following the Closing, Seller shall not, and shall cause each of its Affiliates not to, amend, modify, terminate or abrogate any Assigned Contract. Seller shall, and shall cause each of its Affiliates to, take all actions such that each OCB Contract that is not an Assigned Contract shall be terminated or rejected as of the Closing.

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(c)           Seller shall use its commercially reasonable efforts to make available to Buyer as promptly as practicable after the date hereof (or, in the case of Contracts entered into after the date hereof, as promptly thereafter as practicable) true and complete copies of each of the Contracts Related to each Specified Business (other than Programming Agreements but including retransmission consent agreements) and of each of the Contracts listed, or required to be listed, in Schedule 3.15(b) of the Seller Disclosure Schedule, and true and complete summaries of the terms of any such oral Contracts; it being understood that, in any event, such copies and summaries shall be made available in respect of the Contracts listed on the list delivered pursuant to the first sentence of Section 5.13(b) no later than 70 days prior to the Confirmation Hearing.

(d)           Other than the Assumed Cure Costs, Seller shall be liable for all Cure Costs, and Buyer shall have no Liability to any Seller Indemnified Party, the estate of Seller or any of its Affiliates or to any non-debtor party to any Contract in connection therewith; provided, however, that if the amount of the Cure Costs in respect of any Assigned Contract that is not an OCB Contract is greater than the amount that would be paid to the non-debtor party to such Contract on account of a Rejection Claim in respect of such Contract, taking into consideration the likely recovery on account of such Rejection Claim under the Plan (as Seller and Buyer mutually agree, or, in the absence of such agreement, as may be determined by the Bankruptcy Court), then such excess, but only such excess, shall be deemed to constitute an Assumed Cure Cost. Seller shall also be liable for all Claims, including Rejection Claims, in respect of any Contract that is not an Assigned Contract, and Buyer shall have no Liability to any Seller Indemnified Party, the estate of Seller or any of its Affiliates or to any non-debtor party to any such Contract in connection therewith; provided, however, that if the amount that would be paid to the non-debtor party to an OCB Contract that is not an Assigned Contract on account of a Rejection Claim in respect of such OCB Contract, taking into consideration the likely recovery on account of such Rejection Claim under the Plan, is greater than the Cure Costs with respect to such OCB Contract (in either case as Seller and Buyer mutually agree, or, in the absence of such agreement, as may be determined by the Bankruptcy Court), then, subject to such OCB Contract having been made available to Buyer for at least 70 days prior to the Confirmation Hearing (or, in the case of Contracts entered into after such seventieth day, as promptly thereafter as practicable), such excess, but only such excess, shall constitute an Assumed Liability. Subject to approval of the Bankruptcy Court (which approval Seller shall use commercially reasonable efforts to obtain), Buyer (or its designee) shall be entitled to assume and maintain control, on behalf of Seller and any of its Affiliates, of the litigation and settlement of any dispute over any Assumed Cure Costs with respect to any Franchise or, in respect of any OCB Contract, any Rejection Claim that is an Assumed Liability. Seller shall not, and shall cause each of its Affiliates not to, without the prior written consent of Buyer (not to be unreasonably withheld), settle, compromise or offer to settle or compromise any Liability in respect of (i) Cure Costs under such Assigned Contract that is not an OCB Contract or under any Franchise unless Seller shall have assumed all Liabilities in respect thereof and shall have agreed to release Buyer from all Liabilities in respect of any and all Cure Costs under such Assigned Contract or such Franchise or (ii) any Rejection Claim in respect of any OCB Contract unless Seller shall have assumed all Liabilities in respect thereof and shall have agreed to release Buyer from all Liabilities in respect of any and all Rejection

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Claims caused by or arising out of any such settlement or compromise and Seller shall consult with and, in each case, provide Buyer a meaningful opportunity to participate in any such litigation or settlement.

(e)           Any motion, application or other court document filed with, and the proposed orders submitted to, the Bankruptcy Court seeking authorization to assume and assign or reject or terminate any Contracts Relating to any Specified Business or the Business shall be provided to Buyer in advance of filing (with a reasonable opportunity to review and comment on same) and shall be in form and substance reasonably satisfactory to Buyer in all material respects. On or prior to the Closing, Seller shall, and shall cause its Affiliates to, cure any and all defaults and breaches under and satisfy (or with respect to any Assumed Liability or obligation that cannot be rendered non-contingent and liquidated prior to the Closing Date, make effective provision satisfactory to Buyer and the Bankruptcy Court for satisfaction from funds of Seller) any Liability (other than as to Assumed Cure Costs) arising from or relating to pre-Closing periods under the Assigned Contracts so that such Contracts may be assumed by Seller or its Affiliates and assigned to Buyer in accordance with the provisions of section 365 of the Bankruptcy Code and this Agreement. On or prior to the Closing, Seller shall, and shall cause its Affiliates to, pay or make adequate reserve for all Cure Costs other than the Assumed Cure Costs.

(f)            Seller shall, and shall cause its Affiliates to, and Buyer shall, and shall cause Parent to, each use commercially reasonable efforts, and cooperate, assist and consult with each other, as promptly as practicable, to secure approval of the Disclosure Statement, confirmation of the Plan and consummation of the transactions contemplated by the Plan and this Agreement. Neither the Plan nor the Disclosure Statement nor any other material document relating to the transactions contemplated hereby shall be amended, modified, supplemented, withdrawn or revoked (i) if such amendment, modification, supplement, withdrawal or revocation affects the terms of the Transaction, the Transferred Assets, the Assumed Liabilities, Parent or its Affiliates (in the case of Parent or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan distribution matters) and not in their capacity as creditors or, with respect to Plan distribution matters, equityholders) without the consent of Buyer (provided, that such consent shall not be unreasonably withheld) or (ii) if such amendment, modification, supplement, withdrawal or revocation would contain or alter any provision (including as to the allocation of distributable proceeds among Seller’s stakeholders), that would, individually or in the aggregate, reasonably be expected to materially impair or materially delay the Transaction. For the avoidance of doubt, the parties hereto acknowledge and agree that it would not be unreasonable for Buyer to decline to consent to any Plan modification which would require the payment of additional consideration by Buyer under the Plan or which would reduce or impair the Transferred Assets or increase the Assumed Liabilities.

(g)           If an order, judgment or ruling of a court of competent jurisdiction in the Reorganization Case is entered denying entry of (or vacating), or that is inconsistent with the entry of, a Confirmation Order satisfying the condition set forth in Section 6.2(g), Seller and Buyer will cooperate and otherwise use commercially reasonable efforts to prosecute diligently the entry of a Confirmation Order satisfying the

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condition set forth in Section 6.2(g). If the Confirmation Order or any other orders of the Bankruptcy Court relating to this Agreement, the Disclosure Statement, the solicitation of acceptances of the Plan or confirmation of the Plan shall be appealed by any party (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such order), Seller and Buyer will cooperate in taking such steps to prosecute diligently such appeal, petition or motion, each of Seller and Buyer shall use commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion and any expenses incurred by Seller in connection therewith shall be borne by Seller.

(h)           Seller shall either (i) (A) cause the Subsidiaries of Seller listed on Schedule 5.13(h) of the Seller Disclosure Schedule or any other non-debtor Subsidiary of Seller that acquires Assets Related to the Acquired Business (the “Non-Debtor Subsidiaries”) to file a petition for relief under chapter 11 of the Bankruptcy Code (the “Additional Reorganization Case”), (B) take all steps reasonably necessary to obtain approval by the Bankruptcy Court of the Transaction as it relates to the Non-Debtor Subsidiaries and (C) obtain an Additional Discharge for the Non-Debtor Subsidiaries, in each case as expeditiously as possible under the Bankruptcy Code and the Bankruptcy Rules, and in any event prior to the Closing, or (ii) subject to the prior approval of the Bankruptcy Court, cause each Non-Debtor Subsidiary to transfer any Assets of such Non-Debtor Subsidiary to a Debtor in exchange for payment of adequate consideration (provided, that such transfer shall be reasonably satisfactory to Buyer in all material respects and shall render such Assets subject to the Discharge) (such transfer, a “Non-Debtor Transfer”). Seller shall, and shall cause each Non-Debtor Subsidiary to, (x) provide Buyer and its counsel with copies of all material motions, applications, supporting papers and notices prepared by Seller or such Non-Debtor Subsidiary (including forms of orders and notices to interested parties) relating in any way to an Additional Reorganization Case or Non-Debtor Transfer prior to the filing of such documents and (y) provide Buyer, to the extent practicable, with a reasonable opportunity to review and comment on same. Seller shall, and shall cause each Non-Debtor Subsidiary to, consult with Buyer prior to taking any action in or with respect to any Additional Reorganization Case or Non-Debtor Transfer. For purposes of Sections 2.1 and 2.3 (including any related definitions), unless otherwise directed in writing by Buyer (and only to the extent set forth in such writing), each Non-Debtor Subsidiary shall only be considered an Affiliate of Seller if and only to the extent such Non-Debtor Subsidiary shall have performed the actions and satisfied the requirements set forth in clause (i) or (ii) of this Section 5.13(h).

(i)            Seller shall, and shall cause each of its Affiliates to, use commercially reasonable efforts to maintain the exclusive periods pursuant to section 1121(d) of the Bankruptcy Code during which the Debtors may file a plan or plans of reorganization and solicit acceptances thereof.

Section 5.14         Equipment Leases. Seller shall, and shall cause its Affiliates to, pay the remaining balances on any Equipment Leases and shall deliver title to all vehicles and Fixtures and Equipment covered by such Equipment Leases free and clear of all Encumbrances to Buyer at the Closing.

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Section 5.15         Expanded Transaction. In the event that the Friendco Purchase Agreement is terminated prior to the Closing as a result of actions by, or failure to obtain Governmental Authorizations from, any Government Antitrust Entity or the FCC, then:

(a)           the following provisions shall become effective upon notice to Buyer by Seller of such termination:

(i)            at the Closing, an aggregate amount of consideration equal to the Purchase Price (as defined in the Friendco Purchase Agreement) minus the Aggregate Buyer Discharge Amount (as defined in the agreement attached hereto as Exhibit 5.15(a)(i), the “Expanded Agreement”), subject to adjustments pursuant to Section 2.6(a), 2.6(f) and 2.7, shall be added to the Purchase Price in Section 2.5 hereunder; provided, that any such consideration to be delivered by Buyer pursuant to this Section 5.15 shall be satisfied, at Buyer’s election, with any combination of cash, which shall be deemed to constitute part of the Cash Consideration, or shares of Parent Class A Common Stock (valued at the Per Share Value of the Purchase Shares), which shall be deemed to constitute additional Purchase Shares for purposes of this Agreement;

(ii)           each of the Group 1 Business and the Group 2 Business as defined in the Friendco Purchase Agreement shall be deemed to be a Specified Business hereunder, each referred to herein as the “Group 1 Friendco Business” and “Group 2 Friendco Business,” respectively, applying references herein to such Specified Businesses as would have been applied under the Friendco Purchase Agreement; provided, that, the preamble in Sections 6.1 and 6.2 of the Friendco Purchase Agreement shall be incorporated into Sections 6.1 and 6.2, respectively, with respect to the Group 2 Friendco Business;

(iii)          the JV Interests and Transferred Investments to have been acquired by Friendco or its Affiliates under the Friendco Purchase Agreement shall be added to Section 2.1(x) and the Transferred Assets and Specified Systems to have been acquired directly by Friendco or its Affiliates under the Friendco Purchase Agreement shall be deemed to be included in Transferred Assets and Specified Systems hereunder (provided, that Books and Records (as defined in the Friendco Purchase Agreement) shall be deemed to include Excluded Books and Records (as defined in the Friendco Purchase Agreement), and at the Closing, Seller shall deliver the Excluded Books and Records (as defined in the Friendco Purchase Agreement) to Buyer);

(iv)          the Assumed Liabilities to have been assumed by Friendco or its Affiliates under the Friendco Purchase Agreement shall be deemed to be included in Assumed Liabilities hereunder;

(v)           all representations, warranties, covenants and agreements made by Seller or any of its Affiliates pursuant to the Friendco Purchase Agreement  (or any Ancillary Agreements, as defined therein) shall be deemed to have been made to Buyer hereunder (and under the corresponding provisions hereof to the extent applicable), including under all escrow arrangements, all conditions to Friendco’s obligations thereunder (including Section 6.2(j) thereof, but without regard to the

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application of clause (x) thereof) shall be deemed to be included in Section 6.2 hereof, and the Seller Disclosure Schedules delivered thereunder (a true and complete copy of which Seller has provided to Buyer as of the date hereof) shall be deemed to have been delivered with the Seller Disclosure Schedules hereunder;

(vi)          Section 6.1(i) shall be deleted;

(vii)         the following shall be added at the end of Section 6.2:

“(m)  Buyer shall have received satisfactory evidence of the consummation of the Joint Venture Transactions (as defined in the Expanded Agreement).”; and

(viii)        each of the Outside Date and the Extended Outside Date shall be extended for six months.

(b)           Seller shall, and shall cause each of its Affiliates to, assign all of its rights under the Friendco Purchase Agreement to Buyer.

Section 5.16         Environmental Matters.

(a)           Environmental Self-Audit. Seller shall provide copies of all correspondence, audits, assessments, agreements, proposals and other documentation relating to the Environmental Self-Audit to Buyer. Prior to the Closing Date, Seller shall cooperate and consult with Buyer in the (i) negotiation of any agreement with the United States Environmental Protection Agency or any other relevant Government Entity relating to the Environmental Self-Audit, (ii) development and negotiation of the scope of the Environmental Self-Audit and (iii) development and negotiation of corrective action and remedies with respect to the Environmental Self-Audit Deficiencies. In any agreement with the United States Environmental Protection Agency or any other relevant Government Entity entered into prior to the Closing Date with respect to the Environmental Self-Audit, Seller shall not agree to any remedies that impose obligations to act or refrain from acting after the Closing Date except to the extent that such remedies (A) can be satisfied solely through the payment of monetary damages or (B) are reasonably acceptable to Buyer; provided, that Buyer shall not be required to agree to non-monetary obligations that could reasonably be expected to involve more than de minimis expenditures by Buyer or its Affiliates after the Closing.

(b)           Property Transfer Laws. Seller shall take all actions required by the Connecticut Transfer Act and the New Jersey Industrial Site Recovery Act, to the extent such actions are required as a result of this Transaction, provided that Seller shall not take any actions or enter into any agreement relating to the Connecticut Transfer Act or the New Jersey Industrial Site Recovery Act that will impose binding obligations to act or refrain from acting after the Closing Date except to the extent that such remedies (i) can be satisfied solely through the payment of monetary damages or (ii) are reasonably acceptable to Buyer; provided, that Buyer shall not be required to agree to non-monetary obligations that could reasonably be expected to involve more than de minimis  expenditures by Buyer or its Affiliates after the Closing.

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(c)           Notice and Information. If at any time prior to the Closing, any material environmental investigation, study, audit, test, review or other analysis in relation to any Owned Real Property or Transferred Asset is conducted, Seller shall (i) promptly notify Buyer thereof and (ii) subject to applicable Law, keep Buyer informed as to the progress of any such proceeding.

Section 5.17         SOA Compliance. Prior to the Closing, Seller shall use reasonable efforts, and shall cause its Affiliates and its and their respective representatives to use reasonable efforts, to take all actions that Buyer may reasonably request, and to cooperate and to cause the representatives of Seller and its Affiliates to cooperate in the taking of such actions, to enable each Specified Business, immediately following the Closing, to satisfy the applicable obligations under Sections 302, 404 and 906 of the SOA and the other requirements of the SOA with respect to the Cable Systems, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA; it being understood that, Seller has material weakness in its internal controls.

Section 5.18         Franchise Expirations. From and after the date hereof until the Closing, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain renewals or valid extensions of any Franchises which expire on or before December 31, 2007, in the Ordinary Course of Business. Seller shall not, and shall cause its Affiliates not to, agree or accede to any material modifications or amendments to or in connection with, or the imposition of any material condition to the renewal or extension of, any of the Franchises that are not reasonably acceptable to Buyer determined in a manner consistent with the proviso to Section 5.6(c); provided, however, that if the LFA Approval in respect of such Franchise is not obtained in connection with any such renewal or extension (after Buyer has complied with its obligations under Section 5.6(c)) Seller shall only agree or accede to any such modifications or amendments that are reasonably acceptable to Buyer (without regard to the proviso to Section 5.6(c)). Upon reasonable prior notice, Seller shall, and shall cause its Affiliates to, allow representatives of Buyer to attend meetings and hearings before applicable Government Entities in connection with the renewal or extension of any Franchise or Governmental Authorization. Nothing in this Section 5.18 shall limit the obligations of Buyer or Seller pursuant to Section 5.6(c).

Section 5.19         Exchange Act Filings. Prior to the Closing, Seller shall use commercially reasonable efforts to file (a) all reports and other materials required to be filed by Seller with the SEC pursuant to and in compliance with the Exchange Act (other than with respect to timing), including Section 12 thereof, with respect to any period ending on or prior to the Closing Date, and (b) the Disclosure Statement as an exhibit to a Current Report on Form 8-K. Notwithstanding the foregoing, Seller shall not be required to file quarterly reports for fiscal quarters ended in 2001, 2002 or 2003 or annual reports for the fiscal years ending on or before December 31, 2002 if (and only to the extent), (a) the staff of the SEC shall have provided Buyer with adequate assurance that such reports are not required to be filed in order for Parent to be deemed current in its filings under the Exchange Act following the Closing or (b) Seller shall have previously used such commercially reasonable effort to the reasonable satisfaction of Buyer. Buyer shall

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reimburse Seller for all reasonable costs and expenses incurred by Seller pursuant to this Section 5.19 with respect to the preparation of quarterly reports required to be filed for fiscal quarters ended in 2001, 2002 or 2003 or annual reports for the fiscal years ending on December 31, 2001 and December 31, 2002, including reasonable out-of-pocket costs and any incremental costs and expenses incurred in respect of the individuals preparing such reports necessary to comply with this Section 5.19, including all necessary incentive compensation, unless and to the extent compliance with the requirement to file such reports is waived by Buyer prior to the incurrence of such costs and expenses. Seller shall give Buyer reasonable advance notice of the type and the amount of such costs and expenses prior to the incurrence thereof. Buyer shall use its commercially reasonable efforts to obtain relief from the staff of the SEC with respect to Parent being deemed current in its filings under the Exchange Act following the Closing without the reports required by this Section 5.19. Seller shall cooperate with Buyer in respect of the obtaining of any such relief. Following the Closing, Seller shall (i) file all Quarterly Reports on Form 10-Q for any fiscal quarters commencing after March 31, 2006 that are completed prior to the Closing Date (to the extent not previously filed) (and/or, as applicable, file the Annual Report on Form 10-K for the fiscal year completed prior to the Closing Date) and shall either file the Quarterly Reports on Form 10-Q for the fiscal quarter that began prior to the Closing Date and that is completed following the Closing Date or, subject to clause (ii) of this sentence, provide such financial statements in respect of operations required to be contained therein directly to Buyer for purposes of any pro forma presentations in respect each Specified Business (including the MCE Systems) and each Specified Business (as defined in the Friendco Purchase Agreement), and (ii) to the extent required by the SEC or the stock exchange or automated quotation system on which the Parent Class A Common Stock is to be listed, until such time as the Purchase Shares are registered under Section 12 of the Exchange Act, file all reports and other materials required to be filed by Seller with the SEC pursuant to and in compliance with the Exchange Act (other than with respect to timing).

Section 5.20         Cooperation upon Inquiries as to Rates. If at any time prior to Closing, any Government Entity commences a Rate Regulatory Matter with respect to a Cable System, Seller shall (a) promptly notify Buyer and (b) subject to applicable Law, keep Buyer informed as to the progress of any such proceeding. Without the prior consent of Buyer, which consent shall not be unreasonably withheld or delayed, Seller shall not, and shall cause its Affiliates not to, settle any such Rate Regulatory Matter, either before or after Closing, if (i) Buyer or any of its Affiliates would have any Liability under such settlement other than an obligation to pay money in an amount not greater than $50,000, which obligation is fully reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount, or (ii) such settlement would reduce the rates permitted to be charged by Buyer after the Closing below the rates set forth on Schedule 3.18 of the Seller Disclosure Schedule or otherwise then in effect.

Section 5.21         Third Party Confidentiality Agreements. After the Closing and for so long as reasonably necessary, Seller shall use reasonable efforts to, and shall cause its applicable Affiliates to use reasonable efforts to, enforce each confidentiality agreement entered into by Seller or any such Affiliate with any third party in connection with

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the Sale Process or otherwise in connection with the Reorganization Case (each, a “Third Party Confidentiality Agreement”), on behalf of Buyer and its Affiliates to the extent such confidentiality agreement relates to the Acquired Business.

Section 5.22         Enforcement. Buyer will take all necessary action to enforce and perform on a timely basis its rights and obligations, respectively, set forth in the Parent Agreement. Buyer will take all necessary action to cause Parent to enforce and perform on a timely basis Parent’s rights and obligations, respectively, set forth in the TWX Agreement. Seller shall, and shall cause each of its Affiliates to, timely enforce all of its rights and perform all of its obligations, under the Friendco Purchase Agreement.

Section 5.23         Subscriber Reports. Within 30 days following the end of each calendar month commencing August 2005 through the Closing, Seller shall provide Buyer with a written report setting forth the following information with respect to each Specified Business as of the end of such calendar month:  (a) the number of Basic Subscribers served by such Specified Business, (b) the number of Basic Subscribers in such Specified Business whose rate of service is subject to any discount or promotion (or rebates or similar programs) as of the subscriber cut-off date for such calendar month and (c) the discounts or promotions (or rebates or similar programs) offered by such Specified Business during such calendar month, and the geographic areas in which each such discount or promotion (or rebate or similar program) is offered. Seller shall, in consultation with Buyer commencing as promptly as practicable following the date hereof, develop and, no later than 90 days prior to the Closing, implement, an accounting system reasonably acceptable to Buyer, (i) which would reasonably be expected to accurately track the number of Eligible Basic Subscribers (in accordance with the definition thereof) and (ii) the results of which are traceable to Seller’s billing system and capable of being verified, using commercially reasonable efforts, as part of the computation of and resolution of disputes regarding the Subscriber Adjustment Amount pursuant to Section 2.6 (such accounting system, the “Subscriber Accounting System”).

Section 5.25         Transitional Services. Seller shall provide to Buyer, with respect to each Specified Business, upon written request from Buyer received by Seller no later than 30 days prior to the Closing Date, such services as may be reasonably requested by Buyer in connection with the operation of such Specified Business for a commercially reasonable transition period following the Closing to allow for conversion of existing or replacement services, in each case to the extent and only to the extent Seller or its Affiliates retains the Assets and employees necessary to allow the provision of such services (“Transitional Services”). In addition, between the date hereof and the Closing, Seller shall use commercially reasonable efforts to cooperate with Buyer to assist Buyer in developing and implementing a plan of transition. Buyer shall promptly reimburse Seller for the reasonable out-of-pocket costs and any incremental costs and expenses necessary to provide Transitional Services. All other terms and conditions for the provision of Transitional Services shall be reasonably satisfactory to both Buyer and Seller and subject to applicable Law.

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ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1           Conditions to the Obligations of Buyer and Seller. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver by both parties) prior to the Closing of the following conditions:

(a)           Bankruptcy Court Approval. The Confirmation Order shall have been entered by the Bankruptcy Court, shall be a Final Order and shall be in full force and effect, and the Plan shall be effective in accordance with its terms.

(b)           Consummation of the Plan. All conditions precedent to consummation of the Plan shall have been satisfied or waived in accordance with the terms of the Plan and the Plan shall be consummated substantially contemporaneously with the Closing.

(c)           SEC/DOJ Matters. There shall have been a SEC/DOJ Settlement.

(d)           HSR. The waiting periods applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated.

(e)           No Prohibition. No Law shall be in effect prohibiting the Transaction.

(f)            Consents and Approvals. All Seller Required Approvals and all Buyer Required Approvals shall have been obtained, in each case in form and substance reasonably satisfactory to both parties.

(g)           Registration of Purchase Shares. Unless the issuance of the Purchase Shares pursuant to the Plan and the terms of this Agreement is exempted from any registration under the Securities Act pursuant to the Confirmation Order or a no-action letter from the staff of the SEC, a registration statement in respect of the Purchase Shares shall have been declared effective by the SEC and no stop order suspending the effectiveness of such registration shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. [The]Subject to Section 5.5(b), at such time as the Purchase Shares are distributed to the Debtors’ claimants and stakeholders pursuant to the Plan, the Purchase Shares shall be freely tradable and not subject to any resale restrictions except to the extent that the holder thereof is an Affiliate of Parent or an underwriter (as defined in section 1145(b) of the Bankruptcy Code).

(h)           [Listing of Purchase Shares. The Purchase Shares shall have been approved for listing on the NYSE, subject only to official notice of issuance.]Intentionally Omitted.

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(i)            Cross-Conditionality. Subject to Section 5.15, the closing under the Friendco Purchase Agreement shall have occurred contemporaneously with the Closing.

Section 6.2           Conditions to the Obligation of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver by Buyer) prior to the Closing of the following conditions:

(a)           Representations and Warranties. The representations and warranties in Section 3.1, Section 3.2(a) (other than the first sentence thereof), Sections 3.3 through 3.6 and Sections 3.24 through 3.26 (the “Class 1 Representations and Warranties”; all other representations and warranties contained in Article III, the “Class 2 Representations and Warranties”) that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the Class 1 Representations and Warranties that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time (except, in each case, to the extent expressly made as of an earlier date, in which case as of such earlier date). The Class 2 Representations and Warranties (other than Section 3.19 (but only to the extent related to any event, occurrence, condition or circumstance first occurring after the date hereof), Section 3.20(b) or the first two sentences of Section 3.20(c), assuming, as to Sections 3.20(b) and 3.20(c), the information delivered pursuant to such Sections was prepared by Seller in good faith) shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifiers set forth therein) at the time made and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such Class 2 Representations and Warranties to be true and correct has not and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)           Covenants. Each of the covenants and agreements of Seller to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)           Ancillary Agreements. Seller and its Affiliates shall have executed and delivered the Ancillary Agreements to which they are a party except (i) those Ancillary Agreements the failure of which to have been executed and delivered would not reasonably be expected, individually or in the aggregate, to impair the benefit of the Transaction to Buyer (other than in a de minimis manner), taking into account Section 2.11, (ii)  in respect of LFA Approvals not obtained as of the Closing and (iii) those Ancillary Agreements required to be delivered pursuant to Section 2.10(s) the failure of which to have been delivered would not reasonably be expected, individually or in the aggregate, to materially impair the benefit of the Transaction to Buyer.

(d)           Certificate. Buyer shall have received a certificate, signed on behalf of Seller by the Chief Executive Officer or Chief Financial Officer of Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(f) have been satisfied.

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(e)           Franchises. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all LFA Approvals shall have been obtained, and all Purchase Rights (other than in connection with the Exchange) shall have been waived, in respect of each Specified Business on or prior to the Closing; provided, that this condition shall be deemed not to have been satisfied until the earliest of (i) the date upon which this condition would be satisfied if the foregoing Material Adverse Effect exception were omitted, (ii) 30 days following the date the condition would have been satisfied but for this proviso and (iii) six Business Days prior to the Outside Date.

(f)            No Material Adverse Change. Since the date of this Agreement, no event or condition has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(g)           Bankruptcy Plan and Confirmation Order. The Confirmation Order and the Plan confirmed by the Bankruptcy Court shall, to the extent relating to or affecting the Transaction, the Transferred Assets, the Assumed Liabilities, Parent or its Affiliates (in the case of Parent or its Affiliates, only to the extent related to the Transaction or an interest in the Transferred Joint Venture Parents (other than with respect to Plan distribution matters) and not in their capacity as creditors or, with respect to Plan distribution matters, equityholders), be in all material respects satisfactory to Buyer in its reasonable discretion and, without limiting the generality of the foregoing, the Confirmation Order shall contain the finding that Buyer is a good faith purchaser of the Transferred Assets pursuant to section 363(m) of the Bankruptcy Code unless Buyer’s actions have been determined by the Bankruptcy Court to have not been in good faith preclude such a finding.

(h)           Subscribers. At least 60 days prior to the Closing, Seller shall have implemented the Subscriber Accounting System. The number of Eligible Basic Subscribers served by each Specified Business shall be at least equal to (i) the Base Subscriber Number for such Specified Business minus (ii) the Subscriber Basket for such Specified Business minus (iii) the Subscriber Cap for such Specified Business.

(i)            Intentionally Omitted.

(j)            No Buyer Adverse Tax Event. There shall not have been a Buyer Adverse Tax Event that is in existence as of the Closing.

(k)           Financial Information. Seller shall have provided Buyer with all Financial Information and the Additional Financial Statements contemplated by Section 5.11 (disregarding for this purpose all references therein to “commercially reasonable efforts”) except to the extent Buyer has obtained relief from the SEC with respect thereto or has failed to comply with its obligations under Section 5.11([d]c).

Section 6.3           Conditions to the Obligation of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) prior to the Closing of the following conditions:

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(a)           Representations and Warranties. The representations and warranties in Sections 4.1 through 4.8 and 4.24 (the “Buyer Class 1 Representations and Warranties”; all other representations and warranties contained in Article IV, the “Buyer Class 2 Representations and Warranties”) that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct, and the Buyer Class 1 Representations and Warranties that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time (except, in each case, to the extent expressly made as of an earlier date, in which case as of such earlier date). The Buyer Class 2 Representations and Warranties shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifiers set forth therein) at the time made and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such Buyer Class 2 Representations and Warranties to be true and correct has not and would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(b)           Covenants. Each of the covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)           Ancillary Agreements. Buyer shall have, and shall have caused Parent to have, executed and delivered the Ancillary Agreements to which it is a party except (i) those Ancillary Agreements the failure of which to have been executed and delivered would not reasonably be expected, individually or in the aggregate, to impair the benefit of the Transaction to Seller (other than in a de minimis manner), (ii) in respect of LFA Approvals not obtained as of the Closing and (iii) the Ancillary Agreements required to be delivered pursuant to Section 2.9(d)(xi) the failure of which to have been delivered would not reasonably be expected, individually or in the aggregate, to materially impair the benefit of the Transaction to Seller.

(d)           Certificate. Seller shall have received a certificate, signed on behalf of Buyer by the Chief Executive Officer or Chief Financial Officer of Buyer, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(e) have been satisfied.

(e)           No Material Adverse Change. Since the date of this Agreement, no event or condition has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(f)            Legal Opinion. Seller shall have received an opinion of counsel that the Purchase Shares have been validly issued in accordance with the laws of the State of Delaware.

(g)           Bankruptcy Plan and Confirmation Order. The Confirmation Order and the final Plan shall not differ in a manner that would be materially adverse to Seller and its Affiliates from the confirmation order and the Plan, respectively, proposed by Seller to the Bankruptcy Court in accordance with Section 5.13.

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(h)           Amended and Restated Charter and Amended and Restated By-laws. The Amended and Restated Charter shall have been filed with the Secretary of State of the State of Delaware and shall be effective as of immediately following the Closing. The Amended and Restated By-laws shall have been duly adopted by Parent and shall be effective as of immediately following the Closing.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 7.1             Survival. The representations and warranties of Buyer contained in this Agreement shall expire upon the Closing. The representations and warranties of Seller contained in this Agreement shall survive the Closing for the period set forth in this Section 7.1. Subject to Section 2.7(d), all representations and warranties made by Seller contained in this Agreement and all claims with respect thereto shall terminate upon the expiration of twelve months after the Closing Date (the “Buyer Indemnification Deadline”); it being understood that in the event notice of any claim for indemnification under this Article VII has been given (within the meaning of Section 9.1) prior to the Buyer Indemnification Deadline, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

Section 7.2             Indemnification by Seller.

(a)           Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Buyer, its Affiliates, and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees (other than the Transferred Employees) and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties” and, together with the Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, reasonable attorneys’ fees, and reasonable out of pocket disbursements) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from (i) subject to Section 7.2(b), any breach of any representation or warranty made by Seller contained in this Agreement for the period such representation or warranty survives, (ii) any breach of any covenant or agreement of Seller contained in this Agreement and (iii) any Excluded Asset or Excluded Liability.

(b)           Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 7.2(a)(i):

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(i)            until any such Losses in respect of the Group 1 Business exceed an aggregate amount equal to the Group 1 Threshold Amount, and then for all such Losses in excess of $42,000,000, up to an aggregate amount not to exceed the Group 1 Cap Amount; provided, however, that the limitations herein regarding the Group 1 Threshold Amount shall not apply to the Class 1 Representations and Warranties; and

(ii)           until any such Losses in respect of the Group 2 Business exceed an aggregate amount equal to the Group 2 Threshold Amount, and then for all such Losses in excess of $38,000,000, up to an aggregate amount not to exceed the Group 2 Cap Amount; provided, however, that the limitations herein regarding the Group 2 Threshold Amount shall not apply to the Class 1 Representations and Warranties.

(c)           Subject to Section 7.8, the Buyer Indemnified Parties shall be entitled to receive payment only from the Escrow Account with respect to any Liability of Seller for any Losses under Section 7.2(a) and, with respect to each Specified Business, only up to an aggregate amount not to exceed the Cap Amount applicable to such Specified Business. Notwithstanding anything to the contrary in this Agreement, Seller shall not be liable for any Losses that (i) are reflected in the Closing Net Liabilities Amount used in calculating the Final Adjustment Amount to the extent and only to the extent so reflected or (ii) have been actually discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge) to the extent and only to the extent so discharged (or such functional equivalent).

Section 7.3             Indemnification by Buyer. Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, stakeholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from (a) the Assumed Liabilities Related to each Specified Business, (b) any breach of a covenant or agreement of Buyer contained in this Agreement or (c) the Transferred Assets Related to each Specified Business, each Specified Business or the Transferred Employees to the extent attributable to the operation or ownership of the Transferred Assets Related to such Specified Business or such Specified Business, or the employment of the Transferred Employees following the Closing. Notwithstanding anything to the contrary set forth in this Agreement, to the extent that any Seller Indemnified Party is or becomes a shareholder or other equity holder of Parent or any of its Affiliates, indemnification hereunder shall not include Losses suffered by such Seller Indemnified Party (or its Affiliates) in such shareholder or other equity holder capacity by reason of (i) the indemnities being provided by Buyer hereunder or (ii) Losses suffered in such capacity in respect of any Transferred Assets or Assumed Liabilities.

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Section 7.4             Third Party Claim Indemnification Procedures.

(a)           In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than thirty days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall not affect the rights of an Indemnified Party hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have 15 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim; provided, however, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party Claim seeks injunctive or equitable relief against the Indemnified Party, (iii) the Indemnifying Party has failed to defend or is failing to defend in good faith the Third Party Claim, (iv) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (v) in the case of a Buyer Indemnified Party, it is reasonably likely that the Losses arising from such Third Party Claim will exceed the amount such Buyer Indemnified Party will be entitled to recover as a result of the limitations set forth in Section 7.2(b); provided, further, that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for any Losses resulting from such Third Party Claim.

(b)           In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim and subject to Section 7.4(a), the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. Subject to Section 7.4(a), the Indemnified Party shall participate in any such defense at its expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim unless (i) the Indemnifying Party shall have agreed to

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indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any such settlement or compromise, (ii) such settlement or compromise shall include as an unconditional term thereof the giving by the claimant of a release of the Indemnified Party, reasonably satisfactory to the Indemnified Party, from all Liability with respect to such Third Party Claim and (iii) such settlement or compromise would not result in (A) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (B) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (C) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (D) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

(c)           If the Indemnifying Party (i) is not entitled to defend a Third Party Claim, (ii) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (iii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim for which the Indemnifying Party shall have monetary liability hereunder without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

Section 7.5             Consequential Damages; Materiality; Interest. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article VII for any consequential, punitive, special, incidental or indirect damages, including lost profits, except to the extent awarded by a court of competent jurisdiction in connection with a Third Party Claim, except to the extent the Loss arises out of an intentional or willful breach by the non-claiming party and the Loss was reasonably foreseeable. Any computation of Losses hereunder in respect of a breach of representation or warranty shall measure such Losses without giving effect to any qualifier for materiality or Material Adverse Effect set forth therein. Amounts payable in respect of any Losses under Section 7.3 shall bear interest at LIBOR calculated on a 365-day basis from the date notice of the Losses for which indemnification is sought was delivered until the date of payment of indemnification by the Indemnifying Party. Amounts payable in respect of any Losses under Section 7.2 shall bear interest as set forth in the definition of “Escrow Payment.”

Section 7.6             Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article VII, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back up documentation, by (a) in the case of a payment by Seller, making an Escrow Payment from the Escrow Account,

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subject to the proviso to the last sentence in Section 2.6(f) with respect to the matters set forth in Section 2.6(f) (including as applied to any MCE System in accordance with Section 2.7(c)), and (b) in the case of a payment by Buyer, wire transfer of immediately available funds, in an amount equal to the Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party (i) in the case of a payment by Seller, an Escrow Payment from the Escrow Account, subject to the proviso to the last sentence in Section 2.6(f) with respect to the matters set forth in Section 2.6(f) (including as applied to any MCE System in accordance with Section 2.7(c)), and (ii) in the case of a payment by Buyer, by wire transfer of immediately available funds, in each case in an amount equal to the amount of any Loss (and any interest thereon) for which it is liable hereunder no later than three days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (A) the parties to the dispute have reached an agreement in writing, (B) a court of competent jurisdiction shall have entered a final and non appealable order or judgment, or (C) an arbitration or like panel shall have rendered a final non appealable determination with respect to disputes the parties have agreed to submit thereto.

Section 7.7             Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to this Article VII shall be treated as adjustments to the Purchase Price for all income Tax purposes but shall not affect the Escrow Amount (other than to the extent of any payment hereunder); provided, however, that any payments pursuant to this Article VII that represent interest payable under Section 7.5 shall be treated as (a) deductible to the Indemnifying Party and (b) taxable to the Indemnified Party. The parties agree to treat, and to cause their respective Affiliates to treat, any such payments in the foregoing manner, for all income Tax purposes (unless otherwise required by a change in applicable income Tax Law or as a result of a good faith resolution of a contest).

Section 7.8             Remedies. From and after the Closing, the rights and remedies of Seller and Buyer under this Article VII shall be exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement or otherwise against each other with respect to the Transaction for monetary relief with respect to (a) any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement, other than those which are intentional or willful and other than those in (i) the proviso to the last sentence in Section 2.6(f) (including as applied to any MCE System in accordance with Section 2.7(c)), (ii) the Escrow Agreement and (iii) each MCE Management Agreement and (b) the Assumed Liabilities or the Excluded Liabilities, and Buyer and Seller each expressly waives any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates for monetary relief now or in the future under any Law with respect to the Transaction.

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ARTICLE VIII

TERMINATION

Section 8.1             Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Closing by mutual written agreement of Seller and Buyer.

Section 8.2             Termination by Either Buyer or Seller.  This Agreement may be terminated at any time prior to the Closing by Buyer or Seller, by giving written notice of termination to the other party, if (a) subject to Section 2.8(b), the Closing shall not have occurred on or before July 31, 2006 (the “Outside Date”) so long as the party proposing to terminate has not breached in any material respect any of its representations, warranties, covenants or other agreements under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to so occur (such breaching party, a “Proximate Cause Party”); provided, however, that if any Government Antitrust Entity has not completed its review of the Transaction or the transactions contemplated by the Friendco Purchase Agreement by such time, or either party determines in good faith at such time that additional time is necessary in order to forestall any action to restrain, enjoin or prohibit the Transaction or the transactions contemplated by the Friendco Purchase Agreement by any Government Antitrust Entity, and, in either such case, all conditions set forth in Article VI (other than Section 6.1(d)) have been satisfied or waived in writing by the party entitled to the benefit thereof or are immediately capable of being satisfied, then in either such case, such date may be extended by either party to a date not beyond October 31, 2006 (the “Extended Outside Date”); provided, further, that if the Closing has not occurred by such date as a result of the failure to satisfy Section 6.1(i) by reason of actions by, or failure to obtain Governmental Authorizations from, any Governmental Antitrust Entity or the FCC, then such date shall be extended for an additional six months following the date that the Extended Outside Date would otherwise occur or (b) any Law (other than an order, judgment or ruling contemplated by Section 8.3(d)(ii) or 8.4(c)(ii)) permanently restraining, enjoining or otherwise prohibiting consummation of the Transaction shall become final and non-appealable.

Section 8.3             Termination by Seller.  This Agreement may be terminated at any time prior to the Closing by Seller, by written notice to Buyer:

(a)           prior to the commencement of the Confirmation Hearing, if (i) as of the date of such termination, Seller is not in breach of Section 5.10, (ii) the Board authorizes Seller, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Seller notifies Buyer in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (and all related agreements) to such notice (provided, that if such intention changes Seller shall promptly notify Buyer of that fact) and (iii) Buyer does not make, within five Business Days of receipt of Seller’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer which, thereafter, the Board determines, in good faith after

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consultation with its financial advisors, is at least as favorable to the stakeholders of Seller as is the Superior Proposal (taking into account, without limitation, financial terms of any termination fee that may be payable pursuant to Section 8.5(b) and the likelihood of consummation);

(b)           if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement such that an executive officer of Buyer would be unable to deliver the closing certificate to Seller regarding Buyer’s representations and warranties and Buyer’s performance of its obligations as required pursuant to Section 6.3(a) and Section 6.3(b), respectively, and such breach or condition is not curable or, if curable, is not cured within 60 days after written notice thereof is given by Seller to Buyer; provided, however, that if, with respect to any such breach or condition that cannot reasonably be expected to be cured within 60 days, Buyer is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.3(b) for so long as (i) such breach is reasonably likely to be cured prior to the date on which this Agreement would otherwise be terminated under Section 8.2 and (ii) Buyer continues such efforts to cure; provided, further, that the right to terminate this Agreement pursuant to this Section 8.3(b) shall not be available to Seller if as of such time it is a Proximate Cause Party;

(c)           prior to the commencement of the Confirmation Hearing, if (i) as of the date of such termination, Seller is not in breach of Section 5.10, (ii) the Board authorizes Seller to file a Superior Alternate Plan with the Bankruptcy Court and Seller notifies Buyer in writing that it intends to file such Superior Alternate Plan, attaching the most current version of such Superior Alternate Plan (and all related agreements and supporting documentation) to such notice (provided, that if such intention changes Seller shall promptly notify Buyer of that fact) and (iii) Buyer does not make, within ten Business Days of receipt of Seller’s written notification of its intention to file a Superior Alternate Plan, an offer which, thereafter, the Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the stakeholders of Seller as is the Superior Alternate Plan (taking into account, without limitation, financial terms of any termination fee that may be payable pursuant to Section 8.5(b) and the likelihood of consummation); or

(d)           if (i) at any time after the conclusion of voting on the Plan as established by the Bankruptcy Court, Seller’s stakeholders who are entitled to vote on the Plan vote in sufficient number and amount against the Plan such that the Plan is not otherwise capable of being confirmed by the Bankruptcy Court or (ii) subject to compliance by Seller with the first sentence of Section 5.13(g), at any time after the expiration of 150 days following the entry of an order, judgment or ruling by a court of competent jurisdiction in the Reorganization Case denying entry of (or vacating), or that is inconsistent with the entry of, a Confirmation Order satisfying the condition set forth in Section 6.2(g), the Bankruptcy Court shall not have thereafter entered a Confirmation Order satisfying the condition set forth in Section 6.2(g); provided, however, that Seller may only terminate this Agreement pursuant to this Section 8.3(d)(ii) if at such time it would not reasonably be expected that a Confirmation Order satisfying the condition set forth in Section 6.2(g) shall be entered prior to the Outside Date.

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Section 8.4             Termination by Buyer.  This Agreement may be terminated at any time prior to the Closing by Buyer, by written notice to Seller:

(a)           if there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement (assuming entry of the Confirmation Order) such that an executive officer of Seller would be unable to deliver the closing certificate to Buyer regarding Seller’s representations and warranties and Seller’s performance of its obligations as required pursuant to Section 6.2(a) and Section 6.2(b), respectively, and such breach is not curable or, if curable, is not cured within 60 days after written notice thereof is given by Buyer to Seller; provided, however, that if, with respect to any such breach or condition that cannot reasonably be expected to be cured within 60 days, Seller is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.4(a) for so long as (i) such breach is reasonably likely to be cured prior to the date on which this Agreement would otherwise be terminated under Section 8.2 and (ii) Seller continues such efforts to cure;

(b)           if (i) Seller has not, by October 15, 2005, filed all motions reasonably necessary to obtain the Confirmation Order or (ii) if the Protections Order is vacated or modified in any material respect following the date hereof (except as modified pursuant to the order of the Bankruptcy Court entered on June 16, 2006);

(c)           if (i) at any time after the conclusion of voting on the Plan as established by the Bankruptcy Court, Seller’s stakeholders who are entitled to vote on the Plan vote in sufficient number and amount against the Plan such that the Plan is not otherwise capable of being confirmed by the Bankruptcy Court or (ii) subject to compliance by Buyer with the first sentence of Section 5.13(g), at any time after the expiration of 150 days following the entry of an order, judgment or ruling by a court of competent jurisdiction in the Reorganization Case denying entry of (or vacating), or that is inconsistent with the entry of, a Confirmation Order satisfying the condition set forth in Section 6.2(g), the Bankruptcy Court shall not have thereafter entered a Confirmation Order satisfying the condition set forth in Section 6.2(g); provided, however, that Buyer may only terminate this Agreement pursuant to this Section 8.3(c)(ii) if at such time it would not reasonably be expected that a Confirmation Order satisfying the condition set forth in Section 6.2(g) shall be entered prior to the Outside Date; or

(d)           following (i) the conversion of the Reorganization Case into one or more cases under chapter 7 of the Bankruptcy Code or (ii) the appointment of a chapter 11 trustee in the Reorganization Case;

provided, however, that the right to terminate this Agreement pursuant to Section 8.4(a), (b) or (c) shall not be available to Buyer if as of such time it is a Proximate Cause Party.

Section 8.5             Effect of Termination.

(a)           In the event of the termination of this Agreement in accordance with Article VIII, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any Liability to the other party hereto or their respective

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Affiliates, or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.5 and in Sections 9.1, 9.4, 9.6, 9.7, 9.10, 9.11 and 9.13 (and any related definitional provisions set forth in Article I), and except that nothing in this Section 8.5 shall relieve any party from liability for any willful breach of this Agreement that arose prior to such termination.

(b)           In the event that (i) this Agreement is terminated by Seller pursuant to Section 8.2(a) prior to the entry of a Confirmation Order satisfying the condition set forth in Section 6.2(g) which has not been vacated by a court of competent jurisdiction and Buyer is not a Proximate Cause Party as of the date of such termination, or (ii) this Agreement is terminated (A) by Seller pursuant to Section 8.3(a), 8.3(c) or 8.3(d) or (B) by Buyer pursuant to Section 8.4(a) (but, with respect to the representations and warranties of Seller, only in the case of a willful breach by Seller), 8.4(b) or 8.4(c) except, in the case of this clause (ii)(B), in the event that Buyer is a Proximate Cause Party as of the date of such termination, then Seller shall pay Buyer, by wire transfer of immediately available funds, a termination fee of $352,850,000 payable upon the earlier of consummation of an Acquisition or the effective date of a chapter 11 plan of Seller and/or one or more of its Affiliates approved by the Bankruptcy Court, which plan involves a substantial portion of the Assets of Seller and its Affiliates.

(c)           The obligation of Seller to pay the amount payable under Section 8.5(b) (and the payment thereof) shall be absolute and unconditional; such payment shall be an administrative expense under section 507(a)(1) of the Bankruptcy Code and shall be payable as specified herein and not subject to any defense, claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever.

ARTICLE IX

MISCELLANEOUS

Section 9.1             Notices.  All notices, requests, demands, approvals, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given and made if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To Buyer:	c/o Time Warner Cable Inc.
290 Harbor Drive
Stamford, CT 06902-6732
	Telephone:	(203) 328-0670
	Telecopy:	(203) 328-3295
	Email:	glenn.britt@twcable.com
	Attention:	Chief Executive Officer

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With a copy to:
Legal Department
Time Warner Cable Inc.
290 Harbor Drive
Stamford, CT 06902-6732
	Telephone:	(203) 328-0631
	Telecopy:	(203) 328-4094
	Email:	marc.lawrence-apfelbaum@twcable.com
	Attention:	General Counsel

-and-

Time Warner Inc.
One Time Warner Center
New York, NY 10019
	Telephone:	(212) 484-7980
	Telecopy:	(212) 258-3172
	Email:	Paul.Cappuccio@timewarner.com
	Attention:	General Counsel

-and-

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
	Telephone:	(212) 373-3000
	Telecopy:	(212) 757-3990
	Email:	kparker@paulweiss.com
rschumer@paulweiss.com
	Attention:	Kelley D. Parker
Robert B. Schumer

To Seller:

Adelphia Communications Corporation
5619 DTC Parkway
Greenwood Village, CO 80111
	Telephone:	(303) 268-6458
	Telecopy:	(303) 268-6662
	Email:	brad.sonnenberg@adelphia.com
	Attention:	Brad Sonnenberg

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With a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
	Telephone:	(212) 558-4000
	Telecopy:	(212) 558-3588
	Email:	korrya@sullcrom.com
	Attention:	Alexandra D. Korry

Section 9.2             Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in Article VII.

Section 9.3             No Assignment or Benefit to Third Parties.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  No party to this Agreement may assign any of its rights or transfer or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto, except, in whole or in part, (a) as provided in Section 9.5, (b) with respect to Seller’s rights and obligations, [following the Closing to any entity]to a limited number of entities acting on behalf of Seller’s estate [(provided, that no]that are designated by Seller and reasonably acceptable (including in terms of the number of entities and the form and identity of each such entity) to the Buyer (each, a “Permitted Assignee”); provided that (i) each such Permitted Assignee shall agree in writing to be bound by the obligations and Liabilities of the Seller set forth in this Agreement and (ii) such assignment by Seller under this [clause (b) will relieve Seller of its Liabilities hereunder]Section 9.3 shall not relieve Seller of any of its obligations or Liabilities under this Agreement unless Seller provides the Buyer with a guarantee of the obligations and Liabilities of such Permitted Assignee under this Agreement that is in form and substance reasonably acceptable to the Buyer), (c) to Friendco under the Exchange Agreement and (d) by Buyer to one or more direct or indirect wholly owned Subsidiaries of Buyer (provided, that Buyer identifies such Subsidiary and the rights and obligations to be assigned on or before Closing; provided, further, that no such assignment by Buyer to a wholly owned Subsidiary under this clause (d) will relieve Buyer of its Liabilities hereunder).  Any assignment or transfer permitted hereunder shall be evidenced in writing signed by the assignor and assignee, a copy of which shall be delivered to the other party hereto.  In connection with any assignment by Seller of its rights and obligations under the Friendco Purchase Agreement to any Permitted Assignees (as defined in the Friendco Purchase Agreement), such Permitted Assignees (as defined in the Friendco Purchase Agreement) will agree, in

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form and substance reasonably acceptable to Buyer, to be bound by and liable for Seller’s obligations and Liabilities hereunder; provided, that no such agreement will relieve Seller of any of its obligations or Liabilities hereunder.  In connection with any assignment, transfer or delegation by Buyer to Friendco as permitted above, Buyer shall be relieved of any Liability so assigned, transferred or delegated to the extent Seller has the right to enforce in full against Friendco any such Liability.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 9.4             Entire Agreement.  This Agreement (including all Schedules and Exhibits) and the Ancillary Agreements executed as of the date hereof contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for the TWX Confidentiality Agreement and the Seller Confidentiality Agreement, which shall remain in full force and effect except as otherwise provided herein.

Section 9.5             Debtor Obligations Joint and Several; Fulfillment of Obligations.  Seller shall, and shall cause each of its Affiliates to, cause each and every Debtor, including each that is an Asset Transferring Subsidiary hereunder, to agree for the benefit of Buyer, except to the extent any Liability is limited to the Escrow Account as a result of the limitations set forth in Article VII, to be jointly and severally liable for any breach or violation of Seller’s representations, warranties or covenants hereunder and to execute and deliver such Contracts and take such further action as may be reasonably requested by Buyer to evidence the intent and effect of the foregoing (including, for the avoidance of doubt, the inclusion, except to the extent any Liability is limited to the Escrow Account as a result of the limitations set forth in Article VII, of an express undertaking of such joint and several liability in the Plan).  Any obligation of any party to any other party under this Agreement, or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely and without any adverse legal implications to the obligee, by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 9.6             Public Disclosure.  Notwithstanding anything to the contrary contained herein, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement and the Transaction unless specifically approved in advance by both parties hereto, except that a party hereto may issue any press release or make any public announcement or communication relating to this Agreement and the Transaction that may be required by any applicable Law (including any listing requirement) without such approval if, to the extent practicable, such party has used commercially reasonable efforts to obtain the approval of the other party before issuing such press release or making such public announcement or communication.

Section 9.7             Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Closing occurs, all costs and expenses incurred in

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connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

Section 9.8             Schedules.

(a)           The disclosure of any matter in any Section relating to representations of the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall not be deemed to constitute an admission by Seller or Buyer or to otherwise imply that any such matter is material for the purposes of this Agreement, unless the inclusion of such matter in such Schedule is required to make the representation true.  A matter set forth in one Schedule of the Seller Disclosure Schedule or Buyer Disclosure Schedule pertaining to Article III or IV, as applicable, need not be set forth in any other Schedule of such disclosure schedule pertaining to Article III or IV, as applicable, or on a Schedule corresponding to any other Section of Article III or IV, as applicable, so long as its relevance to such other Schedule or Section is readily apparent on the face of the information so disclosed.  A matter set forth in one Schedule of the Seller Disclosure Schedule or Buyer Disclosure Schedule pertaining to Article V (which shall in no event address matters occurring prior to the date hereof) need not be set forth on a Schedule corresponding to any Section of Article III or IV, as applicable, so long as (a) its relevance to such other Schedule or Section is readily apparent on the face of the information so disclosed and (b) such matter does not qualify the representations and warranties set forth in Articles III or IV, as applicable, to the extent such representations and warranties are made as of the date hereof or as of another specific date prior to the date hereof.

(b)           No later than ten Business Days prior to the Closing, Seller may deliver to Buyer an update to Schedule 3.8(a) and Schedule 3.8(b) of the Seller Disclosure Schedule but only in respect of matters that will be discharged (or the functional equivalent thereof in terms of its effect on Buyer, each Specified Business, the Transferred Assets and the Assumed Liabilities) pursuant to the Discharge (or, as applicable, the MCE Discharge or an Additional Discharge) but arise from actions, omissions or circumstances continuing as of the Closing.  No matter added to Schedule 3.8(a) or Schedule 3.8(b) of the Seller Disclosure Schedule pursuant to the preceding sentence will be treated as set forth on any other Schedule as a result of the second sentence of Section 9.8(a).

(c)           When an area is set forth on one Schedule A Part as a primary Cost Center and another Schedule A Part as a non-primary Cost Center, the following shall apply in determining the Systems and System Group to which it relates:  (i) for the Schedule A Part with respect to which such area is the primary Cost Center, such Schedule will be deemed to exclude the Subscribers, and Assets primarily related to those Subscribers, included in the applicable non-primary Cost Center(s) and (ii) for any given Schedule A Part with respect to which such area is a non-primary Cost Center, such Schedule A Part will be deemed to include only the Subscribers, and Assets primarily related to those Subscribers, included in the applicable non-primary Cost Center.

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Section 9.9             Bulk Sales.  Seller and Buyer agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Transferred Assets are located to the extent that such Article is applicable to the transactions contemplated hereby.

Section 9.10           Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.  THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Agreements, exclusively in (a) the Bankruptcy Court so long as the Reorganization Case remains open and (b) after the completion of the Reorganization Case or in the event that the Bankruptcy Court determines that it does not have jurisdiction, the United States District Court for the Southern District of New York or any New York State court sitting in New York City (together with the Bankruptcy Court, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement or any of the Ancillary Agreements (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.1.  Seller irrevocably designates The Corporation Trust Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and Seller stipulates that such consent and appointment is irrevocable and coupled with an interest.  Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 9.11           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 9.12           Headings.  The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.13           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the

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application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.14           Specific Enforcement.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 5.10 or Article VIII and to enforce specifically the terms and provisions of such Sections and, following entry of the Confirmation Order, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such rights being in addition to any other remedy to which the parties are entitled at Law or in equity.  The parties waive any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award or injunctive, mandatory or other equitable relief.

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IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

ADELPHIA COMMUNICATIONS CORPORATION

By:	]
Name:
Title:

TIME WARNER NY CABLE LLC

By:
Name:
Title:

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